Exhibit 22.1

SUPPLEMENT

to

MANAGEMENT INFORMATION CIRCULAR/

PROXY STATEMENT

IN CONNECTION WITH THE ARRANGEMENT INVOLVING

MAGNA INTERNATIONAL INC.,

MAGNA E-CAR SYSTEMS L.P.,

THE STRONACH TRUST,

AND THE OTHER PARTIES NAMED

IN THE PLAN OF ARRANGEMENT

THE POSTPONED SPECIAL MEETING WILL BE HELD ON

JULY 23, 2010

These materials are important and require your immediate attention. They require shareholders to make important decisions. If you are in doubt as to how to make such decisions, please contact your financial, legal or other professional advisor.

If you have any questions or require more information, please contact the Laurel Hill Advisory Group by e-mail at assistance@laurelhill.com or by telephone at 1-888-348-2398 (toll-free within Canada or the U.S.) or 416-637-4661 (for collect calls outside Canada and the U.S.).

July 8, 2010

Magna International Inc. 337 Magna Drive Aurora, Ontario, Canada L4G 7K1 Tel (905) 726-2462 Fax (905) 726-7164

July 8, 2010

Dear Shareholder:

Magna International Inc. (“Magna”) is sending the accompanying supplement (the “Supplement”) to its Management Information Circular/Proxy Statement dated May 31, 2010 (the “Circular”) further to a decision and order (the “Order”) of the Ontario Securities Commission (the “OSC”) issued on June 24, 2010. The full text of the Order is set out as Appendix A to the Supplement.

The Proposed Arrangement

On May 6, 2010, Magna announced that it had entered into a transaction agreement with the Stronach Trust pursuant to which holders of Magna’s Class A Subordinate Voting Shares would be given the opportunity to decide whether to eliminate Magna’s dual class share capital structure by way of a court-approved plan of arrangement (the “Arrangement”). If approved and completed, Magna would purchase for cancellation all of the 726,829 issued and outstanding Class B Shares, and the Stronach Trust would indirectly receive 9,000,000 newly issued Class A Subordinate Voting Shares and $300 million in cash. Immediately following the Arrangement, Magna would have a single class of voting equity securities (the Class A Subordinate Voting Shares, which would be renamed “common shares”), each having one vote per share, and the Stronach Trust would indirectly hold 7.44% of the outstanding shares of such class.

The consideration payable to the Stronach Trust pursuant to the Proposal would result in dilution to the holders of the Class A Subordinate Voting Shares of Magna of approximately 11.4%, representing a premium of 1,799% per Class B Share over the trading price of the Class A Subordinate Voting Shares prior to the announcement of the Proposal. This consideration represents a significantly higher level of dilution to the holders of Class A Subordinate Voting Shares than the dilution levels reflected in any of the 15 historical transactions in which dual class share structures were collapsed (which ranged from 0% to 3.04%) that were reviewed and considered by Magna’s special committee of independent directors (the “Special Committee”).

If approved and completed, the Arrangement would also create a joint venture between affiliates of Magna and the Stronach Trust in respect of Magna’s vehicle electrification business (the “E-Car Partnership”). Magna would indirectly invest $220 million for a 73.33% interest in the E-Car Partnership. Magna’s investment would include the transfer of the net assets of Magna’s recently established E-Car Systems Operating Group and certain other vehicle electrification assets with the balance in cash. The Stronach Trust would indirectly invest $80 million in cash for a 26.67% interest and would have effective control of the partnership through the right to appoint three of the five members of the management committee, with Magna having the right to appoint the remaining two members. Notwithstanding the Stronach Trust’s control of the E-Car Partnership, Magna would have effective veto rights in respect of certain fundamental changes and business decisions.

Conditional upon the completion of the Arrangement, certain amendments would also be made to the consulting, business development and business services agreements currently in place between Magna and certain of its affiliates and Mr. Frank Stronach and certain of his affiliated entities to provide for an appropriate transition period during which Magna would continue to receive the benefits of the services under these agreements. In particular, these agreements would be amended to extend the expiry date of each agreement from December 31, 2010 to December 31, 2014, after which time each agreement would terminate. Consistent with Magna’s compensation philosophy, the annual fees payable under each of the amended agreements would continue to be determined with reference to a percentage of Magna’s Pre-Tax Profits Before Profit Sharing (as defined in the Corporate Constitution contained in Magna’s Restated Articles of Incorporation), but the aggregate percentage would be reduced over the course of the transition period.

On June 2, 2010, Magna mailed a Notice of Special Meeting and the Circular to its shareholders in respect of the proposed Arrangement.

The Order

On June 24, 2010, following a public hearing and pursuant to the Order, the OSC cease traded the 9,000,000 Class A Subordinate Voting Shares issuable to the Stronach Trust as part of the purchase of its Class B Shares in connection with the Arrangement until the Circular was amended to provide certain additional disclosure as set out in the Order.

Staff of the OSC initiated the public hearing by filing a statement of allegations dated June 15, 2010 to the effect that, among other things:

•	the Circular did not contain specific financial information obtained by the Special Committee from its independent financial advisors;

•

the Circular should contain more information to assist holders of Class A Subordinate Voting Shares, including a valuation of the subject matter of the Arrangement, a detailed discussion of the fairness of the Arrangement, a fairness opinion and adequate disclosure concerning the background to, and negotiations surrounding, the Arrangement;

•

in the “novel and unprecedented circumstances” of the Arrangement, the issuance of the Class A Subordinate Voting Shares pursuant to the Arrangement should be cease traded because shareholders are being asked by the board of directors of Magna (the “Magna Board”) to approve the Arrangement without a recommendation by the Magna Board and without sufficient information to form a reasoned judgment concerning the Arrangement; and

•	the approval and review process followed by the Magna Board in negotiating the Arrangement and proposing it to the holders of Class A Subordinate Voting Shares was inadequate.

In addition, several participants in the capital markets who hold Class A Subordinate Voting Shares, including Ontario Teachers’ Pension Plan Board, Canada Pension Plan Investment Board, OMERS Administration Corporation, Alberta Investment Management Corporation, British Columbia Investment Management Corporation and Letko Brosseau & Associates Inc., sought and obtained intervenor status to appear at the public hearing before the OSC. Among other things, these intervenors alleged that the Arrangement is “abusive” and “coercive”, and that the process undertaken by Magna was flawed. Accordingly, the intervenors sought an order permanently cease trading the Class A Subordinate Voting Shares issuable pursuant to the Arrangement with the result that, if the requested order were granted, the Arrangement would have not been allowed to proceed.

Other participants in the capital markets who hold Class A Subordinate Voting Shares, including Goodman & Company Investment Counsel Limited and Mason Capital Management LLC, also sought and obtained intervenor status for the purpose of supporting the Proposal and seeking to deny the relief sought by staff of the OSC and the opposing intervenors.

In its Order, the OSC noted that the Circular failed to disclose material information in the circumstances of this particular transaction and expressed “serious and substantive concerns” with the disclosure contained in the Circular. In particular, the OSC noted that disclosure standards under Ontario securities law must be applied in circumstances which included the fact that (a) the Arrangement is a material related party transaction between Magna and the Stronach Trust, and (b) neither the Magna Board nor the Special Committee has made any recommendation to shareholders as to how they should vote on the Arrangement, or as to their view of the fairness of the arrangement to shareholders. In addition, no fairness opinion has been obtained with respect to the Arrangement. Because neither the Magna Board nor the Special Committee has provided a recommendation, shareholders are “left to their own devices” as to how they will vote. The OSC also recognized that the

Arrangement is complex and some portions of the consideration to be paid to the Stronach Trust are difficult to evaluate. Consequently, the OSC determined that, in these circumstances, the Circular must, to the extent reasonably possible, provide shareholders with substantially the same information and analysis that the Special Committee received, and ordered Magna to make additional, enhanced disclosure in accordance with a detailed list of 12 items more particularly set out in the Order (see paragraph 41 of Appendix A to the Supplement).

This Supplement contains the additional disclosure Magna is required to make pursuant to the Order in order to enable its shareholders to consider and vote on the Arrangement at a special meeting of shareholders to be held on July 23, 2010.

The OSC also noted that it has some concerns with the process followed by the Magna Board, the Special Committee and management in reviewing and deciding to submit the Arrangement to shareholders, which will be discussed in the OSC’s full reasons for its decision (to be published at a later date). Magna respects the views of the OSC and fully intends to take its reasons under consideration. However, Magna believes that the review and consideration of the Arrangement and Magna’s decision to submit the Arrangement to shareholders followed a careful, deliberate and rigorous process in which management, the Special Committee and the Magna Board, with the benefit of advice from experienced and reputable legal and financial advisors for Magna and the Special Committee, acted at all times with due care and with a view to the best interests of Magna and its shareholders. The details of that process are described in the accompanying Supplement.

The OSC took some comfort from the fact that an Ontario court will, as part of the Arrangement process, be determining whether the Arrangement is fair and reasonable and noted that making such determination is outside the purview of the OSC’s jurisdiction as securities regulators. The OSC also determined that, whatever views the OSC may have as to the terms of the Arrangement and its fairness to shareholders, it is the shareholders of Magna that should ultimately decide whether the Arrangement proceeds on the basis that it is a business and financial decision that shareholders are entitled to make. The OSC also determined that the Arrangement is not abusive of shareholders or the capital markets within the meaning of securities law. Moreover, the OSC determined that no formal valuation is required in connection with the Arrangement and no fairness opinion from the Special Committee’s independent financial advisor is required to be obtained. The OSC also noted that neither the Magna Board nor the Special Committee is required to make a recommendation as to how shareholders should vote.

The OSC did not issue any order against the Stronach Trust. In its decision, the OSC stated that the Stronach Trust took positions with respect to its participation in the Arrangement that it was perfectly entitled to take. The OSC also stated that, “[w]e would not want anyone to conclude based on this decision that we are suggesting that the Stronach Trust acted improperly or inappropriately in connection with the [Arrangement].”

Time and Place of Postponed Meeting

The Special Meeting of Shareholders of Magna will be held at 10:00 a.m. (Toronto time) on July 23, 2010 at The Westin Prince Hotel, in the Prince North Ballroom, 900 York Mills Road, Toronto, Ontario.

Voting Your Shares

If you are a registered shareholder, and have already voted your shares, and you do not wish to change your vote, you need not take any further action to vote your shares in respect of the Arrangement. If you have not yet voted your shares, or you wish to change your vote, please follow the instructions contained in the Supplement.

If you are not a registered shareholder, but instead hold your shares through an intermediary, such as a securities dealer, broker, bank, trust company or other nominee, and have already voted your shares, and you do not wish to change your vote, you need not take any further action to vote your shares in respect of the Arrangement. If you have not yet voted your shares, or you wish to change your vote, please follow the instructions contained in the Supplement.

If you are an employee of Magna, who participates in one of our deferred profit sharing plans, and have already voted in respect of the Arrangement, and you do not wish to change your vote, you need not take any further action. If you have not yet voted, or you wish to change your vote, please follow the instructions contained in the Supplement.

Questions

If you have any questions or require more information, please contact the Laurel Hill Advisory Group by e-mail at assistance@laurelhill.com or by telephone at 1-888-348-2398 (toll-free within Canada or the U.S.) or 416-637-4661 (for collect calls outside Canada and the U.S.).

The Arrangement is an important matter for the future of Magna and we encourage you to exercise your right to vote at the Special Meeting after having reviewed and considered the information contained in the Circular, as supplemented and amended by the accompanying Supplement.

Sincerely,

Michael D. Harris

Lead Director and Chairman of the Special Committee

MAGNA INTERNATIONAL INC.

SUPPLEMENT TO MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT

This supplement (the “Supplement”) to Magna’s management information circular/proxy statement dated May 31, 2010 (the “Circular”) is furnished pursuant to a decision and order of the Ontario Securities Commission dated June 24, 2010. The Supplement amends and supplements the Circular pursuant to which shareholders of Magna are being asked to consider and vote upon a plan of arrangement on the terms and conditions more particularly described in the Circular. Except as otherwise set forth in this Supplement, the terms and conditions previously set forth in the Circular continue to be applicable in all respects. Capitalized terms used in this Supplement that are defined in the Circular have the respective meanings given to them in the Circular.

In particular, and in addition to the additional and supplemental disclosure contained in this Supplement, the section of the Circular entitled “Background to the Proposal and the Arrangement” (found at pages 6 to 13 of the Circular) is deleted in its entirety, replaced with and superseded by the section contained in this Supplement entitled “Background to the Proposal and the Arrangement”, and the section of the Circular entitled “Principal Legal Matters – Canadian Securities Law Matters” (found at pages 32 and 33 of the Circular) is deleted in its entirety, replaced with and superseded by the section contained in this Supplement and entitled “Discussion and Analysis of Multilateral Instrument 61-101”.

Neither the Ontario Securities Commission nor staff of the Ontario Securities Commission has approved the contents of this Supplement or expressed an opinion as to the fairness of the Arrangement.

FORWARD-LOOKING STATEMENTS

This Supplement contains statements that constitute “forward-looking statements” within the meaning of applicable securities legislation, including, but not limited to, statements relating to the results and the potential benefits expected to be achieved from the completion of the transactions contemplated by the proposed Arrangement and other transactions contemplated by the Transaction Agreement, including the increased marketability and improved liquidity of the Class A Subordinate Voting Shares, the potential for a reduction or the elimination of any trading discount of the Class A Subordinate Voting Shares associated with the dual class share structure of Magna, and the successful implementation and the potential opportunities and prospects of the proposed partnership between affiliates of Magna and the Stronach Trust relating to the vehicle electrification business. The forward-looking information in this Supplement is presented for the purpose of providing information about Magna’s current expectations having regard for the plans and proposals relating to the transactions contemplated by the Arrangement and other transactions contemplated by the Transaction Agreement and such information may not be appropriate for other purposes. Forward-looking statements may also include statements regarding our future plans, objectives or economic performance, or the assumptions underlying any of the foregoing, and other statements that are not recitations of historical fact. We use words such as “may”, “would”, “could”, “should”, “will”, “likely”, “expect”, “anticipate”, “believe”, “intend”, “plan”, “forecast”, “outlook”, “project”, “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements. Any such forward-looking statements are based on information currently available to us, and are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances. However, whether actual results and developments will conform with our expectations and predictions is subject to a number of risks, assumptions and uncertainties, many of which are beyond our control, and the effects of which can be difficult to predict, including, without limitation, risks, assumptions and uncertainties related to: the consummation of the Arrangement, including, shareholder approval, Court approval, the satisfaction or waiver of the conditions to complete the transactions contemplated by the Arrangement, and the termination of the transaction agreements; future growth prospects for electric vehicles; the market value and trading price of the Class A Subordinate Voting Shares; and other factors set out in the Circular, our Annual Information Form filed with securities commissions in Canada and our Annual

i

Report on Form 40-F filed with the SEC, and subsequent filings. In evaluating any forward-looking statements in this Supplement, we caution readers not to place undue reliance on any forward-looking statements. Readers should specifically consider the various factors which could cause actual events or results to differ materially from those indicated by our forward-looking statements. Unless otherwise required by applicable securities laws, we do not intend, nor do we undertake any obligation, to update or revise any forward-looking statements contained in this Supplement to reflect subsequent information, events, results or circumstances or otherwise.

INFORMATION REGARDING THE POSTPONED MEETING

Date, Time and Place of Meeting

This Supplement is being provided to Shareholders in connection with the Special Meeting of Shareholders to be held on July 23, 2010 commencing at 10:00 a.m. (Toronto time) at The Westin Prince Hotel, in the Prince North Ballroom, 900 York Mills Road, Toronto, Ontario.

Record Date

May 25, 2010 is the record date for the Meeting (the “Record Date”).

Only Shareholders of record as of the close of business on the Record Date are entitled to receive notice of and to attend (in person or by proxy) and vote at the Meeting.

Votes

Each Class A Subordinate Voting Share is entitled to one vote per share and each Class B Share is entitled to 300 votes per share at the Meeting.

Required Shareholder Approvals

At the Meeting, holders of Class A Subordinate Voting Shares and Class B Shares will be asked to vote to approve the Arrangement Resolution. The approval of the Arrangement Resolution will require the affirmative vote of:

•	at least a simple majority of the votes cast by the Minority Class A Subordinate Voting Shareholders, voting separately as a class;

•	at least two-thirds of the votes cast by the holders of Class A Subordinate Voting Shares and Class B Shares, voting together as a class; and

•	at least two-thirds of the votes cast by the holder of Class B Shares, voting separately as a class,

in each case, based on the votes cast by Shareholders present in person or represented by proxy at the Meeting.

Form of Proxy and Voting Instruction Form

If you are a holder of Class A Subordinate Voting Shares or Class B Shares, you are entitled to vote your shares in respect of the Arrangement Resolution. You will have already received a form of proxy or Voting Instruction Form together with the Circular that was previously mailed in respect of such shares.

You will also receive a new form of proxy or Voting Instruction Form together with this Supplement. These new forms can be used to vote or to change your previously recorded vote. If you have already voted and do not wish to change your vote, you need not take any further action.

How to Vote Your Shares

If you have already voted your shares and do not wish to change your vote

If you have already voted your shares, and you do not wish to change your vote, you need not take any further action to maintain your previously cast vote in respect of the Arrangement. This applies regardless of the capacity in which you own your shares.

If you have not yet voted your shares or if you have already voted your shares but you wish to change your vote

If you are a registered shareholder and have not yet voted your shares and are unable to attend the Meeting in person, we encourage you to vote by completing and returning the form of proxy in accordance with the instructions contained in the Circular and the form of proxy.

If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet vote is received by the Transfer Agent, not later than 5:00 p.m. (Toronto time) on July 21, 2010.

If you wish to change your vote, you must revoke your proxy and take ONE of the following actions:

•	vote again by phone or internet before 5:00 p.m. (Toronto time) on July 21, 2010;

•

deliver another completed and signed form of proxy, dated later than the first form of proxy, by mail or fax such that it is received by the Transfer Agent before 5:00 p.m. (Toronto time) on July 21, 2010;

•

deliver by mail or fax to Magna a signed written notice revoking the proxy, provided it is received before 5:00 p.m. (Toronto time) on July 22, 2010 at the following address: Magna International Inc., 337 Magna Drive, Aurora, Ontario, Canada L4G 7K1, Attention: Secretary of Magna; or

•	deliver a signed written notice revoking the proxy to the scrutineers of the meeting, to the attention of the Chairman of the meeting, at or immediately prior to the commencement of the meeting.

If you are not a registered shareholder, but instead hold your shares through an intermediary, such as a securities dealer, broker, bank, trust company or other nominee and have not yet voted your shares, we encourage you to vote by completing the Voting Instruction Form you will have received from either the Transfer Agent or Broadridge although in some cases you may have received a form of proxy from the securities dealer, broker, bank, trust company or other nominee holding your shares. Please carefully follow the instructions set out in any communication provided by your intermediary.

You must ensure that your completed, signed and dated Voting Instruction Form or your phone or internet vote is received by the Transfer Agent not later than 5:00 p.m. (Toronto time) on July 21, 2010. If a Voting Instruction Form submitted by mail or fax is not dated, it will be deemed to bear the date on which it was sent to you.

If you wish to change your vote, you must revoke the Voting Instruction Form or form of proxy. To do so, you must contact the Transfer Agent (for Voting Instruction Forms sent to you by the Transfer Agent), Broadridge (for Voting Instruction Forms sent to you by Broadridge) or your securities dealer, broker, bank, trust company or other nominee or other intermediary (for a form of proxy sent to you by such intermediary) and comply with any applicable requirements relating to the revocation of votes made by Voting Instruction Form or proxy.

If you are an employee of Magna who participates in one of our deferred profit sharing plans and have not yet voted, you will have received separate instructions from the Transfer Agent regarding how to vote the Class A Subordinate Voting Shares representing your beneficial interest in such plan. Please carefully follow the instructions provided by the Transfer Agent.

If you wish to change your vote, you must revoke the Voting Instruction Form previously delivered to you by the Transfer Agent. Please follow the instructions provided by the Transfer Agent and contact the Transfer Agent with any questions.

GLOSSARY

The following terms used in this Supplemental Glossary of additional defined terms is provided for ease of reference and amends the Glossary contained in the Circular.

“Basic Element” means Basic Element Limited, at all relevant times and for purposes of this Supplement, the parent company of Russian Machines;

“CGCC” means the Corporate Governance and Compensation Committee of the Magna Board;

“CIBC” means CIBC World Markets Inc.;

“CIBC Final Report” means the Final Report dated May 5, 2010 prepared by CIBC and delivered to the Special Committee in connection with its meeting held on May 5, 2010;

“CIBC Preliminary Report” means the Preliminary Report dated April 25, 2010 prepared by CIBC and delivered to the Special Committee in connection with its meeting held on April 25, 2010;

“CIBC Update Report” means the Update Report dated May 25, 2010 prepared by CIBC and delivered to the Special Committee in connection with its meeting held on May 25, 2010;

“coattail” means a contractual right or other form of protection for the benefit of a minority shareholder of a publicly traded company that is intended to ensure that the shares held by the controlling shareholder cannot be sold at a premium (other than in certain circumstances prescribed by the TSX and in accordance with applicable securities laws) unless the shares of the minority shareholder can also be sold on the same or substantially similar terms; a similar protection, more commonly used in the private company context, is what is commonly referred to as a “tag-along right”, which typically entitles the minority shareholder to participate pro rata and on the same terms in any sale opportunity available to the controlling shareholder;

“EV” or “enterprise value” is a measure of an issuer’s market value, often used as an alternative to market capitalization, and means the issuer’s market capitalization plus debt, minority interest and preference shares, minus total cash and cash equivalents;

“EV/EBITDA” means a company’s enterprise value divided by EBITDA, and “EV/EBITDA multiple” means the multiple arrived at by dividing enterprise value by EBITDA and which is a valuation methodology often relied upon by research analysts in deriving share price targets of publicly traded automotive supplier companies;

“Fasken” means Fasken Martineau DuMoulin LLP;

“Key U.S. Comparables” means Magna’s key U.S. peer group of comparable companies, consisting of BorgWarner Inc., Johnson Controls Inc., American Axle & Manufacturing Holdings, Inc., Lear Corporation and TRW Automotive Holdings Corp.;

“Linamar” means Linamar Corporation, which is among Magna’s comparable Canadian automotive supplier companies;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“Order” means the decision and order issued on June 24, 2010 by the OSC bearing the style of cause, In the Matter of Magna International Inc. and In the Matter of The Stronach Trust and 446 Holdings Inc., the full text of which is attached as Appendix A to this Supplement;

“OSC” means the Ontario Securities Commission;

“P/E” means share price divided by earnings per share, and “P/E multiple” means the multiple arrived at by dividing share price by earnings per share;

“PwC” means PricewaterhouseCoopers LLP;

“PwC Valuation” means the valuation report prepared by PwC pursuant to which the fair market value of the assets comprising the vehicle electrification business of Magna that would be transferred to the E-Car Partnership pursuant to the Arrangement was determined as at March 31, 2010;

“Russian Machines” means Open Joint Stock Company Russian Machines, at all relevant times and for purposes of this Supplement, a company existing under the laws of Russia and a subsidiary of Basic Element; and

“U.S. Comparables” means Magna’s U.S. peer group of comparable companies, consisting of BorgWarner Inc., Johnson Controls Inc., American Axle & Manufacturing Holdings, Inc., Lear Corporation, TRW Automotive Holdings Corp., Dana Holding Corp. and ArvinMeritor, Inc.

v

OVERVIEW OF THE PROPOSAL AND THE ARRANGEMENT

The following overview of the Proposal and the Arrangement is not meant to be a substitute for the information contained in the Circular as supplemented by this Supplement. The information contained in this overview is qualified in its entirety by the more detailed descriptions and explanations contained therein.

Required Approvals

The Arrangement Resolution requires the approval of a majority of the votes cast by the Minority Class A Subordinate Voting Shareholders voting separately as a class. It also requires the approval, by special resolution, of the holders of the Class A Subordinate Voting Shares and the holder of the Class B Shares voting together. The holder of the Class B Shares has agreed to vote in favour of the Arrangement Resolution.

Elimination of the Dual Class Share Structure

If the Arrangement is approved and completed, Magna would purchase for cancellation all of the 726,829 issued and outstanding Class B Shares from the Stronach Trust for consideration comprised of 9,000,000 newly issued Class A Subordinate Voting Shares and $300 million in cash. Immediately following the Arrangement, Magna would have a single class of voting equity securities (the Class A Subordinate Voting Shares, which would be renamed “common shares”), each having one vote per share, and the Stronach Trust would indirectly hold 7.44% of the outstanding shares of such class.

E-Car Partnership

If approved and completed, the Arrangement would establish the E-Car Partnership, a joint venture between affiliates of Magna and the Stronach Trust in respect of Magna’s vehicle electrification business. Magna would indirectly invest $220 million for a 73.33% interest in the E-Car Partnership. Magna’s investment would include the transfer of the net assets of Magna’s recently established E-Car Systems Operating Group and certain other vehicle electrification assets with the balance in cash. The Stronach Trust would indirectly invest $80 million in cash for a 26.67% interest and would have effective control of the partnership through the right to appoint three of the five members of the management committee, with Magna having the right to appoint the remaining two members. Notwithstanding the Stronach Trust’s effective control of the E-Car Partnership, Magna would have effective veto rights in respect of certain fundamental changes and specified business decisions.

Consulting Agreements

Conditional upon the completion of the Arrangement, certain amendments would also be made to the Consulting Agreements currently in place between Magna and certain of its affiliates and Mr. Frank Stronach and certain of his affiliated entities to provide for an appropriate transition period during which Magna would continue to receive the benefits of the services under the Consulting Agreements. In particular, the Consulting Agreements would be amended to extend the expiry date of each agreement from December 31, 2010 to December 31, 2014, after which time each agreement would terminate. The annual fees payable under each of the amended agreements would continue to be determined with reference to a percentage of Magna’s Pre-Tax Profits Before Profit Sharing (as defined in the Corporation Constitution contained in Magna’s Restated Articles of Incorporation), consistent with Magna’s compensation philosophy, but the aggregate percentage would be reduced from 3% to 2% over the course of a transition period. Based on management’s current business plans and forecasts, the aggregate estimated fees payable pursuant to the Amended Consulting Agreements during their four-year extended terms is expected to be approximately $120 million.

Costs of Eliminating the Dual Class Share Structure

The aggregate consideration of 9,000,000 Class A Subordinate Voting Shares and $300 million in cash payable indirectly to the Stronach Trust as consideration for its Class B Shares has a value of approximately $863 million based on the closing price of the Class A Subordinate Voting Shares on the NYSE on May 5, 2010 of $62.53, being the date immediately preceding the announcement of the Arrangement. This represents a payment of approximately $1,187 per Class B Share, being a premium of approximately 1,799% over the closing price of the Class A Subordinate Voting Shares on May 5, 2010.

The Arrangement would result in dilution of 11.4% to the holders of Class A Subordinate Voting Shares. This level of dilution is significantly higher than in any of the 15 historic transactions examined by CIBC, where the dilution ranged from 0% to 3.04% with an average dilution of 0.89% for all transactions and an average dilution of 2.14% where no coattail protection existed (excluding in the latter case transactions with 0% premiums). See “Advice of CIBC to the Special Committee – Summary of CIBC Final Report”.

Potential Benefits of the Arrangement

Although there are significant costs associated with the Arrangement, Magna believes that there are also potentially significant benefits to both Magna and the holders of the Class A Subordinate Voting Shares, although many of these benefits are not easily quantifiable as they are prospective in nature.

According to CIBC, despite Magna’s generally strong operating performance, Magna’s Class A Subordinate Voting Shares have historically traded at a discount to the shares of Magna’s industry peers based on EV/EBITDA multiples. Between 2001 and 2007, as a multiple of projected EBITDA, Magna traded at a 1.4x discount to the Key U.S. Comparables and a 0.2x discount to Linamar over the same period. In addition, as at May 4, 2010, Magna was trading at a 1.9x discount to the Key U.S. Comparables and at a 0.9x discount to Linamar based on projected EBITDA for 2010.

Based on the sensitivity analysis that CIBC completed, an improvement in the EV/EBITDA multiple of at least 0.5x would be required in order to offset the dilution to the holders of Class A Subordinate Voting Shares from the Arrangement. In other words, the Arrangement would only be accretive to the trading price of the Class A Subordinate Voting Shares if Magna’s EV/EBITDA multiple improved by more than 0.5x. See “Advice of CIBC to the Special Committee – Summary of CIBC Final Report”.

As at May 21, 2010, the date used in the CIBC Update Report, Magna’s EV/EBITDA multiple with respect to estimated EBITDA for 2011 had improved by 0.9x, or approximately 60%, relative to the EV/EBITDA multiples of the Key U.S. Comparables and Linamar. While there is a question as to whether the improvement in Magna’s EV/EBITDA multiple was also affected by Magna’s announcement on May 6, 2010 of its first quarter earnings and the reinstatement of its quarterly dividend, CIBC is of the view that these factors were not the material driver of Magna’s improved multiple. See “Background to the Proposal and the Arrangement – Announcement of the Transaction Agreement”.

In addition to the potential reduction or elimination of any trading discount of Magna’s Class A Subordinate Voting Shares, the Proposal is also expected to:

•	enhance the liquidity of and marketability of Magna’s shares;

•	address the concern expressed by some holders of Class A Subordinate Voting Shares as to the alignment of interests of all shareholders;

•	allow each shareholder to have a voting interest that is proportionate to the holder’s equity ownership interest;

•	eliminate the ability of the sole holder of the Class B Shares to sell control of Magna without any consideration being paid to the holders of Class A Subordinate Voting Shares; and

•	enable Magna to share the investment risk and benefit from the strong and visionary leadership of Mr. Stronach in connection with the E-Car Partnership.

No Fairness Opinion

CIBC advised the Special Committee that it was not prepared to include the provision of a fairness opinion in its scope of engagement. In defining the scope of its engagement, CIBC took into account that the proposed repurchase for cancellation of the Class B Shares would not significantly affect the fundamental valuation of Magna while resulting in significantly greater dilution than had been the case in precedent dual class share reorganizations. Consequently, any fairness opinion would have required CIBC to opine on possible future trading multiples and by extension share trading prices, which are inherently unpredictable and change over time. CIBC’s customary practice is to expressly disclose in fairness opinion letters that CIBC does not express any opinion about trading price following the announcement or completion of any transaction. It is industry practice for many investment banking firms to include such a limitation in their fairness opinions. See “Advice of CIBC to the Special Committee – Scope of Engagement of CIBC – No Fairness Opinion”.

Conclusions of the Special Committee Concerning the Proposal

At its meeting held on May 5, 2010, the Special Committee delivered its report to the Magna Board in which it concluded that the Magna Board should:

•	submit the Arrangement Resolution to a vote of the Shareholders at the Meeting and, in furtherance thereof, authorize Magna to enter into the Transaction Agreement; and

•

make no recommendation to Shareholders as to how they should vote in respect of the Arrangement Resolution but advise Shareholders they should take into account the considerations discussed below under “Special Committee Considerations in Submitting the Arrangement Resolution to Shareholders”, among others, in determining how to vote in respect of the Arrangement Resolution.

In reaching its conclusions, the Special Committee considered advice from its independent legal and financial advisors, as well as Magna’s legal advisors, and considered a number of factors, each of which is described and discussed in more detail below under “Background to the Proposal and the Arrangement – Special Committee Considerations in Submitting the Arrangement Resolution to Shareholders” and “Background to the Proposal and the Arrangement – Special Committee Considerations in Making No Recommendation”.

Conclusions of the Special Committee Concerning the Arrangement

The Special Committee believes that the process contemplated by the Transaction Agreement to ascertain the position of the holders of Class A Subordinate Voting Shares concerning the Proposal is reasonable and appropriate. Furthermore, the Transaction Agreement expressly contemplates that the Arrangement will not be consummated if the Arrangement Resolution is not approved by Minority Class A Subordinate Voting Shareholders. The Special Committee also observes that the Supreme Court of Canada has stated that a clear majority vote by a class of shareholders affected by an arrangement suggests an arrangement is fair and reasonable and that “courts have placed considerable weight on this factor”.

In light of the considerations discussed in this Supplement under the heading, “The Special Committee’s Views on the Arrangement Process – Special Committee’s Considerations and Conclusions as to ‘Fair and Reasonable’”, the Special Committee believes that the results of the vote on the Arrangement Resolution can reasonably be expected to reflect the views of the holders of Class A Subordinate Voting Shares, as a class, as to whether they consider the bargain presented by the Proposal to be fair and reasonable.

In light of the foregoing, the Special Committee believes that the choice made by holders of Class A Subordinate Voting Shares, whether it be the consummation of the Proposal or the status quo, will produce a fair and reasonable result. The Special Committee therefore concludes that the Arrangement, if consummated in accordance with the terms provided in the Transaction Agreement, is fair and reasonable.

BACKGROUND TO THE PROPOSAL AND THE ARRANGEMENT

The following is a summary of the principal events leading up to the Proposal, the finalization of the Transaction Agreement and the meetings, discussions and other actions between the parties that preceded the public announcement of the Proposal and the calling of the Meeting.

Background to the Proposal

The Stronach Trust currently has legal and effective control of Magna through the Stronach Trust’s indirect ownership of all of the issued and outstanding Class B Shares. The public shareholders of Magna first approved the dual class share structure in 1978 as part of a shareholder-approved capital reorganization. The Class B Shares carry 300 votes per share, represent approximately 66% of the votes attached to Magna’s outstanding voting securities and less than 1% of the equity of Magna, do not contain any coattail protection for the holders of Class A Subordinate Voting Shares in the event of a change of control transaction involving the purchase of the Class B Shares, and do not contain any “sunset” provision pursuant to which the Class B Shares would terminate or convert into another class of shares as of a specified date.

Through the Stronach Trust’s control of Magna by way of the Stronach Trust’s ownership of the Class B Shares and the services provided by Mr. Frank Stronach and his affiliated entities pursuant to consulting, business development and business services agreements with Magna and its affiliates, the Stronach family has been the custodian of Magna’s unique entrepreneurial corporate culture and guiding operating principles that have been critical to Magna’s long-term success. In this regard, Magna evolved from a Canadian-based, North American-focused automotive parts supplier with approximately Cdn.$128 million in sales in 1978 to the most diversified global automotive supplier with peak sales of more than $26 billion in 2007. Under Mr. Stronach’s stewardship, the Corporate Constitution was also introduced and approved by Magna’s shareholders in 1984. The Corporate Constitution provides checks and balances on the voting and control power of the Class B Shares by recognizing the rights of different stakeholders of Magna, while permitting Magna to maintain its entrepreneurial environment which encourages productivity and profitability.

The Magna Board has been concerned for some time about succession and related issues. In the two years preceding the Russian Machines Transaction (as defined and described below), Mr. Stronach and certain members of executive management had been approached by several potential investors and intermediaries with privatization proposals which could have enabled the Stronach Trust to realize significant value from its control block. These proposals were preliminary, and therefore inherently speculative, and never met the approval of the Stronach Trust for a variety of reasons, including concerns and issues related to the preservation of Magna’s competitive profile for the benefit of all stakeholders and, in particular, concerns over Magna taking on any significant financial leverage.

In August 2007, Magna’s shareholders (including a majority of the minority holders of Class A Subordinate Voting Shares) approved a plan of arrangement that established a joint venture among Russian Machines, the Stronach Trust and certain members of Magna’s executive management (the “Russian Machines Transaction”). Russian Machines contributed approximately $1.54 billion to the joint venture, which was used to purchase 20 million Class A Subordinate Voting Shares from treasury, members of Magna’s executive management contributed 605,000 Class A Subordinate Voting Shares, and the Stronach Trust contributed its 726,829 Class B Shares. The effect of the Russian Machines Transaction was that the Stronach Trust continued to control Magna, Russian Machines was entitled to appoint nominees for election to the Magna Board, and the Stronach Trust and Russian Machines shared equally in the dividends and capital appreciation on their pooled beneficial ownership of shares of Magna.

Specifically, the Stronach Trust was entitled to 42% of the dividends paid by Magna on the 21,331,829 shares held, in the aggregate, by the joint venture, which was equivalent to receiving dividends on 8,959,368 Class A Subordinate Voting Shares. In addition, the Stronach Trust was entitled to 42% of any capital appreciation (after adjustment for taxes) on the 20 million Class A Subordinate Voting Shares held by the joint venture if Russian Machines exercised its right to withdraw its investment in the joint venture or in the event of a transaction involving a sale of such shares. Affiliated entities of Mr. Stronach also received a lump sum cash payment of $150 million in exchange for giving Russian Machines a 50% interest in the net profits from the consulting and business development fees paid by Magna and its affiliates pursuant to the Consulting Agreements. The Stronach Trust held an approximate 53% voting interest in the joint venture and therefore maintained control of Magna, although the Stronach Trust agreed that it would take such actions as were necessary to cause the joint venture to appoint nominees of Russian Machines to the Magna Board. If the joint venture was terminated for any reason, the 726,829 Class B Shares that were contributed to the joint venture would be returned to the Stronach Trust with the result that, at all times, the Stronach Trust retained control of Magna.

As part of the Russian Machines Transaction, Magna purchased for cancellation the 217,400 issued and outstanding minority Class B Shares not held by the Stronach Trust at a price of Cdn.$114 in cash per share, leaving the Stronach Trust as the indirect owner of all of the remaining outstanding Class B Shares. The price at which Magna acquired the minority Class B shares represented an approximately 30% premium over the volume-weighted average closing price of the Class A Subordinate Voting Shares on the TSX over the 20 trading days ended April 20, 2007 (the last trading day prior to the announcement of the Russian Machines Transaction) and, further, reflected the fact that the acquisition of those shares by Magna did not result in a transfer of control of Magna, as the Stronach Trust controlled Magna both before and after such purchase of these minority Class B Shares. CIBC delivered a fairness opinion to the Magna special committee which concluded that, as of the date of such opinion and based on and subject to the assumptions, limitations and qualifications set forth therein, the cash consideration of Cdn.$114.00 per Class B Share to be received by the minority holders of Class B Shares pursuant to such Class B share acquisition was fair, from a financial point of view, to the minority holders of Class B Shares. In addition, as part of the Russian Machines Transaction, the number of votes attached to the Class B Shares was reduced from 500 votes to 300 votes per share in order to preserve the relative pre-transaction voting power of the Stronach Trust’s Class B Shares. As a result of those changes, the aggregate voting power of the Class A Subordinate Voting Shares, as a class, increased from approximately 16.7% to approximately 34%.

For reasons unrelated to Magna or the Stronach Trust, the joint venture with Russian Machines was dissolved in the fall of 2008. Specifically, Magna was advised that the lender to Russian Machines had realized against the 20 million Class A Subordinate Voting Shares pledged as security for the financing obtained by Russian Machines for its investment in Magna, and accordingly, Russian Machines’ participation in the arrangements entered into with the Stronach Trust in connection with this investment terminated. As a result, the 726,829 Class B Shares held by the joint venture were returned to the Stronach Trust.

As discussed in greater detail below, the value implied by the Russian Machines Transaction and other preliminary privatization proposals (and, in particular, the proposal from Basic Element referred to below) informed the Stronach Trust’s expectations with respect to the value it ascribed to the control block. For this reason, they were relevant factors in the context of the development of the conceptual proposals that led to the terms of the Proposal.

Since late 2008 until recently, Magna’s executive management and the Magna Board have been focused primarily on responding to the urgent challenges and opportunities presented by the significant deterioration of the global economy as a whole and the automotive industry in particular which began in the second half of 2008. With the recent signs of stabilization of the automotive industry, particularly in North America, executive management and the Magna Board renewed their focus on Magna’s strategy for future growth, including product diversification strategies and the vehicle electrification business, which may have long-term potential but carries significant risks and requires significant near-term investment. In the fall of 2009, executive management and the CGCC commenced a review of potential structures and incentives relating to Magna’s vehicle electrification and product diversification strategies, including equity, equity equivalents and potential management co-investment rights.

On March 29, 2010, Mr. Vincent J. Galifi, Executive Vice-President and Chief Financial Officer of Magna, and Mr. Jeffrey O. Palmer, Executive Vice-President and Chief Legal Officer of Magna, met with Mr. Stronach to discuss a number of topics. Mr. Donald J. Walker, Co-Chief Executive Officer of Magna, was also present for part of the meeting. Among the topics discussed was the vehicle electrification business and the possible joint venture arrangements being considered to drive the continued development of that business.

Knowing that investors and analysts had, for many years, expressed concerns regarding Magna’s dual class share structure, Mr. Galifi asked Mr. Stronach whether he continued to regard the Class B Shares as an inter-generational asset of the Stronach family or whether the Stronach Trust would possibly consider a transaction that would eliminate Magna’s dual class share structure as part of an overall reorganization to address succession concerns and related issues.

To Messrs. Galifi and Palmer’s surprise, Mr. Stronach indicated that, while he was content with the status quo, he would be willing to consider such a transaction in good faith provided that it would be a “win-win” for all Shareholders, was supported by the holders of Class A Subordinate Voting Shares and did not jeopardize Magna’s entrepreneurial culture or the key operating principles embodied in its Corporate Constitution.

Mr. Stronach further indicated to Messrs. Galifi and Palmer that the creation of a joint venture through which he would continue to control Magna’s early-stage vehicle electrification business would need to be an essential part of any such reorganization because the vehicle electrification business required a “strong hand” to guide it through its early and formative stages. Messrs. Galifi, Palmer and Stronach discussed a proposed structure in which the Stronach Trust might invest $50 million in a joint venture in respect of the vehicle electrification business and Magna might invest $200 million. Messrs. Galifi, Palmer and Stronach also discussed generally the terms of Mr. Stronach’s Consulting Agreements with Magna and the possibility of phasing out those agreements to ensure an appropriate transition period where Magna would continue to benefit from the services under those agreements while reducing the compensation payable to Mr. Stronach and his affiliated entities in connection with any reorganization resulting in the elimination of the dual class share structure.

Because this meeting was the first time that Mr. Stronach had ever discussed with executive management the possibility of relinquishing control of Magna and because financial terms for a possible transaction had not been discussed, Messrs. Galifi and Palmer were uncertain at this time whether a proposal could realistically be developed that would be supported by the Stronach Trust and that would also enhance value for holders of Class A Subordinate Voting Shares.

However, based on their preliminary discussion with Mr. Stronach, Messrs. Galifi and Palmer believed that Mr. Stronach was sufficiently open to considering a reorganization that would eliminate the dual class share structure, that it was worthwhile for Mr. Galifi to begin working on possible financial terms for an initial conceptual proposal that had the potential for unlocking the most value for the holders of the Class A Subordinate Voting Shares while still being acceptable to the Stronach Trust.

Messrs. Galifi and Palmer agreed that, given the preliminary and exploratory nature of the discussions with Mr. Stronach, it would not be appropriate at this time to bring the possibility of such a transaction to the attention of the Magna Board, as it was too speculative. Rather, they determined that it would be more appropriate to advise the Magna Board of their discussions with Mr. Stronach once they had a sufficient indication from Mr. Stronach that the potential for a transaction that might be supported by the Stronach Trust was real. It would then be up to the Magna Board and any special committee it appointed to decide whether and how to proceed further with the conceptual proposal and negotiations with Mr. Stronach and the Stronach Trust.

In developing a conceptual proposal, Messrs. Galifi and Palmer considered the fact that the elimination of Magna’s dual class share structure could represent an opportunity for Magna and the holders of Class A Subordinate Voting Shares if it could be effected on terms that would be accretive to the trading price of the Class A Subordinate Voting Shares. In that regard, such a transaction could potentially eliminate or reduce the trading discount at which the Class A Subordinate Voting Shares had traded relative to the shares of Magna’s industry peers based on EV/EBITDA multiples.

The majority of research analysts in Magna’s industry use EV/EBITDA multiples in deriving price targets for the Class A Subordinate Voting Shares. Despite Magna’s strong operating and financial performance over many years, the Class A Subordinate Voting Shares have traded at EV/EBITDA multiples that are significantly below Magna’s industry peers according to analyst reports. Messrs. Galifi and Palmer believed that eliminating the dual class share structure could have a significant positive impact on Magna’s trading multiple, which would, in and of itself, be a significant benefit to the holders of Class A Subordinate Voting Shares.

In addition to the potential positive impact on the trading price of the Class A Subordinate Voting Shares of a transaction that would result in the elimination of the dual class share structure, Messrs. Galifi and Palmer also considered a number of other factors in developing alternative concepts for such a transaction, including the following:

•	the opportunity to allow the holders of Class A Subordinate Voting Shares to fully share in any control premium arising from a change of control transaction in the future;

•	the opportunity to allow the holders of Class A Subordinate Voting Shares to collectively elect the Magna Board;

•	the expectation of increased marketability and improved liquidity of Magna’s equity securities following the elimination of the dual class share structure;

•

higher trading values and enhanced marketability would correspondingly enhance Magna’s ability to raise equity capital at a lower cost of capital and make equity a more attractive currency for future potential acquisitions or investments;

•	the opportunity for an orderly transition that would ensure the preservation and promotion of Magna’s core values and operating philosophies despite the elimination of the dual class share structure;

•	the desirability of having Mr. Stronach continue to provide his insight and leadership to Magna through an appropriate transition period;

•

the certainty regarding the future of Magna’s consulting arrangements with Mr. Stronach and his affiliated entities resulting from a fixed expiry date and fixed annual fees payable under the Consulting Agreements;

•	the concern expressed by some holders of Class A Subordinate Voting Shares as to the alignment of interests of all Shareholders;

•	Mr. Stronach’s desire for the Stronach Trust to have a continuing equity interest in Magna; and

•

Mr. Stronach’s desire to have a direct and controlling interest in Magna’s vehicle electrification business (and historical co-participation precedents within the Magna Group consistent with that objective).

Messrs. Galifi and Palmer’s objective was to develop an initial conceptual proposal that had the potential for unlocking the most value for the holders of Class A Subordinate Voting Shares but that could still be acceptable to the Stronach Trust. Accordingly, in addition to these factors, they believed that to have a realistic chance of being acceptable to the Stronach Trust, any conceptual proposal would have to take into account the value they understood Mr. Stronach ascribed to the Class B Shares in light of the Russian Machines Transaction and the earlier discussions with Basic Element about a proposed privatization. Messrs. Galifi and Palmer believed that submitting a conceptual proposal to the Stronach Trust that was not likely to be acceptable to the Stronach Trust could jeopardize an opportunity to pursue what could be a significant value-enhancing transaction for the benefit of Magna’s shareholders.

Accordingly, Messrs. Galifi and Palmer used these reference points in developing alternative concepts for a transaction proposal. As noted above, pursuant to the Russian Machines Transaction:

•

the Stronach Trust and Russian Machines became equal participating economic partners in the joint venture by contributing 726,829 Class B Shares and $1.54 billion in cash (which was used by the joint venture to purchase 20 million Class A Subordinate Voting Shares from treasury), respectively;

•

the Stronach Trust indirectly received dividends from Magna as if it held approximately 9,000,000 Class A Subordinate Voting Shares (through its 42% interest in the joint venture, which held 21,331,829 shares), although the Stronach Trust only contributed 726,829 Class B Shares to the joint venture;

•

the Stronach Trust was entitled to 42% of any capital appreciation (after adjustment for taxes) on the 20 million Class A Subordinate Voting Shares held by the joint venture if Russian Machines exercised its right to withdraw its investment in the joint venture or in the event of a transaction involving a sale of such shares, without giving up control or his entitlement to the underlying value of the 726,829 Class B Shares the Stronach Trust contributed to the joint venture;

•

affiliated entities of Mr. Stronach received a cash payment of $150 million in exchange for giving Russian Machines a 50% interest in the net profits from the consulting and business development fees paid by Magna and its affiliates pursuant to the Consulting Agreements; and

•	the Stronach Trust, at all times, maintained its legal control of Magna.

Accordingly, in return for contributing the 726,829 Class B Shares and sharing in 50% of the net profits from all future consulting and business developments fees, the Stronach Trust was entitled to value that was equivalent to all cash flows derived from approximately 9,000,000 Class A Subordinate Voting Shares and a lump sum payment of $150 million in cash – without relinquishing control of Magna. Russian Machines was required to invest $1.54 billion in order to be an equal participating economic partner with the Stronach Trust.

As also noted, in the time period leading up to the Russian Machines Transaction, Mr. Stronach and certain members of executive management had also been approached by several potential investors and intermediaries with preliminary privatization proposals (and, in particular, a proposal from Basic Element, referred to below) which could have enabled the Stronach Trust to realize significant value from its control block in excess of the consideration received by the Stronach Trust in the Russian Machines Transaction and the amount ultimately contemplated by the Proposal. However, none of these preliminary proposals met with the approval of the Stronach Trust for a variety of reasons, including concerns and issues related to the preservation of Magna’s competitive profile for the benefit of all stakeholders and, in particular, concerns over Magna taking on significant leverage. Consequently, such proposals were preliminary, and therefore inherently speculative, and never materialized into a transaction.

Nevertheless, Messrs. Galifi and Palmer were aware of these preliminary proposals and, therefore, viewed them, and in particular the Basic Element proposal and the Russian Machines Transaction, as relevant because they believed that they informed Mr. Stronach’s expectations of the value of the Stronach Trust’s control block. They had this view notwithstanding that, unlike the Proposal, such preliminary privatization proposals would have involved the acquisition of the Class A Subordinate Voting Shares held by the public minority holders of Class A Subordinate Voting Shares. In particular, the proposal by Basic Element, unlike the others, was sufficiently developed as a proposal such that the then constituted Magna Board was advised in December 2006 that the proposal was being presented to the Stronach Trust for its consideration. For the reasons described above, the Stronach Trust ultimately rejected that proposal later that same week and the Board was immediately so advised. The Board was not provided with any details of the terms of the proposal.

In late March 2010, based on some current analyst reports, the Class A Subordinate Voting Shares were trading at a price that reflected an EV/EBITDA multiple in respect of Magna’s 2011 earnings (as estimated by such analysts) that was approximately two times lower than those of Magna’s industry peers considered by the analysts. Messrs. Galifi and Palmer estimated that if the elimination of the dual class structure could result in an increase in the trading multiple by a factor of one, this would result in an increase of approximately $1.5 billion in Magna’s enterprise value. In developing an initial conceptual proposal, Mr. Galifi sought to ensure that any proposed transaction would be accretive to the trading price of the Class A Subordinate Voting Shares.

Based on the foregoing considerations, and in keeping with their understanding of the significant value that Mr. Stronach ascribed to the Stronach Trust’s control block and his concept of a “win-win” transaction for the benefit of all Shareholders, Messrs. Galifi and Palmer thought that Mr. Stronach might reasonably be willing to consider a transaction that would result in the Stronach Trust receiving sufficient value for the control block and would, at the same time, be sufficiently accretive so as to be supported by the holders of Class A Subordinate Voting Shares.

As a starting point, Messrs. Galifi and Palmer believed that an approximate 50/50 split of the potential $1.5 billion increase in enterprise value arising from the elimination of the dual class share structure (assuming a 1x increase in the EV/EBITDA multiple of the Class A Subordinate Voting Shares) could achieve this result. Mr. Galifi selected what he believed was a conservative 1x target as a starting point for the purpose of his discussions with Mr. Stronach. In fact, his expectation was that the potential unlocked value for Magna’s shareholders would be higher. It was Mr. Galifi’s expectation that any incremental value enhancement that might be realized from the expansion of Magna’s EV/EBITDA multiple beyond the 1x target would be for the benefit of the holders of Class A Subordinate Voting Shares.

Messrs. Galifi and Palmer then considered a number of different variations of an initial conceptual proposal that involved the following core elements:

•	that the Class B Shares would be purchased for cancellation for consideration comprised of a mixture of cash and Class A Subordinate Voting Shares;

•

that the compensation payable to Mr. Stronach and his affiliated entities pursuant to the Consulting Agreements would either be fixed for a period of five years or the percentage of Pre-Tax Profits Before Profit Sharing used to determine such compensation would be reduced; and

•	a partnership between Magna and the Stronach Trust with respect to the vehicle electrification business.

The first time that Messrs. Galifi and Palmer resumed their discussions with Mr. Stronach was on April 5, 2010 following the Easter holiday long weekend. At the April 5 meeting, Messrs. Galifi, Palmer and Walker met with Mr. Stronach and discussed different alternatives for the elimination of Magna’s dual class share structure based on the considerations described above.

All three alternatives presented to Mr. Stronach at the April 5 meeting contemplated a partnership between Magna and the Stronach Trust with respect to the vehicle electrification business in which the Stronach Trust would invest $50 million and Magna would invest $200 million. The variable elements related to the consideration payable to the Stronach Trust for its Class B Shares and the amendments to the Consulting Agreements.

The first alternative involved:

•	Magna purchasing for cancellation all the Class B Shares for consideration comprised of 9,000,000 Class A Subordinate Voting Shares and a cash payment of $400 million; and

•	amendments to the Consulting Agreements to provide for a five-year non-renewable term in which the annual fees payable would be reduced from 3% to 1% of Pre-Tax Profits Before Profit Sharing.

The second alternative involved:

•	Magna purchasing for cancellation all the Class B Shares for consideration comprised of 9,000,000 Class A Subordinate Voting Shares and a cash payment of $325 million; and

•	amendments to the Consulting Agreements to provide for a five-year non-renewable term and a fixed annual fee of $25 million.

The third alternative involved:

•	Magna purchasing for cancellation all the Class B Shares for consideration comprised of 10,000,000 Class A Subordinate Voting Shares and a cash payment of $150 million; and

•	amendments to the Consulting Agreements to provide for a five-year non-renewable term and a fixed annual fee of $25 million.

From Magna’s perspective, the third alternative would have been the most beneficial to the holders of Class A Subordinate Voting Shares, since it would have resulted in an approximate 52/48 split of the potential increase in Magna’s enterprise value between the Stronach Trust and the holders of Class A Subordinate Voting Shares based on the preliminary calculations prepared by Mr. Galifi (assuming a 1x increase in the EV/EBITDA multiple of the Class A Subordinate Voting Shares).

At the April 5 meeting, Mr. Stronach advised that he thought that a conceptual proposal involving the following three principal elements could possibly lead to an acceptable transaction: (i) Magna purchasing all the Class B Shares for consideration comprised of 9,000,000 Class A Subordinate Voting Shares and $300 million in cash; (ii) amendments to the Consulting Agreements to provide for a five-year non-renewable term and fixed, annual aggregate fees of $25 million per year; and (iii) a partnership between the Stronach Trust and Magna in respect of the vehicle electrification business in which the Stronach Trust would invest $60 million and Magna would invest $240 million (reflecting the same 80/20 split between Magna and the Stronach Trust as discussed on March 29, 2010 but with an additional $50 million invested in the joint venture in order to provide it with additional capital to execute on its business objectives). While the proposed value sharing of this particular conceptual proposal was not discussed, this revised proposal would have resulted in an approximate 56/44 split in the projected increase in Magna’s enterprise value between the Stronach Trust and the holders of Class A Subordinate Voting Shares (based on the same 1x increase in the EV/EBITDA multiple of the Class A Subordinate Voting Shares).

Mr. Stronach further emphasized that the Stronach Trust was content with the status quo and it wished to retain control of the vehicle electrification initiative, because, in his view, it needed a “focused and strong hand” to guide it through its early and formative stages. He also indicated that he would not object to Messrs. Galifi and Palmer working with the Magna Board to develop a more detailed proposal, but expressed his overriding concern for preserving the culture and key operating principles on which Magna had been built, particularly the Corporate Constitution, and further advised that any proposal would have to be supported by a majority of the minority holders of Class A Subordinate Voting Shares, even if such a vote was not legally required.

Messrs. Galifi and Palmer indicated to Mr. Stronach that they would so advise the Magna Board so that a special committee of independent directors could be established to oversee a process of responding to and reviewing the conceptual proposal. At that time, executive management did not know whether the proposal would proceed or what the final terms and structure of any transaction might be, whether the Stronach Trust would agree to the final terms of any such possible transaction, or whether the Magna Board would ultimately support the calling of a meeting of shareholders to consider any such possible transaction which the Stronach Trust was willing to proceed with.

Immediately following the April 5 meeting, Messrs. Galifi and Palmer telephoned Mr. Michael D. Harris, Magna’s Lead Director, to schedule a meeting with him that took place the following day.

On April 6, 2010, Messrs. Galifi, Palmer and Walker met with Mr. Harris to inform him of their discussion with Mr. Stronach and the conceptual proposal that the Stronach Trust had expressed a willingness to consider in good faith. At that meeting, Mr. Harris instructed that a Magna Board meeting be called to appoint a special committee of independent directors to explore the initial conceptual proposal. Mr. Harris authorized Messrs. Galifi and Palmer to work with the special committee, once appointed, and its advisors to explore with Mr. Stronach in further detail whether a “win-win” transaction might be achievable. Mr. Harris also instructed Messrs. Galifi and Palmer to contact Fasken and CIBC, on his behalf, to ascertain their availability to act as independent advisors to the special committee that would need to be formed.

Fasken was identified by Mr. Harris because it had previously served as independent legal counsel to the Magna Board and its committees, including the CGCC during its review and consideration of potential co-investment structures involving Magna’s vehicle electrification business. CIBC was identified by Mr. Harris because it had previously acted as independent financial advisor to prior special committees of independent directors formed by the Magna Board. In addition, CIBC’s Head of Mergers and Acquisitions had previously advised the Magna Board while at another prominent investment banking firm.

As directed by Mr. Harris, Messrs. Galifi and Palmer met with Messrs. Michael Boyd and Danny McCarthy of CIBC later on April 6, 2010 to provide them with the required background information, including providing an outline of the initial conceptual proposal, and to initially discuss CIBC’s availability to act for a special committee and CIBC’s potential engagement if retained by the special committee. At that meeting, Messrs. Galifi and Palmer asked whether CIBC would be prepared to deliver a fairness opinion. Messrs. Boyd and McCarthy advised that it was very unlikely that CIBC would be able to provide a special committee with a fairness opinion. Following this meeting, Messrs. Boyd and McCarthy discussed the conceptual proposal and the scope of CIBC’s engagement with other senior officers of CIBC and subsequently advised Messrs. Galifi and Palmer that CIBC would not be prepared to provide a special committee with a fairness opinion as part of the scope of its engagement. Messrs. Boyd and McCarthy explained that CIBC understood that the primary objective of the conceptual proposal was an increase in Magna’s trading multiple and that the transaction would not significantly affect the fundamental valuation of Magna while resulting in significantly greater dilution than had been the case in precedent transactions involving dual class share reorganizations. Consequently, any fairness opinion would have required CIBC to opine on possible future trading multiples and by extension share trading prices, which are inherently unpredictable and change over time. It is CIBC’s practice not to opine on future trading multiples or share trading prices.

A meeting of the Magna Board was called and held on April  8, 2010 at which the directors were informed of the conceptual proposal and the Special Committee was constituted.

Special Committee Consideration and Review of the Proposal

Establishment of the Special Committee

At a meeting of the Magna Board on April 8, 2010, the Magna Board established the Special Committee comprised of Mr. Harris (Chair), Louis Lataif and Donald Resnick, each of whom serves as an independent director on the Magna Board. The mandate of the Special Committee was to review and consider the Proposal as it was developed by executive management for submission initially to the Stronach Trust, and, if acceptable to the Stronach Trust, to report to the Magna Board as to whether the Proposal should be submitted to the holders of Class A Subordinate Voting Shares for their consideration. All independent directors were invited to participate in the Special Committee process and one independent director, Lady Barbara Judge, accepted the invitation and attended most meetings of the Special Committee.

The Proposal that was initially presented to the Special Committee included (i) the repurchase of all of the outstanding Class B Shares for consideration comprised of 9,000,000 newly issued Class A Subordinate Voting Shares and $300 million in cash; (ii) the amendment of the Consulting Agreements to extend them for a five-year, non-renewable term for fixed, aggregate fees of $25 million per year; and (iii) the reorganization of Magna’s vehicle electrification business by transferring Magna’s E-Car operating group and related assets and liabilities into a partnership in exchange for an ownership interest in the partnership, with the partnership to be effectively controlled by an entity associated with the Stronach Trust. The Stronach Trust would invest $60 million and Magna would invest $240 million. Also under consideration was whether that the two-thirds approval threshold required to make amendments to the Corporate Constitution would be increased to a higher “supermajority” approval threshold. When the Proposal was initially presented to the Special Committee, the form of transaction structure had not been determined nor was any form of transaction structure recommended.

The Special Committee held 10 formal meetings from April 8 to May 5, being the date prior to the public announcement of the Proposal. All three members of the Special Committee participated in every one of the meetings. The Special Committee invited members of executive management to attend each meeting given that executive management, under supervision of the Special Committee, was continuing the development of the Proposal and had the requisite knowledge base concerning the business impact of the Proposal. While executive management attended a portion of each meeting of the Special Committee, a significant portion of each meeting was held in camera. These in camera sessions included only the members of the Special Committee, any independent director then in attendance and the Special Committee’s independent advisors, CIBC, Fasken and, when applicable, PwC.

Special Committee Meeting – April 8, 2010

Immediately following the meeting of the Magna Board on April 8, 2010, the Special Committee held its organizational meeting. Mr. Harris was elected to chair the Special Committee. As described above, Mr. Harris had previously asked Messrs. Palmer and Galifi to contact CIBC to ascertain their ability to act as independent financial advisor to any special committee appointed in respect of the Proposal. At its initial organizational meeting on April 8, 2010, the Special Committee decided to engage CIBC as its independent financial advisor. The Special Committee selected CIBC to serve in this role as it had worked previously as financial advisor for Magna’s Board on prior transactions and was already well-informed about Magna. Also, its Head of Mergers and Acquisitions had previously represented the Magna Board while at another prominent investment banking firm. In its discussion, the Special Committee noted, among other factors, that it would be advantageous to use a Canadian-based financial advisor, in view of the prevalence of dual class share structures in Canada. Due to the sensitive and confidential nature of the Proposal, it was considered that CIBC would be the Special Committee’s first choice.

The Special Committee was advised by Mr. Palmer that CIBC was available and CIBC’s independence was confirmed. At this meeting, the Special Committee was also briefed on CIBC’s proposed terms of engagement, including the fact that CIBC had stated it would be unable to provide the Special Committee with a fairness opinion and the reasons why CIBC would be unable to do so. Based on CIBC’s explanation as to why a fairness opinion would not be provided, the Special Committee believed that any other first tier Canadian investment bank would reach a similar conclusion. These reasons included that CIBC understood that the primary objective of the conceptual proposal was to increase Magna’s trading multiple and that the transaction would not significantly affect the fundamental valuation of Magna while resulting in significantly greater dilution than had been the case in precedent transactions involving dual class share reorganizations. Consequently, any fairness opinion would have required CIBC to opine on possible future trading multiples and by extension share trading prices, which are inherently unpredictable and change over time. It is CIBC’s practice not to opine on future trading multiples or share trading prices. While the Special Committee was disappointed that it would not receive an opinion as to financial fairness, the Special Committee decided to retain CIBC for advice nonetheless, given CIBC’s strong reputation and depth of experience.

The Special Committee also determined to retain Fasken as the Special Committee’s independent legal advisor, which had been retained in the past by independent committees of the Magna Board. Throughout its process, the members of the Special Committee were advised by their independent legal counsel of their fiduciary duties and the process that would be undertaken in connection with their review and consideration of the Proposal.

Special Committee Meeting – April 13, 2010

The Special Committee next met on Tuesday, April 13, 2010 together with its legal and financial advisors. Mr. Palmer advised the Special Committee that discussions were underway with CIBC regarding the terms of their engagement on behalf of the Special Committee. Mr. Palmer reported that CIBC was still of the view that its scope of engagement would exclude a fairness opinion primarily because the value proposition in the Proposal was not predicated on intrinsic value, but instead on a significant expansion of Magna’s trading multiple which could potentially be achieved by eliminating Magna’s dual class share structure, and there was inherent uncertainty predicting future trading multiples.

Mr. Palmer then summarized the terms of the Proposal and advised that if the Proposal were implemented, the Stronach Trust would be one of Magna’s largest shareholders, but would hold less than 10% of Magna’s remaining single class of shares. Accordingly, the Stronach Trust would no longer control Magna and Magna would become a widely-held company with a single class of shares.

In addition, Mr. Palmer advised that the Proposal contemplated that Mr. Stronach (including certain entities associated with him) would continue to provide services for a five-year transition period, pursuant to amended Consulting Agreements that would provide fixed compensation at a reduced level.

Discussion took place throughout the meeting, including with respect to considerations relating to Mr. Stronach’s continuation as Chairman of the Magna Board if the Proposal were to be approved; the consequences under the Consulting Agreements of their early termination by Magna, or the death or disability of Mr. Stronach; pros and cons of amending the Consulting Agreements to provide for the payment of fixed fees, instead of variable fees based on Magna’s profit-sharing formula; the basis on which the overall value proposition reflected in the Proposal was determined; the effective lack of comparable precedent transactions to the Proposal, given the fact that the Class B Shares carry 300 votes per share, represent approximately 66% of the total votes but less than 1% of the equity and have no coattail or sunset provisions; pros and cons of the Proposal, including with respect to potential value creation and succession matters relating to the Stronach Trust’s control block.

At this meeting, the Special Committee also considered potential amendments to Magna’s Corporate Constitution as part of the Proposal and the level of shareholder approval required to make such amendments. The Special Committee also discussed how the Proposal would be structured, including the applicability of exemptions under MI 61-101 from the valuation and minority approval requirements. Despite the availability of exemptions, the Proposal nevertheless contemplated the MI 61-101 approval standard of a “majority of the minority” of shareholders of Magna since the Stronach Trust had advised that shareholder approval would be a pre-condition for any proposal to proceed. Mr. Palmer also indicated that, based on discussions with external legal advisors for Magna and the Special Committee, the Proposal could be structured in the form of a statutory plan of arrangement, which would involve both shareholder approval and court approval following a fairness hearing.

Mr. Palmer reminded the Special Committee of the review by the CGCC of potential co-investment structures and alternatives which had been conducted beginning in the fall of 2009 and continuing into the first few months of 2010. Although the concept did not proceed past the review stage at the CGCC, Mr. Palmer advised that Mr. Stronach remained interested in co-investing in the Magna E-Car Systems operating group and that Mr. Stronach had required such participation as a key element to the collapse of the dual class share structure. Accordingly, the Proposal contemplated an equity stake of 20% to 30% in E-Car for Mr. Stronach, together with proportional funding obligations; however, the Proposal also contemplated that Mr. Stronach would control the joint venture, subject to certain veto rights in favour of Magna. Mr. Palmer then described the proposed veto rights and other protections for Magna’s benefit, as well as the rationale for the proposed joint venture, including the opportunity for Magna to limit its investment risk in the electric and hybrid electric vehicles product segment and the opportunity to align fully the interests of Mr. Stronach and Magna with respect to investments in E-Car’s business. See “The Arrangement – Vehicle Electrification Joint Venture” in the Circular.

Mr. Galifi then made a presentation to the Special Committee comparing Magna’s share trading multiple to that of its peers. Mr. Galifi explained the two primary bases on which analysts typically value Magna’s shares, being an EV/EBITDA multiple and a P/E multiple, and explained that the EV/EBITDA multiple is generally preferred by analysts over the P/E multiple. Mr. Galifi then described Magna’s relative position with respect to its 2011 consensus EV/EBITDA multiple in relation to its U.S. and Canadian automotive supplier peers. The graph below was presented to the Special Committee to illustrate the potential for unlocking value after factoring in the costs of the Proposal in terms of dilution based on varying changes to Magna’s EV/EBITDA multiple:

1 Magna.

2 BorgWarner Inc.

3 Johnson Controls Inc.

Mr. Galifi advised that the Proposal was intended to generate value for holders of Class A Subordinate Voting Shares by eliminating or reducing the trading discount reflected in Magna’s one-year forward EV/EBITDA multiple compared to its peers.

Mr. Galifi then illustrated the relative impact to holders of Class A Subordinate Voting Shares and the Stronach Trust of a 1.25x EV/EBITDA multiple increase, after factoring the dilutive impact of Magna issuing 9,000,000 Class A Subordinate Voting Shares and paying $300 million in cash in connection with the Proposal. He also discussed the relative impact of Magna’s EV/EBITDA multiple increases which approached the multiples at which Magna’s main competitors, BorgWarner Inc. and Johnson Controls Inc., traded. Although a 1x EV/EBITDA multiple increase had been used initially by Mr. Galifi for the purpose of setting the process for a conceptual framework in motion, a 1.25x EV/EBITDA multiple increase was considered to be a reasonable targeted increase because he believed the 1x EV/EBITDA multiple was a conservative starting point for his discussion with Mr. Stronach based on the preliminary financial information available to him at that time and because a 1.25x increase was still below the U.S. mean. While there was no specific guidance given as to the multiple expansion that would be achieved, as illustrated in the chart above, and assuming a 1.25x increase in the EV/EBITDA multiple of the Class A Subordinate Voting Shares, the Proposal would result in an approximate 46/54 value split in the projected increase in Magna’s enterprise value between the Stronach Trust and the holders of Class A Subordinate Voting Shares.

Mr. Galifi advised that based on a 2011 EV/EBITDA multiple increase of approximately 0.5x, the Proposal would be neutral in terms of the impact to the trading price of Magna’s Class A Subordinate Voting Shares. Mr. Galifi explained that a neutral impact meant that the multiple increase would offset the dilution contemplated by the Proposal. An EV/EBITDA multiple increase of 1.4x would represent a share price increase of approximately 15%. An EV/EBITDA multiple increase of 3.2x would represent a share price increase of approximately 55% and would put Magna’s EV/EBITDA multiple at the same level as BorgWarner Inc.’s but below that of Johnson Controls Inc.

Discussion took place throughout Mr. Galifi’s presentation, with assistance from the CIBC representatives in attendance. See “Advice of CIBC to the Special Committee”.

The Special Committee then continued the meeting in camera. The Special Committee continued to discuss the Proposal with its independent advisors. The discussions included the following:

•	structuring considerations if the Proposal were to proceed;

•	the desirability of having a disinterested shareholder vote and proceeding by way of plan of arrangement;

•	the potential value of the consideration that might be paid by Magna and the potential value that would be created as a result of the elimination of Magna’s dual class share structure;

•	the potential perspectives which shareholders would apply when evaluating the Proposal;

•	the potential additional rights that the Special Committee may consider for Magna under the proposed E-Car structure;

•	the dual class share-collapse precedents identified by CIBC and the ways in which Magna’s circumstances differed from those share collapses; and

•	the potential perpetual control of Magna by the Stronach Trust or its beneficiaries.

Special Committee Meeting – April 19, 2010

The Special Committee next met on April 19, 2010. At the meeting, the Special Committee reviewed considerations regarding the process to implement the Proposal, including the proposal to require a “majority of the minority” approval despite the exemption in MI 61-101 and the use of a statutory plan of arrangement with shareholder and Court approval. The Special Committee also reviewed tax issues in relation to the restructuring steps, the impact of the Proposal on material contracts and Magna’s business operations, the E-Car element of the Proposal and the Consulting Agreements.

The representatives of CIBC in attendance at the meeting made a preliminary presentation to the Special Committee, which included:

•

a review of the trading multiples of a range of automotive supplier peer companies of Magna which illustrated that Magna’s Class A Subordinate Voting Shares traded at a discount compared to its peers on an EV/EBITDA basis, although the trading multiple was more in-line with such peers on a P/E basis; however, several distinguishing features relating to Magna were also noted, such as its strong balance sheet (with relatively less debt), and the fact that few of Magna’s peer companies paid dividends;

•

a review of the research analysts that followed Magna’s Class A Subordinate Voting Shares and the valuation methodology preferred by each of them, which in the majority of cases, was the EV/EBITDA methodology;

•

a comparison of Magna’s historic EV/EBITDA multiple (trailing) against two of Magna’s key peer companies, Johnson Controls Inc. and Lear Corporation, which illustrated that Magna’s shares traded at an approximate 17% discount to those companies in the period from December 1994 to June 2009;

•

a comparison of Magna’s historical one-year forward EV/EBITDA multiple against that of BorgWarner Inc., Johnson Controls Inc., Linamar and Magna’s Key U.S. Comparables (combined), advising that, on such basis, BorgWarner Inc. provided a good comparison;

•

an analysis of the value implications of the purchase for cancellation of Magna’s Class B Shares on the basis set forth in the Proposal, including by way of pro forma calculations of Magna’s implied enterprise value at different 2011 EV/EBITDA multiples. For comparative purposes, CIBC also reviewed 19 precedent transactions involving the conversion of a company’s share structure from a dual class to a single class of shares, 15 of which involved share reorganizations and four of which involved take-over bids for dual share class companies. CIBC noted that the dilution to shareholders ranged from 0% to 3.04% in the 15 precedent transactions with an average dilution of 0.89% for all precedents and an average dilution of 2.14% in transactions where a premium was paid to the controlling shareholder and where no coattail protection existed. This compared to dilution of 11.4% to the Class A Subordinate Voting Shares pursuant to the Proposal. CIBC also identified the precedent transactions in which the subject company did not have either coattail protection for subordinate voting shareholders or sunset provisions, given that Magna’s share structure had neither of these features. See “Advice of CIBC to the Special Committee”.

In its review, CIBC observed that the characteristics of the Class B Shares and, in particular, the concentration of voting power relative to the equity, was extreme as compared to the precedents.

Considerable discussion took place throughout CIBC’s presentation, including with respect to the basis on which the market valued Magna’s strong cash position; potential Shareholder perception of the use of a portion of Magna’s cash in connection with the transactions contemplated in the Proposal; anticipated Shareholder response to the Proposal; and anticipated improvement in the liquidity of the Class A Subordinate Voting Shares since a number of institutional shareholders are precluded from owning shares of companies with dual class share structures.

In this discussion, the Special Committee raised strong concerns about the level of dilution to Class A Subordinate Voting Shares contemplated by the Proposal when compared to the precedents reviewed by CIBC. The Special Committee also raised concerns regarding the size of the Stronach Trust’s proposed investment in the E-Car Partnership and the fixed fee under the Consulting Agreements. Management was instructed to raise these concerns with Mr. Stronach prior to the next meeting of the Special Committee.

The Special Committee then continued its meeting in camera and undertook a detailed discussion of the Proposal. The discussions included the following:

•	the role of the Special Committee in the process;

•	the need to test whether the Stronach Trust would consider adjustments to the Proposal notwithstanding the fact that the Stronach Trust had stated that it was willing to continue with the status quo;

•	the continuing desire of the Magna Board to address succession planning;

•

the initial terms of the Proposal that had been proposed following discussion between executive management and the Stronach Trust, including the contemplated level of dilution to holders of Class A Subordinate Voting Shares and whether the Stronach Trust would agree to reduce the level of dilution;

•	the fact that the Special Committee would not receive a fairness opinion from CIBC;

•

the E-Car elements of the Proposal, including the relative equity contribution of each of the Stronach Trust and Magna and the desire to have the Stronach Trust’s equity contribution increased from the level initially proposed; and

•	potential alternatives to the Proposal, including the status quo and potential alternatives that the Stronach Trust might consider if the Proposal did not proceed.

Special Committee Meeting – April 23, 2010

The Special Committee next met on Friday, April 23, 2010. At the meeting, Messrs. Galifi and Palmer reported on the discussions with Mr. Stronach which they had undertaken at the request of the Special Committee.

Mr. Galifi advised that since the Special Committee’s last meeting, Mr. Stronach had expressed support for the Special Committee’s request to increase the Stronach Trust’s proposed investment in the E-Car Partnership by $20 million from $60 million to $80 million. Mr. Galifi also advised that PwC, which had previously been engaged by the CGCC as an independent valuation advisor with respect to E-Car, had agreed to the Special Committee’s request to resume its work on such valuation, subject to ratification of their role as an independent valuation advisor to the Special Committee. The Special Committee decided to retain PwC to prepare an independent valuation with respect to the fair market value of Magna’s E-Car division.

Mr. Palmer advised that as a result of feedback from the Special Committee with respect to the proposed fixed fee arrangements for the amended Consulting Agreements, Mr. Stronach had expressed support for the Special Committee’s request to maintain the fees under the Consulting Agreements as variable fees based on Magna’s Pre-Tax Profits Before Profit Sharing, beginning effective as of January 1, 2011 and ending effective as of December 31, 2014 instead of the fifth anniversary. Mr. Palmer also advised that Mr. Stronach also supported the Special Committee’s request to reduce the variable fees under the Consulting Agreements by 0.25% in aggregate for each year of the proposed Consulting Agreement extension terms. Mr. Galifi advised the Special Committee as to the potential savings that would be realized through the amended Consulting Agreements at the reduced fee level based on current management forecasts, as compared to the current fee level. Over the proposed extended term, the fees would be comparable to those under the initial proposal but the amount would be based on profits and therefore at risk in accordance with Magna’s compensation philosophy.

Discussion took place throughout, including with respect to the proposed terms of the Consulting Agreements in the event of the death or disability of Mr. Stronach prior to the expiration of the extension terms.

Mr. Palmer also noted that, as instructed by the Special Committee, management had discussed with Mr. Stronach the Special Committee’s concerns regarding the level of dilution to the holders of Class A Subordinate Voting Shares when compared to the precedents reviewed by CIBC. Mr. Palmer reported that there was no indication of willingness by Mr. Stronach to move on this point. After discussion among the members of the Special Committee, Mr. Harris confirmed that, after the Special Committee was further along in its review and consideration of the Proposal, he would meet with Mr. Stronach to discuss the Special Committee’s views on the issues and concerns identified by the Special Committee.

The Special Committee then continued the meeting in camera. The Special Committee continued its discussion of the Proposal, including the desirability of ensuring a disinterested shareholder vote, the potential approval thresholds for such a vote and the advantages to shareholders of structuring the Proposal as a plan of arrangement given the court approval process involved, and the E-Car element of the Proposal. See “The Special Committee’s Views on the Arrangement Process”.

Special Committee Meeting – April 25, 2010

The Special Committee next met on April 25, 2010 principally to discuss the CIBC Preliminary Report.

The Special Committee initially reviewed and considered the status of the valuation work by PwC relating to Magna’s E-Car division. The Special Committee also considered a proposed communications strategy with respect to the Proposal that would be implemented if it were to proceed. Most of the meeting consisted of a detailed review and consideration of the written preliminary report of CIBC.

In presenting the CIBC Preliminary Report, CIBC summarized the scope of its review and analysis which consisted of:

•	a review of the Proposal and its impact on the holders of the Class A Subordinate Voting Shares;

•	a comparison of the Proposal to 15 precedent transactions, each involving a share reorganization to eliminate a dual class share structure;

•	analysis of market reaction and share price performance following announcement of the 15 precedent transactions and a review of research commentary with respect to these precedent transactions; and

•	Magna’s trading history versus its automotive supplier peers, including the historic trading discount which the Proposal sought to eliminate. In presenting this information, CIBC noted that:

•	Magna’s historical financial performance was in line with other top tier automotive suppliers, and in particular its revenue growth is in line with BorgWarner Inc. and Johnson Controls Inc.;

•	the majority of research analysts relied on an EV/EBITDA multiple to derive their price targets, although some used other metrics either alone or in combination; and

•

the analyst community had historically commented that Magna’s valuation was discounted due to a variety of factors, including (i) the dual-class share structure and corporate governance concerns; (ii) inefficient capital structure; (iii) investments in non-automotive businesses; (iv) Detroit Three customer concentration; and (v) concerns regarding compensation of Mr. Stronach; however, the Special Committee understood that it was not clear what weight analysts had been ascribed to any particular factor.

In its analysis of the precedent dual class share reorganizations, CIBC noted that the precedents had generally been well-received by the markets and research analysts had viewed the reorganizations positively, with many analysts expecting the companies that had undergone the reorganizations to reduce or potentially eliminate their pre-reorganization trading discounts. CIBC advised that the analyst commentary in the precedent transactions suggested that the analysts expected improvement in the liquidity and valuation of the precedent company shares, which was positive for shareholders.

CIBC also pointed out that the terms of the Proposal would result in a significantly higher level of dilution to the holders of Class A Subordinate Voting Shares than the level of dilution in any of the precedents. In particular, the dilution to the holders of Class A Subordinate Voting Shares under the terms of the Proposal would be 11.4% as compared to dilution ranging from 0% to 3.04% in the precedents with average dilution to shareholders of 0.89% for all precedents, an average dilution of 1.28% for precedents involving issuers without coattail protection, and an average dilution of 2.14% in precedent transactions in which a premium was offered to the controlling shareholders and there was no coattail protection.

CIBC also provided a list of take-over bid transactions involving companies with dual share class structures and observed that the controlling shareholders received a premium relative to the non-voting or subordinate voting shareholders ranging from 11% to 222%. These premiums were compared to the substantially higher premium to be received by the Stronach Trust over the market price of the Class A Subordinate Voting Shares pursuant to the Proposal. The Special Committee notes that, at the time of the announcement of the Proposal, the premium implied by the Proposal was approximately 1,799% over the pre-announcement market price of the Class A Subordinate Voting Shares of $62.53.

CIBC then presented a review of precedent transactions and compared certain key facts in those transactions as compared to the facts underlying the Proposal, including (i) the presence or absence of coattail protection for the subordinate shareholders; (ii) the presence or absence of sunset provisions in respect of the multiple voting shares; (iii) the conversion premium, if any, for the multiple voting shares; (iii) the relative equity and voting rights of the multiple voting and subordinate voting shares; and (iv) the amount of dilution. In reviewing the precedent transactions, it was noted these transactions were similar in some respects, but not identical, to the proposed repurchase of the Class B Shares pursuant to the Proposal. In particular, the control block held by the Stronach Trust was unique in light of its significant voting power (with each Class B Shares carrying 300 votes), the absence of coattail and sunset provisions and the extraordinary concentration of control vested in the control block.

CIBC also presented an analysis of the one-day, ten-day and three-month share price reaction following announcement of the precedent transactions, noting that the average share price increases were 2.9%, 8.8% and 12.5%, respectively, and that the average daily trading volumes for the three-month, six-month and one-year periods post-announcement had increased an average of 30%, 21% and 26% as compared to the one-year period prior to announcement.

CIBC identified Magna’s key peer companies for benchmarking purposes and presented an analysis of Magna’s historical trading multiple relative to those peers to illustrate the extent of the discount at which the Class A Subordinate Voting Shares traded. CIBC also compared Magna to these peers based on the basis of (i) Magna’s relative performance based on revenue, EBITDA, net income and return on capital employed during the 2002 to 2010 period; (ii) historical revenue mix by product, geography and customer; and (iii) relative trading multiples and capital structure.

CIBC then advised that, at that time, the average 2010 and 2011 estimated EV/EBITDA multiple of the peer companies was 6.8x and 5.5x, respectively, as compared to Magna’s 2010 and 2011 estimated average EV/EBITDA multiple of 4.8x and 3.8x, respectively. CIBC advised that, giving consideration to comparative financial and operating performance, the magnitude of the trading discount which had been applied to Magna’s Class A Subordinate Voting Shares did not appear to be based on fundamentals.

CIBC then reviewed Magna’s historical trading multiple and discount to its peers from January 1997 to May 2010, noting the points of divergence and convergence between Magna’s trading multiple and that of each of its peers. In connection with this historical review, CIBC then discussed research analyst commentaries from 1998 through 2009, which reflected a range of concerns, including those which were likely to be resolved if the Proposal were to be implemented. The years 2008 and 2009 were excluded from this historical analysis as the data for those years was not considered meaningful given the significant deterioration of the global economy and the automotive sector, in particular, during those periods.

CIBC then presented pro forma sensitivity analysis which addressed the hypothetical potential impact on the Magna share price at various pro forma trading multiples, the impact of different, lower combinations of cash and shares to be paid to the Stronach Trust on the dilution to the holders of Class A Subordinate Voting Shares and the pro forma Magna share price at a range of pro forma trading multiples. See “Advice of CIBC to the Special Committee – Summary of CIBC Final Report”.

CIBC completed its presentation by summarizing the potential benefits of the collapse of the dual class share structure, including increased liquidity, a broadened shareholder base, and a potentially reduced trading multiple discount as compared to its peers.

Discussion took place throughout CIBC’s presentation, including with respect to the extent to which the Proposal responded to the various factors identified by research analysts as contributing to Magna’s discounted share trading price; the low incidence of listed companies with multiple voting shares in the United States; the fact that some institutional shareholders have restrictions preventing them from investing in shares of companies with a dual class structure; and the fact that some of the major shareholders of Magna’s peer group are underrepresented as shareholders of Magna.

The Special Committee also considered and discussed the implications of an increased trading multiple, including the share price implications of an EV/EBITDA multiple increase sufficient to bring Magna’s EV/EBITDA multiple up to the average of its peers; the various factors which distinguished Magna from the companies involved in the precedent transactions analyzed by CIBC, including the 300 votes per Class B Share voting structure, the low level of equity ownership represented by the Class B Shares, the absence of coattail protection and the EV/EBITDA multiple expansion required in order to generate a strong return for the holders of Class A Subordinate Voting Shares; considerations relating to expansion of the EV/EBITDA multiple, dilution and the relative sharing of economic value between the holders of Class A Subordinate Voting Shares and the Stronach Trust; and considerations relating to maintaining the status quo.

Mr. Palmer advised the Special Committee concerning Mr. Stronach’s unwillingness to reduce the proposed price for the Class B Shares as reflected in the Proposal. Mr. Palmer also advised the Special Committee that executive management and the Stronach Trust had been approached in 2006 and 2007 by investors and intermediaries with potential leveraged buy-out transaction proposals. He then explained the factors that made Magna a potential candidate for such types of transaction. A common factor in all concepts was they would subject Magna to a significant debt load. Given the need for the Stronach Trust’s support for any such transaction and the Stronach Trust’s aversion to exposing Magna to significant debt (an approach which has proven to be prudent given the economic crisis of 2008 and 2009) none of these privatization proposals proceeded beyond preliminary discussions. Mr. Palmer indicated that while similar opportunities involving private equity investors may not be present in today’s economic conditions, executive management believed that the terms presented helped to shape the Stronach Trust’s expectations concerning the value of the control block. He added that while the value reflected in the Proposal for the benefit of the Stronach Trust is much higher than precedent transactions in which dual class share structures were collapsed, it is less than that implied by certain of these prior preliminary approaches, including in particular, the preliminary privatization proposal with Basic Element leading up to the Russian Machines Transaction.

While the Special Committee was made aware that such preliminary privatization proposals had been made in the years preceding the Russian Machines Transaction, Mr. Palmer did not discuss or review the particulars of these proposals, including any terms, the identities of the parties or the quantum of these implied values as part of the meeting or the Special Committee’s process in reviewing and considering the Arrangement. No additional information was provided to the Special Committee because the purpose of this discussion was simply to demonstrate executive management’s understanding of Mr. Stronach’s expectations as to the value the Stronach Trust ascribed to the control block.

The Special Committee then continued the meeting in camera. During its in camera session, the Special Committee continued its detailed discussion of the Proposal. The discussions included the following:

•	the genesis of the Proposal;

•

the development of the proposed consideration under the Proposal for the Class B Shares and the relevance to the Stronach Trust in informing its view of value of the Russian Machines Transaction and prior privatization proposals;

•	possible approaches to seeking amendments to the proposed consideration under the Proposal and the Special Committee’s limited leverage in negotiating any such changes to the Proposal;

•

the proposed timing of the Proposal, including whether now was the most appropriate time to consider the Proposal and how circumstances might change in the future if the Proposal were to be abandoned or if the Proposal were to be voted down, withdrawn or otherwise did not proceed after announcement;

•	the desirability of structuring the Proposal as a plan of arrangement;

•	the fact that historically the market had reviewed dual class share collapses in terms of dilution to the holders of the subordinate class of shares; and

•

the potential complications presented as a result of the E-Car element of the Proposal, recognizing that the Stronach Trust had indicated that the E-Car element of the Proposal was a fundamental component of the Proposal and whether this might be an avenue to explore in negotiation with the Stronach Trust.

In addition, the Special Committee engaged in extensive discussion concerning the difficulty faced by the Special Committee in coming to a recommendation concerning the Proposal and the appropriateness of submitting the Proposal to Shareholders without a recommendation, and given the absence of a fairness opinion, as balanced against the desirability of eliminating the dual class share structure given the potential value that might be created as a result of the elimination of that structure. The Special Committee also discussed the potential key points of negotiation in Mr. Harris’ upcoming meeting with Mr. Stronach concerning the Proposal.

Special Committee Meeting – April 27, 2010

The Special Committee next met on April 27, 2010. The meeting commenced with the Special Committee having a lengthy discussion with its financial and legal advisors without management and Magna’s advisors present. During this in camera session, the Special Committee engaged in extensive discussion of the Proposal and prepared for Mr. Harris’ meeting with Mr. Stronach, which was scheduled for the morning of May 3, 2010. The Special Committee discussed a number of issues, including the following:

•	the proposed consideration under the Proposal;

•	potential risks of both proceeding with, or abandoning, the Proposal, including the risks if the Proposal were to be announced and subsequently voted down;

•	the proposed timing of the Proposal and whether now was the appropriate time to proceed with the Proposal;

•	potential reactions to the Proposal from shareholders, analysts, regulators and others;

•	succession considerations;

•	the metrics by which the Proposal might be judged, including the likely focus on dilution;

•	the differentiating factors between the Proposal and the precedents reviewed;

•	potential counter-proposals to the Stronach Trust and the potential issues that might resonate with the Stronach Trust in any negotiations;

•	the risks and benefits of the E-Car element of the Proposal and management’s previously stated views with respect to the E-Car business and the E-Car element of the Proposal; and

•	Mr. Stronach’s role as founder of Magna and his role in building Magna into a highly successful company.

Following the lengthy in camera session, the rest of the meeting addressed the E-Car joint venture balance sheet, issues for consideration by the Special Committee in the draft form of Transaction Agreement and a draft communications timetable prepared by executive management in the event that the Proposal proceeded.

Special Committee Meeting – May 1, 2010

The Special Committee next met on May 1, 2010. The Special Committee initially met in the presence of management and its advisors to discuss a draft communications plan prepared by an external consultant engaged by Magna in the event that the Proposal proceeded, and PwC’s preliminary draft valuation with respect to E-Car.

The Special Committee then continued the meeting in camera to discuss further with PwC its preliminary draft valuation. This included a discussion of the potential impact of the information that was still outstanding with respect to the draft report as well as potential differences between management’s views on value and those determined by PwC in its analysis, and where in the value range it may be appropriate to assign a value to the E-Car assets to be transferred to the E-Car Partnership. See “Advice of PwC to the Special Committee”.

The Special Committee then engaged in further discussion concerning the approach for Mr. Harris’ meeting with Mr. Stronach and to further develop the Special Committee’s negotiating position.

The Special Committee also received information from CIBC as to its internal discussions concerning potential for significant negative shareholder reaction to the Proposal considering its terms at that time.

The Special Committee members agreed that Mr. Harris should prepare for his meeting with Mr. Stronach with assistance from the Special Committee’s independent advisors. In particular, the Special Committee believed that, given the potential significant benefits that might arise on the collapse of Magna’s dual class share structure and the limited leverage in the Special Committee’s negotiations with the Stronach Trust, the Special Committee’s best chance to improve the terms of the Proposal from the perspective of the holders of Class A Subordinate Voting Shares was to emphasize two principal themes:

•

the opportunity to successfully complete a shareholder-approved reorganization such as the Proposal would be dependent on the receptiveness of shareholders to any such proposal. In particular, a reduction in value paid to the Stronach Trust and a resulting decrease in dilution could be anticipated to increase the potential support for the Proposal from holders of Class A Subordinate Voting Shares; and

•	the consequences of a failed proposal could mean, among other things, that such a reorganization might not be capable of completion again at any time in the near future.

Meeting Between Mr. Harris, Mr. Stronach and Ms. Stronach – May 3, 2010

On the morning of May 3, 2010, Mr. Harris met by telephone with CIBC and Fasken to discuss potential negotiation strategies in advance of the scheduled meeting later that morning between Mr. Harris, Mr. Stronach and Ms. Stronach. During the telephone discussion, Mr. Harris was sent a set of possible speaking points prepared by CIBC that Mr. Harris might consider in his meeting with the Stronachs. During his discussion with the advisors, Mr. Harris reviewed potential messages that might resonate in any negotiations with the Stronach Trust with reference to the speaking points. Consistent with the Special Committee’s earlier discussions, the messages included the Special Committee’s concern with respect to the level of dilution to the holders of the Class A Subordinate Voting Shares and the fact that the dilution, coupled with the other elements of the Proposal, could seriously jeopardize the potential for obtaining shareholder approval of the Proposal. During the course of its deliberations, the Special Committee had discussed seeking from the Stronach Trust a reduction in dilution to the Class A Subordinate Voting Shares and had discussed the potential quantum of any such reduction, recognizing that, based on feedback from Mr. Stronach, the Stronach Trust would likely be unwilling to entertain a substantial reduction in dilution. The speaking points sent to Mr. Harris included a suggestion that Mr. Harris initially propose a 50% reduction in the dilution contemplated by the Proposal, which was a quantum that had been considered previously by the Special Committee. Mr. Harris indicated he would take the speaking notes under advisement.

Mr. Harris met later that morning with Mr. Stronach and Ms. Stronach to discuss the Special Committee’s concerns with respect to the Proposal. Principal among the concerns expressed by Mr. Harris was the value proposition in the Proposal, including in particular, the level of dilution contemplated by the Proposal. After initial discussion, Mr. Harris believed that proposing a significant reduction in dilution could be counterproductive given Mr. Stronach’s apparent unwillingness to consider any material changes to the fundamental financial terms of the Proposal. Accordingly, in the exercise of his judgment, Mr. Harris did not propose the financial terms suggested in the speaking points prepared by CIBC. Rather, he asked Mr. Stronach whether the Stronach Trust would be willing to consider a reduction of $100 million in the consideration for the Class B Shares with the result that the dilution would be less than 10% to the holders of the Class A Subordinate Voting Shares. In response, Mr. Stronach and Ms. Stronach stated resolutely that they were personally unwilling to reduce the dilution by any measure, but did undertake, on behalf of the Stronach Trust, to reflect on and consider the view of the Special Committee.

Mr. Harris also discussed additional elements of the Proposal and Mr. Stronach agreed to modify the Proposal to reflect that the Consulting Agreements would terminate immediately upon Mr. Stronach’s death or permanent disability and that, if the Proposal were to be approved by Shareholders, Mr. Stronach would step down from the Nominating Committee of the Magna Board.

Special Committee Meeting – May 3, 2010

The Special Committee met on May 3, 2010 following Mr. Harris’s meeting with the Stronachs. During this meeting, Mr. Harris provided an update on his meeting with the Stronachs, as well as the earlier meetings he had held with management and the Special Committee’s independent advisors. There was considerable discussion of these developments. It was agreed that Mr. Harris would meet with Mr. Stronach again to determine whether he would agree to modify the financial terms of the Proposal.

The Special Committee then continued in camera, during which Mr. Harris gave further details concerning his meeting with the Stronachs. In particular, he reported that he told the Stronachs that they should consider that this might be their only opportunity to undertake a reorganization of the type contemplated by the Proposal and that they should consider accepting a lower level of dilution to increase the likelihood that the Proposal would succeed.

The Special Committee also engaged in a detailed discussion of the principal issues that it had considered to date. In particular, the Special Committee was mindful that Magna was under no obligation to proceed with a transaction and that Magna was under no obligation to consider the Proposal in the proposed time frame. The Special Committee also considered and discussed the following:

•	the consequences if the Proposal was turned down by Shareholders, including the impact on the practical ability of both Magna and the Stronach Trust to pursue a future proposal of this nature;

•	the metrics by which the Proposal may be judged by Shareholders, institutional shareholder advisory firms, the courts and regulatory bodies;

•	the implications of continuing with the status quo; and

•

the advice from CIBC that the dilution was significantly greater than the dilution in the precedent transactions and that CIBC would not provide a fairness opinion pursuant to the scope of its engagement (see “Advice of CIBC to the Special Committee – Scope of Engagement of CIBC – No Fairness Opinion”); the Special Committee observed that this could adversely affect a court’s review of the fairness and reasonableness of the proposed arrangement transaction, a review of the Proposal by regulatory bodies and assessment of the Proposal by the Shareholders.

The Special Committee also received a briefing on the key open issues in the Transaction Agreement and engaged in further discussion of the E-Car elements of the Proposal, including the future prospects for the business of E-Car and the potential funding needs of that business.

Special Committee Meeting – May 4, 2010

The Special Committee next met on May 4, 2010. The principal purpose of the meeting was to discuss the current draft of the PwC Valuation and proposed amendments to the scope of assets to be contributed into the E-Car Partnership.

After initial discussion of these matters, the Special Committee continued the meeting in camera to further discuss the status of the draft PwC Valuation. In particular, the Special Committee asked a number of questions concerning the draft PwC Valuation and the process by which it was prepared, including questions concerning management’s projections, the flow of information between management and PwC, key assumptions made by PwC in the preparation of its draft report, and implications of the proposed addition of certain assets to the E-Car Partnership. See “Advice of PwC to the Special Committee”.

The Special Committee then concluded its in camera session and invited management to join the meeting to discuss the proposed communications strategy that was being developed by executive management, including a detailed list of possible questions from investors, analysts and others, as well as proposed answers to these questions. As these questions touched on many of the key factors considered by the Special Committee, the Special Committee engaged in a detailed review and discussion concerning the nature of the questions, the issues raised thereby and the appropriate responses to these questions, from the perspective of the Special Committee.

Following this review, the Special Committee continued in camera. During this session, the Special Committee continued its discussion of the quantum of the consideration contemplated by the Proposal and the developments on the E-Car element of the Proposal which had been discussed earlier in the meeting. The Special Committee also reviewed an initial draft form of its report to the Magna Board.

Special Committee Meeting – May 5, 2010

The Special Committee next met on May 5, 2010. This was the final meeting of the Special Committee prior to the presentation of the Special Committee’s report to the Magna Board. The materials distributed before the meeting included the CIBC Final Report; a revised draft of the Special Committee’s report to the Magna Board; a revised draft form of the Transaction Agreement; and a draft press release relating to the Proposal.

Mr. Harris reported at the meeting that he had contacted Mr. Stronach with respect to the Stronach Trust’s position in response to the Special Committee’s concerns with the Proposal. Mr. Harris reported that Mr. Stronach, on behalf of the Stronach Trust, had informed him that the current terms of the Proposal represented the terms that the Stronach Trust was willing to accept in consideration for the elimination of its control block and that the Stronach Trust would not consider any further changes to the principal elements of the Proposal.

Mr. Harris further advised that, in the event the Proposal was either not put forward to Shareholders or, if put forth for Shareholder approval but was not ultimately approved by Shareholders, Mr. Stronach and the Stronach Trust were content with the status quo. There was considerable discussion throughout and in response to Mr. Harris’ oral report.

Mr. Harris also reported that members of management continued to have discussions with Mr. Stronach with respect to the assets proposed to be contributed by Magna to the E-Car joint venture and the terms of the joint venture, as discussed at the Special Committee meeting held on May 4, 2010.

CIBC presented the CIBC Final Report and highlighted the changes made therein as compared to the CIBC Preliminary Report. The changes consisted primarily of updates, and the addition of several considerations which CIBC had previously highlighted orally, including that the quantum, timing and duration of any improved trading performance are difficult to predict, and also that given the size of the payment to the Stronach Trust, the terms of the Proposal were expected to be controversial. See “Advice of CIBC to the Special Committee”.

Following discussion, the Special Committee continued in camera to review and consider its report to the Magna Board. During this session, CIBC provided a more detailed review and analysis of its final report to the Special Committee and the Special Committee asked a number of questions concerning that report. The Special Committee also engaged in further discussion of its draft report to the Magna Board which it was agreed Mr.  Harris would present orally to the Magna Board scheduled for later that day.

Information Reviewed and Considered by the Special Committee

As part of its review process, the Special Committee considered and reviewed a substantial amount of information in consultation with its legal and financial advisors, including the following:

•

potential alternatives considered by the Special Committee, including maintaining the status quo as well as potential alternatives to specific terms of the Proposal (see “— Potential Alternatives Considered by the Special Committee” below);

•	Magna’s Restated Articles of Incorporation, including the terms of the Class B Shares and the Corporate Constitution;

•	the potential benefits to Magna which could result from the elimination of the dual class share structure;

•

a review of current and historical commentary from, among others, shareholders, analysts and institutional shareholder advisory firms regarding Magna’s dual class share structure and governance structure;

•

the stated intentions of Mr. Stronach as to the status quo and the conditions of his consideration of any Proposal, including as reflected in discussions between executive management and Mr. Stronach and between the Chair of the Special Committee and Mr. Stronach;

•

the CIBC Preliminary Report and the CIBC Final Report summarizing the financial analysis of CIBC in connection with the proposed repurchase of the Class B Shares, including a review of historical share conversion precedents involving the elimination of a dual class share structure, a peer benchmarking review, historical market valuation of the Class A Subordinate Voting Shares and a review of the potential impact of the Proposal, including information concerning dilution to the holders of Class A Subordinate Voting Shares resulting from the Proposal, and a sensitivity analysis on the potential trading value of the Class A Subordinate Voting Shares at a range of different trading multiples and reflecting the Proposal (see “Advice of CIBC to the Special Committee”);

•	the potential metrics by which the Proposal may be assessed by Shareholders and other third parties;

•	the terms of the Consulting Agreements;

•	the potential benefits to Magna and its subsidiaries of entering into the amendments to the Consulting Agreements contemplated by the Proposal;

•	the draft PwC Valuation (see “Advice of PwC to the Special Committee”);

•

information provided by executive management and management of E-Car concerning the business of E-Car, including its financial performance and prospects and the financial and business implications for Magna of the proposed establishment of the E-Car Partnership;

•

Magna’s five-year business plan (through December 31, 2014) relating to the business of E-Car which reflected, among other things, a commitment by Magna to spend approximately $300 million on the development of the E-Car business during that period;

•

the proposed terms of the E-Car Partnership, including the relative control rights and equity interests of the partners, and the proposed terms of the transfer of the assets comprising the business of E-Car to the E-Car Partnership (see “The Arrangement – Vehicle Electrification Joint Venture” in the Circular);

•	the potential benefits to Magna of the establishment of the E-Car Partnership (see “The Arrangement – Vehicle Electrification Joint Venture” in the Circular);

•

information provided by executive management concerning the impact of the Proposal on Magna, if implemented, including information as to the potential financial impact and with respect to any material contracts to which Magna or any of its subsidiaries is a party, including the potential triggering of change of control provisions, which were considered to be immaterial to Magna;

•	drafts of the Transaction Agreement to be entered into by Magna to govern the Proposal;

•	potential implications for Magna in the event that the Proposal does not proceed, including if the Proposal is not approved or is announced and subsequently withdrawn or otherwise not completed; and

•	advice from the Special Committee’s independent legal advisors as to the role and duties of the Special Committee in its review of the Proposal.

Potential Alternatives Considered by the Special Committee

In reviewing the Proposal, the Special Committee considered alternatives as described in more detail below.

Maintaining the Status Quo

Prior to the time period in which the Proposal was developed, the Stronach Trust had not indicated a desire to relinquish control of the Class B Shares, whether as a result of an arm’s length sale transaction, preliminary privatization proposal, share capital reorganization or otherwise. In fact, until April 2010, the Magna Board had understood that the Stronach Trust viewed the control of Magna through the ownership of the Class B Shares as an inter-generational asset.

Accordingly, the fact that the Stronach Trust was willing to contemplate a reorganization proposal that would eliminate the dual class share structure at this time was viewed as an appropriate basis on which to pursue a proposal rather than maintain the status quo. To maintain the status quo would have meant not placing the Proposal before the holders of Class A Subordinate Voting Shares.

Pursuing the Proposal on Different Terms

The Special Committee attempted to improve the terms of the Proposal through directions given to executive management in their discussions with Mr. Stronach and through direct negotiations between Mr. Harris and Mr. Stronach and Ms. Stronach, in their capacity as representatives of the Stronach Trust. Through these discussions and negotiations with Mr. Stronach and Ms. Stronach, it was the clear understanding of the Special Committee that the Stronach Trust would not consider any significant alterations to the financial terms of the Proposal nor would the Stronach Trust consider proceeding with the Proposal unless the formation of the E-Car Partnership on the terms contemplated in the Proposal was included. Accordingly, notwithstanding the Special Committee’s efforts to alter the fundamental financial terms of the Proposal, the Special Committee was unsuccessful in doing so.

Given the significant potential benefits of pursuing the Proposal to Magna and to the holders of the Class A Subordinate Voting Shares, the Special Committee determined that it would still be appropriate to pursue the Proposal on the best terms available to Magna in the circumstances. While the Special Committee was successful in improving the terms of the Proposal in certain respects, as described below, the Special Committee’s ability to improve the Proposal was constrained by the reality that there were no practical alternatives to the Proposal apart from the status quo. The Stronach Trust made it clear throughout the process of the Proposal’s development that it was content with the status quo.

Notwithstanding the Special Committee’s relatively limited leverage, the Special Committee sought and was able to obtain certain amendments to the Proposal during its review process as described in more detail below.

Consulting Agreements

•

Originally, the fees payable under the amended Consulting Agreements were proposed to be fixed at $25 million per year – representing less than the historical average of such payments, but greater than payments made in the 2008 and 2009 fiscal years, when the profit-based fees were negatively impacted by Magna’s severe reduction in sales and losses sustained as a result of the deterioration of the global economy, in general, and the automotive industry, in particular – and the term of such agreements was to be extended for five years. These fixed fees were expected to be less than what would otherwise be payable pursuant to the terms of the Consulting Agreements over the course of that period of time. The Special Committee was able to modify these terms such that the agreements would terminate on December 31, 2014 and the fees payable under the amended Consulting Agreements would remain a percentage of Pre-Tax Profits Before Profit-Sharing (as defined in the Corporate Constitution) but would be reduced over time. The revised fee arrangements were expected to result in potential savings based on current management forecasts, as compared to the current fee arrangement. In addition, this compensation structure would maintain a compensation philosophy for Mr. Stronach and his affiliated entities consistent with Magna’s profit-based compensation system. Over the proposed extended term, the fees would be comparable to those under the initial proposal but the amount would be based on profits and therefore at risk in accordance with Magna’s compensation philosophy.

•

Given that the Consulting Agreements would have a fixed term with a variable fee structure, the Special Committee obtained the right to terminate these agreements in the event of a change of control of Magna subject to payment of the compensation due thereunder based on the present value of budgeted Pre-Tax Profits Before Profit-Sharing at such time. In this regard, the Special Committee did not want the existence of the Consulting Agreements and the fact that the fees payable thereunder were dependent on future financial performance to dissuade potential third parties from considering a change of control transaction if Magna becomes a company with one class of voting shares.

•

The Consulting Agreements would terminate immediately upon the death or permanent disability of Mr. Stronach. As originally proposed, the Consulting Agreements would not have terminated in these circumstances.

E-Car Partnership

•	The Special Committee secured the agreement of the Stronach Trust to increase its equity ownership of the E-Car Partnership by $20 million from $60 million, as originally proposed, to $80 million.

•	The Special Committee was also able to secure a number of benefits in favour of Magna as part of the negotiations concerning the E-Car Partnership:

•	Magna will retain the right to use any patents and other intellectual property of the E-Car Partnership as of the Effective Date on a non-exclusive and royalty-free basis.

•	Magna will have a right of first refusal in the event that the Stronach Trust ceases to control the Stronach GP.

•	Magna will have the right to carry on, engage in and participate in any business of the same nature as, or otherwise competing with, the E-Car Partnership.

•	Magna will have the benefit of a coattail provision and tag-along rights in the event that the Stronach Trust sells its interest in the Stronach GP to a third party.

Procedural Protections

•

The Special Committee and its advisors determined that if the Proposal were to be submitted to Shareholders for their consideration, the Proposal should be subject to certain procedural safeguards, including that it be: (i) approved by a majority of the votes cast at a special meeting by Minority Class A Subordinate Voting Shareholders (a condition on which the Stronach Trust had also insisted); and (ii) carried out as a plan of arrangement which would be subject to review by a court that would consider the fairness and reasonableness of the Proposal. The Special Committee believes that securing the Stronach Trust’s agreement to require Court approval as one of the conditions of the Proposal was important to all affected Magna stakeholders as it added an additional procedural safeguard to the process given the unprecedented nature of the Proposal. See “The Special Committee’s Views on the Arrangement Process”.

Other Matters

•	At the request of the Special Committee, Mr. Stronach agreed that he would step down from the Nominating Committee of the Magna Board if the Proposal were to be implemented.

Pursuing Matters Relevant to the Proposal at a Different Time

The Special Committee was mindful that Magna was under no obligation to put the Proposal before Shareholders and that Magna was under no obligation to consider the Proposal at this time. Accordingly, the Special Committee considered whether the elimination of the dual class share structure could be pursued at a different time and potentially on different terms. However, given the Stronach Trust’s potential perpetual control of the Class B Shares and its current willingness to consider the possibility of the collapse of the dual class share structure, the Special Committee believed that it should seize the opportunity to consider the Proposal at this time.

Determinations of the Special Committee

At its meeting held on May 5, 2010, the Special Committee delivered its report to the Magna Board in which it concluded that the Magna Board should:

•	submit the Arrangement Resolution to a vote of the Shareholders at the Meeting and, in furtherance thereof, authorize Magna to enter into the Transaction Agreement; and

•

make no recommendation to Shareholders as to how they should vote in respect of the Arrangement Resolution but advise Shareholders they should take into account the considerations discussed below under “Special Committee Considerations in Submitting the Arrangement Resolution to Shareholders”, among others, in determining how to vote in respect of the Arrangement Resolution.

In reaching its conclusions, the Special Committee considered advice from its independent legal and financial advisors, as well as Magna’s legal advisors, and considered a number of factors, each of which is described and discussed in more detail below under “— Special Committee Considerations in Submitting the Arrangement Resolution to Shareholders” and “— Special Committee Considerations in Making No Recommendation”.

The Special Committee recommends that Shareholders carefully review and consider the Proposal and the considerations described in the Circular and this Supplement and then reach their own conclusion as to whether to vote for or against the Arrangement Resolution.

Special Committee Considerations in Submitting the Arrangement Resolution to Shareholders

In reaching its conclusion that the Arrangement Resolution be submitted to a vote of the Shareholders at the Meeting, the Special Committee believed that the opportunity presented by the Proposal and the potential benefits of implementing the Proposal were attractive enough to Magna and the holders of Class A Subordinate Voting Shares that, having regard to all of the circumstances and factors considered by the Special Committee and described below, it was appropriate to submit the Proposal to Shareholders for their consideration.

Potential Benefits of the Elimination of the Dual Class Structure

If implemented, the Proposal would result in the elimination of Magna’s dual class share structure which may provide some or all of the following benefits to Magna and holders of Magna’s Class A Subordinate Voting Shares:

•

the trading price of the Class A Subordinate Voting Shares may increase relative to the pre-announcement trading price to the extent that the trading price reflected a discount attributable to the dual class share structure;

•	the opportunity to receive and consider a change of control transaction and any change of control premium associated therewith on a pro rata basis in connection with a take-over bid;

•	all Shareholders will have a vote in proportion to their relative equity stake in Magna, consistent with the capital structure of many of its competitors;

•

certain investors who choose not to invest, or whose investment policies prevent them from investing, in shares of corporations with dual class share structures may now consider purchasing Class A Subordinate Voting Shares, thereby potentially enhancing liquidity; and

•	the Class A Subordinate Voting Shares may be more attractive for purposes of raising capital or as acquisition currency in the future.

Discussion

Magna’s Class A Subordinate Voting Shares have traded at EV/EBITDA multiples that are significantly below Magna’s industry peers notwithstanding Magna’s strong performance on a number of metrics in relation to these peers. In addition, the Special Committee received advice from CIBC that the historical discount at which Magna’s Class A Subordinate Voting Shares have traded may be attributable to a number of factors, including Magna’s dual class share structure. See “Advice of CIBC to the Special Committee – Summary of CIBC Final Report”.

In addition, in a widely held single-share class company, all shareholders can share in any control premium in connection with a potential change of control and have an equal vote in the election of directors.

The Special Committee also observes that even if Magna’s dual class share structure is collapsed as a result of the Proposal, Magna’s Corporate Constitution will remain in place. Among other things, the Corporate Constitution permits Magna to maintain its entrepreneurial environment which encourages productivity and profitability.

Procedural Protections

The Proposal is structured as a plan of arrangement under the OBCA requiring approval by, among others: (i) a majority of the votes cast by the Minority Class A Subordinate Voting Shareholders at a special meeting of Shareholders; and (ii) the Court after a hearing at which the Court will determine the fairness and reasonableness of the Proposal.

Discussion

Notwithstanding that the Arrangement is exempt from the “minority approval” requirements under MI 61-101, the Special Committee believed that Minority Class A Subordinate Voting Shareholders must have an opportunity to vote as a class on such a significant change in Magna’s capital structure. In particular, the most significant cost of the Proposal will be borne by holders of Class A Subordinate Voting Shares in the form of the significant dilution contemplated by the Proposal as illustrated under the heading “Advice of CIBC to the Special Committee – CIBC Final Report”. See “— Special Committee Considerations in Making No Recommendation”.

In addition, in light of the fact that the Special Committee determined that it would be unable to make a recommendation to Shareholders as to how to vote with respect to the Proposal and given the unprecedented nature of the Proposal, including with respect to dilution, the Special Committee believed that the Proposal should be subject to review and approval of the Court, which would consider the fairness and reasonableness of the Arrangement, including any submissions that may be made by any Shareholder wishing to appear. While the Special Committee was unable to make a recommendation as to how Shareholders should vote with respect to the Arrangement, the Special Committee has set out below the factors that it believes the Court will consider in determining whether the Arrangement is fair and reasonable. See “The Special Committee’s Views on the Arrangement Process”.

Limited Rights of Class A Subordinate Voting Shares Under the Status Quo

The terms of the Class B Shares contain no coattail protection for the holders of the Class A Subordinate Voting Shares in the event of a change of control transaction involving the purchase of the Class B Shares. In addition, there is no “sunset” provision under the terms of the Class B Shares pursuant to which the dual class share structure otherwise would terminate as of a specified date.

Discussion

Control of Magna is held by the Stronach Trust or its beneficiaries, potentially in perpetuity. Consequently, Magna’s existing dual class share structure, which has been in place since 1978 when it was originally approved by Shareholders, cannot be collapsed without the consent of the Stronach Trust.

Furthermore, should the Stronach Trust elect to sell some or all of its Class B Shares to a third party, or partner with a third party in furtherance of a change of control transaction, which could be an alternative available to the Stronach Trust in the event that the Proposal is not implemented, there can be no assurance that any such third party would also choose to make an offer to purchase any Class A Subordinate Voting Shares. In addition, there can be no assurance, even if any such offer were to be made for the Class A Subordinate Voting Shares, that such offer would be made on terms the same as or similar to any offer for the Class B Shares.

The Terms of the Transaction Agreement

The Transaction Agreement is the product of negotiation between the Special Committee and the Stronach Trust and represents what are, in the view of the Special Committee, the best available transaction terms in the circumstances having regard to, among other things, the leverage held by the Stronach Trust in any negotiations with respect to a collapse of Magna’s dual class share structure.

In addition, each of Magna and the Stronach Trust retains the right to terminate the Transaction Agreement if it reasonably concludes, after discussions with the other parties to the Transaction Agreement, that Shareholder approval of the Arrangement Resolution is unlikely to be received or if the Final Order is unlikely to be received before August 31, 2010.

Discussion

While the dilution to the Class A Subordinate Voting Shares that would result from the Proposal is much higher than precedent transactions to eliminate dual class share structures (11.4% as compared to dilution ranging from 0% to 3.04% as discussed above), the Special Committee firmly believes that the Stronach Trust would not be willing to undertake the transactions contemplated by the Proposal at any lower price. This is borne out by the repeated attempts of the Special Committee, both directly and through executive management, to seek a reduction in the purchase price for the Class B Shares. The Stronach Trust declined the Special Committee’s attempts to seek even a modest reduction and advised that the status quo was an acceptable alternative.

The Stronach Trust will immediately receive the benefit of the consideration to be paid under the Arrangement (including the immediate receipt of 9,000,000 Class A Subordinate Voting Shares and $300 million in cash). Those benefits are tangible, immediate and permanent, and represent a transfer of value by Magna to the Stronach Trust. The holders of Class A Subordinate Voting Shares will benefit from any increase in the multiple at which the Class A Subordinate Voting Shares trade in the market. The value of that benefit will not be immediately known and will depend on the multiple at which the shares trade over the longer term. Given that the Proposal is premised, to a significant degree, on a potential significant, sustained expansion in the EV/EBITDA multiple of the Class A Subordinate Voting Shares, a benefit that would accrue to holders of Class A Subordinate Voting Shares, the Special Committee believed that Magna should have the opportunity to withdraw the Proposal in the event that approval of the Arrangement by the holders of Class A Subordinate Voting Shares or the Court is unlikely.

The Position of the Stronach Trust Regarding the Proposal and the Status Quo

The Stronach Trust has agreed to support the Proposal, subject to approval by the holders of the Class A Subordinate Voting Shares, and has confirmed that it is not willing to consider or support any alternative transaction at this time.

In addition, the Stronach Trust has advised that, if the Arrangement is not implemented, it is content with maintaining the status quo.

Discussion

Notwithstanding the efforts of the Special Committee to impart upon the Stronach Trust its significant concerns regarding the dilution contemplated by the Proposal, the Stronach Trust has been resolute in its insistence that the Proposal is the only proposal that it is willing to consider at this time. Accordingly, the Special Committee determined that this Proposal is worthy of consideration by Shareholders as it represents the first time that the Stronach Trust has committed to undertaking a transaction to eliminate Magna’s dual class share structure.

The Proposal is the Only Alternative Available at this time to Eliminate Magna’s Dual Class Share Structure

If the Proposal is not pursued, there is no assurance that any further proposal to eliminate the dual class share structure of Magna would be forthcoming.

Discussion

Given the necessity that the Stronach Trust must consent to any proposal to eliminate Magna’s dual class share structure, any holder of Class A Subordinate Voting Shares who desires the elimination of Magna’s dual class share structure must consider that there is no practical alternative to the Proposal at this time other than the status quo. If Shareholder approval is not obtained at the Meeting, the status quo will continue to be maintained.

Amended Consulting Agreements

The Amended Consulting Agreements will provide certainty to Magna and to shareholders as to the term, scope and financial terms of Mr. Stronach’s continued involvement with Magna.

Discussion

As disclosed in Magna’s Management Information Circular/Proxy Statement in respect of its Annual and Special Meeting of Shareholders on May 6, 2010 under the headings “Compensation Discussion and Analysis – Determination of Amounts of Compensation – Determination of Compensation of Our Founder” and “Management Contracts” (which disclosure is incorporated by reference into the Circular), the compensation of Mr. Stronach reflects compensation arrangements that have evolved over several decades which recognize his special position as founder and architect of Magna’s unique, entrepreneurial corporate culture and his continuing contributions to Magna’s business.

The dual class share structure was introduced and shareholder approved in 1978. The Corporate Constitution was introduced and approved by shareholders in 1984. Throughout these periods and to date, Mr. Stronach has provided Magna with valuable services on an uninterrupted basis for decades. A key component of Magna’s executive compensation philosophy as reflected in the Corporate Constitution is the direct linkage between compensation and corporate performance as measured by profitability.

The Corporate Constitution specifically provides for incentive bonuses payable to corporate management not to exceed 6% of Magna’s Pre-Tax Profits Before Profit Sharing. Until 1994, almost all of Mr. Stronach’s compensation had been in the form of annual variable incentive compensation paid to him as part of corporate management. As part of Magna’s global expansion strategy, Mr. Stronach moved to Europe in early 1994 with the goal of replicating Magna’s North American capabilities in Europe. As a result of Mr. Stronach’s business development initiatives in Europe, Magna’s European-based sales grew from approximately $42 million at the end of July 1993 to peak sales of approximately $11.8 billion at the end of 2007. For Magna’s most recent fiscal year prior to his move, Mr. Stronach had received annual incentive bonus compensation in an amount equal to 3% of Pre-Tax Profits Before Profit Sharing. At the time of his move to Europe, new consulting arrangements were entered into by certain of Magna’s European subsidiaries under which Mr. Stronach provided business development and consulting services in exchange for annual fees. The CGCC first reviewed these consulting arrangements during fiscal 1994 and subsequently reviewed the annual fees payable under the arrangements on an annual basis, as well as all amendments to, extensions of and replacements for the arrangements that occurred subsequent to 1994, primarily as a result of various corporate reorganizations. Although the annual business development and consulting fees are not part of the incentive compensation available to corporate management under the Corporate Constitution, during the period between 1994 and 2004 these fees approximated 3% of Magna’s Pre-Tax Profits before Profit Sharing and, if combined with the incentive compensation paid to corporate management, did not exceed the total 6% of Pre-Tax Profits before Profit Sharing that was available to corporate management under the Corporate Constitution. In 2004, the CGCC recommended that the annual fees be set so that they aggregated 3% of Pre-Tax Profits Before Profit Sharing that is available for incentive bonus compensation to corporate management under the Corporate Constitution. By changing the annual fees payable to Mr. Stronach and his affiliated entities from a fixed amount to a specified profit participation, the fees were directly tied to Magna’s future profitability, consistent with the compensation philosophy of the Corporate Constitution. In general, these arrangements continued for each of the years from 2005 until 2009.

In connection with the renewal of the Consulting Agreements in respect of the year ending December 31, 2010, the CGCC considered the continuing significant and strategic value to Magna of the services performed by and continuing to be performed by Mr. Stronach and his associated entities directly and determined to continue the existing arrangements on the basis of a number of subjective factors from the prior year, including:

•	continued direct involvement in product innovation;

•	discussions with government leaders and management of certain of Magna’s largest customers, with respect to the restructuring of the automotive industry;

•	efforts to secure financial support from governments for research and development related to technologies and systems required in connection with alternative powered vehicles;

•	efforts relating to the development of new markets, new customers and E-Car;

•	activities relating to the management of Magna’s liquidity and finances, as well as cost reduction initiatives;

•	involvement with staffing of senior management of our operating groups;

•	direct promotion of technical training initiatives and development of accredited training programs in Canada and Austria; and

•	other strategic advisory services.

Given Mr. Stronach’s leadership and his continued contributions to the success of Magna, the Special Committee believed it was important to ensure the continued services of Mr. Stronach for a transitional period ending December 31, 2014, but also with the rights afforded to Magna in connection with Mr. Stronach’s death or permanent disability and in the event of a change of control. Additionally, the fact that the proposed changes to the consulting and business development arrangements are directly linked to Magna’s future performance during the transitional period, as measured by profitability, was essential to the Special Committee. Following the expiry of the transition period, the Magna Board will need to determine how to replace the business development and consulting services that have been provided by Mr. Stronach and his affiliated entities over the years. See “Transaction Documents – Amended Consulting Agreements” in the Circular.

Terms of the E-Car Partnership

The E-Car Partnership would mitigate the risks and expenditures that Magna would otherwise make in order to pursue the vehicle electrification business and, at the same time, provide Magna with a substantial equity stake in the business and afford Magna preferred supplier status. See “The Arrangement – Vehicle Electrification Joint Venture”, “Transaction Documents – E-Car Limited Partnership Agreement”, “Transaction Documents – Co-operation Agreement” and “Risk Factors – Risks Relating to the Vehicle Electrification Joint Venture” all found in the Circular.

Discussion

While Magna sees a market developing over time for electric and hybrid-electric vehicles, a view championed by Mr. Stronach himself, the fact remains that the development of the business of E-Car will take many years, require substantial investment and entails many, potentially substantial, risks. See “The Arrangement – Vehicle Electrification Joint Venture” in the Circular.

Given the relatively small size of the E-Car business relative to the overall size of Magna and the substantial resources and capital investment required to develop the business, the Special Committee believed that entering into the E-Car Partnership with control remaining with the Stronach Trust who would also have a material equity stake would ensure that the appropriate degree of attention is given to the development of the business while at the same time allowing Magna to benefit from its substantial equity stake in the business. In this regard, the current scale of the electric and hybrid-electric vehicle market is not a significant market for Magna’s traditional businesses. Furthermore, Magna will have the ability to carry on, engage in and participate in any business of the same nature as, or otherwise competing with, the E-Car Partnership. Magna may also continue the pursuit of manufacturing components for electric and hybrid-electric vehicles through its affiliation with the E-Car Partnership.

The Transaction Agreement contemplated that the purchase price of the assets comprising the E-Car business that would be contributed by Magna to the E-Car Partnership would be determined by mutual agreement between Magna and the Stronach Trust “taking into account the valuation work conducted by PwC for the Special Committee”. Following the Special Committee’s receipt of the PwC Valuation, it determined that in ascribing a price to the assets to be contributed by Magna to the E-Car Partnership, it was reasonable to select the mid-point of the range of fair market values ascribed to those assets by PwC in the PwC Valuation. Accordingly, the non-cash portion of Magna’s capital contribution to be made to the E-Car Partnership will have a value of $75 million (subject to adjustment to account for the continued funding of the business between March 31, 2010 until the closing of the Arrangement), representing the mid-point of PwC’s valuation range, with the result that the balance of Magna’s $220 million capital contribution will be paid in cash.

The Proposal is Exempt from the Formal Valuation and Minority Approval Requirements of MI 61-101

The Proposal is exempt from the formal valuation and minority approval requirements of MI 61-101.

Discussion

As described above, the Special Committee believed that, notwithstanding the availability of the exemption from the minority approval requirements under MI 61-101 in connection with the Arrangement, the Proposal should not proceed without such a minority vote.

While the Special Committee determined it appropriate to apply the standard set out in MI 61-101 as if a minority vote were to apply, it determined that the preparation of a formal valuation of the Class B Shares as would be required if the Proposal were not exempt from that requirement under MI 61-101 would not be necessary or useful to assist it or the holders of Class A Subordinate Voting Shares in evaluating the Proposal. In that regard, the Special Committee received advice from its financial advisor that the principal manner in which the costs of transactions to eliminate dual class share structures are evaluated is by dilution to the subordinate voting shareholders rather than an analysis of intrinsic value. Among other things, CIBC advised that formal valuations prepared in accordance with MI 61-101 require an en bloc valuation of the shares, which is typically based on fundamental valuation methodologies, including discounted cash flow analysis and a consideration of comparable company multiples, as well as a consideration of the terms of precedent transactions. Such an en bloc valuation inherently includes a premium for control, but does not consider the allocation of value between classes of shareholders. See “Advice of CIBC to the Special Committee”.

The foregoing discussion of the information and factors considered and evaluated by the Special Committee is not exhaustive of all factors considered and evaluated by the Special Committee. The conclusions of the Special Committee were made after considering the totality of the information and factors. Individual Shareholders may ascribe different weight to any of the foregoing factors or consider factors other than those set out above.

Special Committee Considerations in Making No Recommendation

The Special Committee concluded at its May 5, 2010 meeting that the Magna Board should not make any recommendation with respect to the Proposal as to how Shareholders should vote their Class A Subordinate Voting Shares with respect to the Arrangement Resolution.

In determining whether to issue a recommendation, if any, as to how Shareholders should vote with respect to the Arrangement Resolution, the Special Committee was faced with a challenging cost-benefit analysis. The Special Committee was required to weigh the potential benefits of the Proposal, principally consisting of the potential multiple expansion arising from the elimination of Magna’s dual class share structure, and which will not be immediately known and will depend on the multiple at which the Class A Subordinate Voting Shares trade over the longer term, against the tangible and immediate costs of its implementation, namely the immediate dilution which would result upon the implementation of the Arrangement. In doing so, the Special Committee evaluated the potential costs and benefits of the Proposal from the perspective of each of Magna and the holders of Class A Subordinate Voting Shares.

Position of the Stronach Trust

In addition, the Special Committee also recognized that the Stronach Trust had the unrestricted ability to deal or not with its Class B Shares as it chose. The Special Committee recognized that the Stronach Trust would receive consideration for its Class B Shares far in excess of the consideration received by shareholders in any of the historical transactions in which a dual class share structure was collapsed, representing a premium of approximately 1,799%2 and resulting in dilution to the holders of Class A Subordinate Voting Shares of approximately 11.4%. In addition, the Stronach Trust would also directly benefit from any expansion in the trading multiple of the Class A Subordinate Voting Shares given that it would receive 9,000,000 Class A Subordinate Voting Shares as part of the consideration payable to it under the Proposal. See “Advice of CIBC to the Special Committee – Summary of CIBC Final Report” in this Supplement and “The Arrangement – Interests of Frank Stronach, the Stronach Trust and their Affiliates” in the Circular.

Cost-Benefit Analysis of the Proposal to Magna

As the Proposal relates to Magna, the Special Committee was able to reasonably understand the benefits to Magna of implementing the Proposal against the costs to Magna. In that regard, the benefits to Magna include the impact of a single class structure on its cost of capital and liquidity, the transitional period in which Mr. Stronach will continue to provide his consulting services to Magna at a cost that will reduce over time and the mitigation of investment risk and exposure in connection with the nascent E-Car business which will be led by Magna’s founder, while maintaining a substantial equity interest in the business. In addition, the Special Committee was able to reasonably understand the costs to be borne by Magna to achieve these benefits.

Cost-Benefit Analysis of the Proposal to the Holders of Class A Subordinate Voting Shares

The Special Committee determined that the other principal stakeholders affected by the Proposal are the holders of Class A Subordinate Voting Shares. Measuring the benefits of the Proposal to the holders of Class A Subordinate Voting Shares against the costs to be borne by them was a challenging task and one that the Special Committee was unable to resolve.

[2]	Third parties have used a number of metrics to conceptualize the value proposition of the Arrangement. In this regard, the aggregate consideration of 9,000,000 Class A Subordinate Voting Shares and $300 million in cash payable to the Stronach Trust has a value of approximately $863 million (based on the pre-announcement price of the Class A Subordinate Voting Shares on the NYSE). $863 million divided by 726,829 Class B Shares to be purchased for cancellation by Magna results in a payment of approximately $1,187 per Class B Share, being a premium of approximately $1,124 or 1,799% per Class B Share over the pre-announcement price of the Class A Subordinate Voting Shares.

In particular, from a purely economic perspective, any increase in the trading multiple of the Class A Subordinate Voting Shares would be to the advantage of the holders of those shares. Not only would this increase be one of the more significant benefits to the holders of Class A Subordinate Voting Shares, it was also anticipated to be the primary benefit of the Proposal itself. The dilemma faced by the Special Committee was that the extent of this increase, and its sustained impact, could not be predicted or estimated with any certainty and would only be known over an extended period of time following the announcement and consummation of the Proposal.

On the other hand, the substantial dilution contemplated by the Proposal in the form of 9,000,000 newly issued Class A Subordinate Voting Shares and $300 million cash (representing an aggregate value of approximately $863 million based on the pre-announcement price of the Class A Subordinate Voting Shares on the NYSE) less $45.5 million, in respect of the cancelled Class B Shares (based on the same price) could be immediately and precisely quantified. In that regard, the Proposal would result in a dilution factor of 11.4% to the holders of Class A Subordinate Voting Shares, a dilution factor which was significantly greater than the dilution factor in the historical dual class share reorganizations that were reviewed by CIBC for the Special Committee. Furthermore, the Special Committee understood that this cost was anticipated to be the primary cost of the Proposal, all of which would be borne by holders of Class A Subordinate Voting Shares.

The Special Committee’s decision-making process was further complicated by the fact that CIBC had advised that it was not prepared to include the provision of a fairness opinion in its scope of engagement. In particular, in defining the scope of CIBC’s engagement, CIBC took into account that the primary rationale for the transaction was an increase in Magna’s trading multiple and that the proposed repurchase of the Class B Shares would not significantly affect the fundamental valuation of Magna while resulting in significantly greater dilution than had been the case in precedent dual class share reorganizations. Consequently, any fairness opinion would have required CIBC to opine on possible future trading multiples and by extension share trading prices, which are inherently unpredictable and change over time. See “Advice of CIBC to the Special Committee”.

Other Considerations of the Special Committee

In addition to the foregoing cost-benefit analyses, the Special Committee also considered the unique circumstances of Magna and its relationship with its founder, Mr. Stronach, and the value placed on that relationship by Magna, the Magna Board and Shareholders, including Mr. Stronach’s influence on the culture and key operating principles on which Magna was founded, including the Corporate Constitution, and the significant growth and development of Magna since the implementation of Magna’s dual class share structure.

Special Committee’s Determination to Make No Recommendation

Given the Special Committee’s inability to determine whether the benefits of the Proposal would outweigh its costs for the reasons set out above, the Special Committee believed that it could not reasonably recommend that holders of Class A Subordinate Voting Shares vote in favour of the Proposal.

In addition, the Special Committee, after evaluating all of the information before it including the advice of CIBC as to the quantum of the historical trading discount, believed that the potential benefits of the Proposal could be substantial to holders of Class A Subordinate Voting Shares. Accordingly, the Special Committee believed that it could not reasonably recommend that the holders of Class A Subordinate Voting Shares vote against the Proposal.

As a consequence of the foregoing determinations, the Special Committee concluded that it could make no recommendation to Shareholders, either in favour of or against the Proposal. In addition, the Special Committee believed that the holders of Class A Subordinate Voting Shares would not be prejudiced by the lack of a recommendation by the Magna Board or the Special Committee given that:

•	both the principal costs and potentially significant benefits of the Proposal would be borne by and accrue to the holders of Class A Subordinate Voting Shares;

•	holders of Class A Subordinate Voting Shares would be provided with sufficient information on which to make a reasoned judgment with respect to the Arrangement;

•

any increase in the trading multiple of the Class A Subordinate Voting Shares attributable to the Proposal could reasonably be viewed as a reflection of the collective market assessment of the value of implementing the Proposal; while not conclusive, the actual, post-announcement trading in the Class A Subordinate Voting Shares would be expected to provide an indication of the anticipated market reaction if the Proposal is completed; and

•

each holder of Class A Subordinate Voting Shares would have its own perspective on the costs and benefits of the Proposal, a perspective that was expected to be informed by a number of factors including such holder’s investment objectives, such holder’s assessment of the impact of the Stronach Trust’s control of Magna, and the unprecedented consideration to be paid to the Stronach Trust pursuant to the Proposal.

The Special Committee strongly urges holders of Class A Subordinate Voting Shares to review carefully the foregoing factors considered by the Special Committee in addition to those factors discussed above under “— Special Committee Considerations in Submitting the Arrangement Resolution to Shareholders”. The Special Committee also urges holders of Class A Subordinate Voting Shares to consider the ongoing market reaction to the Proposal as reflected in the trading price of the Class A Subordinate Voting Shares following the announcement of the Proposal. See “Market Price and Trading Activity”.

Determination of the Magna Board

The Magna Board has determined that it is in the best interests of Magna to submit the Arrangement Resolution to a vote of the Shareholders. In making this determination, Messrs. Stronach and Walker and Ms. Stronach, having declared their interests in the Arrangement due to their direct or indirect interests in the Stronach Trust, abstained from voting. At a meeting of the Magna Board held on May 5, 2010, the Magna Board authorized Magna to enter into the Transaction Agreement. The Transaction Agreement was entered into before the opening of trading on the TSX and the NYSE on May 6, 2010.

In accordance with the report of the Special Committee, the Magna Board has authorized the submission of the Arrangement Resolution to a vote of the Shareholders. Shareholders should carefully review and consider the Proposal and the considerations described in this Supplement, as described under “Special Committee Considerations in Submitting the Arrangement Resolution to Shareholders”, and reach their own conclusions as to whether to vote for or against the Arrangement Resolution.

The Magna Board makes no recommendation as to how Shareholders should vote in respect of the Arrangement Resolution.

Announcement of the Transaction Agreement

Magna announced the entering into of the Transaction before the opening of trading on the TSX and the NYSE on May 6, 2010. The timing of Magna’s announcement of the Proposal coincided with the release of its strong first quarter 2010 earnings results and the reinstatement of Magna’s quarterly dividend. Magna’s first quarter results largely reflected the significantly improved levels of light vehicle production in its two principal markets, North America and Europe, combined with the benefits of its restructuring, right-sizing and other cost reduction efforts over the past two years. Operating income increased $515 million to $285 million, compared to an operating loss of $230 million in the first quarter of 2009. In light of Magna’s return to profitability and expectation that Magna would continue to generate a profit, the Magna Board reinstated Magna’s quarterly dividend, amounting to $0.18 per share in respect of the first quarter of 2010.

Magna routinely announces its earnings results immediately prior to or during its annual general meeting. The decision to do so this year was consistent with past practice and, in Magna’s view, general public company reporting standards. The Special Committee and the Magna Board decided to announce the Proposal at the same time in light of the opportunity to use the annual meeting as a platform to discuss the Proposal with analysts and shareholders who would be expected to attend the meeting and/or the investor and analyst conference call which was open to the public and scheduled to occur prior to the annual meeting and which had been publicly announced on May 3, 2010. Moreover, given the time that had elapsed and the evolution of the Proposal since the initial April 8, 2010 meeting to consider the Stronach Trust’s apparent willingness to consider a possible transaction, the annual meeting was viewed as an appropriate time to announce the Proposal, provided that the Transaction Agreement was entered into by that time, thereby ensuring the Stronach Trust was committed to proceeding with the Proposal when it was announced.

Since the announcement of the proposed Arrangement on May 6, 2010, the trading price of the Class A Subordinate Voting Shares has increased from pre-announcement levels. It is not possible for the Special Committee to determine the extent to which this increase is attributable to the Proposal. However, CIBC, in the CIBC Update Report delivered to the Special Committee on May 25, 2010, did consider the Class A Subordinate Voting Share price reaction relative to the trading of Magna’s peer companies following their respective earnings releases. See “Advice of CIBC to the Special Committee” below. While there is a question whether the increase in the market price of the Class A Subordinate Voting Shares immediately following the public announcement of the Proposal was also affected by other public announcements by Magna on that same day, Magna was among the last of the public companies in its peer group to report its first quarter earnings and Magna had, therefore, expected strong first quarter results to have been reflected in its share price. In the CIBC Update Report, CIBC reviewed the share price performance of Magna’s peer companies following the earlier positive earnings announcements. Based on the analysis received from CIBC concerning the impact of the announcement of the Proposal on the trading price and the trading multiple of the Class A Subordinate Voting Shares, the Special Committee believes that a substantial portion of the increase in the trading price and the trading multiple of the Class A Subordinate Voting Shares may reasonably be attributed to the Proposal. In addition, Magna believes that the dividend resumption was likely anticipated, as Magna is required under its Corporate Constitution to pay a minimum dividend based on profits, and analysts had anticipated that Magna’s profitability would have been restored in the first quarter of 2010.

DELIBERATIONS OF THE SPECIAL COMMITTEE FOLLOWING THE OSC ORDER

Following the issuance of the Order, the Special Committee convened meetings on June 29, June 30, July 2 and twice on July 8, 2010 to review and consider the terms of the Order and to address the disclosure matters contained in the Order relevant to the Special Committee. At the July 8 meeting, the Special Committee also reviewed and considered comments received from OSC staff in respect of draft supplemental disclosure to the Circular that was delivered in advance to OSC staff for its review in accordance with the Order. Nevertheless, staff of the OSC has not approved the contents of the Supplement or expressed an opinion as to the fairness of the Arrangement. In light of the Order, the Special Committee determined that it would be appropriate to supplement its report to the Magna Board originally delivered on May 5, 2010 in order to, among other things, amplify the discussion of (i) its review and approval process in respect of the Proposal, (ii) the factors considered by the Special Committee in its review of the Proposal, and (iii) the reasons why the Special Committee had come to its conclusions set out in its original report to the Magna Board. Accordingly, the Special Committee reviewed and approved its supplemental report to the Magna Board, which has been reproduced above under the headings “Background to the Proposal and Arrangement – Information Reviewed and Considered by the Special Committee”, “– Potential Alternatives Considered by the Special Committee”, “– Determinations of the Special Committee”, “– Special Committee Considerations in Submitting the Arrangement Resolution to Shareholders”, and “– Special Committee Considerations in Making No Recommendation”.

In addition to the foregoing, the Special Committee considered, in light of the increased trading price of the Class A Subordinate Voting Shares following announcement of the Arrangement, whether it could issue a recommendation to Shareholders that they vote in favour of the Arrangement Resolution.

The Special Committee concluded that it remained unable to issue such a recommendation for the reasons discussed under the heading “Background to the Proposal – Special Committee Considerations in Making No Recommendation”. In particular, and without limiting the matters discussed therein, the Special Committee noted that:

•

the Special Committee was advised by CIBC that, notwithstanding the evidence of an increased trading multiple and share price of the Class A Subordinate Voting Shares in light of the announcement of the Proposal, it remained of the view that it would not be prepared to opine on the financial fairness of the Proposal for the same reasons set out under the heading “Advice of CIBC to the Special Committee – Scope of Engagement of CIBC – No Fairness Opinion”. In particular, but without limiting the reasons set out therein, it was noted that the benefits of the Proposal to the holders of Class A Subordinate Voting Shares were predicated on a significant, sustained, expansion in the trading multiple of the Class A Subordinate Voting Shares and, consistent with its practice, CIBC does not express any opinion about future trading prices; and

•

regardless of the extent of any achieved expansion in the trading multiple of the Class A Shares attributable to the Proposal, such expansion would not have the effect of reducing the consideration payable to the Stronach Trust for its Class B Shares, which consideration remains far in excess of the consideration received by the controlling shareholder in any of the precedent transactions in which a dual class share structure was collapsed, representing a premium of 1,799% and dilution of 11.4%. In addition, the Stronach Trust would also directly benefit from the expansion in the trading multiple given that it would receive 9,000,000 Class A Subordinate Voting Shares as part of the consideration payable to it under the Proposal. See “Advice of CIBC to the Special Committee – Summary of CIBC Final Report” and “The Arrangement – Interests of Frank Stronach, the Stronach Trust and their Affiliates”.

THE SPECIAL COMMITTEE’S VIEWS ON THE ARRANGEMENT PROCESS

The Order requires this Supplement to include “a discussion of the advice received by the Special Committee as to the nature of the legal standard to be applied by the Court in determining whether the Arrangement is fair and reasonable and what matters the Court would likely consider in reaching that determination”.

Set out below is a summary overview of Magna and the Special Committee’s understanding of the relevant aspects of the applicable law concerning the plan of arrangement process. For clarity, Magna and the Special Committee do not waive any privilege attaching to solicitor-client communications and advice.

Overview of the Applicable Law

Magna and the Special Committee understand that to obtain Court approval of the Arrangement, Magna must establish that (i) the statutory procedures in respect of the Arrangement have been met; (ii) the court application to seek approval of the Arrangement has been put forward in good faith; and (iii) the Arrangement is fair and reasonable.

In determining whether the Arrangement is fair and reasonable, the Court must be satisfied that (i) the Arrangement has a valid business purpose, and (ii) the objections of those whose legal rights are being arranged are being resolved in a fair and balanced way.

The overall determination of whether an arrangement is fair and reasonable is fact-specific and requires an assessment of different factors in different situations. While there is no exhaustive list of factors that the Court will consider, the Supreme Court of Canada has cited a number of factors that courts may consider in evaluating an arrangement.

Of the factors cited by the Supreme Court of Canada, Magna and the Special Committee believe that the factors listed below are those most applicable in the circumstances of the Arrangement (as discussed in more detail below under the heading “— Special Committee’s Considerations and Conclusions as to ‘Fair and Reasonable’”):

•

Voting Results: An important factor is whether a majority of security holders of the class affected has voted to approve the arrangement. Where the majority is absent or slim, doubts may arise as to whether the arrangement is fair and reasonable; however, a large majority suggests the converse. Although the outcome of a vote by security holders is not determinative of whether the plan should receive the approval of the court, courts have placed considerable weight on this factor. Voting results offer a key indication of whether those affected by the plan consider it to be fair and reasonable.

•

Assessment of the Compromise: Other indicia of fairness are the proportionality of the compromise between various security holders, the security holders’ position before and after the arrangement and the impact on various security holders’ rights.

•

Directors and Advisors: The court may also consider the repute of the directors and advisors who endorse the arrangement and the arrangement’s terms. Thus, courts have considered whether the plan has been approved by a special committee of independent directors.

The Supreme Court of Canada has also cited certain additional factors that may be considered, as set out below; however, for the reasons described below, Magna and the Special Committee believe these factors would not be relevant to the Court’s assessment in the circumstances of the Arrangement:

•	Fairness Opinion: Courts often consider the presence of a fairness opinion from a reputable expert.

During its deliberations, the Special Committee considered the potential adverse impact on the Court’s review of the Arrangement given the Special Committee’s understanding that a fairness opinion is a factor that courts often consider in evaluating fairness of an arrangement transaction. Ultimately, the Special Committee concluded that the fact that no fairness opinion was provided could be explained to the Court given CIBC’s reasons why it would not provide a fairness opinion.

In that regard, from Magna’s perspective, the primary economic rationale for the proposed elimination of the Class B Shares was to narrow or eliminate the discount that the market had ascribed to Magna’s trading multiple relative to its peers. In defining the scope of CIBC’s engagement, CIBC took into account that the primary rationale for the transaction was an increase in Magna’s trading mulitiple and that the proposed elimination of the Class B Shares would not significantly affect the fundamental valuation of Magna while resulting in significantly greater dilution than had been the case in precedent dual class share reorganizations. Consequently, any fairness opinion would have required CIBC to opine on possible future trading multiples and by extension share trading prices, which are inherently unpredictable and change over time. CIBC’s customary practice is to expressly disclose in fairness opinion letters that CIBC does not express any opinion about trading price following the announcement or completion of any transaction. Magna understands that it is industry practice for many investment banking firms to include such a disclaimer in their fairness opinions. For these reasons, CIBC did not provide a fairness opinion to the Special Committee. See “Advice of CIBC to the Special Committee”.

•	Dissent and Appraisal Remedies: Courts will also consider the access of shareholders to dissent and appraisal remedies.

The Interim Order does not grant Shareholders dissent and appraisal rights. In the circumstances of the Arrangement, Magna believes that dissent and appraisal rights are unnecessary. Moreover, the circumstances in which dissent and appraisal rights are typically granted are not engaged by the Arrangement.

Pursuant to the Arrangement, Magna will indirectly acquire and cancel all of the issued and outstanding 726,829 Class B Shares held indirectly by the Stronach Trust. No other securities will be acquired or cancelled by Magna or any other person. The Stronach Trust has agreed, subject to the terms and conditions of the Transaction Agreement, to sell all the Class B Shares for the consideration contemplated by the Arrangement and has covenanted in the Transaction Agreement that it will vote, or cause to be voted, all such Class B Shares in favour of the Arrangement Resolution. As such, this is a negotiated, consensual transaction between the Stronach Trust and Magna rather than a compulsory acquisition of the Class B Shares. Dissent rights are otherwise not applicable to the Arrangement. The substantive rights attached to the Class A Subordinate Voting Shares will not change, and they are not being acquired, cancelled or otherwise arranged. If holders of Class A Subordinate Voting Shares do not approve the Arrangement Resolution, the principal consequence will be the maintenance of the status quo. If holders of Class A Subordinate Voting Shares approve the Arrangement Resolution and the Arrangement is completed, the business of Magna will not be materially altered by the Arrangement and any benefits that accrue to the Class A Subordinate Voting Shares will accrue equally to all holders of the class.

The Supreme Court of Canada has also observed that there is no such thing as a perfect arrangement. What is required is a reasonable decision in light of the specific circumstances of each case, not a perfect decision. In particular, courts are to refrain from substituting their views of what they consider the “best” arrangement. At the same time, courts are not to surrender their duty to scrutinize the arrangement. The court must conduct a careful review of the proposed transactions.

Requirements of the Order

The Order requires this Supplement to include a “clear statement by the disinterested members of the Magna Board or the Special Committee whether they have concluded that (a) the Proposed Transaction is fair and reasonable in accordance with the applicable corporate law standard, or (b) they have reached no such conclusion.”

The Special Committee met formally on June 29, June 30, July 2 and July 8, 2010 with its independent legal and financial advisors, Fasken and CIBC, to consider its response to the Order, including as to any conclusion that it may make concerning the fairness and reasonableness of the Arrangement. Each of the foregoing meetings included a lengthy session in camera at which only the Special Committee and its legal and financial advisors were present and the meeting on June 30, 2010 was conducted entirely in camera.

Special Committee’s Considerations and Conclusions as to “Fair and Reasonable”

In reviewing whether the Arrangement is fair and reasonable, the Special Committee understands that the Court must be satisfied that (i) the Arrangement has a valid business purpose, and (ii) the objections of those whose legal rights are being arranged are being resolved in a fair and balanced way.

Valid Business Purpose

The Special Committee believes that the Arrangement is being undertaken for a valid business purpose which is, principally, to collapse Magna’s dual class share structure. The Special Committee and the Magna Board believe that, in light of the opportunity and the potential benefits of the Arrangement as described elsewhere in the Circular and this Supplement and, having regard to all of the circumstances and factors considered by the Special Committee, it is in the best interests of Magna to submit the Arrangement Resolution to Shareholders for their consideration.

Resolution in a Fair and Balanced Way

At its core, whether or not the Arrangement is consummated involves a decision as to whether the benefits of collapsing Magna’s dual class share structure are worth the cost. Substantially all of the cost is to be borne by the holders of Class A Subordinate Voting Shares in the form of the dilution resulting from the issuance of 9,000,000 Class A Subordinate Voting Shares and the payment of $300 million in cash to the Stronach Trust in exchange for its Class B Shares.

Position of the Holder of Class B Shares

The holder of the Class B Shares, which is under no compulsion to sell, has established the precise terms on which it is willing to do so at this time under the Transaction Agreement. The holder of the Class B Shares has also advised that if the Arrangement Resolution is not approved by holders of Class A Subordinate Voting Shares, it is content with the status quo.

Position of the Holders of Class A Subordinate Voting Shares

The holders of Class A Subordinate Voting Shares currently hold substantially all of the equity of Magna but otherwise have no voting control, individually or collectively, nor any right to require that voting control of Magna, or any premium received for the Class B Shares on a change of control, be distributed among them. The Proposal provides an opportunity for the holders of Class A Subordinate Voting Shares to consider whether they are willing to accept the terms on which the Stronach Trust is willing to sell its Class B Shares under the Transaction Agreement, recognizing that the Proposal is the only opportunity to collapse the dual class share structure available at this time. If holders of Class A Subordinate Voting Shares do not approve the Arrangement Resolution, the principal consequence will be the maintenance of the status quo.

The Process Can Be Expected to Yield a Fair and Reasonable Result

Magna and the Special Committee believe that the Proposal was developed through a careful, deliberate and rigorous process, the details of which are disclosed under the heading “Background to the Proposal and the Arrangement”. In the circumstances and taking into account the terms of the Proposal, the Special Committee recognized that reasonable holders of Class A Subordinate Voting Shares could differ in their view as to the relative value of the potential benefits as compared to the known costs of the Proposal. The Special Committee therefore established a process to implement the Proposal designed to protect the interests of the holders of the Class A Subordinate Voting Shares as a class. In particular, the Transaction Agreement provides holders of Class A Subordinate Voting Shares with an opportunity to determine for themselves, through a fair and democratic process, whether they, as a class, would prefer the bargain represented by the Proposal or the status quo. The Proposal will not be consummated without the participation of the holders of the Class A Subordinate Voting Shares, as expressed in the results of the vote on the Arrangement Resolution.

The Special Committee believes that the process contemplated by the Transaction Agreement to ascertain the position of the holders of Class A Subordinate Voting Shares concerning the Proposal is reasonable and appropriate in the circumstances for the following reasons:

•	the Arrangement will not be consummated without the approval of the Arrangement Resolution;

•

the Arrangement Resolution is subject to approval by a majority of the votes cast at the Meeting by Minority Class A Subordinate Voting Shareholders (notwithstanding the fact that an exemption from this requirement is otherwise available under applicable Canadian securities laws);

•

holders of Class A Subordinate Voting Shares have all information in the Circular and this Supplement sufficient to permit them to make an informed decision as to how to vote on the Arrangement Resolution, which disclosure includes a detailed description of the development and review of the Proposal, its costs and potential benefits, the review process undertaken by the Special Committee, the reasons why no fairness opinion has been provided and the reasons why no recommendation has been made by the Special Committee or the Magna Board;

•

the Class A Subordinate Voting Shares trade in a liquid market such that the market reaction to the Proposal is reflected in the trading price and trading multiple of the Class A Subordinate Voting Shares;

•	the Arrangement is not coercive – if holders of Class A Subordinate Voting Shares do not approve the Arrangement Resolution, the status quo will simply continue;

•

if holders of Class A Subordinate Voting Shares approve the Arrangement Resolution and the Arrangement is completed, the business of Magna will not be materially altered by the Arrangement and any benefits that accrue to the Class A Subordinate Voting Shares will accrue equally to all holders of the class; and

•

holders of Class A Subordinate Voting Shares who wish to tender evidence and make submissions to the Court concerning the Arrangement, whatever the votes may be on the Arrangement Resolution, will have an opportunity to do so.

Conclusions of the Special Committee

As described above, the Special Committee believes that the process contemplated by the Transaction Agreement to ascertain the position of the holders of Class A Subordinate Voting Shares concerning the Proposal is reasonable and appropriate. Furthermore, the Transaction Agreement expressly contemplates that the Arrangement will not be consummated if the Arrangement Resolution is not approved by Minority Class A Subordinate Voting Shareholders. The Special Committee also observes that the Supreme Court of Canada has stated that a clear majority vote by a class of shareholders affected by an arrangement suggests an arrangement is fair and reasonable and that “courts have placed considerable weight on this factor”.

In light of the considerations described above under the heading “– Resolution in a Fair and Balanced Way” above, including the process established to ascertain the position of holders of Class A Subordinate Voting Shares, the Special Committee believes that the results of the vote on the Arrangement Resolution can reasonably be expected to reflect the views of the holders of Class A Subordinate Voting Shares, as a class, as to whether they consider the bargain presented by the Proposal to be fair and reasonable.

In light of the foregoing, the Special Committee believes that the choice made by holders of Class A Subordinate Voting Shares, whether it be the consummation of the Proposal or the status quo, will produce a fair and reasonable result. The Special Committee therefore concludes that the Arrangement, if consummated in accordance with the terms provided in the Transaction Agreement, is fair and reasonable.

The Special Committee cautions that, regardless of its conclusions as set out above, whether or not the Arrangement is fair and reasonable in accordance with the applicable corporate law standard is a legal conclusion to be made by the Court after the hearing in respect of the Final Order at which fairness is considered. Prior to making its decision, the Court will hear and consider evidence and submissions as to the fairness and reasonableness of the Arrangement by Magna and any holder of Class A Subordinate Voting Shares who chooses to appear.

Additional Observations of the Special Committee

While Shareholders have not yet voted on the Arrangement Resolution, the Special Committee has taken note of the market reaction to the Proposal following its announcement as reflected in the trading price and trading multiple of the Class A Subordinate Voting Shares. The Special Committee has received analysis from CIBC concerning the impact of the announcement of the Proposal on the trading price and trading multiple of the Class A Subordinate Voting Shares and, based on such analysis, the Special Committee believes that a substantial portion of the increase in the trading price and the trading multiple of the Class A Subordinate Voting Shares may reasonably be attributed to the Proposal. See “Advice of CIBC to the Special Committee”.

As a result, the Special Committee has reason to believe that holders of Class A Subordinate Voting Shares, as a class, might reasonably view the benefits to them of the Proposal as being worth the cost and therefore approve the Arrangement Resolution. In that regard, each member of the Special Committee, in his capacity as a holder of Class A Subordinate Voting Shares (or securities that derive their value from Class A Subordinate Voting Shares), is in favour of the approval of the Arrangement Resolution.

ADVICE OF CIBC TO THE SPECIAL COMMITTEE

Engagement of CIBC

The Special Committee formally engaged CIBC effective as of April 8, 2010 to act as its independent financial advisor in connection with the Proposal. CIBC presented the CIBC Preliminary Report to the Special Committee at its meeting on April 25, 2010 and presented the CIBC Final Report to the Special Committee at its meeting on May 5, 2010. Following the announcement of the Arrangement, CIBC presented the CIBC Update Report to the Special Committee at its meeting on May 25, 2010. Copies of each of the CIBC Final Report and the CIBC Update Report that have already been publicly disclosed are attached to this Supplement at Appendix B and Appendix C, respectively. Each of the CIBC Final Report and the CIBC Update Report is summarized below.

Pursuant to the terms of its engagement letter with Magna, CIBC is to be paid a fee for its services as financial advisor to the Special Committee. No fees payable to CIBC are contingent on the success or completion of the Arrangement. Fees are payable on an instalment basis with payments due upon the execution of the engagement letter, upon the completion and delivery of a preliminary report to the Special Committee, upon the completion and delivery of a final report to the Special Committee, upon the public announcement of the Proposal, and upon the mailing of a management information circular to Shareholders. The amount of the fee payable to CIBC under the engagement letter is not material to CIBC. Magna also agreed to reimburse CIBC for its reasonable expenses incurred in connection with the performance of its engagement and to indemnify CIBC against certain liabilities.

Scope of Engagement of CIBC

Advice to be Provided to the Special Committee

CIBC was retained by the Special Committee to, among other things, (i) provide the Special Committee with financial analysis and advice related to the proposed elimination of the Class B Shares; (ii) attend meetings with the Special Committee and, if requested, the Magna Board, to review CIBC’s analysis relating to the proposed elimination of the Class B Shares; and (iii) provide a written preliminary report and a written final report to the Special Committee summarizing CIBC’s financial analysis. CIBC advised that it would be prepared to accept an engagement to act as a financial advisor to the Special Committee, with the understanding that the scope of CIBC’s engagement would not include the provision of a fairness opinion.

No Fairness Opinion

Although Magna initially asked whether CIBC would be able to deliver a fairness opinion, the scope of CIBC’s engagement did not contemplate the provision of a fairness opinion. From Magna’s perspective, the primary economic rationale for the proposed elimination of the Class B Shares was to narrow the discount that the market had ascribed to Magna’s trading multiple relative to its peers. In defining the scope of CIBC’s engagement, CIBC took into account that the primary rationale for the transaction was an increase in Magna’s trading multiple and that the proposed elimination of the Class B Shares would not significantly affect the fundamental valuation of Magna while resulting in significantly greater dilution than had been the case in precedent dual class share reorganizations. Consequently, any fairness opinion would have required CIBC to opine on possible future trading multiples and by extension share trading prices, which are inherently unpredictable and change over time. CIBC’s customary practice is to expressly disclose in fairness opinion letters that CIBC does not express any opinion about trading price following the announcement or completion of any transaction. Magna understands it is industry practice for many investment banking firms to include such a disclaimer in their fairness opinions.

Summary of CIBC Final Report

On April 25, 2010, CIBC presented the CIBC Preliminary Report to the Special Committee. Following the presentation of that report, CIBC updated and finalized the report, attended all the subsequent Special Committee meetings and presented the CIBC Final Report to the Special Committee at its meeting on May 5, 2010. The CIBC Final Report and the CIBC Update Report have already been publicly disclosed and are attached to this Supplement as Appendix B and Appendix C, respectively.

Set out below is a summary overview of the information and conclusions presented to the Special Committee in the CIBC Final Report. Accordingly, the summary is qualified in its entirety by reference to the full text of the CIBC Final Report attached as Appendix B to this Supplement.

Key aspects of the analysis included in the CIBC Final Report included a review of historical share conversion precedents involving the elimination of a dual class share structure, an analysis of Magna’s historical trading multiples relative to its automotive supplier peers, a review of historical Magna equity research and commentary regarding the reasons for Magna’s trading discount relative to its peers, a benchmarking analysis of key operational and financial performance information for Magna versus its peers, and a sensitivity analysis on the potential trading value of the Class A Subordinate Voting Shares at a range of different trading multiples and reflecting the implementation of the Proposal.

Specifically, the CIBC Final Report included the following principal findings:

•

the Proposal would result in significantly higher level of dilution (11.4%) to the holders of Class A Subordinate Voting Shares than in any of the precedents examined by CIBC, in which dilution ranged from 0% to 3.04% and averaged 0.89% for all precedents, and 2.14% where no coattail protection existed (excluding transactions, in the latter case, with 0% premiums) (see the table below);

Share Conversion Precedents

Announce Date	Company	Coattail	Market Cap. (C$ MM)	Premium MV / SV Offer		# of Mult. Votes	Multi-Vote			Shares Outstanding		Pre-Trans. Total O/S Shares	Additional Shares Issued to Voting	% Share Dilution		Shareholder Vote
							Econ. %	Voting %	Voting / Econ.	Sub- Voting	Mult- Voting
Dual Class Share Reorganizations - Collapse of Dual Class Share Structure
31-May-06	Extendicare	No	$1,844	7.5%		10	17.1%	67.3%	3.9x	57.1	11.8	68.9	0.9	1.28%		Yes
14-Mar-06	Canam Group	Yes	$430	343.4%		5	0.9%	42.6%	48.6x	47.1	7.0	54.1	1.4	3.04%		Yes
13-Dec-05	CoolBrands	Yes	$50	0.0%		10	10.7%	54.6%	5.1x	50.0	6.0	56.1	0.0	0.00%		Yes
13-Sep-05	ProMetic Life Sciences	Yes	$51	0.0%		10	10.1%	52.8%	5.2x	116.5	13.0	129.5	0.0	0.00%		Yes
31-Mar-05	Diaz Resources	Yes	$41	0.0%		25	10.0%	73.5%	7.4x	53.8	6.0	59.8	0.0	0.00%		Yes
26-Feb-04	MDC Partners	Yes	$365	0.0%		20	2.4%	32.7%	13.8x	18.6	0.5	19.0	0.0	0.00%		No
03-Feb-04	Gildan	Yes	$590	0.0%		8	20.6%	67.5%	3.3x	23.4	6.1	29.5	0.0	0.00%		No
11-Dec-03	Sherritt	No	$800	0.0%		N/A	0.0%	0.0%	0.0x	131.2	0.0	131.2	0.0	0.00%		No
17-Oct-03	Sino-Forest	Yes	$277	0.0%		5	6.7%	26.3%	3.9x	84.2	6.0	90.2	0.0	0.00%		No
07-May-03	Sceptre	No	$64	0.0%		A’s No Vote	0.1%	100.0%	1507.3x	13.6	0.0	13.6	0.0	0.00%		Yes
02-Aug-00	Goldcorp	No	$728	42.0%		10	6.9%	42.6%	6.2x	74.5	5.5	80.0	2.3	2.90%		Yes
23-Dec-99	MDS Inc.	Yes	$1,682	5.0%		B’s No Vote	20.7%	100.0%	4.8x	47.3	12.3	59.6	0.6	1.03%		Yes
16-Jun-97	Laidlaw	No	$6,066	15.0%		B’s No Vote	14.8%	100.0%	6.7x	273.7	47.6	321.3	7.1	2.22%		Yes
12-Aug-96	Agra	Yes	$223	5.0%		B’s No Vote	15.6%	100.0%	N/A	17.8	3.3	21.1	0.2	0.78%		Yes
12-Dec-94	Slater	Yes	$112	10.0%		B’s No Vote	20.9%	100.0%	N/A	9.1	2.4	11.5	0.2	2.09%		Yes

Mean				28.5%										0.89%
Mean (Ex. Share Reorgs. with Coattails)				12.9%										1.28%
Mean (Ex. Share Reorgs. with No Premium)				61.1%										1.91%
Mean (Ex. Share Reorgs. with No Premium & with Coattails)				21.5%										2.14%

N/A	Magna Proposal	No	$7,379[1]	1,768.4%	[1]	300.0	0.6%	66.1%	102.4x	111.9	0.7	112.7	12.9[2]	11.41%	[3]

1 Market capitalization and premium for Magna based on the $64.22 closing price of the Class A Subordinate Voting Shares on the NYSE on May 4, 2010.

2 Additional shares to be issued pursuant to the Proposal calculated as the sum of 9,000,000 Class A Subordinate Voting Shares plus $300 million divided by $64.22 (the closing price of the Class A Subordinate Voting Shares on the NYSE on May 4, 2010) less the 726,829 Class B Shares cancelled (such total, the “Additional Shares Issued”).

3 Percentage share dilution of the Proposal calculated as the Additional Shares Issued (12.9 million) divided by the pre-Proposal shares outstanding (112.7 million).

•

historically, investment research analysts viewed the elimination of dual class share structures positively with many expecting companies to reduce or potentially eliminate pre-reorganization trading discounts. Precedent dual class share reorganizations had been well received by the market with positive share price reactions generally. On average, the share prices of companies that announced these kinds of reorganizations increased by 8.8% during the 10-day period after announcement and 12.5% three months after announcement;

•	Magna’s financial performance compared favourably to its peers, with revenue growth in line with best in class peers (Johnson Controls Inc., BorgWarner Inc.), and growth in profitability (EBITDA, net income) below sector leaders but above TRW Automotive Holdings Corp., Lear Corporation and American Axle & Manufacturing Inc. CIBC also noted that Magna had experienced some margin pressures with profit margins and return on capital forecast to be below the peer group for 2010E based on analyst consensus;

•

despite Magna’s generally strong operating performance, Magna’s Class A Subordinate Voting Shares had historically traded at a discount to its peers based on EV/EBITDA multiples. As a multiple of projected EBITDA, Magna traded at a 1.4x discount to the Key U.S. Comparables between 2001 and 2007 and a 0.2x discount to Linamar, a comparable Canadian automotive parts supplier, over the same period. In addition, Magna was then trading (on May 4, 2010) at a 1.9x discount to the Key U.S. Comparables and at a 0.9x discount to Linamar based on projected 2010 EBITDA. The years 2008 and 2009 were excluded from this analysis as the data for those years was not considered meaningful given the significant deterioration of the global economy, in general, and the automotive sector, in particular, during those periods;

•	investment research analysts had expressed the view that Magna’s dual class share structure appeared to be a significant contributor to the discount that Magna had experienced; and

•

based on the sensitivity analysis that CIBC completed (as shown in the table below), an improvement in the EV/EBITDA multiple of at least 0.5x would be required in order to offset the dilution to the holders of Class A Subordinate Voting Shares from the Proposal. In other words, the Proposal would only be accretive to the trading price of the Class A Subordinate Voting Shares if Magna’s EV/EBITDA multiple improved by more than 0.5x.

Value Implications of Collapse of Class B Shares

(C$ millions)	Current	Pro Forma
Current TEV / 2011E EBITDA	3.7x	3.7x	3.7x	3.7x	3.7x	3.7x
Add: EBITDA Multiple Change	0.0x	0.1x	0.5x	0.8x	1.3x	1.8x

Pro Forma TEV / 2011E EBITDA	3.7x	3.8x	4.2x	4.5x	5.0x	5.5x
2011E EBITDA[1]	$1,672	$1,672	$1,672	$1,672	$1,672	$1,672

Implied Enterprise Value	$6,239	$6,687	$7,081	$7,522	$8,358	$9,194
Less: Pro Forma Net Debt (Cash)[2]	$1,182	$882	$882	$882	$882	$882

Implied Equity Value	$7,422	$7,569	$7,964	$8,405	$9,241	$10,076
Pro Forma Shares Outstanding - FD3	113.3	121.6	121.6	121.6	121.6	121.6

Implied Equity Value per Share	$65.50	$62.25	$65.50	$69.13	$76.00	$82.88

Accretion (Dilution) to Current Share Price - $[4]	N/A	$(3.25)	$0.00	$3.63	$10.50	$17.38
Accretion (Dilution) to Current Share Price - %[4]	N/A	(5.0)%	0.0%	5.5%	16.0%	26.5%
Implied 2011E P/E	12.0x	12.2x	12.9x	13.6x	14.9x	16.3x
Implied Adjusted 2011E P/E5	8.7x	9.2x	9.9x	10.7x	12.2x	13.7x

1 2011E EBITDA of C$1,672 reflects analyst consensus estimates as of May 4, 2010 based on Bloomberg Financial Markets.

2 Current cash based on Magna’s balance sheet, reflecting C$183 million of debt and C$1,366 million of cash. Pro forma cash assumes that $300 million is paid pursuant to the Proposal from cash on hand.

3 Current fully diluted shares outstanding. Pro forma fully diluted shares outstanding assumes that the 726,829 Class B Shares are cancelled and that an incremental 9,000,000 Class A Subordinate Voting Shares are issued pursuant to the Proposal.

4 Accretion/(Dilution) based on the closing price of the Class A Subordinate Voting Shares on the TSX of Cdn.$65.50 and the NYSE of $64.22 on May 4, 2010.

5 Implied Adjusted 2011 P/E represents Magna’s implied P/E multiple.

In addition to CIBC’s key findings above, CIBC advised the Special Committee that, based on where Magna’s Class A Subordinate Voting Shares were trading at that time relative to its peer group, there was the potential for a multiple expansion to occur following the completion of a dual class share reorganization; however, the quantum, timing and duration of any improved trading performance was difficult to predict.

CIBC also expressed the view that, given the level of shareholder dilution with respect to the Proposal relative to the precedents, there was potential for significant negative reaction from Shareholders. CIBC also expressed the view that, although the Transaction Agreement placed completion of the transactions contemplated by the Proposal in the hands of the holders of the Class A Subordinate Voting Shares, given the consideration to be paid to the Stronach Trust, the terms of the Proposal would be controversial.

Summary of CIBC Update Report

Following the announcement of the Arrangement, CIBC presented the CIBC Update Report to the Special Committee at its meeting on May 25, 2010. Set out below is a summary overview of the information and conclusions presented to the Special Committee in the CIBC Update Report. Accordingly, the summary is qualified in its entirety by reference to the full text of the CIBC Update Report attached as Appendix C to this Supplement.

The CIBC Update Report summarized the market’s reaction to the Proposal since it was publicly announced on May 6, 2010. The CIBC Update Report addressed the following issues: (i) the impact of the announcement of the Proposal on the trading price of the Class A Subordinate Voting Shares (the “Share Price Reaction”); (ii) the commentary of analysts and investors on the Proposal (the “Analyst & Investor Commentary”); and (iii) an analysis of the impact of the announcement of the Proposal on the EV/EBITDA multiple at which the Class A Subordinate Voting Shares traded relative to Magna’s peer group (the “Multiples Analysis”).

With respect to the Class A Subordinate Voting Share price reaction, the CIBC Update Report noted that Magna’s 1-day share trading price increase of 11.9% was significantly higher than in any of the precedent dual class share reorganizations CIBC reviewed, which averaged 2.9%. The 10-day trading price increase of 11.9% was in line with the average of precedents and was achieved despite significant declines in the equity markets overall, in which the share price of the U.S. Comparables decreased by an average of 9.9% over the same period. In addition, the average daily volume of trading in the Class A Subordinate Voting Shares during the period after the May 6, 2010 announcement to May 21, 2010 was 3.0 million shares as compared to 0.9 million shares for the three months prior to the announcement.

The CIBC Update Report also noted that the timing of Magna’s announcement of its proposed share capital reorganization coincided with the release of its strong first quarter 2010 earnings results. CIBC, in its Update Report, considered the Class A Subordinate Voting Share price reaction relative to the trading of Magna’s peer companies following their respective earnings releases. The average share price reaction for the comparables that exceeded analysts’ consensus was (0.6)%, compared to Magna’s 1-day share price increase of 11.9%.

1-Day Price Impact Post Earnings Release

	Earnings Release Date	Beat Consensus[1,2]	% Above Consensus[2]	1-Day Price Impact	Pre-Release Price	1-Day Post Annc’t Price
JCI	23-Apr-10	Yes	13%	(1.5)%	$35.01	$34.50
Borg	29-Apr-10	Yes	57%	10.3%	$39.95	$44.07
TRW Automotive	5-May-10	Yes	126%	(5.8)%	$32.09	$30.24
Lear	6-May-10	Yes	37%	(3.8)%	$76.96	$74.07
Dana	29-Apr-10	No	NMF	7.3%	$12.54	$13.45
ArvinMeritor	4-May-10	Yes	NMF	0.5%	$15.83	$15.91
American Axle	30-Apr-10	Yes	1%	(8.3)%	$11.74	$10.76
Linamar	5-May-10	Yes	63%	4.1%	$21.20	$22.07

Average				0.4%
Average (Ex. Companies Missing Consensus)				(0.6)%
Magna	6-May-10	Yes	132%	11.9%	$62.53	$69.94

1 Indicates whether each company’s actual results beat the consensus estimates based on reported EPS figures.

2 Consensus estimates reflect analyst consensus estimates as of the day preceding each company’s earnings release based on Bloomberg Financial Markets.

Based on the analysis received from CIBC concerning the impact of the announcement of the Proposal on the trading price and the trading multiple of the Class A Subordinate Voting Shares, the Special Committee believed that a substantial portion of the increase in the trading price and the trading multiple of the Class A Subordinate Voting Shares may reasonably be attributed to the Proposal.

With respect to the Analyst & Investor Commentary, the average target price for the Class A Subordinate Voting Shares of equity research analysts who cover Magna’s stock increased from US$67.80 to US$82.80.

With respect to the Multiples Analysis, as seen in the graphs below, the historical trading discount of the Class A Subordinate Voting Shares compared to the shares of Magna’s Key U.S. Comparables as well as Linamar on an EV/EBITDA basis was reduced by approximately 50% with respect to estimated EBITDA for 2010 and approximately 60% for estimated EBITDA for 2011, in each case reflecting an improvement in Magna’s EV/EBITDA multiple of 0.9x.

1 Based on Bloomberg Financial Markets.

2 Current multiples are presented on a pro forma basis after giving effect to the Proposal.

Share Price Performance Update

By way of update, during the period from the announcement of the Proposal on May 6, 2010 through the market close on July 7, 2010, the price of the Class A Subordinate Voting Shares increased by 4.4% on the NYSE, despite a decline of 9.1% in the S&P 500 Index during that period and a decline of 13.5% in the trading price of Magna’s U.S. Comparables. The price of the Class A Subordinate Voting Shares increased by 6.3% on the TSX during that same period, despite a decline of 4.0% for the S&P/TSX Index. In the period from May 6, 2010 to July 7, 2010, approximately 80.8 million Class A Subordinate Voting Shares traded on the NYSE and the TSX, representing approximately 77.0% of the float.

No Formal Valuation of Class B Shares

Magna did not obtain a formal valuation of the Class B Shares because it is not required to do so under applicable securities law and, in particular, MI 61-101. See “Special Committee Considerations in Submitting the Arrangement Resolution to Shareholders – The Proposal is Exempt from the Formal Valuation and Minority Approval Requirements of MI 61-101” above and “Discussion and Analysis of Multilateral Instrument 61-101”

below. Magna also believed that the preparation of a formal valuation would not be appropriate in the circumstances of the Proposal. CIBC is of the view that the proposed repurchase of the Class B Shares involves the distribution of control rather than an acquisition of control, such that the amount of pro forma dilution to holders of Class A Subordinate Voting Shares is the appropriate way to quantify the cost of the proposed repurchase of the Class B Shares.

The dilution calculation quantifies the percentage ownership that the holders of Class A Subordinate Voting Shares are being asked to give up in order to eliminate the control held by the holder of the Class B Shares. That dilution calculation takes into account both the value being paid per Class B Share and the number of Class B Shares held relative to the total number of shares outstanding. CIBC is of the view that this approach is most appropriate because it expressly takes into account the concentration of control, whereas a valuation of the Class B Shares alone would not. CIBC is of the view that a valuation of the Class B Shares would not provide meaningful additional information to Magna shareholders in assessing the Proposal.

In transactions requiring a formal valuation under MI 61-101, the formal valuation must comply with the guidelines contained in MI 61-101 and the rules of the Investment Industry Regulatory Organization of Canada. Those guidelines and rules require an en bloc valuation of the shares, which is typically based on fundamental valuation methodologies, including discounted cash flow analysis and a consideration of comparable company multiples, as well as a consideration of the financial terms of precedent transactions. Such an en bloc valuation inherently includes a premium for control, but does not consider the allocation of value between classes of shareholders.

CIBC is of the view that with respect to the Proposal, the application of customary valuation methodologies to the Class B Shares would not appropriately take into account the concentration of the control block, nor would those methodologies adjust for the unique rights associated with the Class B Shares, including the ability of the Stronach Trust to control Magna or deliver control of Magna to a third party without an offer being made to holders of the Class A Subordinate Voting Shares due to the absence of any coattail provisions.

ADVICE OF PWC TO THE SPECIAL COMMITTEE

Engagement of PwC

Beginning in the fall of 2009 and continuing into the first few months of 2010, the CGCC reviewed potential equity incentives and co-investment structures and alternatives regarding E-Car. Pursuant to the CGCC’s review, the CGCC engaged PwC in February 2010 as an independent advisor with respect to E-Car and the potential co-investment structures and to provide the CGCC with independent accounting, tax and valuation advice. Although the concept did not proceed past the preliminary review stage at the CGCC and no valuation or related advice was delivered to the CGCC by PwC, when contacted on behalf of the Special Committee in regard to resuming the valuation aspect of their work, PwC agreed to continue this work and prepare an estimate of the fair market value of E-Car. Subject to ratification of PwC’s role as an independent valuation advisor to the Special Committee, the Special Committee officially retained PwC in April 2010 to prepare an independent valuation with respect to E-Car.

Scope of Engagement of PwC

PwC was engaged by the Special Committee to provide an estimate of the fair market value of the E-Car business as at March 31, 2010. For the purpose of its report, PwC was to consider that the E-Car business was comprised of:

•	the Magna E-Car systems group; and

•	the components operations within the Magna Electronics and Magna Steyr operating groups focussing primarily on the electrification of vehicles in North America and Europe.

Accordingly, PwC was asked to provide a valuation report regarding the value of the E-Car business that Magna would contribute to the E-Car Partnership (as the asset component of the aggregate $220 million of cash and assets that Magna would contribute to the E-Car Partnership pursuant to the Arrangement). PwC’s assignment did not include a pro forma valuation of the E-Car Partnership assuming the approval and implementation of the proposed Arrangement. There is a distinction to be made between valuing the E-Car business and valuing the assets to be transferred to the E-Car Partnership. The E-Car business is the non-cash asset that will form a portion of Magna’s $220 million contribution to the E-Car Partnership if the Arrangement is approved and completed. The $220 million of assets to be transferred by Magna to the E-Car Partnership include both: (i) the E-Car business (which is comprised of Magna’s E-Car Systems operating group and components operations within the Magna Electronics and Magna Steyr operating groups focussing primarily on the electrification of vehicles in North America and Europe); and (ii) cash.

Pursuant to the terms of the engagement, the Special Committee retained PwC based upon the hourly rates that were to be charged by the PwC professionals who were to work on the report. In addition, Magna agreed to reimburse PwC for PwC’s reasonable out-of-pocket expenses related to preparing and delivering the report. The fees payable to PwC by Magna were not contingent upon any valuation result that PwC may provide.

Summary of PwC Valuation

A copy of the PwC Valuation that has already been publicly disclosed (and redacted for confidential and commercially sensitive information) is attached to this Supplement at Appendix D. This summary of the PwC Valuation set out below is qualified in its entirety by reference to, and should be read together with, the PwC Valuation. Detailed discussions with respect to the background of the assignment, limiting conditions, scope of review, major assumptions and Magna management’s representations, which are integral to the PwC Valuation, are contained within the PwC Valuation.

As discussed in detail in the PwC Valuation, PwC’s valuation approach for E-Car involved:

•	the “Cost Approach” as the primary approach, which considers costs incurred in relation to E-Car from its inception to March 31, 2010, for which a potential investor would be willing to pay; and

•

the “Market Approach” as a secondary approach and reasonableness check, which considers the application of observable multiples of somewhat comparable publicly traded companies operating in the hybrid-electric vehicle and electric vehicle industry, and also the precedent transaction multiple in Magna Electronics’ acquisition of BluWav Systems LLC in 2008.

The key factors, amongst other factors, applicable to PwC’s estimate of fair market value were:

•	E-Car is substantially in the start-up or early-stage phase, as at March 31, 2010;

•	E-Car’s booked business and the extent of any intellectual property;

•	the strengths, opportunities, risks, and challenges facing E-Car and the electric vehicle industry in general;

•	PwC’s observations on the applicability and relevance of E-Car’s financial forecasts for the purpose of its valuation;

•	the composition of E-Car’s assets; and

•

valuation multiples for somewhat comparable publicly traded companies and for the precedent transaction involving BluWav Systems LLC, with consideration of their differences from E-Car, such as life cycle and nature of business, among others.

A complete list of factors considered by PwC is set out in the PwC Valuation.

Based upon the Cost Approach to the valuation of the E-Car business, PwC determined that the estimated fair market value of the E-Car business on March 31, 2010 was between $66 million and $80 million (with a mid-point of $73 million).

Based upon the Market Approach to the valuation of the E-Car business, PwC determined that the estimated fair market value range for the E-Car business on March 31, 2010 was between $30 million and $107 million, with a mid-point of $68 million (based on the multiple of invested capital methodology), and $72 million to $112 million, with a mid-point of $92 million (based on the multiple of total assets methodology).

Based on PwC’s scope of review, their assumptions, and subject to their restrictions and qualifications set out in the PwC Valuation, PwC estimated the fair market value range of E-Car on March 31, 2010 to be between $65 million and $85 million (with a mid-point of $75 million).

The PwC Valuation was presented to the Special Committee by PwC at a meeting that was held on Sunday, May 30, 2010. During the in camera portion of the Special Committee meeting, the Special Committee decided to recommend to the Magna Board that the value that was to be mutually agreed upon by Magna and the Stronach Trust, for the E-Car assets and business proposed to be contributed by Magna to the proposed E-Car Partnership would be valued at $75 million, such amount representing the mid-point of the range of fair market value estimated by PwC. The Magna Board met on May 30, 2010 and passed a series of resolutions in relation to the Proposal, including the adoption of the Special Committee’s recommendation concerning the valuation of the E-Car business being contributed by Magna to the E-Car Partnership.

The PwC Valuation was prepared as at March 31, 2010, and therefore does not reflect any additional spending made by Magna related to E-Car between March 31, 2010 and the Effective Date. PwC notes in its report that if these amounts were to be considered, they should be on a dollar-for-dollar basis and should be reduced for any net tax benefit to Magna prior to the Effective Date. This recommendation by PwC was adopted by the parties to the Arrangement (see “The Arrangement – Vehicle Electrification Joint Venture – Assets to be Contributed by Magna to Joint Venture” in the Circular). PwC also notes in its report that further unanticipated events may occur that would impact value.

DISCUSSION AND ANALYSIS OF

MULTILATERAL INSTRUMENT 61-101

The Arrangement is a “Related Party Transaction” within the meaning of MI 61-101

The Arrangement constitutes a “related party transaction” within the meaning of MI 61-101 because it involves transactions between Magna and its controlling shareholder, the Stronach Trust, and certain of their respective affiliates. The primary purpose of the Arrangement is the acquisition by Magna of all of the 726,829 issued and outstanding Class B Shares which are indirectly held by the Stronach Trust in consideration for 9,000,000 Class A Subordinate Voting Shares (to be renamed common shares) and $300 million in cash. Based on the closing price of the Class A Subordinate Voting Shares on the NYSE of $62.53 on May 5, 2010, being the date immediately preceding the announcement date of the Arrangement, the fair market value of the consideration payable to the Stronach Trust pursuant to this component of the Arrangement has an aggregate value of approximately $863 million. After giving effect to the Arrangement, the Stronach Trust will indirectly own approximately 7.44% of the outstanding common shares of Magna.

In addition, pursuant to the terms of the Arrangement, the Stronach Trust will indirectly invest $80 million in cash for a 26.67% interest in the E-Car Partnership and will have effective control of the E-Car Partnership through the right to appoint three of the five members of the management committee. Magna will indirectly invest $220 million (comprised of $75 million of assets valued at fair market value and $145 million in cash) for a 73.33% interest and will have the right to appoint the remaining two members of the management committee. The Stronach Trust’s cash investment of $80 million in the E-Car Partnership is the fair market value of the consideration attributed to this component of the Arrangement.

For the purposes of MI 61-101, the Magna Board, acting in good faith, has determined that the aggregate fair market value of the subject matter of the Proposal (being the 726,829 Class B Shares and the Stronach Trust’s indirect interest in the E-Car Partnership) does not exceed 25% of Magna’s market capitalization.

Conditional upon the consummation of the Arrangement, the Transaction Agreement contemplates amendments to the Consulting Agreements currently in place between Magna and certain of its subsidiaries, and Mr. Stronach and certain of his affiliated entities, to take effect at the Effective Time. See “Transaction Documents – Amended Consulting Agreements” in the Circular. The fair market value of the consideration payable pursuant to the Consulting Agreements is not quantifiable at the present time because any payments will be determined with reference to a percentage of Magna’s Pre-Tax Profits Before Profit Sharing. Nevertheless, for completeness, and based on management’s current business plans and forecasts, management believes that the aggregate, estimated fees payable after 2010 during the proposed four-year extension of the Amended Consulting Agreements is expected to be approximately $120 million. Although the proposed amendments to the Consulting Agreements will be entered into contemporaneously with the implementation of the Arrangement (and, in fact, the OSC in its Order decided that such amendments should be viewed as being part of the Arrangement), they do not constitute a “related party transaction” within the meaning of MI 61-101 because they are not among the prescribed types of related party transactions that are governed by MI 61-101.

Application of MI 61-101 to the Arrangement

MI 61-101 regulates significant conflict of interest transactions such as related party transactions where a related party, such as a controlling shareholder, could have an advantage by virtue of voting power, board representation or preferential access to information. In certain circumstances, MI 61-101 provides minority shareholders with certain procedural protections intended to ensure fairness to minority shareholders and to limit the potential for abuse in related party transactions.

Specifically, MI 61-101 provides that in certain circumstances, unless exempted, an issuer proposing to carry out a related party transaction is required to obtain a formal valuation for the related party transaction from a qualified and independent valuator and to provide security holders with a summary of such valuation. Magna is relying on an exemption from the formal valuation requirement contained in section 5.5(a) of MI 61-101 for a related party transaction which provides that a formal valuation is not required if neither the fair market value of the subject matter of, nor the fair market value of the consideration for, the transaction, insofar as it involves interested parties, exceeds 25% of the issuer’s market capitalization (the “market cap exemption”). In addition, the Order provides that no formal valuation is required to be obtained by Magna in connection with the Arrangement and the OSC has not required the preparation of any formal valuation2.

MI 61-101 also requires that, in addition to any other security holder approval, unless exempted, a related party transaction must be approved by at least a simple majority of the votes cast by “minority” shareholders of each class of affected securities, voting separately as a class. The Arrangement is exempt from the requirement to obtain minority shareholder approval by application of the market cap exemption contained in section 5.7(a) of MI 61-101.

The minority shareholder approval being sought at the Meeting was adopted by the parties notwithstanding the availability under MI 61-101 of the market cap exemption in respect of the related party transactions contemplated by the Arrangement, and although it is not a requirement under applicable corporate or securities law. Specifically, the Magna Board, on the recommendation of the Special Committee, and the Stronach Trust as a pre-condition to its agreement to enter into the Transaction Agreement, have required that the Arrangement be approved by a simple majority of the votes cast by the Minority Class A Subordinate Voting Shareholders. In the circumstances of the Arrangement, the “minority” shareholders of Magna are the Minority Class A Subordinate Voting Shareholders. To the knowledge of Magna, after reasonable inquiry, there are 256,121 votes attached to the Class A Subordinate Voting Shares that will be excluded in determining whether minority approval for the Arrangement is obtained. The identity of such holders of Class A Subordinate Voting Shares, together with their individual holdings, that will be excluded from the Minority Class A Subordinate Voting Shareholder vote is as follows:

Ms. Elfriede Stronach	1,300
Mr. Andrew Stronach	275
MIC Trust	111,520
865714 Ontario Inc.	91,740
Magna Employee Share Based Benefit Plan Trust for Canadian Employees	89
Magna Employee Share Based Trust for Non-Canadian Employees	51,197

Total	256,121

MI 61-101 also requires that if a related party transaction is one of two or more “connected transactions” (within the meaning of MI 61-101) that are related party transactions, in certain circumstances, the values for all of those transactions must be aggregated in determining whether the market cap exemption is available. The related party transactions – namely, the acquisition by Magna of the 726,829 Class B Shares indirectly held by the Stronach Trust, and the capital contribution to be made by the Stronach Trust pursuant to the formation of the E-Car Partnership – are “connected transactions”3. The 25% market cap exemption is available to Magna when

[2]	For clarity and completeness, the Order provides that the exemption from the valuation requirement contained in section 5.5(a) is not available to Magna unless it complies with the disclosure requirements of section 5.3 of MI 61-101. Magna has complied with these disclosure requirements.
[3]	These are “connected transactions” because they have at least one party in common (i.e., Magna and the Stronach Trust), they have been negotiated and will be completed at approximately the same time, and the completion of one of these transactions is conditional on the completion of the other transaction since they are both steps in the Plan of Arrangement that become effective at the same time.

these relevant related party transactions are considered on an aggregated basis. The proposed amendments to the Consulting Agreements are neither a “related party transaction” nor a “connected transaction”4.

25% of Magna’s market capitalization (calculated in accordance with MI 61-101) is approximately $1.81 billion. The aggregate purchase price payable by Magna in consideration for the Class B Shares (being $300 million in cash and 9,000,000 Class A Subordinate Voting Shares) is $863 million (based on the closing price of the Class A Subordinate Voting Shares on the NYSE on May 5, 2010 of $62.53). The capital proposed to be contributed by the Stronach Trust to the E-Car Partnership in return for its 26.67% equity interest in the E-Car Partnership is $80 million. Accordingly, the total value of these related party transactions on an aggregated basis is $943 million, which is less than 25% of Magna’s market capitalization (as calculated in accordance with MI 61-101).

MARKET PRICE AND TRADING ACTIVITY

Magna publicly announced the proposed Arrangement and its financial results for the first quarter ended March 31, 2010, which included an announcement of the reinstatement of its dividend, before the opening of trading on May 6, 2010. On May 5, 2010, the last trading day immediately prior to such announcements, the closing prices of the Class A Subordinate Voting Shares on the TSX and the NYSE were Cdn.$64.27 and $62.53, respectively.

Since May 6, 2010, the date on which the proposed Arrangement was announced, until July 7, 2010, the Class A Subordinate Voting Shares have traded up 4.4% (from $62.53 to $65.30) on the NYSE despite declines in the equity capital markets and, in particular, a decline of 9.1% in respect of the S&P 500 Index and a decline of 13.5% in respect of Magna’s U.S. Comparables. The price of the Class A Subordinate Voting Shares increased by 6.3% on the TSX during that same period, despite a decline of 4.0% for the S&P/TSX Index. See the chart below.

[4]	The amendments to the Consulting Agreements do not constitute a “related party transaction” because they are not among the prescribed types of related party transactions that are governed by MI 61-101. They do not constitute a “connected transaction” for these purposes for the same reason. To avoid any doubt, even if these amendments were considered to be a “related party transaction” (which they are not), the definition of a “connected transaction” under MI 61-101 specifically excludes transactions related solely to services as a consultant. Accordingly, the amendments to the Consulting Agreements have not been included in the calculation of the 25% market cap exemption. However, even if the estimated aggregate payments to be made to the Stronach Trust after 2010 pursuant to the Amended Consulting Agreements were factored into the calculation of the 25% market cap exemption, that exemption would still be available.

DETERMINATION OF THE SPECIAL COMMITTEE

In response to a requirement of the Order, the Special Committee has concluded that the Circular, as amended by this Supplement, provides disclosure and information sufficient to permit the holders of Class A Subordinate Voting Shares to make an informed decision as to how to vote on the Arrangement.

COURT APPROVAL OF THE ARRANGEMENT

The Arrangement requires Court approval under the OBCA. The court proceeding necessary to obtain that approval was commenced on May 27, 2010 by Notice of Application in the Court. On May 31, 2010, prior to the mailing of the Circular, the Interim Order was granted providing for the calling and holding of the special meeting of Shareholders and certain other procedural matters. The Interim Order and the Notice of Application are attached as Appendices to the Circular.

Magna intends to seek direction from the Court during the week of July 12, 2010 for the purpose of setting a date for the hearing in respect of the Final Order, which will occur after the July 23, 2010 Special Meeting. Shareholders will be notified of the date for such hearing by way of press release. The press release will also be posted on Magna’s corporate website at www.magna.com, and filed on the SEDAR website administered by the Canadian securities regulatory authorities at www.sedar.com and on the EDGAR website administered by the U.S. Securities and Exchange Commission at www.sec.gov.

QUESTIONS AND FURTHER ASSISTANCE

If you have any questions about the information contained in this Supplement or require assistance in completing your proxy form, please contact Laurel Hill, Magna’s proxy solicitation agent in connection with the Meeting, by e-mail at assistance@laurelhill.com or at the following telephone numbers:

within Canada or the U.S. (toll-free): 1-888-348-2398

outside Canada and the U.S. (by collect call): 416-637-4661

APPROVAL OF MAGNA

The contents and mailing to Shareholders of this Supplement have been approved by the Magna Board.

Bassem A. Shakeel

Secretary

Aurora, Ontario

July 8, 2010

APPENDIX A

ONTARIO SECURITIES COMMISSION DECISION AND ORDER

Ontario	Commission des	P.O. Box 55, 19th Floor	CP 55, 19e étage
Securities	valeurs mobilières	20 Queen Street West	20, rue queen ouest
Commission	de l’Ontario	Toronto ON M5H 3S8	Toronto ON M5H 3S8

IN THE MATTER OF THE SECURITIES ACT,

R.S.O. 1990, C.S.5, AS AMENDED

- and -

IN THE MATTER OF MAGNA INTERNATIONAL INC.

- and -

IN THE MATTER OF THE STRONACH TRUST AND 446 HOLDINGS INC.

DECISION AND ORDER

(Section 127)

Hearing:	June 23 and 24, 2010

Decision:	June 24, 2010

Panel:	James E. A. Turner	- Vice-Chair and Chair of the Panel
	Paulette L. Kennedy	- Commissioner
	C. Wesley M. Scott	- Commissioner

Counsel:	James Sasha Angus	- Staff
Cullen Price
Shannon O’Hearn
Naizam Kanji
Erin O’Donovan

	Larry Lowenstein	- Magna International Inc.
Allan Coleman
Laura Fric
Jean M. Fraser
Emmanuel Pressman
Jeremy Fraiberg
(Osler, Hoskin & Harcourt LLP)

Peter F. C. Howard	- The Stronach Trust and 446 Holdings Inc.
Ed Waitzer
Ellen Snow
Brian Pukier
(Stikeman Elliott LLP)

Samuel Rickett	- The Special Committee of Magna
David Hausman	International Inc.
Murray Braithwaite
(Fasken Martineau DuMoulin LLP)

James D. G. Douglas	- The Ontario Teachers’ Pension Plan Board,
David De Paolo	Canada Pension Plan Investment Board,
Margot Finley	OMERS Administration Corporation, Alberta
Paul G. Findlay	Investment Management Corporation, Letko,
Caitlin Sainsbury	Brosseau & Associates Inc. and British
(Borden Ladner Gervais LLP)	Columbia Investment Management Corporation

Kelly McKinnon	- Goodman & Co. Investment Counsel Ltd.
James Camp
(Gowling Lafleur Henderson LLP)

R. Paul Steep	- Mason Capital Management LLC
Iain Scott
(McCarthy Tétrault LLP)

DECISION AND ORDER

A. Introduction

[1]    This is the decision of the Ontario Securities Commission (the “Commission”) following a hearing held on June 23 and 24, 2010 pursuant to section 127 of the Securities Act, R.S.O. 1990, c. S.5, as amended (the “Act”) to determine whether the proposed reorganization of Magna International Inc. (“Magna”) by way of plan of arrangement that would collapse Magna’s multiple voting share structure (the “Proposed Transaction”) is abusive or otherwise contrary to the public interest.

[2]    Shareholders of Magna will be asked to approve the Proposed Transaction at a special meeting to be held on Monday, June 28, 2010.

[3]    Staff of the Commission (“Staff”) filed a Statement of Allegations dated June 15, 2010 against Magna, the Stronach Trust and 446 Holdings Inc. (“446”) alleging that:

(i)    the Magna Management Information Circular/Proxy Statement dated May 31, 2010 (the “Circular”) relating to the Proposed Transaction does not contain specific financial information obtained by the special committee of independent directors of Magna (the “Special Committee”) from their financial advisors;

(ii)    the Circular fails to provide sufficient information concerning the desirability or fairness of the Proposed Transaction and the board of directors of Magna (the “Board”) has not made useful recommendations regarding the arrangement in the Circular; and

(iii)    the purchase by Magna of the Class B shares of Magna held by the Stronach Trust (the “Class B Shares”) as part of the Proposed Transaction, in these novel and unprecedented circumstances, is contrary to the public interest and should be cease traded because:

(a) the holders (the “Shareholders”) of the Magna Subordinate Voting Shares (the “Subordinate Voting Shares”) are being asked to approve the arrangement without a recommendation from the Board and without sufficient information to form a reasoned judgment concerning the Proposed Transaction; and

(b) the approval and review process followed by the Board in negotiating the arrangement and proposing it to Shareholders was inadequate.

[4]    On the basis of these allegations, Staff is seeking the following relief:

(i)    an order under subsection 127(1)2 of the Act that trading in the Class B Shares held indirectly by the Stronach Trust cease for such period as the Commission may specify;

(ii)    an order under subsection 127(1)3 of the Act that the exemptions contained in clauses 5.5(a) and 5.7(1)(a) of Multilateral Instrument 61-101 Protection of Minority Shareholders in Special Transactions (“MI 61-101”) do not apply to Magna in respect of the Proposed Transaction, to be completed by way of plan of arrangement, described in the Circular;

(iii)    an order under subsection 127(1)5 of the Act that Magna amend its Circular; and/or

(iv)    such further and other orders as the Commission considers appropriate.

[5]    We issued this decision following the completion of the hearing on Thursday, June 24, 2010. We did so because a decision is necessary before the Magna shareholders meeting called to approve the Proposed

Transaction. That meeting is to be held on Monday, June 28, 2010. We will provide full reasons for our decision in this matter in due course.

B. Background

[6]    Magna is a reporting issuer under the Act and is a corporation existing under the Business Corporations Act (Ontario). The authorized share capital of Magna consists of an unlimited number of Subordinate Voting Shares, 776,961 Class B Shares and 99,760,000 preference shares, issuable in series. As of May 31, 2010, there were 112,072,348 Subordinate Voting Shares, 726,829 Class B Shares and no preference shares issued and outstanding.

[7]    The Subordinate Voting Shares are listed on the Toronto Stock Exchange and the New York Stock Exchange (the “NYSE”). The Subordinate Voting Shares are entitled to one vote per share and the Class B Shares are entitled to 300 votes per share. The Class B Shares and the Subordinate Voting Shares have the same rights to dividends and the same rights to the property and assets of Magna on liquidation, dissolution, or winding up. Holders of the Class B Shares may convert the Class B Shares into Subordinate Voting Shares on a one-for-one basis.

[8]    The terms of the Class B Shares contain no “coat-tail” protections for the holders of Subordinate Voting Shares in the event of a change of control transaction involving the purchase of the Class B Shares, and contain no “sunset” provision pursuant to which the Class B Shares would terminate or convert into another class of shares as of a specified date.

[9]    The Stronach Trust is a trust existing under the laws of the Province of Ontario. Mr. Frank Stronach, the founder and Chairman of Magna, and certain members of his immediate family, are the trustees of the Stronach Trust and are members of the class of potential beneficiaries of the Stronach Trust.

[10]  447 Holdings Inc. (“447”), a corporation existing under the laws of the Province of Ontario, is the sole registered and beneficial holder of all the Class B Shares. 446, a corporation existing under the laws of the Province of Ontario, is the sole registered and beneficial holder of all the outstanding securities of 447. 446 is a subsidiary of the Stronach Trust.

[11] The Stronach Trust has legal and effective control of Magna through its indirect ownership of all the Class B Shares. Although the Stronach Trust owns 0.6% of the total equity of Magna, the Stronach Trust holds 66% of Magna’s voting rights.

[12] Mr. Stronach provides services to Magna and its subsidiaries personally and through his associated entities, Stronach Consulting Corp. and Stronach & Co., pursuant to four consulting, business development and business services agreements (the “Consulting Agreements”). Under three of the Consulting Agreements, fees payable are up to 3% of Magna’s pre-tax profits before profit sharing. The aggregate fees paid to Mr. Stronach pursuant to the Consulting Agreements were $37,783,000 in 2007, $8,152,000 in 2008 and nothing in 2009 (Magna’s pre-tax profits before profit sharing in 2009 were NIL).

[13] The following is a brief summary of the background leading to the Proposed Transaction. It is based on disclosure contained in the Circular:

(i)    In March 2010, Mr. Stronach had discussions with executive management of Magna as to whether Mr. Stronach would consider a transaction to eliminate Magna’s multiple voting share structure as part of an overall reorganization of Magna. Mr. Stronach indicated that, while he was content with the status quo, he would be willing to consider such a transaction provided the transaction was supported by Shareholders and did not jeopardize Magna’s entrepreneurial culture or the key operating principles embodied in its corporate constitution.

(ii)    On April 8, 2010, executive management of Magna informed the Board of a proposed transaction which included the following elements (the “Proposal”):

(A) Magna purchasing for cancellation all of the outstanding Class B Shares for consideration comprising 9,000,000 newly issued Subordinate Voting Shares and US$300,000,000 in cash;

(B) amendments to the Consulting Agreements to extend the agreements for a five-year, non-renewable term and fixed, aggregate annual fees; and

(C) the reorganization of Magna’s vehicle electrification business by transferring Magna’s E-Car operating group and related assets and liabilities into a limited partnership in exchange for an ownership interest in the limited partnership with the partnership to be effectively controlled by an entity associated with the Stronach Trust.

(iii) On April, 8, 2010, the Board established the Special Committee comprising Michael Harris (Chair), Louis Lataif and Donald Resnick. The mandate of the Special Committee was to review and consider the Proposal, as it was developed, for submission initially to the Stronach Trust and, if acceptable to the Stronach Trust, to report to the Board as to whether the Proposal should be submitted to Shareholders for their consideration.

(iv)    The Special Committee engaged CIBC World Markets Inc. (“CIBC”) as its independent financial advisor. Pursuant to the terms of its engagement, CIBC did not provide a fairness opinion, adequacy opinion or formal valuation of the Class B Shares. The Special Committee engaged Fasken Martineau DuMoulin LLP as its independent legal advisor and PricewaterhouseCoopers LLP (“PwC”) as an independent financial advisor to prepare a valuation of Magna’s vehicle electrification business.

(v)    CIBC advised the Special Committee that, if Magna’s potential purchase for cancellation of all of the outstanding Class B Shares in consideration for a combination of 9,000,000 newly-issued Subordinate Voting Shares and US$300,000,000 in cash were implemented, the dilution to the Shareholders (disregarding the impact of any potential change in the trading multiple for the Subordinate Voting Shares as a result of the change in the capital structure) would be significantly greater than was the case for other historical transactions in which dual class share structures were collapsed.

(vi)    The Special Committee and its advisors determined that if the Proposal were to be submitted to Shareholders for their consideration, the Proposal should be:

(A) approved by a majority of the votes cast at a special meeting by disinterested Shareholders; and

(B) carried out as a plan of arrangement which would be subject to review by a court that would consider the fairness and reasonableness of the Proposal.

(vii) On May 5, 2010, the Special Committee delivered its report to the Board in which it concluded that the Board should:

(A) submit a special resolution approving a plan of arrangement giving effect to the Proposed Transaction to a vote of the shareholders at a special meeting of shareholders of Magna (the “Arrangement Resolution”) and, in furtherance thereof, authorize Magna to enter into a transaction agreement with the Stronach Trust and 446; and

(B) make no recommendation to Shareholders as to how they should vote in respect of the Arrangement Resolution but advise Shareholders that they should take into account the considerations described in the Circular.

(viii) The Board determined that it is in the best interests of Magna to submit the Arrangement Resolution to a vote of Magna shareholders. The Board has made no recommendation to Shareholders as to how they should vote in respect of the Arrangement Resolution.

[14] At the special meeting of shareholders of Magna to be held on June 28, 2010 to consider the Proposed Transaction, shareholders will be asked to approve the Proposed Transaction giving effect to the following:

(i)    Magna purchasing for cancellation all 726,829 Class B Shares and the Stronach Trust indirectly receiving consideration comprising 9,000,000 newly issued Subordinate Voting Shares and US$300,000,000 in cash; the Circular states that the aggregate value of the consideration to be paid for the cancellation of the Class B Shares, based on the closing price of the Subordinate Voting Shares on the NYSE on May 5, 2010, is approximately US$863,000,000;

(ii)    amendments to the Consulting Agreements to extend the agreements for a five-year, non-renewable term and fixed, aggregate annual fees based on Magna’s pre-tax profits before profit sharing of:

•	2.75% in 2011
•	2.5% in 2012
•	2.25% in 2013
•	2.0% in 2014; and

(iii)    formation of a limited partnership between Magna and the Stronach Trust (the “E-Car Partnership”) with Magna contributing US$220,000,000 (to be satisfied by the transfer of the net assets of Magna’s recently established E-Car operating group and certain other vehicle electrification assets and the balance in cash) for a 73.33% interest in the E-Car Partnership. The Stronach Trust would indirectly invest US$80,000,000 in cash for a 26.67% interest and would have effective control of the E-Car Partnership through the right to appoint three of the five members of the management committee of general partners, with Magna having the right to appoint the remaining two members. Magna would also have effective veto rights in respect of certain fundamental changes and specified business decisions.

[15] The Circular states that, in the event the E-Car Partnership is reorganized into a corporation, such reorganization would be effected on the following basis:

(i)    the corporation would have a share capital structure which comprises two classes of shares with the same economic rights and entitlements on a per share basis, and with one class of shares carrying 20 votes per share and the other class carrying a single vote per share;

(ii)    the Stronach Trust would indirectly hold 100% of the multiple voting shares;

(iii)    Magna would hold all the subordinate voting shares;

(iv)    there would be coat-tail protection for the benefit of Shareholders in the event of a take-over bid;

(v)    any such reorganization would, to the extent possible, be structured on a tax-deferred basis; and

(vi)    the governance arrangements and share transfer restrictions applicable to the E-Car Partnership would terminate upon the completion of an initial public offering, but the corporation which succeeds the E-Car Partnership would be required to adopt a corporate constitution similar to Magna’s corporate constitution.

[16] Approval of the Proposed Transaction will require the affirmative vote of:

(i)    at least a simple majority of the votes cast by the minority holders of the Subordinate Voting Shares, voting separately as a class;

(ii)    at least two-thirds of the votes cast by the holders of Subordinate Voting Shares and Class B Shares, voting together as a class; and

(iii)    at least two-thirds of the votes cast by the holder of Class B Shares, voting separately as a class.

[17] In order to carry out the arrangement giving effect to the Proposed Transaction, an Ontario court must approve the arrangement after a hearing at which the court will determine the fairness and reasonableness of the Proposed Transaction.

[18] The Circular does not contain the financial information obtained by the Special Committee in either the reports prepared for it by CIBC as its financial adviser or the valuation report prepared by PwC in respect of Magna’s vehicle electrification business.

C. Legal Background

[19] Disclosure obligations apply under Ontario securities law when management of a reporting issuer solicits proxies from the holders of voting securities. Section 9.1(2) of National Instrument 51-102 Continuous Disclosure Obligations requires management to send to those holders an information circular. The information required to be disclosed in the circular is prescribed by Form 51-102F5 and Item 14.1 of that Form includes the following requirement:

If action is to be taken on any matter to be submitted to the meeting of security holders other than approval of financial statements, briefly describe the substance of the matter, or related groups of matters, except to the extent described under the foregoing items, in sufficient detail to enable a reasonable security holder to form a reasoned judgment concerning the matter.

[20] The Proposed Transaction constitutes a “related party transaction” within the meaning of MI 61-101 because it involves transactions between Magna and its controlling shareholder, the Stronach Trust. The primary purpose of the Proposed Transaction is the acquisition by Magna of the Class B Shares held by the Stronach Trust in exchange for Subordinate Voting Shares and the other consideration contemplated under the Proposed Transaction.

[21] MI 61-101 regulates significant conflict of interest transactions such as related party transactions where a related party, such as a significant shareholder, could have an advantage by virtue of voting power, board representation or preferential access to information. In certain circumstances, MI 61-101 provides minority shareholders with certain procedural protections “intended to ensure fairness to minority shareholders and to limit the potential for abuse in related party transactions”.

D. Discussion

[22] The Proposed Transaction is an extraordinary transaction. We are not aware of any comparable transaction carried out in Ontario capital markets. The transaction raises a number of unique issues, although the securities law principles we should apply in resolving those issues are clear.

[23] The stated objective of the Proposed Transaction is to collapse the multiple voting share structure of Magna in the expectation of achieving a higher trading multiple for the Subordinate Voting Shares, with the resulting appreciation in share value to be split between the Stronach Trust and Shareholders.

[24] The Stronach Trust will immediately receive the benefit of the consideration to be paid under the Proposed Transaction (including the immediate receipt of US$300,000,000 and 9,000,000 Subordinate Voting Shares). Those benefits to the Stronach Trust are tangible, immediate and of a lasting character.

[25] Shareholders will suffer dilution as a result of the issue of the 9,000,000 Subordinate Voting Shares to the Stronach Trust and will benefit from any increase in the multiple at which the Subordinate Voting Shares trade in the market. There is no assurance how significant that benefit will be, although there has been a substantial increase in the price of the Subordinate Voting Shares following the public announcement of the Proposed Transaction (it is a matter of contention among the parties as to whether that announcement accounted for all of that increase). The value of that benefit to Shareholders will not be immediately known and will depend on the multiple at which the Subordinate Voting Shares trade over the longer term.

[26] It has been alleged that the Proposed Transaction is abusive of Shareholders and the capital markets for a number of reasons, including the estimated 1,800% premium being paid by Magna for the Class B Shares relative to the market price of the Subordinate Voting Shares.

[27] It is clear that the Special Committee was aware and concerned that the premium being paid to the Stronach Trust under the Proposed Transaction is considerably in excess of the premiums paid on other transactions collapsing multiple voting share structures.

(i) Stronach Trust

[28] We recognize that the Stronach Trust is under no obligation to enter into any transaction related to its control of Magna. It is perfectly entitled not to negotiate or enter into any transaction with respect to the Class B Shares. The Stronach Trust has disclosed in the Circular that it is content with the status quo if the Proposed Transaction does not proceed.

[29] We would not want anyone to conclude based on this decision that we are suggesting that the Stronach Trust acted improperly or inappropriately in connection with the Proposed Transaction. The Stronach Trust took positions with respect to its participation in the Proposed Transaction that it was perfectly entitled to take. The Stronach Trust also indicated that it was willing to consider the Proposed Transaction only if it was supported by Shareholders.

(ii) Disclosure

[30] Under Ontario securities law, the Circular must describe the substance of the matters to be approved by Shareholders in sufficient detail to enable a Shareholder to form a reasoned judgment concerning how to vote on the Proposed Transaction. The disclosure in the Circular must provide Shareholders information sufficient to permit them to make an informed decision as to how to vote on the Proposed Transaction.

[31] This disclosure standard must be applied in the circumstances of this particular transaction. In this case, those circumstances include the fact that (a) the Proposed Transaction constitutes a material related party transaction between Magna and the Stronach Trust, and (b) neither the Board nor the Special Committee has made any recommendation to Shareholders as to how they should vote on the Proposed Transaction, or as to their view of the fairness of the Proposed Transaction to Shareholders. In addition, no fairness opinion has been obtained with respect to the Proposed Transaction. Because neither the Board nor the Special Committee is providing a recommendation, Shareholders are left to their own devices in making the decision as to how they will vote. In considering whether disclosure in the Circular is adequate, we also recognize that the Proposed Transaction is complex and some portions of the consideration to be paid to the Stronach Trust are difficult to evaluate.

[32] In these circumstances, the disclosure in the Circular must, to the extent reasonably possible, provide Shareholders with substantially the same information and analysis that the Special Committee received in considering and addressing the legal and business issues raised by the Proposed Transaction.

[33] In our view, the Circular does not provide sufficient disclosure to Shareholders to permit them to make an informed decision and does not contain certain information that is material to Shareholders in the circumstances.

[34] The Circular provides a list of considerations, factors and information that the Special Committee reviewed and considered in assessing the Proposed Transaction. There is no meaningful discussion of the implications of those matters or of the substantive information that was received. The Circular states that “… the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusions”.

[35] That may be adequate disclosure where a board of directors or special committee has made a recommendation to shareholders in respect of a transaction. It is not adequate where shareholders are left to their own devices to make a decision in circumstances such as these.

[36] It is difficult for us to see how Shareholders can be expected to make an informed decision without disclosure to them of substantially the same information that was available to, and considered relevant by, the Special Committee. The Special Committee considered the factors and considerations listed in the Circular as relevant to their analysis and they had access to the underlying information. In these circumstances, Shareholders should have access to substantially the same information and analysis.

[37] Information is material where there is a substantial likelihood that a reasonable shareholder would consider the information important in deciding how to vote on a transaction. In our view, there is material information (determined in accordance with that standard) that was not included in the Circular. In saying that, we understand that some Shareholders believe that the disclosure in the Circular is sufficient for them to make an informed decision. In coming to that conclusion, those Shareholders are making a subjective decision as to what is relevant and important to them. It does not change our view that the Circular fails to disclose material information. We do not consider the deficiencies in disclosure in the Circular to be in any way technical or a matter of judgment. Our concerns are serious and substantive.

[38] It goes without saying that any public disclosure made by Magna that is not contained in the Circular does not satisfy Magna’s disclosure obligation with respect to the Circular.

[39] We heard submissions that we should not be concerned with the issues raised by this matter because Shareholders holding in the aggregate a very substantial majority of the Subordinate Voting Shares have already lodged proxies voting in favour of the Proposed Transaction. While Shareholder approval is a very important factor in our deliberations, it does not address all of the issues before us and certainly cannot be relied on to say that the disclosure in the Circular is adequate. If the disclosure in a proxy circular is materially deficient, then shareholders have not been given the information necessary to make an informed decision.

[40] We would add that we are an expert tribunal and that determining questions as to the adequacy of disclosure and materiality is squarely within that expertise. We do not need evidence from experts or investors in order to make those decisions.

[41] In our view, before the Proposed Transaction can be voted on by Shareholders, the Circular must be amended to provide full and accurate disclosure of the following information (a reasonable time prior to the shareholders meeting) and, in each case, a meaningful discussion and analysis of the implications of that information for purposes of the Proposed Transaction and the shareholder vote:

1.	A clear articulation of how management and the Board arrived at the consideration to be paid to the Stronach Trust and the potential economic benefits to the Shareholders. For greater clarity, this analysis should:

(i)     specify the metrics used to express value creation (e.g. share price increase due to “multiple expansion”);

(ii)     address the concepts articulated by Mr. Galifi in his testimony with respect to “value sharing” between the Stronach Trust and Shareholders;

(iii)    explain why management and the Board believed there might be a positive impact on the share price and the sensitivity of “value sharing” to share price changes; and

(iv)    include any analysis that would further assist Shareholders to understand the concepts articulated;

2.	An explanation of the relevance to determining the value of the Class B Shares of the Russian Machines transaction and the privatization and restructuring proposals referred to on page 6 of the Circular;

3.	A description of the potential alternatives to the Proposed Transaction considered by the Special Committee (as mentioned in the Circular);

4.	A detailed discussion of the review and approval process adopted by the Special Committee consistent with the description contained in Mr. Harris’ affidavit submitted in evidence; that disclosure should include the steps taken by the Special Committee to negotiate the terms of the Proposed Transaction with detailed information as to what variations were proposed and the responses to those proposals; note that the order below requires compliance with the disclosure obligations in section 5.3 of MI 61-101;

5.	Inclusion in the Circular of the CIBC Reports and the PwC Report (that have already been publicly disclosed) and a meaningful discussion of the advice received by the Special Committee from CIBC and PwC with respect to the material financial elements of the Proposed Transaction; that discussion should make clear that PwC valued only the assets to be transferred to the E-Car Partnership and not the E-Car Partnership itself;

6.	We consider the statement contained in the Circular that the dilution to the Shareholders “would be significantly greater than the case for other historical transactions in which dual class share structures were collapsed” to be misleading; disclose the dilution suffered by minority shareholders in other historical transactions in which dual class share structures have been collapsed and discuss the relevance of that disclosure to the dilution to the Shareholders under the Proposed Transaction;

7.	A clear statement of how CIBC assessed the Proposed Transaction from a financial perspective and the reasons why it concluded that it could not opine as to the financial fairness of the Proposed Transaction; state whether CIBC advised as one of those reasons that it could not issue a fairness opinion because of the terms of the Proposed Transaction relative to other transactions collapsing multiple voting share structures;

8.	A discussion of the advice received by the Special Committee as to the nature of the legal standard to be applied by a court in determining whether the arrangement is fair and reasonable and what matters the court would likely consider in reaching that determination;

9.	A clear statement by the disinterested members of the Board or the Special Committee whether they have concluded that (a) the Proposed Transaction is fair and reasonable in accordance with the applicable corporate law standard, or (b) they have reached no such conclusion;

10.

Disclose whether the change in the market price of the Subordinate Voting Shares subsequent to the public announcement of the Proposed Transaction changes the position of the Board or the Special Committee that it cannot make any recommendation to Shareholders as to how they should vote on the

Proposed Transaction; clarify that there is at least a question whether the increase in the market price of the Subordinate Voting Shares immediately following the public announcement of the Proposed Transaction was also affected by the other public announcements on that day;

11.	Clarify the financial analysis related to Magna’s conclusion that the 25% market capitalization exemption in section 5.5(a) of MI 61-101 is available to Magna in connection with the Proposed Transaction, including whether the amendments to the Consulting Agreements are “connected transactions” and the fair market values used for each component of the consideration to be paid to Stronach Trust, including the interest in the E-Car Partnership and the amendments to the Consulting Agreements; and

12.	In connection with the purchase price of the E-Car assets to be acquired by the E-Car Partnership, explain what it means that the purchase price is equal to the fair market value determined by mutual agreement “taking into account the valuation work conducted by PwC for the Special Committee”.

[42] In these circumstances, the Circular must contain a statement that the disinterested members of the Board or the Special Committee have concluded that the Circular as amended provides disclosure and information sufficient to permit Shareholders to make an informed decision as to how to vote on the Proposed Transaction.

(iii) Abuse

[43] Abuse has been characterized by Commission decisions as something more than unfairness. A transaction such as this is not abusive simply because the price proposed to be paid is considered by certain investors to be outrageous.

[44] Having considered the submissions made to us and the relevant legal authorities, we are not persuaded that the Proposed Transaction is abusive of Shareholders or the capital markets within the meaning of securities law.

[45] Based on the evidence before us, we have been unable to come to a view as to whether or not the Proposed Transaction is unfair to Shareholders.

(iv) Shareholders Should Decide

[46] In the circumstances, whatever views we may have as to the terms of the Proposed Transaction and its fairness to shareholders, we believe that it is the shareholders of Magna that should ultimately decide whether the Proposed Transaction proceeds. That is a business and financial decision that shareholders are entitled to make.

(v) Court Approval

[47] We do take some comfort from the fact that an Ontario court will, as part of the arrangement process, be determining whether the arrangement giving effect to the Proposed Transaction is fair and reasonable. Making such a determination is outside the purview of our jurisdiction as securities regulators. In our view, the proposed amendments to the Consulting Agreements should be viewed as being part of the arrangement.

(vi) Board Process

[48] We note that neither the Board nor the Special Committee is required to make a recommendation to Shareholders as to how they should vote on the Proposed Transaction or to obtain a fairness opinion. However, the fact that no recommendation was made does have the implications discussed above with respect to the adequacy of the disclosure.

[49] We have some concerns with the process followed by the Board, the Special Committee and management in reviewing and deciding to submit the Proposed Transaction to Shareholders for approval. We will discuss those issues in our reasons.

(vii) Valuations

[50] We have concluded that no formal valuation is required in connection with the Proposed Transaction and we are not requiring the preparation of any formal valuation.

E. Order

[51] Based on the foregoing, we have concluded that it is in the public interest to make the following order.

IT IS ORDERED UNDER SUBSECTION 127(1) OF THE ACT THAT:

(1)    if Magna wishes to proceed with shareholder approval of the Proposed Transaction or any similar modified transaction, it must amend the Circular in accordance with this decision and send such amended Circular to shareholders in accordance with applicable corporate law;

(2)    Subordinate Voting Shares to be issued by Magna in connection with the Proposed Transaction are cease traded until such time as Magna complies with clause (1) of this order; and

(3)    the exemption contained in section 5.5(a) of MI 61-101 is not available to Magna unless it complies with the disclosure requirements of section 5.3 of MI 61-101.

[52] If Magna wishes to proceed with the Proposed Transaction, Magna shall deliver a copy of the amended circular to Staff at least five days before it is sent to Shareholders. If Staff has concerns with respect to the proposed disclosure in that circular, Staff may bring a motion for directions or other relief before us on notice to the other parties (excluding those parties with only Torstar standing).

DATED at Toronto on the 24th day of June 2010.

“James E. A. Turner”
James E. A. Turner

“Paulette L. Kennedy”		“C. Wesley M. Scott”
Paulette L. Kennedy		C. Wesley M. Scott

APPENDIX B

FINAL REPORT OF CIBC WORLD MARKETS INC.

PRESENTATION TO

Special Committee of

Magna International Inc.

Project Raven

Final Report

May 5, 2010

Confidential Draft – For Discussion Purposes

I. Executive Summary

II. Share Conversion Precedents III. Peer Benchmarking Review IV. Historical Market Valuation V. Shareholder Analysis VI. Review of Proposal

All Figures in US$ and All Public Trading Values as at May 4, 2010 Unless Otherwise Indicated

Confidential Draft – For Discussion Purposes

Disclaimer

This confidential presentation has been prepared by CIBC World Markets Inc. (“CIBC”), exclusively for the benefit and internal use of the Special Committee of the Board of Directors of Magna International Inc. (the “Company”), pursuant to an engagement letter (the “Engagement Letter”) made between CIBC and the Company. This presentation is subject to the assumptions, limitations and qualifications contained in the Engagement Letter.

In preparing this presentation, CIBC has relied without any independent verification on information provided by the Company or that is publicly available. The information and any analyses in this presentation reflect prevailing conditions and our views as of this date, all of which are subject to change. We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters or the sufficiency of this presentation for your purposes.

This printed presentation is incomplete without reference to the oral presentation, discussion and any related written materials that supplement it.

This presentation is not intended to constitute a “report, statement or opinion of an expert” for purposes of any securities legislation in Canada. These materials are confidential and are intended solely for your benefit and for your internal use only and may not be reproduced, disseminated, quoted from or referred to in whole or in part at any time, in any manner or for any purpose, without obtaining the prior written consent of CIBC in each specific instance.

CIBC employees are prohibited from offering to change or otherwise influence any research report, rating or price target to any company as inducement for the receipt of any business or compensation.

CIBC is a wholly-owned subsidiary of Canadian Imperial Bank of Commerce and a part of Canadian Imperial Bank of Commerce’s wholesale banking arm, which also includes CIBC’s affiliates: CIBC World Markets Corp., CIBC World Markets plc, CIBC World Markets Securities Ireland Limited, CIBC Australia Ltd, and CIBC World Markets (Japan) Inc.

Confidential Draft – For Discussion Purposes

I. Executive Summary

Introduction

CIBC World Markets Inc. (“CIBC”) is pleased to meet with the special committee (“Special Committee”) of the Board of Directors (the “Board”) of Magna International Inc. (“Magna” or the “Company”) to discuss the Project Raven Proposal (the “Proposal”)

We have undertaken a review of precedent dual-class share reorganizations

Assessment of post-reorganization dilution to subordinate voting shareholders

Examination of post-announcement market reaction including share price performance and research analyst commentary

We developed and completed a benchmarking analysis of Magna against its peer group

Review of historical operating performance and key financial metrics Identified key comparables which we have focused on in our analysis

We have analyzed the Company’s historical trading valuation versus its peers to assess the magnitude of Magna’s valuation discount over time In addition, we have examined equity research to determine key valuation parameters and assess the Company’s relative valuation versus the peer group

Reviewed current research to assess analysts’ methodology used in setting target prices

Reviewed historical Magna equity research dating back to 1998 to evaluate market sentiment on relative valuation and key factors influencing the Company’s trading value

We have reviewed Magna’s shareholder base and compared it to the shareholder bases of its peers We have conducted a review of the Proposal and its pro forma impact on shareholders

Includes sensitivity analysis of the proposed terms and pro forma trading multiple, as well as qualitative considerations

We have not prepared a fairness opinion, adequacy opinion or formal valuation concerning the Proposal

Confidential Draft – For Discussion Purposes

| 1

I. Executive Summary

Our Understanding of the Proposal

CIBC understands that the Company is proposing to enter into an agreement (the “Transaction

Agreement”) with Stronach Trust and 447 Holdings Inc., pursuant to which the holders of the Company’s outstanding Class A Subordinate Voting Shares (“Class A Shares”) will be provided with the opportunity to vote on the Proposal Subject to obtaining approval by holders of the Class A Shares and the other conditions set forth in the Transaction Agreement:

The Class B shares would be exchanged for a total of 9 million Class A shares and a cash payment of C$300 million The Company’s existing consulting agreements with certain companies controlled by or affiliated with Magna’s Chairman would be amended, such that fees would be paid to those companies according to a sliding scale (% of pro forma pre-tax profits before profit sharing) for a 41/2 year term starting on July

1, 2010

H2-2010: 3.00% 2011: 2.75% 2012: 2.50% 2013: 2.25% 2014: 2.00%

Frank Stronach would not step down as Chairman post reorganization Potential establishment of a separate joint venture for E-Car initiative

Capital contributions from the Stronach Trust and Magna would be $80 million and $220 million, respectively, with proportional economic interest The joint venture would initially be structured as a partnership with Magna having two of the five board seats

Confidential Draft – For Discussion Purposes

2

I. Executive Summary

Our Understanding of the Proposal (Cont’d)

All material facts relating to the Proposal would be disclosed in a management proxy circular that will be mailed to holders of Class A Shares in connection with a special meeting to approve the Proposal The Transaction Agreement does not limit the ability of the Company’s Board of Directors to respond to any alternatives to the Proposal or require the Company to pay any break fee in the event that the Proposal is not completed

Confidential Draft – For Discussion Purposes

3

I. Executive Summary

Summary Observations

Precedent Reorganizations

Benchmarking Analysis

Historical Valuation & Market Valuation Parameters

Additional Considerations

Precedent dual class share reorganizations have been well received by the market – positive share price reactions generally There have been 15 precedent share class reorganizations which we have reviewed

??Dilution to the subordinate voting shareholders ranged from 0 to 3.04% with an average of 0.89%

??8 of the last 10 share class reorganizations have occurred at no premium

Research analysts viewed reorganizations positively with many expecting companies to reduce or potentially eliminate pre-reorganization trading discounts The proposed terms of the Proposal would result in a much higher level of dilution (11.4%) to the subordinate voting shareholders than in any of the precedents (0-3%) Magna is one of the largest tier one auto suppliers in the world Magna’s financial performance has been strong over the years

??Revenue growth in line with best in class peers (JCI, BorgWarner)

??Growth in profitability (EBITDA, net income) below sector leaders but above TRW, Lear and American Axle

??Magna has experienced margin pressures and profit margins and ROCE are forecast to be below the peer group for 2010E based on analyst consensus Magna’s exposure to the Big Three has declined over time and now represents less than 50% of total revenue, although exposure is still above BorgWarner, JCI, TRW and Lear Magna continues to operate with a significant cash balance while peers have greater leverage

The majority of research analysts rely on EV/EBITDA multiples in deriving price targets Magna has historically traded at a discount to its peers based on EV/EBITDA

??On a forward basis, Magna traded at a 1.4x discount to its key U.S. peer group1 between 2001 and 20072 and a 0.2x discount to Linamar over the same period

??Currently trading at a 1.9x discount to its key U.S. peers and a 0.9x discount to Linamar on a forward basis The analyst community has historically discounted Magna’s valuation for a number of reasons, including: corporate governance and multi-voting share structure concerns, inefficient capital structure, investments in non-automotive operations, Big

Three concentration and concerns regarding compensation levels / the consulting arrangement with the Chairman

Based on where Magna is currently trading relative to its peer group, there is potential for multiple expansion to occur following completion of a reorganization, however, the quantum, timing and duration of any improved trading performance is difficult to predict Given the level of shareholder dilution with respect to the Proposal relative to the precedents, there is potential for significant negative reaction from shareholders

??Although the Transaction Agreement places completion of the Proposal in the hands of the holders of the Class A Shares, given the size of the payment to Stronach Trust the terms of the Proposal will be controversial

1	Comprised of BorgWarner, Johnson Controls, Lear, TRW Automotive, and American Axle.

2 We have excluded 2008 and 2009 given the unprecedented downturn in the auto sector and the lack of profitability of most of the peers during this timeframe.

Confidential Draft – For Discussion Purposes

4

II. Share Conversion Precedents

Summary of Share Conversion Precedents

- We have examined a number of precedents for conversion to a single class share structure
- In total, we have analyzed 15 dual class share reorganization precedents
- Overall share dilution averaged 0.89% for all the precedents and 1.28% for those with coattails
  - For all precedents where a premium was offered, the average dilution was 1.91%
  - For precedents where a premium was offered and there were no coattails, the average dilution was 2.14%
- The multi-voting shares' economic interest in the case of Magna is at the low end of precedents while the 66% voting control afforded to these shares is high as a multiple of economic ownership
- Research analysts expected an improvement in valuation and trading liquidity following the announcement of the precedent share reorganizations
- The average 1-day share price impact was +2.9%, with reorganizations generally viewed favourably by the market
  - Longer-term share price performance was mostly positive with the majority seeing improvements in both 10-day and 3-month performance
- Precedents demonstrated improved trading liquidity with average daily volume improving 26%[1] 1-year post announcement compared to the 1-year period pre-announcement

Theme	Observations
Valuation	▲ For a number of precedents, shares had been undervalued by the market prior to reorganization ➢ Expectation for improved share price performance and valuation ▲ Elimination of discount related to dual class share structure ▲ Overriding expectation that transactions were positive for subordinate voting shareholders
Liquidity	▲ Limited investor interest and liquidity in a number of companies pre-reorganization despite strong operating performance ▲ Enhanced liquidity and simplification of share structure would be positive for shareholders ▲ Expectation of potential to broaden shareholder base

[1] Excludes Sino-Forest.

CIBC

5

Confidential Draft – For Discussion Purposes

II. Share Conversion Precedents

Select Share Conversion Precedents – Market Commentary

Company Commentary

Pre-Announcement

“Given the impressive production profile, we believe Goldcorp deserves a premium to the group average.”

“Sherritt shares currently trade at 7.7x 2004E EPS, 2.6x 2004E CFPS and a 46% discount to our 10% DCF NAV of $10.31 per share, which is significantly cheaper than its nickel peer group of Inco, Falconbridge and Lionore. Excluding Sherritt, the averages are 15.5x 2004E EPS, 8.6x 2004E CFPS and a 48% premium to 10% DCF NAV or NPV. Trading at 4.1x 2004E EV/EBITDA compared with the 6.0x average for peer group.” “Canam continues to trade at a sizable discount to its peers.” “While Canam still has some work to do to achieve a valuation similar to its peers …we believe that management has shown that it is committed to its restructuring plan and therefore we do not believe that the current discount valuation is warranted. “

“MDCA currently trades at a 26% discount to peer group based on FY’05 EBITDA projections.” “Considering the momentum behind Gildan’s earnings we are perplexed with the particularly low PEG of 0.4 versus the PEG of 1.42 for a comparable group of companies.”

“When compared to its peers the stock is cheap based on TTM and forward P/E ratios, but fairly valued based on PEG ratios.”

Post-Announcement

“…shares have been undervalued as a result of the share structure and execution risk associated with the start-up of the Red Lake Mine.” “…this structure is very likely to be approved and therefore the share valuation should improve in the very near future.” “All holders of Goldcorp are likely to receive a significant gain on the order of 25% over the previous day’s close as a result of this restructuring.” “The tradeoff of a 2.9% share dilution for a likely takeover premium is seen as a good one.” “…provides shareholders with voting rights in selecting board members, the dividend policy, etc., and should be positive for the shares.”

“…eliminate the dual class share structure’s discount and potentially widen the shareholder base, possibly translating into higher valuation multiples.” “…existence of multi-voting shares has historically placed downward pressure on the stock price.” “While the valuation gap between Canam and its competitors/comparables has started to narrow, Canam’s discount valuation remains. We expect to see this gap continue to narrow.” “This move should lower the multiple discount MDC has relative to its peers, who trade in 10x EBITDA range” “…will help to expand the potential investor base and potentially lead to higher valuation multiples.” “We view this move very positively from a corporate governance perspective and suggest the stock could see a multiple expansion as a result.” “We think that this announcement will be beneficial to shareholders and provide positive momentum to share price.” “The enhanced liquidity and simplification of share structure would be positive for both classes of shareholders.”

Confidential Draft – For Discussion Purposes

6

II. Share Conversion Precedents

Premium for Conversion to Single Class Structure

- The average dilution to shareholders in the precedents is 0.89%, or 1.28% for conversions involving issuers without coattails
- There were no sunset provisions on the dual class share structure in the precedents, with the exception of Sherritt[1]

Share Conversion Precedents

Announce Date	Company	Coattail	Market Cap. (C$MM)	Premium MV / SV Offer	# of Mult. Votes	Multi-Vote Econ. %	Multi-Vote Voting %	Multi-Vote Voting / Econ.	Shares Outstanding Sub-Voting	Shares Outstanding Mult-Voting	Pre-Trans. Total O/S Shares	Additional Shares Issued to Voting	% Share Dilution[3]	Shareholder Vote
Dual Class Share Reorganizations - Collapse of Dual Class Share Structure														
31-May-06	Extendicare	No	$1,844	7.5%	10	17.1%	67.3%	3.9x	57.1	11.8	68.9	0.9	1.28%	Yes
14-Mar-06	Canam Group	Yes	$430	343.4%	5	0.9%[2]	42.6%	48.6x	47.1	7.0	54.1	1.4	3.04%	Yes
13-Dec-05	CoolBrands	Yes	$50	0.0%	10	10.7%	54.6%	5.1x	50.0	6.0	56.1	0.0	0.00%	Yes
13-Sep-05	ProMetic Life Sciences	Yes	$51	0.0%	10	10.1%	52.8%	5.2x	116.5	13.0	129.5	0.0	0.00%	Yes
31-Mar-05	Diaz Resources	Yes	$41	0.0%	25	10.0%	73.5%	7.4x	53.8	6.0	59.8	0.0	0.00%	Yes
26-Feb-04	MDC Partners	Yes	$365	0.0%	20	2.4%	32.7%	13.8x	18.6	0.5	19.0	0.0	0.00%	No
03-Feb-04	Gildan	Yes	$590	0.0%	8	20.6%	67.5%	3.3x	23.4	6.1	29.5	0.0	0.00%	No
11-Dec-03	Sherritt	No	$800	0.0%	N/A	0.0%	0.0%	0.0x	131.2	0.0	131.2	0.0	0.00%	No
17-Oct-03	Sino-Forest	Yes	$277	0.0%	5	6.7%	26.3%	3.9x	84.2	6.0	90.2	0.0	0.00%	No
07-May-03	Sceptre	No	$64	0.0%	A's No Vote	0.1%	100.0%	1507.3x	13.6	0.0	13.6	0.0	0.00%	Yes
02-Aug-00	Goldcorp	No	$728	42.0%	10	6.9%	42.6%	6.2x	74.5	5.5	80.0	2.3	2.90%	Yes
23-Dec-99	MDS Inc.	Yes	$1,682	5.0%	B's No Vote	20.7%	100.0%	4.8x	47.3	12.3	59.6	0.6	1.03%	Yes
16-Jun-97	Laidlaw	No	$6,066	15.0%	B's No Vote	14.8%	100.0%	6.7x	273.7	47.6	321.3	7.1	2.22%	Yes
12-Aug-96	Agra	Yes	$223	5.0%	B's No Vote	15.6%	100.0%	N/A	17.8	3.3	21.1	0.2	0.78%	Yes
12-Dec-94	Slater	Yes	$112	10.0%	B's No Vote	20.9%	100.0%	N/A	9.1	2.4	11.5	0.2	2.09%	Yes
Mean				**28.5%**									**0.89%**	
Mean (Ex. Share Reorgs. with Coattails)				**12.9%**									**1.28%**	
Mean (Ex. Share Reorgs. with No Premium)				**61.1%**									**1.91%**	
Mean (Ex. Share Reorgs. with No Premium & with Coattails)				**21.5%**									**2.14%**	
N/A	**Magna Proposal**	**No**	**$7,379**	**1,768.4%**	**300.0**	**0.6%**	**66.1%**	**102.4x**	**111.9**	**0.7**	**112.7**	**12.9**[4]	**11.41%**	

1 The rights associated with the Multiple Voting Shares to elect a majority of the board were set to expire on Nov. 24, 2005.
2 Mr. Dutil, Chairman and CEO, also owned another ~20% economic interest through holdings of Class A subordinate voting shares pre-conversion.
3 % share dilution is calculated as the number of additional shares issued to the multi-voting class divided by the pre-transaction total outstanding shares.
4 Based on 8.3 million incremental shares issued plus C$300 million of cash payment divided by the current share price.

7

Confidential Draft – For Discussion Purposes

II. Share Conversion Precedents

Collapse of Dual-Class Share Structure – Share Price Reaction

- The average 1-day share price impact was +2.9%, with all reorganization announcements having a positive share price reaction (except Extendicare)
- Longer-term share price impacts were mostly positive for the reorganizations
- Most of the reorganizations also outperformed their relevant indices three months post announcement

1-Day Price Impact

Company	Impact
Goldcorp	8.4%
Sino-Forest	7.5%
Sceptre	7.4%
Canam Group	5.9%
ProMetic Life Sciences	4.3%
Sherritt	4.1%
MDS Inc.	2.0%
CoolBrands	1.9%
MDC Partners	1.7%
Diaz Resources	1.4%
Laidlaw	1.3%
Gildan	0.9%
Slater	0.0%
Extendicare	(6.3)%

Average: 2.9%

10-Day Price Impact

Company	Impact
Sceptre	29.8%
MDS Inc.	19.4%
Goldcorp	18.0%
Sherritt	17.0%
Canam Group	15.5%
CoolBrands	14.9%
MDC Partners	12.5%
Gildan	9.8%
Sino-Forest	5.5%
Slater	5.0%
Laidlaw	1.1%
Diaz Resources	(1.4)%
Extendicare	(10.4)%
ProMetic Life Sciences	(12.8)%

Average: 8.8%

3-Month Price Impact vs. Relevant Index

Company	Impact	Relevant Index	Index Impact
Sino-Forest	58.3%	S&P/TSX Materials	9.2%
MDS Inc.	54.2%	S&P/TSX Healthcare	15.2%
Sceptre	32.1%	S&P/TSX Financials	4.7%
Slater	22.5%	S&P/TSX Steel	0.0%
Sherritt	21.1%	S&P/TSX Metals & Mining	0.1%
Laidlaw	13.5%	S&P/TSX Transportation	13.2%
Canam Group	13.3%	S&P/TSX Building Products	11.9%
CoolBrands	3.4%	S&P/TSX Consumer Discretionary	8.6%
Goldcorp	2.8%	S&P/TSX Metals & Mining	(4.0)%
Gildan	1.4%	S&P/TSX Retail	1.8%
Diaz Resources	0.0%	S&P/TSX Materials	(0.9)%
Extendicare	(12.3)%	S&P/TSX REIT	1.8%
MDC Partners	(13.7)%	S&P/TSX Media	2.1%
ProMetic Life Sciences	(21.3)%	S&P/TSX Healthcare	(3.3)%

Average: 12.5%

CIBC

8

Confidential Draft – For Discussion Purposes

II. Share Conversion Precedents

Post-Announcement Trading Liquidity

- The public float of the share conversion precedents increased by an average of 7.9%[1]
- The average daily trading volume[1] increased by 30%, 21%, and 26% for the 3-month, 6-month, and 1-year period post announcement, respectively, compared to that for the 1-year period pre-announcement

Post-Announcement Trading Liquidity

Announced Date	Company	Public Float of Subordinated Voting Shares (millions) Pre-Reorg.	Post-Reorg.	% Change[2]	Average Daily Volume (000's) Pre-Reorg. 1-Yr.	Post-Reorg. 3-Mths.	Post-Reorg. 6-Mths.	Post-Reorg. 1-Yr.	Post-Reorg. (% Change) 3-Mths.	6-Mths.	1-Yr.
31-May-06	Extendicare	57	61	6.6%	307	341	463	406	11%	51%	32%
14-Mar-06	Canam Group	37	37	0.0%	81	157	109	98	94%	34%	21%
13-Dec-05	CoolBrands	50	50	0.1%	388	101	176	286	(74)%	(55)%	(26)%
13-Sep-05	ProMetic Life Sciences	116	116	0.0%	146	246	187	140	69%	28%	(4)%
31-Mar-05	Diaz Resources	36	37	4.7%	128	98	129	147	(24)%	0%	14%
26-Feb-04	MDC Partners	15	15	0.0%	109	150	111	84	37%	2%	(23)%
3-Feb-04	Gildan	23	24	2.5%	381	288	438	489	(24)%	15%	28%
11-Dec-03	Sherritt	131	131	0.0%	370	1,148	821	743	211%	122%	101%
17-Oct-03	Sino-Forest	76	76	0.4%	130	636	849	639	388%	552%	391%
7-May-03	Sceptre	14	14	0.1%	15	16	15	18	9%	3%	21%
2-Aug-00	Goldcorp	73	79	7.6%	444	432	393	591	(3)%	(12)%	33%
23-Dec-99	MDS Inc.	38	45	18.4%	142	231	230	292	63%	62%	106%
16-Jun-97	Laidlaw	244	322	32.0%	1,269	1,385	1,200	1,501	9%	(5)%	18%
12-Dec-94	Slater	9	12	29.1%	22	24	27	24	9%	22%	11%
Average				**7.4%**					**55%**	**59%**	**52%**
Average (Ex. Sino-Forest)				**7.9%**					**30%**	**21%**	**26%**

1 Excludes Sino-Forest.
2 Some share conversions had zero or minimal changes in the public float of subordinated voting shares (or common shares post-conversion) because the controlling shareholder owned a majority or 100% of the multi-voting shares pre-conversion and continued to be identified as an insider post conversion.

9

Confidential Draft – For Discussion Purposes

III. Peer Benchmarking

Review

Summary of Peer Benchmarking Review

We have examined the historical financial and operational performance of Magna versus its peer group

??Based on enterprise value and revenue, Magna is one of the largest within the peer group

Historically, Johnson Controls and Lear represented the best comparables for Magna with broad geographic exposure, customer concentration amongst the Big Three and similar product diversification

??However, Johnson Control’s business mix has shifted over time, incorporating less automotive exposure and more HVAC, building management and other real estate related services

??Lear continues to be a good comparable, although the Company filed under Chapter 11 in July 2009 and emerged on November 9, 2009 S Other key comparables include BorgWarner, TRW, Linamar and American Axle

??Although product and geographic mix varies by company, these automotive suppliers have similar operational and financial characteristics to Magna S Magna’s financial performance has been strong over the years

??Revenue growth in line with best in class peers (JCI, BorgWarner)

??Growth in profitability (EBITDA, net income) below sector leaders but above TRW, Lear and American Axle

??Magna has experienced margin pressures and profit margins and ROCE are forecast to be below the peer group for 2010E based on analyst consensus S Magna’s exposure to the Big Three is higher than some of its peers, however, it has declined over time and now represents less than 50% of total revenue

??Others with significant Big Three exposure include American Axle, Lear and Linamar

??In addition, the Company has successfully reduced exposure to North American end markets

Confidential Draft – For Discussion Purposes

10

III. Peer Benchmarking

Review

Summary of Peer Benchmarking Review (Cont’d)

Magna has historically operated with significantly less leverage than its peer group, carrying a significant net cash position

??This has enabled the Company to better navigate the difficulties experienced within the auto sector during 2008 and 2009 S The Company is currently trading at a discount to peers based on 2010E and 2011E EBITDA

??This is consistent with the historical valuation discount since 1998

Confidential Draft – For Discussion Purposes

11

III. Peer Benchmarking

Review

Scale and Capital Structure

Enterprise Value ($ Millions) 2010E Revenue ($ Millions)

$33,847

$24,550

$20,359

Scale $12,950

$10,871

$6,094 $5,625 $5,645 $5,177

$3,279

$1,612 $1,576 $2,173 $2,206

Magna BorgWarner Johnson American Lear Linamar TRW Magna BorgWarner Johnson American Lear Linamar TRW

Controls Axle Controls Axle

2002 – 2007 Average 2010E

Avg Avg2 2::1.1.6x 6x Avg Avg2 2::1.1.0x 0x

2.7x

2.1x 2.3x

1.3x 1.5x 1.3x

1.0x 1.1x 0.8x 1.0x 0.8x

Average

Net Debt /

EBITDA1 (0.6)x (0.9)x (0.9)x

Magna BorgWarner Johnson American Lear Linamar TRW Magna BorgWarner Johnson American Lear Linamar TRW

Controls Axle Controls Axle

1 EBITDA has been adjusted to exclude unusual and significant items, restructuring costs, goodwill and asset impairment, and any other non-recurring items.

2	Average excludes Magna.

Confidential Draft – For Discussion Purposes

12

III. Peer Benchmarking

Review

Growth Rates

2002 – 2007 (CAGR) 2011E / 2010E Growth

Avg Avg2 2::7.7. 4% 4% Avg Avg2 2:: 14.14. 2% 2%

14.4% 14.3% 19.3% 19.1% 19.7%

11.5% 11.2%

6.7% 11.0% 9.7%

Revenue 2.1% 8.4% 8.7%

Growth (1.4)%

Magna BorgWarner Johnson American Lear Linamar TRW Magna BorgWarner Johnson American Lear Linamar TRW

Controls Axle Controls Axle

Avg Avg2 2::5.5. 0% 0% Avg Avg2 2:: 21.21. 2% 2%

11.9% 12.5% 37.2%

8.8% 27.0%

6.5% 24.5% 23.4%

EBITDA 20.9%

Growth1 0.2% (0.6)% 10.4% 10.9%

(3.0)%

Magna BorgWarner Johnson American Lear Linamar TRW Magna BorgWarner Johnson American Lear Linamar TRW

Controls Axle Controls Axle

Avg Avg2 2::5.5. 3% 3% Avg Avg2 2:: 53.53. 2% 2%

14.0% 15.8% 12.9% 128.2%

7.1%

2.9% 0.8% 69.5%

Net Income 55.0%

Growth 36.9% 43.0% 31.2%

(14.5)% 24.6%

Magna BorgWarner Johnson American Lear Linamar TRW Magna BorgWarner Johnson American Lear Linamar TRW

Controls Axle Controls Axle

1 EBITDA has been adjusted to exclude unusual and significant items, restructuring costs, goodwill and asset impairment, and any other non-recurring items.

2	Average excludes Magna.

Confidential Draft – For Discussion Purposes

13

III. Peer Benchmarking

Review

Profitability

Average Margin (2002 – 2007) 2010E Margin

Avg Avg2 2:: 10.10. 4% 4% Avg Avg2 2:: 10.10. 4% 4%

13.8% 14.1% 14.3%

13.0% 13.0%

11.3%

8.7% 9.5% 9.1%

7.8% 7.5%

EBITDA 6.1% 6.3% 5.7%

Margin1

Magna BorgWarner Johnson American Lear Linamar TRW Magna BorgWarner Johnson American Lear Linamar TRW

Controls Axle Controls Axle

Avg Avg2 2::5.5. 6% 6% Avg Avg2 2::6.6. 6% 6%

8.2% 10.2%

6.8% 8.0%

5.1% 5.6% 5.2% 5.2% 6.6%

EBITDA1 less 4.5% 3.8% 4.1% 4.2%

Capex Margin 2.6%

Magna BorgWarner Johnson American Lear Linamar TRW Magna BorgWarner Johnson American Lear Linamar TRW

Controls Axle Controls Axle

Avg Avg2 2:: 12.12. 2% 2% Avg Avg2 2:: 10.10. 6% 6%

15.1%

13.7% 14.0% 13.7%

10.8% 10.5% 11.8% 11.6% 12.3%

8.9% 8.1% 10.0% 9.9%

Average 6.5%

ROCE3

Magna BorgWarner Johnson American Lear Linamar TRW Magna BorgWarner Johnson American Lear Linamar TRW

Controls Axle Controls Axle

1 EBITDA has been adjusted to exclude unusual and significant items, restructuring costs, goodwill and asset impairment, and any other non-recurring items.

2	Average excludes Magna.
3	ROCE defined as return on capital employed (EBIT / Total Assets – Current Liabilities).

Confidential Draft – For Discussion Purposes

14

III. Peer Benchmarking

Review

Customers and Markets

2005 2007 2009

Avg Avg2 2:: 50.50. 6% 6% 91.0% Avg Avg2 2:: 40.40. 7% 7% 90.0% Avg Avg2 2:: 36.36. 6% 6% 86.0%

77.0%

68.0%

64.1%

56.3%

Customer 53.0% 52.1% 49.4%

41.8% 43.8%

Concentration1 38.8%

(Big Three) 25.0% 24.6% 26.7%

16.0%

12.0% 12.0%

0.0% 0.0%

MGA BWA JCI AXL LEA LNR TRW MGA BWA JCI AXL LEA LNR TRW MGA BWA JCI AXL LEA LNR TRW

2005 2007 2009

3% 9% 9% 9% 5% 13% 13% 13% 11% 16% 3% 17%

19% 18% 23% 19% 25% 24% 17%

34%

4% 5% 40%

41% 41% 7% 51%

46% 41%

41% 12% 55% 52% 38% 57%

Revenue 15% 56% 36% 58%

91% 86%

Breakdown by 78% 76% 20% 80%

69%

Geography 56% 54% 54%

45% 40% 40% 45% 48% 39%

36% 34% 30% 28% 29% 26%

MGA BWA JCI AXL LEA LNR TRW MGA BWA JCI AXL LEA LNR TRW MGA BWA JCI AXL LEA LNR TRW

N.A. Europe Asia/Other N.A. Europe Asia/Other N.A. Europe Asia/Other

1	Does not include sales where Big Three sales were disclosed as < 10% of sales.

Confidential Draft – For Discussion Purposes

15

III. Peer Benchmarking

Review

Comparable Companies – Trading Multiples

Magna is currently trading at a discount compared to its peers on an EV/EBITDA basis

It is trading more in-line with its peers on a P/E basis

??However, on an adjusted capital structure basis, Magna is trading at a discount compared to its peers

TEV/2010E EBITDA TEV/2011E EBITDA Price/2010E Earnings Price/2011E Earnings

JCI 9.8x JCI 7.3x Lear 29.1x Borg 12.9x

Borg 8.3x Borg 6.7x ArvinMeritor 26.5x Lear 12.8x

Linamar 20.6x Dana 12.7x

ArvinMeritor 8.0x ArvinMeritor 5.8x

Magna 19.5x Linamar 12.4x

American

Linamar 5.6x 4.7x

Axle

Borg 17.4x Magna 12.0x

Dana 5.5x Linamar 4.6x

JCI 15.8x JCI 11.7x

TRW

Lear 5.3x 4.3x

Automotive 1 TRW

Adj. Magna 15.1x Automotive 10.9x

American

Axle 5.2x Dana 3.9x TRW 14.3x ArvinMeritor 10.7x

Automotive

TRW 4.8x Lear 3.8x American 1

Automotive 10.2x Adj. Magna 8.7x

Axle

American

Magna 4.7x Magna 3.7x Dana NMF Axle 7.5x

Avg. (Key Comps): 6.5x Avg. (Key Comps): 5.2x Avg. (Key Comps): 17.9x Avg. (Key Comps): 11.4x

Key Comparables

1	Represents Magna’s implied P/E multiple assuming a recapitalized capital structure of 1.0x Net Debt/2010E EBITDA.

Confidential Draft – For Discussion Purposes

16

III. Peer Benchmarking

Review

Comparable Companies – Capital Structure

Magna has one of the strongest balance sheets in the industry Not many of the Company’s peers pay dividends

TEV (US$ millions) Net Debt/TEV Net Debt/2010E EBITDA Dividend Yield

American

JCI $24,550 52% ArvinMeritor 3.0x JCI 1.6%

Axle

American

Magna $6,094 ArvinMeritor 38% 2.7x Linamar 1.2%

Axle

TRW TRW TRW American

$5,645 28% 1.3x 0.0%

Automotive Automotive Automotive Axle

Borg $5,625 Linamar 15% JCI 1.0x ArvinMeritor 0.0%

TRW

Lear $3,279 JCI 11% Borg 0.8x 0.0%

Automotive

Dana $2,725 Borg 10% Linamar 0.8x Borg 0.0%

ArvinMeritor $2,002 Dana (3)% Dana (0.2)x Dana 0.0%

American

Axle $1,612 Lear (18)% Magna (0.9)x Lear 0.0%

Linamar $1,576 Magna (19)% Lear (0.9)x Magna 0.0%

Key Comparables

Confidential Draft – For Discussion Purposes

17

IV. Historical Market

Valuation

Historical Performance and Market Valuation

At present the majority of research analysts rely on EV/EBITDA multiples in deriving price targets, with a few using P/E, DCF or some combination of these metrics A review of historical analyst research suggests that there are a number of factors that have negatively impacted the Company’s valuation

??Corporate governance and multi-voting share structure concerns

??Inefficient balance sheet

??Capital investment in non-automotive ventures

??Big Three concentration

??Concerns regarding compensation levels / the consulting arrangement with the Chairman

From a valuation perspective, the Company has historically traded at a 1.1x multiple discount to the US peers on a trailing basis between 1997 and 20071 and 1.4x on a forward basis between 2001 and 20071

??Magna traded at a 0.9x discount to Linamar on a trailing basis and a 0.2x discount on a forward basis during these same periods Currently, Magna is trading at a 1.9x discount to its key U.S peers and a 0.9x discount to Linamar on EV/2010E EBITDA

1	We have excluded 2008 and 2009 given the difficulties within the auto sector during this period.

Confidential Draft – For Discussion Purposes

18

IV. Historical Market

Valuation

Summary of Current Research Ratings & Methodologies

Valuation Methodology Distribution

7
2	2
1	1

EV/EBITDA DCF P/E EV/EBITDA Combination:

& PE EV/EBITDA, P/E, DCF,

P/Book, Other

Percentage: 54% 8%8% 15% 8%8% 15%

Price Targets and Valuation Methodologies

Broker Price Target Valuation Methodology

CIBC $75.00 —5.6x 2010E EBITDA, 4.0x 2011E EBITDA

BAS-ML $72.00 —4.5x avg. of 2010E and 2011E EBITDA estimates

Goldman Sachs $57.00 —11x PE and 4.0x EBITDA estimates (2011E)

Deutsche Bank $58.00 —12x 2011E EPS

RBC Capital Markets $63.00 —4x F11 EV/EBITDA

Citi $71.00 —4.4x 2011E EBITDA, 11.5x 2011E P/E, DCF

Credit Suisse $62.00 —DCF

J.P.Morgan $68.00 —11x 2012E EPS

UBS $73.00 —Blended avg. historical multiple of PE; Price/Book and EV/EBITDA

BMO Capital Markets $70.00 —3.8x 2011E EBITDA

Wells Fargo $69.00-$75.00 —3.6-4.0x 2011E EBITDA

GMP $70.00 —5.5x 2010E EBITDA

Genuity $78.00 —4x NTM EBITDA

KeyBanc NA —NA

Confidential Draft – For Discussion Purposes

19

IV. Historical Market

Valuation

Magna’s Historical Trading Multiple and Discount to Peers

Magna’s Historical Multiple vs. Discount to Peers1

16-Nov-98: 16-Nov-98: 31-May-99: 31-May-99: 7-Jul-03: MID FebFeb ‘07’07–– MayMay ‘07: ‘07: MayMay ‘07’07–– OctOct ‘08: ‘08: AprApr ‘09’09–– NovNov ‘09: ‘09:

SantaSanta Anita Anita Forbearance 7-Jul-03:Spin-Off MID Chrysler Russian Machines OpelOpel Acquisition

Acquisition Agreement Spin-Off Acquisition News News Investment inin Magna Discussions

8.0x 120%

7.0x 100%

6.0x

80%

5.0x

EBITDA 60% Magnitude

4.0x of

TEV/LTM 40%

3.0x Discount

Magna 20% (%)

2.0x

1.0x 0%

0.0x (20)%

Jan-97 Jan-98 Jan-99 Jan-00 Jan-01 Jan-02 Jan-03 Jan-04 Jan-05 Jan-06 Jan-07 Jan-08 Jan-09 Jan-10

Magna Discount to Peers (%)

1 Historical data includes Jan. 1997 to May 2008; data post May 2008 is not meaningful given the difficulties faced in the auto sector in 2008 and 2009.

Confidential Draft – For Discussion Purposes

20

IV. Historical Market

Valuation

Magna Summary Research Commentary

1998 1999 2000 2001 2002 2003

“The stock’s volatility this year has reflected the ebb and flow of investors’ sentiments regarding earnings and investors’ fears that the company would invest capital in non-automotive operations” – CIBC Oppenheimer (August 1998)

“Investors are justifiably concerned about Magna’s allocation of capital to pursue a strategy so far removed from its core automotive business. This strategy has attracted an inordinate amount of negative business press” – Goldman Sachs (October 1999) S “Although most industrial manufacturing stocks, particularly auto parts companies, have performed poorly due to concerns about economic growth in 2000, we believe several factors that are unique to Magna have had an additional depressing impact on its share price; namely, a lack of “apples-to-apples” reporting (due to the change in fiscal year) and the rumours of delays in the potential spin-off of MEC”

– RBC (November 1999)

“We believe the company would benefit from somewhat greater leverage because this would increase the company’s real return on invested capital. Our conservative price target, therefore, reflects the presently conservative financial structure” – Paine Webber (August 2000)

“Given the company’s ownership structure, where its nonexecutive chairman owns less than 1% of the stock yet controls 75% of the company’s board vote, some investors will never be comfortable owning Magna. But we think negative shareholder sentiment, which probably peaked over the last 18 months, may fade” – JP Morgan (April 2000)

“Over the last five years, the stock has traded at a premium to the comp group; however, the stock sold off after the plans to create new divisions, and the attendant management changes, were announced, and after management gave its more modest outlook for 2001” –

Credit Suisse (March 2001)

“Some clients have raised concerns over what some call the “Stronach Risk”. Similar to Ford, Magna is still controlled by the founding family due to a separate class of stock with supra-voting rights” – Deutsche Bank (September 2001)

“Magna’s two-class share structure allows the Stronach Family Trust, with less than 1% of the equity, to control 57.4% of the votes through its ownership of multi-voting B shares. This may cause the shares to trade at a discount to where they otherwise would” – RBC (January 2002) S “Given the ongoing corporate governance issues, we expect a discount versus its U.S. peers to persist” – CIBC (October 2002) “Revenues are dependent on the Big Three OEMs, which account for approximately 64% of sales. A business disruption or market share loss at these of other major customers could have an adverse effect on revenues and earnings” – Baird (November 2002)

“The proposed reorganization [spinoff of MID and interest in MEC] is the only proposal on the table and its rejection would mean a return to the status quo; however, from an investor sentiment and corporate governance perspective, if investors believe that the proposed reorganization is a sub-optimal structure and that alternative structures could have surfaced more value, this could weigh on the multiple of Magna stock over the longer term” – BMO (July 2003) S “With the completion of the proposed spin-out of MID, we believe Magna’s multiple could move higher as the valuation discount associated with MEC dissipates” – Baird (August 2003)

Confidential Draft – For Discussion Purposes

21

IV. Historical Market

Valuation

Magna Summary Research Commentary (Cont’d)

2004 2005 2006 2007 2008 2009

“Magna’s EV/EBITDA multiple is 21% below its US peers. Corporate governance, an arguably inefficient balance sheet and a higher capex/depreciation ratio may be reasons for the discount” – CIBC (February 2004) “The depressed valuation is primarily due to lingering “corporate governance” issues (two classes of stock and management compensation). Currently, the company has proposed the purchase of the publicly traded shares of its majority-owned subsidiaries. We believe this could lead to a higher valuation and improved returns” – Credit Suisse First Boston (May 2004)

“In our opinion, issues such as Magna’s high General Motors and Ford SUV exposure, ongoing margin pressure, and investor concern about the ownership structure justify a risk premium. We also see a continued discount if the forbearance agreement is not renewed next year, as we expect” – Goldman Sachs (September 2005)

“We believe Magna’s depressed valuation reflects corporate governance issues (two classes of stock, management compensation and risk of investing in non-automotive businesses), but that the business fundamentals could justify a higher multiple” – Baird (May 2005)

“Magna generates the bulk of its profits from the North American operations, which are overly reliant on Ford, GM and Chrysler. Magna’s dependence on the Big 3 is an ongoing risk to the company’s medium- and long-term growth prospects” – UBS (March 2006) “Additional accretive acquisitions could suggest a return to material earnings growth at Magna and could result in investors applying a higher valuation multiple to the company’s shares or attribute additional value to Magna’s current cash position (currently at $1.5 billion)” – CIBC (May 2006)

“We expect that diversification away from North American Detroit Three business, continued execution, and improving corporate governance should drive improved valuation levels over the next year” – Citi (September 2007) “Magna’s valuation has traded to levels as low as 4.0x EBITDA due to concerns that large cash balances would not be deployed. We believe the shares are unlikely to decline to this level again going forward as the new NCIB and potential new investment announcements in Russia now suggest that these significant cash balances will likely be deployed over the next few years “ – CIBC (November 2007) “Magna’s customer base is highly concentrated in the Big Three auto makers; The Big 3 account for 85% of Magna’s NA sales. Therefore, significant risk to both the upside and downside can emerge as a result of major changes to production on key programs at GM and Ford, such as the GMT-900 and F-Series” – Deutsche Bank (March 2008) “Magna continues to trade at a significant discount to its peers on an earnings basis and on an EV-to-trailing EBITDA basis. Although this is somewhat reflective of Magna’s inefficient capital structure, we believe the valuation discount is too wide” – CIBC (January 2008) “Some investors have argued that Magna’s favourable balance sheet, disciplined use of capital and world class manufacturing capabilities should justify a lower discount relative to peers” – CIBC (November 2009) “We believe there are several key risks to our upgrade, including 1) OPEL acquisition becoming a future cash drain ….; 2) 20%+ revenue exposure to GM and Chrysler in NA …; and 3) 45% exposure to Europe which we believe will lag recovery in NA” – Bank of America/Merrill Lynch (July 2009)

“We also believe it is important to note that the planned purchase of Opel was officially terminated yesterday, which should relieve an overhang on the stock”—Bank of America/Merrill Lynch (November 2009)

“We believe that investors will need to see evidence of a dedicated focus on improving profitability before eliminating the discount on MGA stock – a task we believe will take at least a year to show results” – RBC (December 2009) “Despite this very small economic interest in MGA (<1%), the Stronach family trust controls 66% of MGA shareholder votes. There is currently no plan to convert MGA shares into a single voting class, a contributing factor, we believe, to MGA stock valuation discount relative to peers” – RBC (December 2009) | 22 Confidential Draft – For Discussion Purposes

IV. Historical Market Valuation

Historical Valuation for Magna and Comparable Companies

Historical TEV / LTM EBITDA

	1997	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	Average '97-'07
JCI	5.7x	6.2x	6.3x	4.6x	5.6x	6.2x	6.1x	7.3x	7.1x	9.5x	10.5x	6.8x
Lear	6.4x	6.6x	6.7x	4.4x	4.3x	5.1x	4.9x	5.2x	4.8x	5.1x	5.2x	5.3x
Borg	5.8x	5.6x	6.5x	4.6x	5.1x	6.3x	5.9x	6.5x	6.9x	6.6x	8.8x	6.2x
American Axle[1]	N/A	N/A	6.8x	3.9x	4.3x	5.6x	4.5x	4.6x	4.5x	5.1x	7.6x	5.2x
TRW[2]	N/A	N/A	N/A	N/A	N/A	N/A	N/A	4.9x	4.4x	4.4x	5.3x	4.8x
U.S. Comparables Average	**6.0x**	**6.1x**	**6.6x**	**4.4x**	**4.8x**	**5.8x**	**5.3x**	**5.7x**	**5.6x**	**6.1x**	**7.5x**	**5.7x**
Magna	**6.0x**	**6.2x**	**5.1x**	**3.2x**	**3.6x**	**4.0x**	**4.3x**	**4.7x**	**4.3x**	**4.2x**	**4.9x**	**4.6x**
Magna Discount to U.S. Comparables	**(0.0)x**	**0.1x**	**(1.5)x**	**(1.2)x**	**(1.3)x**	**(1.8)x**	**(1.0)x**	**(1.1)x**	**(1.3)x**	**(1.9)x**	**(2.6)x**	**(1.1)x**
Linamar	8.0x	8.2x	7.1x	4.5x	4.6x	4.3x	4.5x	5.3x	4.7x	4.0x	5.1x	5.5x
Magna Discount to Linamar	**(2.0)x**	**(2.0)x**	**(2.0)x**	**(1.4)x**	**(1.0)x**	**(0.3)x**	**(0.1)x**	**(0.7)x**	**(0.5)x**	**0.2x**	**(0.2)x**	**(0.9)x**


TEV / LTM EBITDA
14x
12x
10x
8x
6x
4x
2x
0x
Jan-97
Jan-98
Jan-99
Jan-00
Jan-01
Jan-02
Jan-03
Jan-04
Jan-05
Jan-06
Jan-07
Magna
JCI
Lear
Borg
American Axle
TRW
Linamar

Source: Public disclosure and Bloomberg Financial Markets.
[1] American Axle completed its initial public offering on Jan. 28, 1999.
[2] TRW completed its initial public offering on Feb. 2, 2004.

23

Confidential Draft – For Discussion Purposes

IV. Historical Market

Valuation

Historical Valuation for Magna and Comparable Companies (Cont’d)

Historical TEV / 1-Year Forward EBITDA

Average

2001 2002 2003 2004 2005 2006 2007 ‘01-’07 Current

12x JCI 5.5x 5.9x 5.8x 6.7x 6.8x 8.8x 9.9x 7.1x 9.8x

Lear 4.8x 5.2x 5.0x 5.2x 5.5x 4.8x 5.1x 5.1x 5.3x

Borg 5.6x 5.7x 5.3x 5.9x 5.9x 6.2x 7.9x 6.1x 8.3x

American Axle 4.9x 5.1x 4.3x 4.5x 5.0x 5.0x 4.9x 4.8x 5.2x

TRW1 N/A N/A N/A 4.6x 4.5x 4.6x 5.2x 4.8x 4.8x

10x U.S. Comparables Average 5.2x 5.5x 5.1x 5.4x 5.5x 5.9x 6.6x 5.6x 6.7x

Magna 3.7x 3.9x 4.5x 4.4x 4.1x 4.1x 4.4x 4.2x 4.7x

Magna Discount to U.S. Comparables (1.5)x (1.6)x (0.7)x (1.0)x (1.4)x (1.8)x (2.2)x (1.4)x (1.9)x

Linamar 4.9x 4.2x 4.2x 4.6x 4.2x 3.9x 4.9x 4.4x 5.6x

Magna Discount to Linamar (1.2)x (0.4)x 0.3x (0.2)x (0.1)x 0.1x (0.5)x (0.2)x (0.9)x

EBITDA 8x

Forward 6x

Year

-

1

/ 4x

TEV

2x

0x

Apr-01 Apr-02 Apr-03 Apr-04 Apr-05 Apr-06 Apr-07

Magna JCI Lear Borg American Axle TRW Linamar

Source: Public disclosure, Bloomberg Financial Markets and Capital IQ. Note: As of May 4, 2010.

1	TRW completed its initial public offering on Feb. 2, 2004.

Confidential Draft – For Discussion Purposes

24

V. Shareholder Analysis

Shareholder Observations

The Company’s top 20 institutional investors control -50% of the total shares outstanding

??Top investors include McLean Budden, Tradewinds Global Investors and Capital Research Global Investors S The majority of the Company’s institutional shareholder base is Canadian, with U.S. investors comprising the second largest investor group

??North America comprises 94.3% of the institutional investor base

“Core Value” represents the most dominant style of fund within the Company’s shareholder base

??Represents -45% of institutional investors

??”GARP” and “Core Growth” investors represent the next largest fund styles with 17.0% and 15.8%, respectively, of the institutional investor base S Within the universe of auto supplier investors, the majority of the top 20 institutional investors in Johnson Controls, BorgWarner and TRW do not maintain significant ownership positions in Magna

??Fidelity Management & Research, Capital World Investors and Capital Research Global Investors maintain positions greater than $50 million in Magna

Confidential Draft – For Discussion Purposes

25

V. Shareholder Analysis

Magna Shareholders

Current Shareholders

Institution	Position (000)	% S/O	Style
McLean Budden Ltd.	7,575	6.7%	Core Growth
Tradewinds Global Investors, LLC	6,095	5.4%	Core Value
Capital Research Global Investors	4,510	4.0%	Core Value
Pzena Investment Management, LLC	4,270	3.8%	Core Value
Hamblin Watsa Investment Counsel Ltd.	3,465	3.1%	GARP
BlackRock Asset Management Canada Limited	3,390	3.0%	Index
RBC Asset Management, Inc.	2,932	2.6%	Core Value
Capital World Investors	2,575	2.3%	Core Value
Phillips, Hager & North Investment Management Ltd.	2,495	2.2%	GARP
Goodman & Company, Investment Counsel	2,475	2.2%	GARP
CIBC Global Asset Management Inc.	1,960	1.7%	Core Value
Letko, Brosseau & Associates Inc.	1,913	1.7%	Deep Value
Harris Investment Management, Inc.	1,805	1.6%	Core Value
TD Asset Management Inc.	1,775	1.6%	Index
Connor, Clark & Lunn Investment Mgmt., Ltd.	1,750	1.6%	Core Value
Tetrem Capital Management Ltd.	1,690	1.5%	Core Value
GWL Investment Management Ltd.	1,555	1.4%	Core Growth
Brandes Investment Partners, LP	1,440	1.3%	Core Value
BlackRock Institutional Trust Company, N.A.	1,340	1.2%	Index
TD Securities, Inc.	1,245	1.1%	Broker-Dealer
Top 20 Shareholders	**56,255**	**49.9%**	
Other Institutional Investors	**29,464**	**26.1%**	
Total Institutional Investors	**85,719**	**76.0%**	
Retail Investors	**19,220**	**17.0%**	
Insiders, Class B Shares, DPSP, Subsidiaries	**7,825**	**6.9%**	
Total Shares Outstanding	**112,764**	**100.0%**	

Institutional Investors by Fund Style



0.7%
0.3%
0.6%
1.1%
0.2%
1.2%
1.8%
0.4%
2.2%
4.9%
9.2%
44.6%
15.8%
17.0%
Core Value
GARP
Core Growth
Index
Deep Value
Broker-Dealer
Growth
Hedge Fund
Yield
Income Value
Equity Hedge
Momentum
Specialty
Global Hedge

Institutional Investors by Geography



0.8%
0.5%
0.6%
0.0%
0.8%
0.9%
0.1%
2.2%
51.3%
43.0%
Canada
United States
UK
Norway
Netherlands
Germany
Tokyo
Scotland
Switzerland

Source: Thomson Reuters as provided by the Company.

Confidential Draft – For Discussion Purposes

26

V. Shareholder Analysis

Significant Investors in Auto Suppliers

- The institutions listed below are the largest investors in Johnson Controls, BorgWarner and TRW
  - These investors are under represented in Magna

Top 20 Institutional Investors in Auto Suppliers

		US$ millions							
Holder Name	**Geography**	**Johnson**	**Borg**	**TRW**	**Total**	**# Held**	**% of Combined Mkt Cap**	**Magna**	**% of MGA Mkt Cap**
Fidelity Management & Research	United States	$1,489	$310	$434	**$2,233**	3	6.93%	$53	0.72%
Capital World Investors	United States	$2,200	$0	$0	**$2,200**	1	6.83%	$163	2.23%
Capital Research Global Investors	United States	$1,797	$0	$0	**$1,797**	1	5.58%	$286	3.90%
AllianceBernstein LP	United States	$768	$7	$128	**$903**	3	2.81%	$3	0.05%
Wellington Management Co. LLP	United States	$136	$13	$446	**$595**	3	1.85%	$29	0.39%
Transamerica Investment Management LLC	United States	$292	$237	$0	**$529**	2	1.64%	$0	0.00%
Northern Trust Investments	United States	$396	$44	$8	**$448**	3	1.39%	$16	0.22%
JPMorgan Asset Management, Inc.	United States	$417	$0	$2	**$420**	3	1.30%	$0	0.00%
Goldman Sachs Asset Management LP	United States	$357	$21	$24	**$402**	3	1.25%	$3	0.05%
Pioneer Investment Management, Inc.	United States	$259	$113	$0	**$372**	2	1.15%	$0	0.00%
T. Rowe Price Associates, Inc.	United States	$104	$92	$112	**$308**	3	0.96%	$8	0.11%
Institutional Capital LLC	United States	$297	$0	$0	**$297**	1	0.92%	$0	0.00%
Artisan Partners LP	United States	$114	$181	$0	**$295**	2	0.92%	$0	0.00%
Jennison Associates LLC	United States	$271	$0	$0	**$271**	1	0.84%	$0	0.00%
Franklin Advisers, Inc.	United States	$180	$54	$0	**$234**	2	0.73%	$14	0.19%
TPG-Axon Capital	United States	$0	$227	$0	**$227**	1	0.71%	$0	0.00%
Bank of New York Mellon Asset Management	United States	$180	$26	$12	**$218**	3	0.68%	$18	0.24%
TIAA-CREF Asset Management LLC	United States	$153	$32	$24	**$209**	3	0.65%	$30	0.42%
UBS Global Asset Management	United States	$21	$171	$0	**$192**	3	0.60%	$3	0.04%
Columbia Management Advisors, Inc.	United States	$43	$132	$1	**$176**	3	0.55%	$0	0.00%

Source: Lionshares for peer group and Thomson Reuters for Magna as provided by the Company.

Note: Excludes Blackstone Corporate Private Equity which has an ownership position in TRW and Index investors (i.e. BlackRock Global Investors, State Street Global Advisors and Vanguard Group).

CIBC

27

Confidential Draft – For Discussion Purposes

VI. Review of Proposal

Collapse of Class B Shares – Pro Forma Impact Sensitivity

- Analysis is based on the following assumptions:
  - 2011E EBITDA and EPS estimates based on analyst consensus[1]
  - Assumes on conversion, consideration to S.T. in exchange for 0.7 million Class B shares would be:
    - C$300 million in cash, funded from Magna's current cash balance
    - 9.0 million Class A shares

Value Implications of Collapse of Class B Shares

(C$ millions)	Current	Pro Forma				
Current TEV / 2011E EBITDA	3.7x	3.7x	3.7x	3.7x	3.7x	3.7x
Add: EBITDA Multiple Change	0.0x	0.3x	0.5x	0.8x	1.3x	1.8x
Pro Forma TEV / 2011E EBITDA	**3.7x**	**4.0x**	**4.2x**	**4.5x**	**5.0x**	**5.5x**
2011E EBITDA	$1,672	$1,672	$1,672	$1,672	$1,672	$1,672
Implied Enterprise Value	**$6,239**	**$6,687**	**$7,081**	**$7,522**	**$8,358**	**$9,194**
Less: Pro Forma Net Debt (Cash)[2]	$1,182	$882	$882	$882	$882	$882
Implied Equity Value	**$7,422**	**$7,569**	**$7,964**	**$8,405**	**$9,241**	**$10,076**
Pro Forma Shares Outstanding - FD[3]	113.3	121.6	121.6	121.6	121.6	121.6
Implied Equity Value per Share	**$65.50**	**$62.25**	**$65.50**	**$69.13**	**$76.00**	**$82.88**
Accretion (Dilution) to Current Share Price - $	**N/A**	**$(3.25)**	**$0.00**	**$3.63**	**$10.50**	**$17.38**
Accretion (Dilution) to Current Share Price - %	**N/A**	**(5.0)%**	**0.0%**	**5.5%**	**16.0%**	**26.5%**
Implied 2011E P/E	**12.0x**	**12.2x**	**12.9x**	**13.6x**	**14.9x**	**16.3x**
Implied Adjusted 2011E P/E[4]	**8.7x**	**9.2x**	**9.9x**	**10.7x**	**12.2x**	**13.7x**

1 Analyst consensus based on Bloomberg Financial Markets.
2 Currently Magna has C$183 million of debt and C$1,366 million of cash on the balance sheet. Pro Forma Cash assumes the C$300 million paid to S.T. will be paid using cash from the balance sheet.
3 Currently Magna has 113.3 million of fully diluted Class A/B shares outstanding. Pro Forma shares outstanding assumes the 0.7 million Class B are cancelled and an incremental 9.0 million Class A are issued.
4 Represents Magna's implied P/E multiple assuming a current recapitalized capital structure of 1.0x net debt/2010E EBITDA (represents pro forma leverage of 1.2x net debt/2010E EBITDA).

CIBC
Confidential Draft – For Discussion Purposes
28

VI. Review of Proposal

Sensitivity Analysis – Transaction Terms

The tables below illustrate sensitivities to share dilution and value to the Stronach Trust to number of shares issued and cash consideration

% Share Dilution

Shares

Offered Cash Offered (C$ millions)

(millions) $0 $50 $100 $150 $200 $250 $300

3	2.0% 2.7% 3.4% 4.1% 4.7% 5.4% 6.1%
4	2.9% 3.6% 4.3% 4.9% 5.6% 6.3% 7.0%
5	3.8% 4.5% 5.1% 5.8% 6.5% 7.2% 7.9%
6	4.7% 5.4% 6.0% 6.7% 7.4% 8.1% 8.7%
7	5.6% 6.2% 6.9% 7.6% 8.3% 9.0% 9.6%
8	6.5% 7.1% 7.8% 8.5% 9.2% 9.8% 10.5%

9 7.3% 8.0% 8.7% 9.4% 10.1% 10.7% 11.4%

Value to Stronach Trust1,2 (C$ millions)

Shares

Offered Cash Offered (C$ millions)

(millions) $0 $50 $100 $150 $200 $250 $300

3	$149 $199 $249 $299 $349 $399 $449
4	$214 $264 $314 $364 $414 $464 $514
5	$280 $330 $380 $430 $480 $530 $580
6	$345 $395 $445 $495 $545 $595 $645
7	$411 $461 $511 $561 $611 $661 $711
8	$476 $526 $576 $626 $676 $726 $776

9 $542 $592 $642 $692 $742 $792 $842

1	Assumes current share price for the additional shares offered.
2	Excludes changes to the Chairman’s compensation.

Confidential Draft – For Discussion Purposes

29

VI. Review of Proposal

Sensitivity Analysis – Transaction Terms (Cont’d)

The tables below illustrate share price and dilution sensitivities to consideration offered and pro forma trading multiple

Pro Forma Implied Equity Value per Share

Pro Forma TEV / 2011E EBITDA

Cash & 3.73x 3.98x 4.23x 4.48x 4.73x 4.98x 5.23x 5.48x

Shares Share TEV / EBITDA Multiple Change

Offered Dilution 0.00x 0.25x 0.50x 0.75x 1.00x 1.25x 1.50x 1.75x

9.0mm/$300mm 11.4% $58.58 $62.01 $65.45 $68.89 $72.32 $75.76 $79.20 $82.64

8.0mm/$250mm 9.8% $59.48 $62.94 $66.41 $69.87 $73.34 $76.80 $80.27 $83.74

7.0mm/$200mm 8.3% $60.39 $63.89 $67.38 $70.88 $74.37 $77.87 $81.36 $84.85

6.0mm/$150mm 6.7% $61.32 $64.85 $68.37 $71.89 $75.42 $78.94 $82.47 $85.99

5.0mm/$100mm 5.1% $62.27 $65.82 $69.38 $72.93 $76.49 $80.04 $83.59 $87.15

4.0mm/$50mm 3.6% $63.23 $66.82 $70.40 $73.99 $77.57 $81.16 $84.74 $88.32

3.0mm/$0mm 2.0% $64.21 $67.83 $71.44 $75.06 $78.67 $82.29 $85.91 $89.52

Accretion (Dilution) to Current Share Price

Pro Forma TEV / 2011E EBITDA

Cash & 3.73x 3.98x 4.23x 4.48x 4.73x 4.98x 5.23x 5.48x

Shares Share TEV / EBITDA Multiple Change

Offered Dilution 0.00x 0.25x 0.50x 0.75x 1.00x 1.25x 1.50x 1.75x

9.0mm/$300mm 11.4% (10.6)% (5.3)% (0.1)% 5.2% 10.4% 15.7% 20.9% 26.2%

8.0mm/$250mm 9.8% (9.2)% (3.9)% 1.4% 6.7% 12.0% 17.3% 22.6% 27.8%

7.0mm/$200mm 8.3% (7.8)% (2.5)% 2.9% 8.2% 13.5% 18.9% 24.2% 29.5%

6.0mm/$150mm 6.7% (6.4)% (1.0)% 4.4% 9.8% 15.1% 20.5% 25.9% 31.3%

5.0mm/$100mm 5.1% (4.9)% 0.5% 5.9% 11.3% 16.8% 22.2% 27.6% 33.1%

4.0mm/$50mm 3.6% (3.5)% 2.0% 7.5% 13.0% 18.4% 23.9% 29.4% 34.8%

3.0mm/$0mm 2.0% (2.0)% 3.6% 9.1% 14.6% 20.1% 25.6% 31.2% 36.7%

Confidential Draft – For Discussion Purposes

30

VI. Review of Proposal

Additional Considerations

Based on precedent share reorganizations, shareholders of Magna could potentially realize several benefits by collapsing the dual class share structure

Increased Liquidity Broaden Shareholder Base Potentially Reduced Multiple Discount vs. Peers

The public float of the share conversion precedents increased by an average of 7.9%1 The average daily trading volume1 increased by 30%, 21%, and 26% for the 3-month, 6-month, and 1-year period post announcement, respectively, compared to that for the 1-year period pre-announcement

There are a significant number of institutions that are invested in the peer group but do not have meaningful investments in Magna

??Could demonstrate interest in Magna following the reorganization

Certain institutions tend not to invest in companies with dual-class share structures

Magna is currently trading at a 1.6x and 0.8x TEV/EBITDA discount to its key U.S. peers and Linamar, respectively, on a TEV/2011E EBITDA basis Although there are many factors that influence trading multiples, analyst commentary does indicate that concerns regarding Magna’s multiple voting share structure has been a factor contributing to Magna’s discount vs. peers

1	Excludes Sino-Forest.

Confidential Draft – For Discussion Purposes

31

APPENDIX C

UPDATE REPORT OF CIBC WORLD MARKETS INC.

C-1

PRESENTATION TO

Special Committee of

Magna International Inc.

Project Raven

Update

May 25, 2010

Confidential Draft – For Discussion Purposes

C-2

I. Executive Summary

II. Share Price Reaction

III. Analyst & Investor Commentary

IV. Multiples Analysis

All Figures in US$ and all public trading values as at May 21, 2010 unless otherwise indicated

Confidential Draft – For Discussion Purposes

C-3

Disclaimer

This confidential presentation has been prepared by CIBC World Markets Inc. (“CIBC”), exclusively for the benefit and internal use of the Special Committee of the Board of Directors of Magna International Inc. (the “Company”), pursuant to an engagement letter (the “Engagement Letter”) made between CIBC and the Company. This presentation is subject to the assumptions, limitations and qualifications contained in the Engagement Letter.

In preparing this presentation, CIBC has relied without any independent verification on information provided by the Company or that is publicly available. The information and any analyses in this presentation reflect prevailing conditions and our views as of this date, all of which are subject to change. We are not legal, tax or accounting experts and we express no opinion concerning any legal, tax or accounting matters or the sufficiency of this presentation for your purposes.

This printed presentation is incomplete without reference to the oral presentation, discussion and any related written materials that supplement it.

This presentation is not intended to constitute a “report, statement or opinion of an expert” for purposes of any securities legislation in Canada. These materials are confidential and are intended solely for your benefit and for your internal use only and may not be reproduced, disseminated, quoted from or referred to in whole or in part at any time, in any manner or for any purpose, without obtaining the prior written consent of CIBC in each specific instance.

CIBC employees are prohibited from offering to change or otherwise influence any research report, rating or price target to any company as inducement for the receipt of any business or compensation.

CIBC is a wholly-owned subsidiary of Canadian Imperial Bank of Commerce and a part of Canadian Imperial Bank of Commerce’s wholesale banking arm, which also includes CIBC’s affiliates: CIBC World Markets Corp., CIBC World Markets plc, CIBC World Markets Securities Ireland Limited, CIBC Australia Ltd, and CIBC World Markets (Japan) Inc.

Confidential Draft – For Discussion Purposes

I. Executive Summary

Executive Summary

- We have summarized market reaction to the Project Raven Proposal (the "Proposal") below

Share Price Reaction	▲ Share price reaction to the Proposal has been very positive, particularly considered in the context of significant declines and volatility across global equity markets ➢ 1-day share price reaction was very positive, with the shares reaching a high of $76.46 (up 22.3%) and closing at $69.94 (up 11.9%), compared to the U.S. comparables which closed down 1.8% ➢ Even adjusting for Magna's positive earnings release, market reaction for the reorganization was positive ➢ Since announcement, the shares have continued to outperform with Magna increasing 9.5% while the U.S. comparables have declined 12.8% ▲ Despite a significant decline in broader equity markets, 1-day share price reaction of +11.9% was significantly better than in other precedent share reorganizations (average of +2.9%)
Analyst & Investor Commentary	▲ All analysts increased share price targets with the average target now US$82.80, up from US$67.80 ▲ Research analysts believe the Proposal will unlock value for shareholders and result in improved valuation going forward due to narrowing or elimination of historical trading discount ▲ Institutional investors are generally supportive of the transaction, however, some remain cautious about some of the terms of the Proposal and are waiting for clarification from the information circular ➢ Issues included how the aggregate value to Stronach Trust was determined and the structuring of the E-Car JV
Multiples Analysis	▲ Magna's valuation discount to the peer group narrowed materially since the announcement ➢ On a pro forma basis, Magna is currently trading at 4.8x 2010E EBITDA and 4.1x 2011E EBITDA, a 0.8x and 0.6x discount, respectively, to the key comparables ➢ Prior to the announcement the Company was trading at a 1.7x and 1.5x discount based on 2010E and 2011E EBITDA, respectively

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C-5

II. Share Price Reaction

Magna Share Price Reaction

The 1-day share price reaction was very positive, with shares reaching a high of $76.46 (up 22.3%) and closing at $69.94 (up 11.9%), compared to U.S. comparables which closed down 1.8% Magna’s share price has traded up from US$62.53 to US$68.50 (up 9.5%) since the announcement Since announcement 36.7 million shares have traded representing 35.0% of the float The average daily volume since announcement has been 3.0 million shares versus 0.9 million shares for the three months prior to the announcement

Magna – Since Announcement

$80

$75

$ ) (US $70 Price $65 Share $60 $55

$50

Annoucement Date

5-May 7-May 11-May 13-May 17-May 19-May 21-May

9 8 7 6 5 4 3 2 1 0

Volume (Millions)

Relative Share Price Performance – Since Announcement1

Share Price Increase (%)

15% 10% 5% 0% (5)% (10)% (15)%

9.5%

(3.0)%

(6.7)%

(12.8)%

Magna S&P/TSX Index S&P 500 Index U.S. Comparables

May 6 – Intraday Trading

High

Low

Close

$

% Change $ % Change

$

% Change

Magna (NYSE)

$76.46

22.3%

$65.61

4.9%

$69.94

11.9%

Magna (TSX)

C$78.82

22.6%

C$70.01

8.9%

C$73.26

14.0%

Average U.S. Comparables1

N/A

4.3%

N/A

(12.9)%

N/A

(1.8)%

S&P/TSX Index

11,949

0.6%

11,423

(3.8)%

11,842

(0.3)%

S&P 500 Index

1,168

0.1%

1,066

(8.6)%

1,128

(3.2)%

1	U.S. comparables include BorgWarner, JCI, American Axle, Lear, TRW, Dana and ArvinMeritor.

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2

C-6

II. Share Price Reaction

Magna’s Share Price Reaction Adjusted for Earnings Release

S Magna’s announcement of its reorganization coincided with the release of strong quarterly results S We have reviewed the trading of Magna’s peers following their respective earnings releases

??The average 1-day share price reaction for the comparables that exceeded analysts’ consensus was (0.6)%

1-Day Price Impact Post Earnings Release

Earnings

1-Day

1-Day Post

Release

Beat

% Above

Price

Pre-Release

Annc’t

Date

Consensus1

Consensus Impact

Price

Price

JCI

23-Apr-10

Yes

13%

(1.5)%

$35.01

$34.50

Borg

29-Apr-10

Yes

57%

10.3%

$39.95

$44.07

TRW Automotive

5-May-10

Yes

126%

(5.8)%

$32.09

$30.24

Lear

6-May-10

Yes

37%

(3.8)%

$76.96

$74.07

Dana

29-Apr-10

No

NMF

7.3%

$12.54

$13.45

ArvinMeritor

4-May-10

Yes

NMF

0.5%

$15.83

$15.91

American Axle

30-Apr-10

Yes

1%

(8.3)%

$11.74

$10.76

Linamar

5-May-10

Yes

63%

4.1%

$21.20

$22.07

Average

0.4%

Average (Ex. Companies Missing Consensus)

(0.6)%

Magna

6-May-10

Yes

132%

11.9%

$62.53

$69.94

1	Indicates whether each company’s actual results beat the consensus estimates based on reported EPS figures.

Confidential Draft – For Discussion Purposes

3

II. Share Price Reaction

Share Price Reaction

- Magna's 1-day share price reaction of +11.9%[1] was significantly higher than in any of the precedent share class reorganizations which averaged +2.9%
  - The 10-day price impact of +11.9% was in line with the average of precedents and was achieved despite significant declines in the overall equity markets (U.S. comparables were down 9.9% over the same period)
- Most of the reorganizations also outperformed their relevant indices three months post announcement

1-Day Price Impact


Magna 1 11.9%
Goldcorp 8.4%
Sino-Forest 7.5%
Sceptre 7.4%
Canam Group 5.9%
ProMetic Life Sciences 4.3%
Sherritt 4.1%
MDS Inc. 2.0%
CoolBrands 1.9%
MDC Partners 1.7%
Diaz Resources 1.4%
Laidlaw 1.3%
Gildan 0.9%
Slater 0.0%
Extendicare (6.3)%

Avg. (Ex. Magna): 2.9%

10-Day Price Impact


Sceptre 29.8%
MDS Inc. 19.4%
Goldcorp 18.0%
Sherritt 17.0%
Canam Group 15.5%
CoolBrands 14.9%
MDC Partners 12.5%
Magna 1 11.9%
Gildan 9.8%
Sino-Forest 5.5%
Slater 5.0%
Laidlaw 1.1%
Diaz Resources (1.4)%
Magna's U.S. Comparables 2 (9.9)%
Extendicare (10.4)%
ProMetic Life Sciences (12.8)%

Average (Ex. Magna)[3]: 8.8%

3-Month Price Impact vs. Relevant Index


Sino-Forest 58.3% S&P/TSX Materials 9.2%
MDS Inc. 54.2% S&P/TSX Healthcare 15.2%
Sceptre 32.1% S&P/TSX Financials 4.7%
Slater 22.5% S&P/TSX Steel 0.0%
Sherritt 21.1% S&P/TSX Metals & Mining 0.1%
Laidlaw 13.5% S&P/TSX Transportation 13.2%
Canam Group 13.3% S&P/TSX Building Products 11.9%
CoolBrands 3.4% S&P/TSX Consumer Discretionary 8.6%
Goldcorp 2.8% S&P/TSX Metals & Mining (4.0)%
Gildan 1.4% S&P/TSX Retail 1.8%
Diaz Resources 0.0% S&P/TSX Materials (0.9)%
Extendicare (12.3)% S&P/TSX REIT 1.8%
MDC Partners (13.7)% S&P/TSX Media 2.1%
ProMetic Life Sciences (21.3)% S&P/TSX Healthcare (3.3)%

Average: 12.5%

CIBC

1 Based on Magna's shares traded on the NYSE.
2 U.S. comparables include BorgWarner, JCI, American Axle, Lear, TRW, Dana and ArvinMeritor. Represents performance since announcement of Proposal.
3 Average excludes Magna's U.S. Comparables.

4

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III. Analyst & Investor Commentary

Analyst Research Summary

- Analysts' average target price increased from $67.80 to $82.80

Magna - Analyst Research Summary[1]

Broker/Analyst	Date	Rating	Price Target (US$) New	Price Target (US$) Old	Valuation Methodology New	Valuation Methodology Old
BMO Capital Markets *Peter Sklar*	6-May-10	Buy	$100.00	$80.00	6.0x EV / 2011E EBITDA	4.5x EV / 2011E EBITDA
Citi *Itay Michaeli*	6-May-10	Buy	$91.00	$71.00	Average of: 5.0x EV / 2011E EBITDA 12.0x 2011E P/E DCF (9.0% WACC, Operating Margin 5.0%)	Average of: 4.5x EV / 2011E EBITDA 11.5x 2011E P/E DCF (9.0% WACC, Operating Margin 4.0%)
UBS *Tasneem Azim*	7-May-10	Buy	$84.00	$73.00	4.5x 12month Forward EV / EBITDA 12.5x 12month Forward P/E	4.0x EV / 12month Forward EBITDA 12.0x 12month Forward P/E
J.P. Morgan *Himanshu Patel*	7-May-10	Buy	$84.00	$68.00	5.0x EV / 2011E EBITDA	11.0x 2012E EPS
BAS ML *John Murphy*	7-May-10	Buy	$80.00	$72.00	4.5x EV / EBITDA of 2010/2011E	4.5x EV / EBITDA of 2010/2011E
RBC Capital Markets *Sara O'Brien*	6-May-10	Buy	$79.00	$63.00	5.0x EV / 2011E EBITDA 14.0x 2011E P/E	4.0x EV / 2011E EBITDA 15.0x 2011E P/E
Deustche Bank *Rod Lache*	6-May-10	Buy	$75.00	$58.00	5.0x EV / 2011E EBITDA	12.0x 2011E P/E
Goldman Sachs *Patrick Archambault*	10-May-10	Sell	$75.00	$57.00	4.8x EV / 2011E EBITDA 12.0x 2011E P/E	4.0x EV / 2011E EBITDA 11.0x 2011E P/E
Credit Suisse *Christopher Ceraso*	7-May-10	Neutral	$74.00	$62.00	DCF (5.0% - 5.5% EBIT growth; 7.5% Profit growth)	DCF (5.5% EBIT growth)
Average			**$82.44**	**$67.11**		
Consensus Average[2]			**$82.80**	**$67.80**		

CIBC

1 CIBC World Markets is restricted from publishing due to CIBC's advisory role in the reorganization.
2 Includes price targets only for the 10 Equity Analysts who have published updated share price targets.

5

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III. Analyst & Investor Commentary

Analyst Research Summary (Cont'd)

Magna - Analyst Research Summary[1]

Broker/Analyst	Date	Post-Announcement	Pre-Announcement
BMO Capital Markets *Peter Sklar*	6-May-10	▲ We believe that the Class A shareholders of Magna are **likely to approve the transaction** due to the **likelihood of considerable value creation**; the cost to the Magna shareholders is the stock and cash to be paid to Mr. Stronach valued at US$863 million but Magna shareholders stand to gain from a considerable lift in Magna's valuation multiple	▲ We believe Magna is well positioned to be a consolidator of the North American supply base ▲ As well, the stock offers considerable value relative to the leading U.S. auto parts companies
Citi *Itay Michaeli*	6-May-10	▲ Target multiple has risen from 4.5x to reflect the positive shareholder structural proposal that could **eliminate** the long observed **"Stronach discount"**	▲ We rate Magna International shares as High Risk based on the company's market capitalization, earnings history, price volatility, and customer concentration ▲ The primary risk to near-to-medium term stock performance is if the recovery in light vehicle demand is weaker or further off than our and the Street expectations ▲ Other risks to the stock not achieving our target price include production cyclicality, execution risk of launching new programs, the company founder's voting concentration through Class B shares, raw material prices and labour relations
UBS *Tasneem Azim*	7-May-10	▲ **Proposal** to unlock shareholder value is **already working**. Given that Magna has historically traded at a ~35% discount to its peers on an EV/EBITDA basis, we believe the elimination of the multiple voting share structure will **meaningfully reduce or eliminate this valuation discount** and vis-à-vis **drive significant share price appreciation**	▲ On our numbers, MGA's shares remain attractive, relative to its peers and its historical valuation range, and in the context of the company's normalized profit outlook ▲ MGA could command a higher valuation on our 2011 estimates in the context of greater momentum in economic growth and accelerated recovery in vehicle production
J.P. Morgan *Himanshu Patel*	7-May-10	▲ Transaction could result in a) the **partial/entire elimination of the valuation discount** for the super-voting right share class long embedded in MGA and b) **gradual deployment** of some/all of **MGA's excess cash** for accretive acquisitions/investments	▲ We rate MGA shares Overweight and maintain our December 2010 price target of $68, which is predicated upon 11x JPM 2012E EPS of $6.15 ▲ MGA currently trades at a relatively low 9.3x on our estimate of normalized (JPM 2012E) EPS of $6.15. This compares to its historical 15-year average of approximately 10x forward EPS ▲ We believe strong-balance-sheet suppliers such as MGA who have the resources to invest in restructuring their operations are likely to be winners of the current cycle ▲ While MGA has higher-than-peer group exposure to GM and Chrysler, we believe investors are ready to pay for normalized earnings for MGA given its perception as a well-managed and solid balance sheet name in a period when auto production volumes are likely to increase

[1] CIBC World Markets is restricted from publishing due to CIBC's advisory role in the reorganization.

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III. Analyst & Investor Commentary

Analyst Research Summary (Cont'd)

Magna - Analyst Research Summary[1]

Broker/Analyst	Date	Post-Announcement	Pre-Announcement
BAS ML *John Murphy*	7-May-10	▲ In our view, the **transition eliminating super voting shares would not only allay investor concerns**, but would **likely close the 15%-20% EV/EBITDA valuation discount** traditionally applied to MGA's stock	▲ We believe Magna is one of the highest-quality auto suppliers, despite facing near-term risks of volume declines and a weak US dollar ▲ MGA has one of the strongest balance sheets in our supplier coverage universe…we believe MGA's solid balance sheet and reputation as an excellent operator will allow the company to continue winning takeover and new business
RBC Capital Markets *Sara O'Brien*	6-May-10	▲ We expect MGA will see a **sustained positive multiple rerating** on EBITDA vs prior on conversion of shares (requires plan of arrangement with majority of Class A holders voting in favor of proposal-meeting is expected by end of Q2 2010)	▲ We value Magna shares by applying a multiple of 4x to our F11 EV/EBITDA estimate, driving our new $63 (previously $58) target price (also equates to ~15x P/E on our 2011 EPS estimate) ▲ We note the 4x EV/EBITDA multiple is a discount to industry peers, as has traditionally been the case, but in line with Magna's historical average
Deutsche Bank *Rod Lache*	6-May-10	▲ Based on changes to MGA's shareholder voting structure (announced in conjunction with the earnings release), but taking into account the company's below average organic growth, we now believe MGA **should trade at the low-end of the historical supplier range of 5.0x-6.0x**; this compares with MGA's historical multiple of ~4.0x	▲ Our target is based on 12x our 2011 EPS estimate, the high-end of the historical 8-12x range for the group. We believe this is appropriate given Magna's low leverage and strong cash position relative to its peers ▲ We also believe 2011 margins may not represent normalized margins for the company, as results are likely to be burdened by Magna's investment in its electronics and hybrid systems businesses ▲ Magna's customer base is highly concentrated in the Big Three auto makers, which account for 75% of Magna's NA sales. Therefore, the most significant risk is further market share losses by GM and Chrysler
Goldman Sachs *Patrick Archambault*	10-May-10	▲ Our target for Magna rises to $75 from $57 reflecting: (1) an **increase in our EV/EBITDA and P/E multiples** to 4.8X and 12X from 4X and 11X, previously, effectively **eliminating** a large part of the **discount** to the rest of the space on our expectation of the **elimination of the Stronach majority voting right**	▲ Our Sell rating on Magna remains a relative call as we do not see much absolute downside in the current share price ▲ But we do expect the shares to underperform driven by; (1) the company's high exposure to GM and Chrysler where we expect further market share losses and (2) our view that the company has underinvested in restructuring relative to peers in the downturn and as such, its performance will lag peers in the upturn as it continues to reorganize operations
Credit Suisse *Christopher Ceraso*	7-May-10	▲ The fact that **Mr. Stronach**, through his B Share ownership, **controlled 66% of the vote** (and thus, controlled the Board), has **long been a shackle around the MGA valuation**, a move to eliminate the controlling bloc **should un-lock value** for shareholders	▲ Our target price rises to $62 from $54, on a combination of higher projected 2011 profits (which accounts for about half the increase), a stronger cash balance, and a lower discount rate

[1] CIBC World Markets is restricted from publishing due to CIBC's advisory role in the reorganization.

7

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C-11

III. Analyst & Investor

Commentary

[Page redacted for commercially sensitive information]

Confidential Draft – For Discussion Purposes

8

IV. Multiples Analysis

Relative Valuation

- Prior to the share reorganization, Magna historically traded at a significant discount compared to its peers on a TEV/EBITDA basis
- This discount has been reduced since the announcement of the Proposal by ~50% and ~60% based on 2010E and 2011E EBITDA multiples, respectively

Pre-Announcement *(As of May 5, 2010)*		**Current** *(As of May 21, 2010)*	
TEV/2010E EBITDA	**TEV/2011E EBITDA**	**TEV/2010E EBITDA**	**TEV/2011E EBITDA**


JCI 9.5x
Borg 8.1x
ArvinMeritor 7.9x
Linamar 5.9x
Dana 5.3x
Lear 5.2x
American Axle 5.0x
Magna 4.6x
TRW Automotive 4.3x
JCI 7.1x
Borg 6.5x
ArvinMeritor 5.7x
Linamar 4.8x
American Axle 4.5x
TRW Automotive 3.9x
Dana 3.8x
Lear 3.8x
Magna 3.6x
JCI 8.2x
Borg 7.3x
ArvinMeritor 6.6x
Linamar 5.4x
Magna[1] 4.8x
American Axle 4.7x
Dana 4.6x
Lear 4.4x
TRW Automotive 3.9x
JCI 6.8x
Borg 5.9x
ArvinMeritor 4.5x
Linamar 4.3x
American Axle 4.2x
Magna 4.1x
TRW Automotive 3.6x
Lear 3.4x
Dana 3.3x

Avg. (Key Comps): 6.3x	**Avg. (Key Comps): 5.1x**	**Avg. (Key Comps): 5.6x**	**Avg. (Key Comps): 4.7x**
Magna Discount: 1.7x	**Magna Discount: 1.5x**	**Magna Discount: 0.8x**	**Magna Discount: 0.6x**

Key Comparables

[1] Current TEV / EBITDA multiples are pro forma for the share reorganization.

9

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APPENDIX D

VALUATION REPORT OF PRICEWATERHOUSECOOPERS LLP

Important message to any person who is not an addressee of this report

Any person who is not an addressee of this report and obtains access to and reads this report, accepts and agrees to the following terms:

1. The reader of this report understands that the work performed by PricewaterhouseCoopers LLP was performed in accordance with instructions provided by our addressee client and was performed exclusively for our addressee client’s sole benefit and use.

2. The reader of this report acknowledges that this report was prepared at the direction of our addressee client and may not include all procedures deemed necessary for the purposes of the reader.

3. The reader agrees that PricewaterhouseCoopers LLP, its partners, principals, employees and agents neither owe nor accept any duty or responsibility to it, whether in contract or in tort (including without limitation, negligence and breach of statutory duty), and shall not be liable in respect of any loss, damage or expense of whatsoever nature which is caused by any use the reader may choose to make of this report, or which is otherwise consequent upon the gaining of access to the report by the reader.

PricewaterhouseCoopers

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR AS AT MARCH 31, 2010

May 28, 2010

PricewaterhouseCoopers

PricewaterhouseCoopers

MAGNA INTERNATIONAL INC. ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR AS AT MARCH 31, 2010

PAGE

EXECUTIVE SUMMARY AND CONCLUSION 2

INTRODUCTION 5

FAIR MARKET VALUE 6

RESTRICTIONS AND QUALIFICATIONS 7

SCOPE OF OUR REVIEW 9

MAJOR ASSUMPTIONS 10

BACKGROUND 12

FINANCIAL PERFORMANCE 33

FINANCIAL POSITION 37

SUMMARY OF INDUSTRY CONDITIONS AND GENERAL ECONOMIC

CONDITIONS 39

VALUATION APPROACHES 39

SELECTED PRIMARY VALUATION APPROACH 40

SECONDARY VALUATION APPROACH 47

CONCLUSION 49

(i) D-3

PricewaterhouseCoopers

MAGNA INTERNATIONAL INC. ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR AS AT MARCH 31, 2010

APPENDICES

SCOPE OF OUR REVIEW A

INDUSTRY OVERVIEW B

ECONOMIC OVERVIEW C

VALUATION APPROACHES AND METHODOLOGIES D

GLOSSARY OF TERMS FROM THE DRAFT PROXY

CIRCULAR E

SCHEDULES

Valuation Summary 1

Cost Approach – Magna E-Car Systems 2

Cost Approach – Magna Electronics EV/HEV 3

Market Approach 4

Workforce Valuation 5

Somewhat Comparable Public Companies – Trading Multiples 6

Comparable Company Descriptions 7

(ii)

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PricewaterhouseCoopers LLP

PO Box 82

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Toronto, Ontario

Canada M5K 1G8

Direct Tel.+ 1 416 815-5083

Direct Fax + 1 416 814-3211

Private and Confidential

May 28, 2010

Michael D. Harris, Chairman

Special Committee

Magna International Inc.

337 Magna Dr.

Aurora, Ontario L4G 7K1

Dear Mr. Harris:

Subject: Estimate of the Fair Market Value of Magna E-Car as at March 31, 2010

EXECUTIVE SUMMARY AND CONCLUSION

1. We have been engaged by a special committee of independent directors (“the “Committee”) of Magna International Inc. (“Magna”) to provide an estimate of the fair market value of Magna E-Car (or the “Business”) as at March 31, 2010 (“the “Valuation Date”) (the “Report”). For the purpose of this Report, we define Magna E-Car as being comprised of:

The Magna E-Car Systems Group (“Magna E-Car Systems”); and

The components operations within Magna Electronics and Magna Steyr focussing primarily on the electrification of vehicles in North America (“Magna NA EV/HEV”) and Europe (“Magna EU EV/HEV”). Collectively, these operations are referred to herein as “Magna Electronics EV/HEV”.

2. We note that any terms used in our Report that have not been defined herein shall have meanings as set out in the Draft Proxy Circular, an extract of which is attached as Appendix E.

3. We understand that as at or around the Valuation Date, the Committee is considering a proposal to reorganize Magna’s electric vehicle operations by creating a joint venture between affiliates of Magna and an entity associated with Mr. Frank Stronach, Chairman of the Board of Directors for Magna (the “Stronach Trust”) (the “Reorganization”). The

(2)

PricewaterhouseCoopers

Mr. Michael D. Harris

Magna International Inc.

May 28, 2010

proposed joint venture would be structured as a limited partnership (“the E-Car Partnership”). Magna would indirectly invest $220 million for a 73.33% interest in E-Car Partnership through the transfer of assets of Magna E-Car and the balance in cash. The Stronach Trust would indirectly invest $80 million in cash for a 26.67% interest and would have effective control over the E-Car Partnership. We understand that the Reorganization is part of a larger proposal being considered by the Committee that also includes a proposal to (i) reorganize Magna’s share capital pursuant to which Magna’s dual class share structure would be collapsed, resulting in a single class of common shares (“Class A Shares”), which would be carried out by, among other things, Magna repurchasing for cancellation its outstanding class B multi-voting shares (“Class B Shares”), beneficially owned in their entirety by the Stronach Trust, in consideration for a combination of Class A Shares and cash, and (ii) make certain amendments to the consulting, business development and business services agreements between Magna (including certain of its subsidiaries) and Mr. Stronach or certain entities controlled by him. The proposal referred to in this paragraph is referred to herein as the “Proposal”.

4. We understand this valuation is required by and will be used by the Committee as one factor amongst others in connection with determining whether to proceed with the Reorganization and the Proposal and, if so, an appropriate price at which to carry out the Reorganization. This Report may be shared with the advisors to the Committee, the board of directors and applicable regulatory and tax authorities having jurisdiction over Magna, providing it is kept confidential and will be not be used for any other purpose unless required by law.

5. As discussed in more detail in the Report, our valuation approach for Magna E-Car has involved:

• The Cost Approach as the primary approach, which considers costs incurred in relation to Magna E-Car from its inception to the Valuation Date, for which a potential investor would be willing to pay; and

• The Market Approach as a secondary approach and reasonableness check, which considers the application of observable multiples of somewhat comparable publicly traded companies operating in the hybrid-electric vehicle and electric vehicle industry, and also the precedent transaction multiple in Magna Electronics’ acquisition of BluWav in 2008 (which will be discussed further herein).

6. As discussed in more detail throughout this Report, the key factors applicable to our estimate of fair market value are:

• Magna E-Car is substantially in the start-up or early-stage phase, as at the Valuation Date;

(3)

PricewaterhouseCoopers

Mr. Michael D. Harris Magna International Inc. May 28, 2010

• Its known contracts and the extent of any intellectual property;

• The strengths, opportunities, risks, and challenges facing Magna E-Car and the electric vehicle industry in general;

• Our observations on the applicability and relevance of Magna E-Car’s financial forecasts for the purpose of our valuation;

• Composition of Magna E-Car’s assets; and

• Multiples for somewhat comparable publicly traded companies and for the precedent transaction involving BluWav, with consideration of their differences from Magna E-Car, such as life cycle and nature of business, among others.

7. Based on the scope of our review, our assumptions, and subject to our restrictions and qualifications set out in the balance of this Report, our estimate of the fair market value range of Magna E-Car is listed in the table below. As valuation is not a precise science, the conclusions arrived at, in many cases, will, of necessity, be subjective and dependent on the exercise of individual judgment. There is, therefore, no indisputable single value and we normally express valuation conclusions as falling within a range. Please note that all references to currency in this report are expressed in U.S. dollars (“$” or “US$”), unless otherwise indicated.

(4)

PRICEWATERHOUSECOOPERS

Mr. Michael D. Harris
Magna International Inc.
May 28, 2010

(US$, 000's)	Reference	FAIR MARKET VALUE LOW	MIDPOINT	HIGH
Primary Cost Approach				
Magna E-Car Systems	Schedule 2	35,000	39,000	43,000
Magna Electronics EV/HEV	Schedule 3	28,000	31,000	34,000
Magna E-Car Workforce	Schedule 5	3,000	3,000	3,000
		66,000	73,000	80,000
Secondary Market Approach				
Total Assets	Schedule 3	72,000	92,000	112,000
Invested Capital	Schedule 3	30,000	68,000	107,000
Estimate of fair market value as at March 31, 2010		**65,000**	**75,000**	**85,000**
Add: Magna E-Car spending from April 1, 2010 to the Effective Date (dollar for dollar)		**XX**	**XX**	**XX**
Estimate of fair market value at the Effective Date		**XX**	**XX**	**XX**

8. We note that as this Report has been prepared as at the Valuation Date, and therefore will neither reflect the fair market value at the Effective Date nor consider any additional spending made by Magna E-Car between the Valuation Date and the Effective Date. We note that if these amounts were to be considered, they should be on a dollar-for-dollar basis consistent with our understanding in the Draft Proxy Circular, and should be reduced for net any tax benefit to Magna prior to the Effective Date. Further unanticipated events may occur that could impact value.

INTRODUCTION

9. As noted, we have been engaged to provide an estimate of the fair market value of Magna E-Car as at March 31, 2010.

10. We understand that Magna E-Car operates in the electric vehicle industry.

- Magna E-Car Systems' role within Magna was expected to be a general contractor and customer-facing arm focussing on electric and hybrid-electric vehicle programs globally, with an ability to lead and coordinate activities to acquire and execute new programs for electric vehicles ("EV") and hybrid-electric vehicles ("HEV"). Its

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services include integrating components and systems, developing and engineering complete vehicle solutions, and providing turnkey programs.

• Our understanding is that Magna Electronics EV/HEV has historically performed research, development, engineering, and manufacturing of components related to electric and hybrid-electric vehicles.

11. We understand that the principal business of the E-Car Partnership will consist of:

• Designing, engineering, developing, and integrating electric and hybrid-electric vehicles of any type (including passenger cars, vans, trucks, golf carts, and bicycles);

• Developing, testing, and manufacturing batteries and battery packs for electric and hybrid-electric vehicles; and

• Performing all ancillary activities in connection with electric vehicles technologies, including the design, manufacture, and sale of systems, components, and modules (including range extenders) for electric and hybrid-electric vehicles.

12. We understand that, with our prior written approval not to be unreasonably withheld or delayed, Magna’s filings under applicable securities laws may include references that PricewaterhouseCoopers LLP was consulted as a financial advisor by the Committee and that the Committee received advice from PricewaterhouseCoopers LLP in connection with the Committee’s evaluation of the Reorganization.

13. All references to currency in this report are expressed in U.S. dollars (“$” or “US$”), unless otherwise indicated.

FAIR MARKET VALUE

14. For the purposes of this estimate of value, we have used the concept of Fair Market Value, which is defined as “the highest price available in an open and unrestricted market between informed, prudent parties acting at arm’s length and under no compulsion to act, expressed in terms of money or money’s worth”.

15. Fair market value represents the intrinsic value of an asset or share based on an underlying perception of its true value including all aspects of the business, in terms of both tangible and intangible factors. Price reflects the final negotiated terms with respect to the purchase and sale of an asset or share. Price may differ from fair market value arrived at in a notional context as a result of a variety of factors, including type of consideration paid (i.e. cash versus shares), timing of receipt of consideration (i.e. current

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versus deferred), extremely volatile markets, different knowledge or information levels and unequal bargaining positions of the vendor and purchaser.

16. The actual market price achieved may be higher or lower than our estimate of fair market value, depending upon the circumstances of the transaction (for example the competitive bidding environment) or the nature of the business (for example the purchaser’s perception of potential synergies). The knowledge, negotiating ability and “motivation” of the buyers and sellers and the applicability of a discount or premium for control will also affect the actual market price achieved. Accordingly, our valuation conclusion will not necessarily be the price at which any transaction proceeds. The final transaction price is something on which the parties themselves have to agree.

RESTRICTIONS AND QUALIFICATIONS

17. This Report is not to be used for any purpose other than that stated and it is not intended for general circulation, nor is it to be published in whole or in part, without our prior written consent. We do not accept responsibility for any losses arising from unauthorized or improper use of this Report.

18. Due to the highly confidential nature of certain of the information (“Confidential Information”) provided to PricewaterhouseCoopers LLP for the purposes of the preparation of the estimate of the fair market value of Magna E-Car, PricewaterhouseCoopers LLP (“PwC”) has been requested by Magna to redact such Confidential Information in the Report. Disclosure of the Confidential Information could be potentially detrimental to Magna. PricewaterhouseCoopers LLP notes, however, that we have considered such Confidential Information in arriving at our conclusions.

19. In view of the nature of this assignment, we have not been able to expose Magna E-Car to the marketplace at the Valuation Date to determine whether there are any potential buyers who, for their own unique reasons (e.g. specific perceived synergies), might be prepared to entertain values other than that determined by us herein. We have not received any information that would allow us to quantify any potential synergies that may be realized.

20. We have relied upon the completeness, accuracy and fair presentation of all the financial information, data, advice, opinion or representations obtained from public sources and Magna’s management except for Mr. Frank Stronach (“Management”) (collectively, the “Information”), which is detailed under the Scope of Our Review section. We have not conducted any audit or review of the financial affairs of Magna or Magna E-Car, nor have we sought external verification of the information provided to us by Management or that which was extracted from public sources. We accept no responsibility or liability for

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any losses occasioned by any party as a result of our reliance on the financial and non-financial information that was provided to us or that we have obtained from third parties.

21. Our Report must be considered in its entirety by the reader, as selecting and relying on only specific portions of the analyses or factors considered by us, without considering all factors and analyses together, could create a misleading view of the processes underlying this valuation and the conclusions therefrom. The preparation of a valuation is a complex process and it is not appropriate to extract partial analyses or make summary descriptions. Any attempt to do so could lead to undue emphasis on a particular factor or analysis.

22. In preparing our Report, we have considered the views of Management regarding future events with respect to Magna E-Car, the electric vehicle market, and economy in which it operates, which, by their nature, cannot be fully substantiated and will likely not occur exactly as forecast. By its nature, the budgeted and forecast information provided by Management may not occur as projected and unanticipated events and circumstances may occur that may materially alter our analyses and conclusions. We have not undertaken any review of whether the future oriented data provided comply with existing standards, such as those issued by the Canadian Institute of Chartered Accountants (“CICA”), the American Institute of Certified Public Accountants (“AICPA”) or any other accounting body.

23. In preparing this Report, we have relied upon representations made by senior officers of Magna and Magna E-Car which, among other things, provide that:

(a) Unless disclosed to us in writing, the Information does not omit any material fact in respect of Magna or Magna E-Car;

(b) Any of the Information provided orally or in writing to us by Management is complete, true and correct in all material respects and does not contain any untrue statement of material impact in respect of Magna or Magna E-Car;

(c) Since the Information was provided to us, unless disclosed to us in writing, no material changes occurred in the Information which would have, or which would reasonably be expected to have, a material effect on our conclusions; and

(d) The forecasts provided by Management are considered the best view of future operating results of Magna E-Car at the Valuation Date.

24. In accordance with the terms of our engagement, our analysis was performed as at the Valuation Date. It must be recognized that fair market value changes from time to time, not only as a result of internal factors, but also because of external factors such as changes in the economy, competition and changes in interest rates.

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25. Our Report is prepared as an estimate of value and does not constitute a comprehensive valuation which would require significantly more time and cost to complete. Accordingly, our scope of review is limited by the nature of our Report and our conclusion may have been different had we prepared a comprehensive valuation report.

26. We reserve the right (but will be under no obligation) to make revisions to this Report should we be made aware of facts existing at the Valuation Date, which were not known to us when we prepared this Report.

27. We note that as this Report has been prepared as at the Valuation Date, it does not consider any additional spending made by Magna E-Car or Magna between the Valuation Date and the Effective Date (if the Reorganization is complete). In addition, there may be other factors arising within this period which may or may not have an impact on our value conclusion. Further work on and consideration of such factors will be necessary to adjust/update this Report to the Effective Date.

28. We understand, based on discussions with Management, that there are no environmental issues (and associated costs) relating to the respective operations that may impact the fair market value of Magna E-Car. We have not performed any procedures in this regard.

29. Nothing contained herein is to be construed as a legal interpretation, an opinion on any contract or document, or a recommendation to invest or divest.

30. The individuals that prepared the Report did so to the best of their knowledge, acting independently and objectively.

31. PwC’s compensation is not contingent on our conclusions or on any action or event resulting from the use of the Report.

32. This Report has been prepared in conformity with the Practice Standards of the Canadian Institute of Chartered Business Valuators.

SCOPE OF OUR REVIEW

33. In preparing this Report, we reviewed and relied upon the financial documentation and other information set out at Appendix A.

34. In addition, we have received a letter of representation from Management, who read our Report and confirmed, among other matters, the factual accuracy of our Report and the inclusion of all material facts and assumptions.

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MAJOR ASSUMPTIONS

35. In preparing this Report, we made the following assumptions (in addition to those set out throughout the Report, attached appendices and schedules):

(a) This Report is based on the latest financial and operational information available as at the Valuation Date;

(b) The projections for Magna E-Car for the fiscal years ended December 31, 2010 through December 31, 2014 provided by Management accurately reflect Management’s best estimate of the future operating performance of Magna E-Car at the Valuation Date, subject to our comments later in this Report;

(c) The final Reorganization documents will not differ materially from what has been described to us;

(d) All costs relating to the Magna E-Car operations from inception to the Valuation Date have been captured accurately in the balance sheets provided to us by Management and there are no other material assets other than those set out in Schedules 2 and 3;

(e) Purchase and supply arrangements and relationships between Magna, Magna E-Car, and related entities are at market terms and will continue in force at substantially the same terms, except as may be disclosed herein;

(f) Other transactions between related parties and the Business are currently and have historically been recorded at market rates;

(g) Magna’s accounting systems and any reports that are produced or printed from it can be relied upon for the purposes of this Report;

(h) Cash flows associated with the U.S. Department of Energy and Canadian federal and provincial governmental grants and loans have not been included in Management’s projections;

(i) Magna E-Car has not yet proven that it has developed any know-how with respect to making use of the technology and/or to producing the batteries, as it has not yet received its cell manufacturing equipment;

(j) There are no major contracts that have been or are expected to be signed between the Valuation Date and the Effective Date except for a Sourcing Agreement on May 25, 2010 with to provide motors, inverters, and other power electronics components. This contract is different from the contract described later herein that relates to the assembly of battery packs for;

(k) There are no verbal contracts or otherwise with respect to material new business;

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(1) The E-Car Partnership has no legal or contractual right to use the Magna logo and related trademarks;

(m) The leases for the two industrial properties used by Magna Electronics EV/HEV are at market rates;

(n) All employees transferred to the E-Car Partnership are required to support the E-Car Partnership as a going concern such that there is no current intent to terminate any transferred employees;

(o) All liabilities shown in balance sheets provided to us represent valid legal liabilities as at the Valuation Date;

(p) All commitments, except as noted herein (e.g. severance costs) made by Magna that relate to Magna E-Car will be transferred to the E-Car Partnership as part of the Reorganization;

(q) There are no material unrecorded liabilities, nor any material outstanding litigation matters or other contingencies, except as noted herein;

(r) There are no redundant assets, unless otherwise stated;

(s) There are no restrictions on transfer of ownership that could limit or reduce the values otherwise determined;

(t) Same or similar Management will continue to operate Magna E-Car for the foreseeable future except as noted herein;

(u) No responsibility is assumed for matters of a legal nature. No investigation has been made of the title to or any liabilities against the property used in the business. We have assumed that the owner’s claim is valid, the property rights are good and marketable, and there are no encumbrances that cannot be cleared through normal processes;

(v) We have assumed responsible ownership and that all required licences, costs, or other legislative or administrative authority from any applicable government or private entity organization either have been or can be obtained or renewed for any use that is relevant for this analysis; and

36. Amendment of any of these assumptions could materially impact our conclusion reached herein.

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BACKGROUND Magna International Inc.

37. Magna International Inc. is a diversified automobile supplier and is publicly traded on the Toronto Stock Exchange (TSX) and New York Stock Exchange (NYSE). Magna designs, develops, and manufactures automotive systems, assemblies, modules, and components. Magna also engineers and assembles complete vehicles which are primarily sold to original equipment manufacturers (“OEM”) of cars and light trucks.

38. Magna is currently divided into eleven divisions for operational reasons. The eleven divisions are Magna E-Car Systems, Body & Chassis Systems, Closure Systems, Visions Systems, Exterior Systems, Interior Systems, Seating Systems, Electronic Systems, Powertrain Systems, Complete Vehicle Engineering and Assembly and Roof Systems.

39. Magna has publicly stated that it perceives an opportunity in the electric vehicle space and envisions its Magna E-Car business to be “the worldwide leading partner for engineering, integration and production of innovative solutions for future mobility with regards to hybrid-electric vehicles and electric vehicles. Going forward, we understand that Magna would like to become a main player in the field of HEVs and EVs by focussing on components and modules, systems, and overall vehicles.

Hybrid-Electric Vehicles and Electric Vehicles

40. The difference between EVs and HEVs is that EVs run solely on an electric battery, whereas HEVs run on both an electric battery and a gasoline engine. Both of these vehicles allow for greater fuel efficiency and lower emissions than the traditional combustion engine vehicle.

41. The cost of an EV or HEV is higher than the traditional combustion engine vehicle, due to the cost of the batteries used to power the vehicle and the lower unit volume base upon which to amortize development costs. These factors, along with shorter driving distances compared to combustion engine vehicles, have restricted consumer demand for EVs and HEVs to date.

Proposed Magna E-Car Partnership Structure

42. In view of the need to research and develop new technologies, and build expertise in engineering and know-how required to produce HEVs and EVs, Magna has proposed to transfer its current Magna E-Car operations to a partnership that would dedicate efforts towards developing and growing an electric vehicle business. Based on our understanding

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of Management’s proposed Magna E-Car reorganization, the E-Car Partnership would allow it to better accomplish the following activities:

• Monitoring industry trends in electric vehicles and identifying potential long-term business opportunities for Magna such that funding can be made years in advance of potential returns;

• Recruiting key management members and technical experts;

• Identifying and evaluating alternative technologies;

• Seeking and negotiating strategic alliances with technology partners;

• Negotiating and securing long-term supply arrangements for raw materials; and

• Pursuing government funding.

43. Our understanding of the principal business of the E-Car Partnership is noted earlier in our Introduction section.

44. The limited partner of the E-Car Partnership will be Magna E-Car Systems LP Holdings Inc. (“Magna LP”), and the general partners will Magna E-Car Systems GP Holdings Inc. (“Magna GP”) and Magna Vita Inc., a corporation indirectly owned by the Stronach Trust (“Stronach GP”). There would be initial capital contributions or commitments of $80 million in cash by Stronach GP and $220 million in cash or kind by Magna GP and Magna LP;

45. The initial contribution will entitle Stronach GP to 80,000 general partnership units (“GP Units”), and Magna GP and Magna LP to a combination of 220,000 GP Units and limited partnership units (“LP Units”). The $220 million will be effectively satisfied in part by the transfer of the purchased assets of Magna E-Car to the E-Car Partnership, with the balance to be satisfied in cash;

46. Both GP and LP Units will participate equally per unit in respect to distributions; and the E-Car Partnership will be managed by a committee (the “Management Committee”) which will consist of three representatives appointed by the Managing Partner (Stronach GP) and two representatives appointed by Magna GP. Specifically, the Managing Partner shall be entitled to appoint three members, including the chairman, to the Management Committee. As a result, Stronach GP will have effective control over the E-Car Partnership. However, certain matters will require the consent of at least one Magna GP appointee on the Management Committee;

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47. In exchange for GP Units and LP Units to be issued to Magna GP and Magna LP respectively, Magna will effectively sell or transfer to the E-Car Partnership all the EV/HEV-related assets of Magna E-Car, including:

• Certain supply agreements with OEM customers, including those with, and Ford (subject to Magna’s retention of certain rights and obligations to recover and to fund engineering, research and development, and tooling costs);

• Tooling, equipment, and other fixed assets that are owned or committed to be acquired by Magna E-Car Systems, as well as those held by Magna Electronics EV/HEV in respect of components (including motors, chargers, inverters and vehicle control units) that are to be used primarily for HEVs and EVs;

• Patents, know-how, trade secrets and all other intellectual property rights (“IP Rights”) owned or licensed by Magna E-Car Systems, as well as those owned or licensed by Magna Electronics EV/HEV and Magna Steyr in respect of applications designed primarily for HEVs and EVs;

• Real estate owned and used by Magna E-Car Systems, as well as two leased industrial properties used by Magna Electronics EV/HEV;

• All applications for loans and grants from federal, provincial, and local government authorities (discussed further below); and

• All customer purchase orders and supply agreements awarded to Magna E-Car Systems and Magna Electronics EV/HEV relating to products used primarily in HEVs and EVs.

48. Based on Management’s representation, Magna and the E-Car Partnership will enter into a Cooperation Agreement as part of the proposed Reorganization which will contain terms over the use of intellectual property, preferred supplier arrangements, support services, and the Ford Contract (as discussed later). An overview of certain key terms of this Cooperation Agreement is set out below.

49. A non-exclusive and royalty-free license will be provided to Magna under the proposed Reorganization to retain the right to use all IP Rights transferred to the E-Car Partnership. This right does not extend to future developments of the IP Rights by the E-Car Partnership.

50. We understand from Management that the E-Car Partnership will have non-exclusive and royalty-free rights to use existing IP Rights (owned by Magna) that are not being transferred into the E-Car Partnership as long as it is required for the principal business of

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Magna E-Car. Based on Management’s representation, the E-Car Partnership’s rights are limited to retained IP Rights owned by Magna Powertrain that relate to applications designed primarily for EVs and HEVs. For greater clarity, there will be no IP Rights provided to the E-Car Partnership that will relate to Magna’s components and other businesses that are not involved with the electrification of vehicles.

51. Magna will also transfer certain employees to the E-Car Partnership as discussed more fully below.

52. There will be no obligation on the part of any party to provide any future funding or financial assistance over and above the initial contribution. In the event of any future equity issue, each partner will have a pre-emptive right to maintain its proportionate ownership interest. The E-Car Management Committee will have sole discretion over the amount and terms of any debt financing.

53. The E-Car Partnership Agreement will include a corporate constitution that will contain certain elements similar to the amended Corporate Constitution that will be adopted by Magna if the Proposal is approved. We understand that one of the clauses in the constitution will prohibit the E-Car Partnership from making investments that are unrelated to its principal business if the aggregate of all such investments would exceed 20% of the E-Car Partnership’s capital.

54. Under a preferred supplier arrangement found in the Cooperation Agreement, Magna’s auto parts business will be given preferential selection by the E-Car Partnership over other potential suppliers to supply products to the E-Car Partnership as long as Magna offers the same or more competitive terms and owns a 10% minimum percentage of the E-Car Partnership.

55. Consistent with other business units in Magna, Magna will charge the E-Car Partnership a reasonable cost allocation for any support services Magna provides to the E-Car Partnership. Pursuant to the Cooperation Agreement, Magna will be obligated to offer support services to the E-Car Partnership as long as Magna retains an indirect 10% interest in the E-Car Partnership, but will not charge any affiliation or management fees.

56. There will be no restrictions on either of the initial owners of the E-Car Partnership from engaging in activities that may compete with the E-Car Partnership, including the current or future manufacturing of EV-related components by one of Magna’s other operating groups. At or around the Valuation Date, we understand that Magna intends to coordinate any future EV or HEV-related activities with those of the E-Car Partnership and does not intend to duplicate efforts or costs on activities that would compete directly with the E-Car Partnership. Further, Management has indicated that both Magna and the

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Stronach Group have confirmed that neither presently has any intention of competing with Magna’s traditional OEM customers through the E-Car Partnership or otherwise.

Magna E-Car Systems – Nature of Operations

57. Magna E-Car Systems operates in both North America and Europe, and in each geography, its operations are split into three business units, namely Cells & Batteries, Customer Programs, and Systems/Modules (Research and Development). What follows is an overview of each business unit based on our review of the Information.

58. It is important to note that Magna E-Car Systems is in a start-up or early stage phase of operations; it is not yet generating and is not expecting to generate economic returns on its assets for the foreseeable future. While Magna E-Car Systems has been operating for approximately three years, operations to date have been primarily focused on research and development, and engineering activities.

59. We understand that the Cell & Batteries business unit will eventually offer three types of battery packs in their portfolio: Management indicated that the formulation used to manufacture the is licensed from (a third-party researcher and developer of battery technology at the time of the agreement), and the formulations used for the will be supplied by other manufacturers. If Magna E-Car Systems succeeds, it intends to use those new formulations across all three types of battery packs.

60. The Customer Programs business unit provides overall system design and integration capabilities, including production and delivery of components, systems, and complete vehicles to OEM customers worldwide; effectively operating like a general contractor. Historically, Magna E-Car Systems sourced all of the components of its EVs from other Magna divisions or third-parties. We understand that with the potential exception of battery cells and packs that this will continue in the future.

61. The Systems/Modules business unit focuses primarily on research and development in three core technical areas: Vehicle Concepts; Energy Management; and Technical Lead. Vehicle Concepts focuses on the development of system architecture and functionality, propulsion systems, range extender, and auxiliaries. Energy Management develops thermal management, infrastructure, and operating strategies. Technical Lead conducts feasibility studies, mobility and vehicle concepts, and concept analysis.

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Magna Electronics EV/HEV – Nature of Operations

62. Magna Electronics EV/HEV is currently a part of Magna Electronics. Magna Electronics has approximately 3,000 employees and a worldwide presence as it operates in both North America and Europe with eleven manufacturing operations, thirteen product development and engineering sites, and nine sales offices. Within each geography, its operations are split into two business units, namely Driver Assistance and Safety Systems (“DAS”) and EV/HEV. What follows is an overview of Magna Electronics EV/HEV based on our review of the Information. It is our understanding that the DAS business unit will remain with Magna, and is therefore outside the scope of our Report and not addressed herein.

63. We understand that Magna Electronics EV/HEV carries on the business of designing, researching, developing, and manufacturing components primarily associated with the electrification of vehicles, such as motors, inverters, converters, chargers, and vehicle control modules/units.

Magna NA EV/HEV

64. Management has indicated that the Magna NA EV/HEV operations were primarily formed as a result of the acquisition of BluWav Systems LLC (“BluWav”) by Magna Electronics Inc. (“Magna Electronics”) in October 2008. BluWav was a company based in Rochester Hills, Michigan, that designed, developed, and supplied electric propulsion and energy management systems for HEVs, EVs, and plug-in hybrid-electric vehicles (“PHEV”), as well as for commercial, military, industrial, and recreational applications. BluWav was not involved in the manufacturing of components and modules as this was outsourced to contract manufacturers.

65. At the time of acquisition, BluWav had built and patented proprietary electric propulsion know-how which it had begun deploying in its product solutions for clients. Some of the products offered by BluWav included hub motor systems, electric axle and drive systems, vehicle control systems, and energy storage and battery management systems (“Base Technology”). BluWav claimed to have the design and engineering expertise to seamlessly integrate its electric and hybrid-electric solutions into conventional drivetrain systems.

66. In October 2008, Magna Electronics acquired BluWav for $. We understand that BluWav had invested capital at the time of acquisition of approximately $ (post restructuring). Management has indicated that total invested capital was in the range of $, if one considers costs incurred prior to BluWav’s bankruptcy.

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At the time of acquisition, BluWav had nominal tangible assets. We understand that there were no other agreements that would have materially affected the purchase price.

67. Prior to its acquisition, we understand that BluWav was a supplier to Magna E-Car Systems (or its predecessor entities prior to its formation) for approximately one year by providing expertise in developing/retrofitting a Ford Focus into an electric version (which was used to win the Ford Contract as explained later). Management was impressed with the quality and talent of the BluWav personnel and decided to acquire BluWav in order to supplement its expertise and enhance its credibility as a supplier of components and integrator of EV-related systems.

68. Management indicated that Magna Electronics’ facilities in North America (which may be configured for Magna NA EV/HEV’s use) include the Magna Electronics Technical Center in Rochester Hills, Michigan, and a Power Electronics and Chassis Motor Manufacturing Facility in Holly, Michigan.

69. We understand that the existing manufacturing facility in Holly, Michigan is responsible for circuit board production for all modules, production purchasing and logistics, and manufacturing of inverters, vehicle control units, and chargers for both non-EV/HEV and EV/HEV applications. Management indicated that there are committed plans as at the Valuation Date to establish a separate facility in Holly, Michigan to manufacture electric motors, and to expand the existing facility to increase manufacturing capacity for motors, inverters, vehicle control units, and chargers.

Magna EU EV/HEV

70. Based on discussions with Management, Magna EU EV/HEV was started after the BluWav acquisition and the establishment of Magna NA EV/HEV. We understand that the nature of this business is focused on the EV/HEV market and is very similar to that of Magna NA EV/HEV as described above.

71. Management indicated that Magna Electronics’ facilities in Europe (which may be configured for Magna EU EV/HEV’s use) include Technical Centers in Sailauf, Germany and Oberwaltersdorf, Austria, a Power Electronics and Controller Manufacturing Facility in Waldshut-Tiengen, Germany, and a Motor Manufacturing Facility in Torino, Italy.

72. We understand that the existing manufacturing facility in Waldshut-Tiengen, Germany is responsible for circuit board production for all modules and production, purchasing, and supply logistics for both non-EV/HEV and EV/HEV applications. The existing facility in Torino, Italy performs module assembly of EV/HEV components, production of sub-

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modules (e.g. stators, rotors), testing, and transportation to customers. Management indicated that none of these facilities will be transferred to the E-Car Partnership.

Customers

73. Magna E-Car’s current and expected future customers are primarily OEMs of traditional cars, light trucks, and trucks that are looking to add ‘green’ vehicles to their product mix as a response to expected changes in customer tastes, demand, and/or government regulation.

Magna E-Car Systems - North America

74. In North America, Magna E-Car Systems’ sole OEM customer is Ford, with which it has entered into a development & supply agreement (the “Ford Contract”). We understand that Magna won this contract by building a prototype electric version of the current generation Ford Focus, and demonstrating the vehicle to Ford as proof that Magna would be able to help develop an electric version of the next Ford Focus (referred to as the “C346 BEV” program).

75. Under the Ford Contract, Magna is committed to design, develop, engineer and supply the powertrain module and electric powerpack support components for Ford’s C346 BEV program. Subsequent to the proposed Reorganization, we understand based on our discussions with Management that legal title of the Ford Contract will remain with the E-Car Partnership (or one of its subsidiaries). However, Magna will effectively retain the obligation to fund engineering, developing, testing, program-related tooling, and certain overhead costs under the contract, as well as retaining the right to receive all recoveries from Ford for these costs. Magna will also retain the right to receive the proceeds of any governmental funding obtained by the E-Car Partnership which are granted on the basis that they will be applied towards these costs and expenses incurred on the Ford Contract.

76. E-Car Partnership will continue to perform work and funding of recoverable costs (but at zero profit) and will source required EV-related components from Magna NA EV/HEV and/or Magna EU EV/HEV. Meanwhile, we understand that the risks and rewards of the Ford Contract will be retained in Magna, and that as at the Valuation Date, Magna had invested approximately $ relating to the Ford Contract.

77. We are aware that Magna E-Car, along with other Magna operating groups, have applied for a grant and a loan from the U.S. Department of Energy (“DOE US”) to assist with their funding of approximately $ million in costs associated with the Ford Contract as well as the battery testing facility in Auburn Hills and related battery testing equipment.

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• Management indicated that its goal is to achieve a 50% grant ($) on $

of these costs and to obtain an 80% loan ($) on the other $ in costs. We understand that the loan will be for six years and will bear an interest rate at approximately 2.5% to 3%.

• Management indicated that under the Cooperation Agreement, the E-Car Partnership will use commercially reasonable efforts to pursue its existing government funding applications. Any funds obtained from any governmental authority that is intended to be applied to Ford Contract-related costs and expenses incurred by Magna that are not otherwise recovered from Ford are required to be held in trust for and paid over to Magna.

• We understand from Management that while the status of the applications are still pending and there is no certainty that they will be approved, they believe that the decision from the DOE US will be received sometime in June 2010.

78. Management also indicated that Magna E-Car, along with other Magna operating groups, have applied for a loan from the Canadian federal government (through Industry Canada as part of its Automotive Innovation Fund program) and a grant from the Ontario provincial government (through the Ministry of Economic Development as part of its Next Generation of Jobs Fund program).

• Management indicated that the loan application is not close to approval and there is no certainty that they will be awarded.

• We understand from Management that the Ministry of Economic Development has not completed its review the application from Magna E-Car and other Magna operating groups, and there are no indications on whether it will approve this grant.

79. Management also indicated that grants and loans are attached or earmarked for the specific programs rather than the legal entity responsible for those programs. In other words, there will be no need for the E-Car Partnership to reapply for these grants and loans if the Proposal proceeds. In the event that any third parties need to reapply for the grants and loans, we understand that this can be done with little cost.

Magna E-Car Systems - Europe

80. In Europe, we understand that Magna E-Car Systems has signed contracts with to perform EV/HEV-related work. Based on our discussion with Management, we understand that approximately $9 million costs have been incurred to

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Magna International Inc.

May 28, 2010

win these contracts. However, we understand from Management that these costs were not recorded in Magna E-Car Systems accounts. Furthermore, we understand that:

contract

• The contract with involves the electrification of. The scope and value of this contract is significantly smaller than that of the Ford Contract. Development costs are expected to be approximately €20 million, with substantially all to be incurred and reimbursed prior to the start of production in 2010/2011. Magna E-Car Systems is responsible for warranty costs on this contract and while there is no cap on such costs, Magna E-Car Systems’ liability is somewhat limited as only vehicles will be retrofitted with EV technology. Further, € of warranty costs are expected by Management to be recovered through the piece price under the contract and Management estimates that this is sufficient for any exposure. It is not expected to be a key driver of future cash flows and growth for Magna E-Car Systems.

• It is considered that Magna E-Car Systems will likely break-even on this contract given that it has:

¡ Not yet shipped any of the trucks to under the contract;

¡ Negotiated the contract with an arm’s length party; and

¡ An experienced management team to manage this contract.

contract

• The contract with was awarded two to three years ago and involves the assembly of battery packs for. Magna E-Car Systems is responsible for warranty costs on this contract but such costs are capped at €28 million. Magna expects to recover € of warranty costs through the piece price under the contract. While the actual amount of warranty costs is difficult to predict, we understand that this amount represents Management’s best estimate of the potential liability. This contract is not expected to be a key driver of future cash flows and growth for Magna E-Car Systems.

• It is considered that Magna E-Car Systems will likely break-even (over the remaining life of the program) on this contract for the same reasons listed above for the contract.

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Magna NA EV/HEV

81. Magna NA EV/HEV supports the Ford Contract, the, and electric bicycle components for Magna Marque.

Magna EU EV/HEV

82. Magna EU EV/HEV has opportunities with several OEMs, which include:

• Development and manufacturing of EV/HEV motors, inverters, and power electronics. As at the Valuation Date, this contract was not yet signed but was assigned a 99% probability of success of winning the contract by Management.

• Development of a “” for which the quote has been presented to and the final decision by is expected to be known in July 2010.

Suppliers

Magna E-Car Systems (Batteries – Cell Manufacturing Equipment)

83. The batteries that Magna E-Car Systems uses or intends to use in its HEVs and EVs are expected to be either in-sourced or manufactured in-house based on Magna E-Car Systems’ own formulations or technology licensed from. Based on our review of the License and Technical Services Agreement between Magna E-Car and signed in 2009, we note the following terms:

• The term of the agreement is years.

• owns intellectual and industrial property relating to the design and manufacture of lithium ion battery cells as well as equipment that is necessary to manufacture and process such battery cells. Magna E-Car Systems entered into the agreement as it intends to become a manufacturer of lithium ion battery cells and install such cells in its HEVs/EVs using equipment purchased from. It would also allow Magna E-Car Systems to supply the battery cells to other Magna divisions or external parties.

• The technology license gives Magna E-Car Systems a non-exclusive, irrevocable, worldwide () license to make, assemble, use and sell products under this agreement, including the right to use the equipment to make the licensed or other

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May 28, 2010

products, solely for use in automotive applications. Magna E-Car Systems does not have the right to sub-license these rights to any third-parties, except when the third-party is making the batteries for the Business. In return, Magna was required to pay an upfront, one-time technology transfer fee of $2.5 million to (which we understand has been paid as at the Valuation Date), in addition to ongoing royalty fees equal to % of sales.

• Magna E-Car Systems is not prevented from operating and/or pursuing its own business, including products or processes which may compete with the licensed product.

• Title to, ownership, and control of all rights in and to all IP owned or licensed by remains with. All improvements to the licensed IP will be automatically included in the granted license without the need for any further payment.

84. Management indicated that Magna E-Car Systems has placed a $12 million deposit on cell manufacturing equipment that has not yet been delivered as at the Valuation Date. It is expected that the cells and batteries produced by Magna E-Car Systems would be based on the technology licensed from. We were informed that this cell manufacturing equipment may be housed in Magna’s Aurora campus facility, which will need to be upgraded for cell manufacturing purposes.

85.

86.

87.

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Magna International Inc.

May 28, 2010

Magna E-Car Systems (Batteries – Battery Testing Equipment)

88. Based on discussion with Management, we understand that Magna E-Car Systems has committed to purchasing approximately $7 million in battery testing equipment from a third party to enable it to test batteries for its own electric vehicles as well as those of other companies on a contract basis. Depending on the success of these plans, Magna E-Car Systems may purchase additional battery testing equipment up to a total of $23 million, but this equipment may be purchased from a number of suppliers in the market. We were informed that this battery testing equipment will be housed in Magna’s Auburn Hills plant which has been acquired from a third party at a cost of roughly $4.9 million but does not contain any proprietary technology. We understand that there are no contracts in place for battery testing or manufacturing as at the Valuation Date and Magna has made this investment in order to be able undertake research and development in batteries.

Magna E-Car Systems

89. Management indicated that it intends to support Magna E-Car Systems’ growth in Europe through proposed joint ventures with., which are internally referred to as “”. We understand that customers in Europe generally have differing requirements on the specifications of batteries and battery packs and have a greater willingness to pay a slight premium for such batteries and battery packs as long as they are well-tailored to their needs. As such, Magna determined that it would not be ideal to support European business through its planned cell manufacturing and battery testing facilities in North America.

90. As at the Valuation Date, these proposed joint ventures were still under negotiations. Among the factors that have yet to be finalized include the site (with the shortlist being), funding, and an acceptable business plan. Further, some of the key terms being negotiated include the provision of intellectual property by the joint venture partners to the joint ventures on commercially reasonable terms, contribution of cash, and profit distribution. Finally, the proposed joint venture agreements may allow Magna E-Car Systems the option to establish a second cell manufacturing joint venture if certain conditions are met.

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Magna E-Car Systems (Automotive Components Unrelated to the Electrification of Vehicles)

91. As noted earlier, Magna intends to transfer Magna Electronics EV/HEV into the E-Car Partnership such that research, development, engineering, and manufacturing work for such components will be performed “in-house”. Examples of such components that are related to the electrification of vehicles include motors, inverters, chargers, converters, and vehicle control units.

92. For all automotive components that are unrelated to the electrification of vehicles, such as seats and doors, we note that terms of the proposed E-Car Partnership specifically state that Magna’s auto parts businesses will have a preferred opportunity to supply products to the E-Car Partnership on competitive terms.

Magna Electronics EV/HEV

93. We understand from Management that in manufacturing EV/HEV-related components, certain parts such as power magnetics, high power capacitors, micro controllers, and power modules are purchased from third-party suppliers. The main suppliers for both Magna NA EV/HEV and Magna EU EV/HEV include. It is assumed that there are no preferred relationships between Magna E-Car and these suppliers and that transactions with these suppliers will occur at normal commercial terms.

94. As well, Management noted that Magna Electronics EV/HEV purchases large quantities of copper wire in creating electric and hybrid-electric motors. We understand that copper wire is considered to be highly commoditized, and as such, there is no preferred supplier for this raw material. Magna Electronics EV/HEV will source copper wire from the lowest-cost supplier.

Employees

95. We understand that up to 300 employees may be transferred to the E-Car Partnership.

Based on discussion with Management, the following 160 employees are considered key and have value associated with their replacement:

• 45 employees within Magna E-Car Systems in the U.S.;

• 35 employees within Magna E-Car Systems in Europe;

• 70 employees within Magna NA EV/HEV; and

• 10 employees within Magna EU EV/HEV.

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The remaining 140 employees we understand could be replaced with nominal cost.

96. These employees include, but are not limited to, systems engineers, mechanical engineers, designers, technicians, validation engineers, power electronics engineers, software engineers, and mechatronics engineers. The majority of the employees are not solely involved in any single contract and not all employees are specialized in EVs and HEVs.

97. We understand that some of the employees transferred to the E-Car Partnership may be shared with Magna on a project basis at cost plus mark-up, also assumed to be at market rates.

98. Management indicated that it is experiencing a fairly high rate of turnover, particularly due to some employees having been hired away by OEMs based on the promises of better compensation and more varied assignments. We were also informed that it will not be possible for Magna or Magna E-Car to hire employees from the OEMs as it may affect current contracts (such as the Ford Contract) and future opportunities with those OEMs.

99. Management noted that there is some level of difficulty in recruiting certain types of personnel such as mechatronics engineers, power electronics engineers, and software engineers due to the relative shortage of academic institutions offering relevant training in these fields compared to more traditional areas like design or mechanical engineering. Further, we were advised that employees in Europe are generally required to give three to six month notice to employers before leaving, which delays the recruitment process.

100. A discussion of the workforce values for Magna E-Car Systems and Magna Electronics EV/HEV is included later in this Report.

Know-How, Patents, and Intellectual Property

101. We understand that while Magna E-Car will soon begin developing its own formulations for use in manufacturing cells and packs, it has not yet received the cell manufacturing equipment. As such, Management has confirmed that Magna E-Car has not yet proven that it has developed any know-how with respect to making use of the technology and/or to producing the batteries.

102. In respect to patents, Management indicated that:

Magna E-Car Systems - North America

• Magna E-Car Systems’ North American operations do not have any patents or pending patents.

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Magna International Inc.

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Magna E-Car Systems - Europe

• Based on discussions with Management, we understand that the European operations have patents and patent pending applications, at the Valuation Date. We understand that these patent and patent applications have resulted from Magna E-Car Systems’ research and development efforts from 2007 to the Valuation Date.

• We were provided with a list of these patents and we understand that they constitute new technology in relation to systems used in HEVs/EVs. Instead, most of the granted patents were awarded on the basis that they represent more efficient methods of achieving a certain objective.

• For the patent pending applications, Management estimated the success rate to be approximately. Management indicated that there is a high possibility that other companies in the EV space are pursuing similar patents and/or developing solutions that essentially workaround or circumvent the patents granted to Magna E-Car Systems. As well, given the evolving state of EV technology, it is possible that the technology underlying the granted patents may become obsolete before they can be put to use. Finally, we understand from Management that about of the applications relate to defensive patents that are needed to further protect Magna E-Car Systems’ rights over existing technology, rather than relate to new technology.

• Management indicated that about of the total spending on general R&D resulted in the know-how that is captured in the patents and patent pending applications.

Magna NA EV/HEV

• Based on discussions with Management, we understand that the Magna NA EV/HEV operations have patents and patents pending applications, at the Valuation Date. The patents were acquired as part of the BluWav transaction in which patents were identified and transferred, but a total of were abandoned based on Management’s cost/benefit analysis. We understand that the patents pending have resulted from Magna NA EV/HEV’s own funding of research and development efforts/costs from the time of the BluWav acquisition to the Valuation Date.

• Management’s purchase price equation at the date of the BluWav acquisition allocated the $ purchase price between patents ($) and commercializable products ($). The value of the patents represented

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Magna International Inc.

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BluWav’s filing and legal fees to acquire those patents, while the value of the commercializable products (which consist of hub motors, inverters, converters, chargers, drive motors and batteries) was the difference between the purchase price and the value of the patents, as no other net assets or intangible assets were identified in the acquisition.

•

•

Magna EU EV/HEV

• The Magna EU EV/HEV operations do not have any patents or pending patents.

Competition and Markets

103. Based on our review of Magna E-Car’s vision and mission, our understanding is that the Business’ short-term goal is to become a system integrator (defined below under Strengths and Opportunities) to external clients and a general contractor for HEV/EV-related activities to other Magna divisions.

104. Magna E-Car’s main competitors as at or around the Valuation Date include OEMs producing EVs and HEVs in-house, as well as other similar players in the EV industry identified in our list of somewhat comparable companies in Schedule 6. In the cells and battery testing areas, there are many competitors.

105. The following is our understanding of Magna E-Car’s key strengths and opportunities, and perceived risks and challenges based on our discussions with Management.

Strengths and Opportunities

• Being associated with the Magna group of companies along with Magna’s prominence in the automotive industry may give Magna E-Car a competitive advantage in its market penetration and growth.

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Magna International Inc.

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• Magna E-Car’s prospects are improved through the following industry, regulatory, and political factors:

¡ According to Frost and Sullivan, automakers are currently performing the role of sourcing and integrating electric vehicle components into their vehicles (i.e. “system integrators”) as there are no demonstrably qualified external system integrators. In the future, it is expected that automakers may want to outsource this function to external system integrators in order to meet demand. This presents opportunities for Magna E-Car.

¡ The Corporate Average Fuel Economy (“CAFE”) federal regulations enacted in the US are pushing automakers to develop and offer fuel-efficient models in their vehicle ranges in order to offset less fuel-efficient models such as trucks, SUVs, and high-performance cars. The CAFE regulations help to increase demand for products and services provided by players in the electric vehicle space, such as Magna E-Car.

¡ Increasingly tougher emission regulations worldwide are also helping to push automakers to adopt powertrain electrification techniques and other innovative technologies. This opens up opportunities for suppliers in the electric vehicle space, such as Magna E-Car, that can meet those needs.

¡ Government funding may encourage OEMs to pursue alternative fuel vehicles.

• There are numerous factors which may encourage consumer adoption of electric vehicles (and other alternative fuel vehicles) and thus increase demand for products and services offered by Magna E-Car:

¡ It has been an explicit goal of many countries, in particular the US, to reduce their dependence on oil for various reasons. As such, governments are expected to “ramp up” current monetary incentives and subsidies for manufacturers and consumers in the future to produce and purchase alternative fuel vehicles. Non-monetary incentives such as free/preferred parking spots and exemption from emissions testing are also expected to encourage consumers’ adoption of alternative fuel vehicles.

¡ The time required to break-even on the additional upfront investment on EV vehicles is expected to become shorter due to rising and volatile petroleum fuel prices, and the expected gradual reductions in the cost of electric vehicle components.

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Magna International Inc.

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¡ Ongoing improvements in battery technology such as higher charge capacity, reduced recharging times, and better reliability, are helping to alleviate consumer fear of being stranded during their commute (commonly referred to as “range anxiety”), as well as improve the range and performance of electric vehicles.

¡ It is expected that some of the other concerns that consumers have of electric vehicles relative to traditional internal combustion vehicles will be gradually reduced through new concepts, such as the leasing of batteries (which alleviates concerns over owning batteries) and swappable batteries (which makes “recharging” as quick as regular gas fill-ups). These concepts are expected to be made possible through programs such as standardized battery specifications and private sector investments in infrastructure.

¡ Private sector companies have begun to invest in creating and supporting an “electric vehicle value chain”, such as building a battery recharging station network or infrastructure, planning for the recycling/reclamation of batteries, and providing financial services (to lease batteries, for example). This should help to supplement efforts made by the public sector in encouraging consumer adoption of electric vehicles.

¡ Increasing media coverage and attention over global warming may continue to encourage customers to pay a price premium for alternative fuel vehicles over traditional combustion vehicles in order to make a statement that they are environmentally conscious.

Risks and Challenges

• Magna E-Car at present is primarily dependent on a single large contract (the Ford Contract). Further compounding the lack of certainty is the fact that most OEMs’ HEV/EV strategies have not yet been defined.

• The limited operating history and early-stage company nature of Magna E-Car. Its products are in prototype form and its system integration/assembly processes have not been standardized to the extent that they are proven to be commercially viable.

• Magna E-Car has not yet manufactured commercially accepted batteries using its rights. As discussed earlier, the acquisition of by poses a risk to Magna E-Car’s future competitiveness from a battery technology perspective. Other competitors in this space are large and well capitalized and are not traditional automotive companies and may be able to achieve

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Magna International Inc.

May 28, 2010

better economies of scale through alternative uses of battery technology, for example Panasonic.

• There is a large cost to all EV industry players who must face the uncertainty that a viable technology and/or market for electric vehicles will develop, as well as the timing of that development, if at all.

• Recruiting and maintaining employees, given the OEMs’ desire to engage in this segment as discussed earlier in the Report.

• There are some industry and political risks to Magna E-Car’s prospects, which include the following:

¡ As mentioned earlier, federal governments are relying on the private sector to build the infrastructure needed to support electric vehicles. There is debate as to whether sufficient incentives and subsidies are currently being provided by governments to encourage adequate private investment.

¡ The EV industry is in an early stage and is reliant on government incentives and subsidies to succeed.

¡ The business model with OEMs may differ from the traditional automotive business model, at least in the near term as OEMs seek a competitive advantage in EVs and may not seek third-party suppliers/integrations unless they can provide a significant competitive advantage.

¡ Unproven and uncertain business models among both OEMs and smaller market players are making it a risky proposition for investors to invest in companies involved in developing EV-related components. This may hinder funding and/or increase costs of capital such that development of the electric vehicle industry may be somewhat delayed.

¡ Significant competition exists, including from non-automotive players and there does not yet appear to be significant barriers to entry (as shown by the high number of market players).

¡ The technology that is expected to drive future acceptance or market adoption of EVs is unproven or not yet discovered, making it difficult to determine which technologies to invest in.

• It was noted that there are multiple factors which may impact and discourage consumer adoption of electric vehicles (and other alternative fuel vehicles):

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Magna International Inc.

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¡ The range of electric vehicles and the required recharging time continue to be consumers’ paramount concerns. Vehicles with traditional combustion engines or hybrid-electric powertrains will continue to be preferred until consumers’ range anxiety and convenience concerns are addressed.

¡ There is still some uncertainty over which technology will be the primary alternative fuel source in the future (that is, electric or hydrogen fuel-cell). Further compounding the issue is the fact that there is a growing number of different characteristics in lithium-ion batteries as a result of continuing advancements by battery producers. Fear of incompatibility with future infrastructure may lead to hesitation among consumers to be an early adopter of electric vehicles.

¡ Cost continues to a be a large impediment as current HEV and EV offerings are priced at premiums over their traditional combustion counterparts such that it takes a very long time for owners to recover the extra cost through savings in fuel costs, if at all. Also, while ongoing developments in battery technology are increasing the performance and range of electric vehicles, the latest technology tends to be very costly and commercially unproven and may therefore delay the availability of affordable vehicles based on such new technology. Further, adding to the issue is that some consumers may be hesitant to be an early adopter of EVs fearing that long-term repairs and maintenance, and recharging may be troublesome and costly.

¡ Safety concerns over electric vehicles, such as the risk of explosion, electrocution, and water/flood safety, are affecting customer acceptance and insurance costs. Also, concerns over the durability and life of the battery may impact customer acceptance and resale value of EVs.

¡ Some environmentalists note that while EVs emit less emissions than traditional combustion counterparts themselves, the benefit to the environment is offset by the harm caused by the additional demand for the energy source to generate that electricity (e.g. coal-fired power plant). Without solutions, this may cause some consumers, and potentially governments, to not support ownership of electric vehicles.

106. In addition to the above, included in Appendix B is a detailed review of the global electric vehicle industry conditions at or around the Valuation Date.

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FINANCIAL PERFORMANCE

Historical Financial Performance

107. In June 2009, the individual financial accounts that comprise Magna E-Car Systems were assembled as one operating group. We understand based on our discussion with Management that all costs (other than noted below) associated with the Magna E-Car operations are accounted for in the balance sheets set out in Schedules 2 and 3. The only exception to expensed costs not included in the balance relate to $9 million of funding that Magna advanced to Magna Steyr that predates Magna setting up the accounts for Magna E-Car Systems.

108. For Magna NA EV/HEV, we understand that they have been recorded in four main general ledger entities within Magna Electronic Inc.’s systems, specifically, Advanced Engineering (entity 133), Motors Facility (entity 136), Holly Manufacturing Plant (entity 103), and North American Group Offices (entity 138). Management indicated that approximately 40% to 50% of the Advanced Engineering activities are related to EV/HEV, while 100% of the Motors Facility and Holly Manufacturing Plant are EV/HEV related. Costs in the North American Group Offices entity are shared between EV/HEV and other operations.

109. For Magna EU EV/HEV, Management indicated that EV/HEV-related financial information have been recorded in a single entity called “Project House” which was created in 2009 when approval was received to begin pursuit of EV/HEV initiatives in Europe.

Projected Financial Performance

110. Management has provided financial forecasts for the five years ended December 31, 2010 to 2014 inclusive. The forecasts have been prepared on a consolidated global basis, as well as an unconsolidated basis by territory and by business unit (for example, North America Cells and Packs).

111. We understand that the forecasts represent booked business only. Opportunities or unbooked business have not been included as there are significant uncertainties in obtaining these contracts. Even if one included opportunities, the significant upfront investment to secure a project mitigates any positive forecast cash flow.

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Magna International Inc.

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Global

112. Set out below are the forecast cash flows for the global Magna E-Car operations. An overview of the booked contracts included in arriving at the forecast cash flows for each of the North American and European operations will follow.

GLOBAL Actual (2) Forecast (2)

3l-Dec-09 31-Dec-10 31-Dec-11 31-Dec-12 31-Dec-13 31-Dec-14

Income Statement

Sales 13,000 51,000 96,000 135,000 173,000 184,000

Cost of Sales 39,000 106,000 108,000 122,000 150,000 157,000

SG&A 2,000 27,000 32,000 33,000 33,000 37,000

EBITDA (28,000) (82,000) (44,000) (20,000) (10,000) (10,000)

Depreciation 4,000 6,000 4,000 6,000 4,000 4,000

EB1T (32,000) (88,000) (48,000) (26,000) (14,000) (14,000)

Cash Flow

EBITDA (28,000) (82,000) (44,000) (20,000) (10,000) (10,000)

Change in working capital (3,000) (9,000) 5,000 (2,000) (2,000) (2,000)

Fixed asset additions (18,000) (36,000) (14,000) (1,000) (2,000) -

Net cash generated (used) (49,000) (127,000) (53,000) (23,000) (14,000) (12,000)

113. We note that the above cash flows do not include any potential grants and loans at the Valuation Date from various governments. Further, if grants and loans from various governments were included in the above forecast, the amount of the undiscounted cash flow would still be negative.

North America

114. The forecast for Magna E-Car’s North American operations, as shown below, is based on the following booked contracts:

• Magna E-Car Systems: No revenues or expenses (other than overhead) from Magna E-Car Systems’ involvement in the Ford Contract have been included in the forecasts as and the economic impact of the up front investment is retained by Magna. We understand that there were no other booked contracts; and

• Magna NA EV/HEV: Expected revenues from Magna E-Car with respect to the Ford Contract, with respect to the, and Magna Marque with respect to an electric bicycle are included as they are signed contracts.

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Magna International Inc.

May 28, 2010

NORTH AMERICA

Actual

Forecast

31-Dec-09 31-Dec-10 31-Dec-11 31-Dec-12 31-Dec-13 31-Dec-14

Income Statement

Sales

Cost of Sales

SG&A

EBITDA

Depreciation

EBIT

Cash Flow

EBITDA

Change in working capital

Fixed asset additions

Net cash generated (used)

Europe

115. The forecast for Magna E-Car’s European operations, as shown below, is based on the following booked contracts:

• Magna E-Car Systems: Expected Cells & Packs and Customer Program revenues from contracts with are included given that they are signed; and

• Magna EU EV/HEV: Management indicated that while Magna EU EV/HEV has recorded the contract as booked business, this contract has been transferred to Magna NA EV/HEV as at the Valuation Date. We understand that the contract relating to the development and manufacturing of EV/HEV motors, inverters, and power electronics to which Management has been assigned a 99% probability of success (as described earlier) has also been included as part of booked business for Magna NA EV/HEV.

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Magna International Inc.

May 28, 2010

EUROPE

Actual

Forecast

31-Dec-09 31-Dec-10 31-Dec-11 31-Dec-12 31-Dec-13 31-Dec-14

Income Statement

Sales

Cost of Sales

SG&A

EBITDA

Depreciation

EBIT

Cash Flow

EBITDA

Change in working capital

Fixed asset additions

Net cash generated (used)

116. We note the following relating to the forecasts above:

• Given our understanding that there is no certainty that existing contracts will be renewed and the fact that there are no known contracts which are coming on-stream, there are no forecast cash flows in the long-run to suggest that the Magna E-Car operations are a going concern at that time. As such, the above cash flows are more akin to contract cash flows than a going concern business cash flow;

• It appears that there is a need to make significant investments in fixed assets within the next two years in order to build the Business to a stage where it can support and fulfill its known contracts; and

• On an undiscounted basis, the sum of the forecast cash flows is negative for both the consolidated and unconsolidated forecasts. As such, using these forecasts as the basis for valuation purposes would result in no value.

117. Based on our discussion with Management, we understand that the forecasts developed for the business are Management’s best estimates but are highly speculative in nature given that the HEV/EV market is still in its infancy stage.

118. As discussed further in the Selected Valuation Approach section following, we have not placed reliance on the projections provided by Management in the valuation of Magna E-Car because of the speculative nature, at the Valuation Date, of forecasting revenues and expenses in the EV industry in general and for Magna E-Car in particular.

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Magna International Inc.

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FINANCIAL POSITION

119. Set out in Schedules 2 and 3 are summaries of Magna E-Car’s financial position at March 31, 2010. At the Valuation Date, Magna E-Car had a book value of net assets of approximately $36 million, as set out in Schedule 4. What follows is a discussion of the more significant balances.

Magna E-Car Systems - North America

120. The Cells and Packs funding balance of $18.6 million in North America primarily consists of $12.9 million spent on the cell manufacturing equipment discussed earlier. Other costs included in the Cells and Packs funding balance are costs incurred relating to the equipment such as training, technology transfer, consulting and employee costs (totalling $3 million).

121. The $1.7 million fixed assets balance under Battery Testing represents amounts spent on acquiring battery testing equipment.

122. The Core funding balance of $4.3 million relates primarily to costs associated with acquiring new business and/or technology, as well as reviewing applications of potential new technologies.

123. The $5.4 million in funding balance under Group Offices relates primarily to the acquisition of the Auburn Hills building, and improvements to the building subsequent to the acquisition.

Magna E-Car Systems - Europe

124. The Cells and Packs funding balance of $41.3 million includes a fixed assets balance of $4.9 million in Europe which relates to R&D and engineering equipment associated with battery packs, with $1.8 million specifically relating to the purchase of equipment for the contract discussed earlier. The Cells and Packs funding balance also includes the $9 million in costs that were not transferred to Magna E-Car Systems. The $6.6 million Other Assets balance relates to program engineering for battery packs for the program ($4.1 million) and the truck program ($2.5 million). These are costs for which reimbursement is guaranteed by the customer.

125. The Customer Programs unit has a funding balance of $2.2 million, which consists primarily of an Other Assets balance of $2.6 million and a non-cash working capital balance of negative $0.4 million. The $2.6 million balance relates to program engineering work for the program and is guaranteed to be reimbursed based on our discussion with Management.

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Magna International Inc.

May 28, 2010

126. The funding balance of $2.0 million under Product Development is associated with general research and development costs that are not customer-specific. We understand that Magna E-Car Systems was involved in developing a rolling chassis which accounts for a significant portion of these costs.

Magna NA EV/HEV

127. There is a total of approximately $2.6 million in Fixed Assets which primarily consists of R&D equipment ($0.9 million) and computer software ($0.8 million). All of these fixed assets are recorded in the Advanced Engineering Group (entity 133) as the Motors Facility was not yet in operations as at March 31, 2010. Management confirmed that prototype components are not capitalized unless there is a purchase order associated with the prototypes and there is assurance that the amount will be collectible from the customer.

128. We understand that there is approximately $1.9 million and $1.6 million in Construction in Progress for the Advanced Engineering Group and the Motors Facility entities respectively (totalling approximately $3.4 million). Based on discussion with Management, Construction in Progress comprise mainly of deposits placed on equipment (including a few dynamometers and some manufacturing equipment) that are being constructed as at March 31, 2010. Such Construction in Progress will be moved into Fixed Assets once Magna NA EV/HEV takes delivery of the equipment.

129. Virtually all of the total Other Assets balance of $9.8 million is recorded in the Advanced Engineering Group and .

130. There is a negative $0.5 million balance in non-cash working capital which is made up of accounts receivable (which Management indicated was mostly intercompany receivables from Magna E-Car Systems in relation to the Ford Contract) and accounts payable.

131. Of the total retained deficit of $17.9 million, we understand from Management that at least $9.0 million relates to spending incurred by Magna NA EV/HEV on commercialization efforts (as opposed to experimental in nature), although it was noted that such spending was non-recoverable. The remainder of the retained deficit is mainly comprised of selling, general, and administrative costs ($5.7 million), as well as depreciation and amortization expenses ($3.1 million) accumulated by Magna NA EV/HEV since inception.

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PricewaterhouseCoopers

Mr. Michael D. Harris

Magna International Inc.

May 28, 2010

Magna EU EV/HEV

132. There is a total of approximately $0.9 million in Fixed Assets which primarily consists of engineering equipment, the most significant of which is a dynamometer with a net book value of approximately $0.4 million.

133. The Other Assets total of approximately $1.0 million is primarily comprised of $0.9 million in engineering, which we understand from Management are prototype components that have purchase orders associated with them and have therefore been capitalized.

134. There is a negative $2.2 million balance in non-cash working capital which is made up of accounts receivable of $1.3 million and accrued payables of $3.5 million.

135. Of the total retained deficit of $6.9 million, we understand from Management that approximately $5.5 million can be attributed to spending incurred in relation to commercialization efforts that were non-recoverable. The remainder of the retained deficit mainly comprise of and selling, general, and administrative costs ($0.9 million), and manufacturing overhead ($0.3 million) accumulated by Magna EU EV/HEV since inception.

SUMMARY OF INDUSTRY CONDITIONS AND GENERAL ECONOMIC CONDITIONS

136. Appendix B provides a discussion of global industry conditions for HEVs and EVs as at or around the Valuation Date.

137. Appendix C provides a discussion of global economic conditions as at or around the Valuation Date.

VALUATION APPROACHES

138. Historically, valuations have been based on one of two major approaches: one being dependent on asset values (commonly referred to as the Cost Approach) and the other primarily on earnings or cash flows. The former is adopted when either liquidation is contemplated or the nature of the business is such that asset values constitute the prime determinant of corporate worth (e.g. an investment holding company). The latter approach is appropriate in most going-concern situations, as the worth of a company or business is generally a function of its ability to earn income, generate cash and provide an appropriate rate of return on investment.

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PricewaterhouseCoopers

Mr. Michael D. Harris

Magna International Inc.

May 28, 2010

139. Within the second approach, also called the Income Approach, various valuation methodologies exist including the capitalization of earnings, the capitalization of cash flows or the capitalization of EBITDA. Any one of these methodologies establishes fair market value by capitalizing, at an appropriate rate of return, an estimate of the business’ expected future maintainable earnings/cash flow/EBITDA level. These valuation methodologies are appropriate in circumstances where the earnings of a company or business and its capital requirements are relatively stable and are not expected to fluctuate significantly in the future.

140. When the assumption of stable earnings is not appropriate, the discounted cash flow method can also be used, if well-thought out projections for at least three to five years have been prepared. This method of valuation takes into account the amount, timing and relative certainty of cash flows expected to be generated by a company. It also makes assumptions about discount rates and terminal values.

141. The Market Approach is considered by some observers as a third approach, while others consider it as a variation or a sub-group of the Income Approach. The Market Approach capitalizes a normalized level of earnings (or cash flow) with a multiple developed from analyzing trading prices from similar public companies or change-of-control transactions involving similar companies.

142. Refer to Appendix D for further discussion of the various general valuation approaches and methodologies.

SELECTED PRIMARY VALUATION APPROACH

143. We relied on the Cost Approach as the primary valuation approach to determine the fair market value of the Business. What follows is a summary of our rationale and considerations in arriving at this selection.

144. In the case of Magna E-Car, we considered that a potential investor would be indifferent as between investing to develop a company such as Magna E-Car from scratch, or paying Magna to acquire the business (and its assets) at a percentage of cost because of the following:

• Most costs are recently incurred. As a result they are in current dollars and represent current costs of developing the technology;

• We understand the assets are all available in the market such that it is possible to replicate the group of assets that Management has assembled (e.g., Auburn Hills facility);

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PricewaterhouseCoopers

Mr. Michael D. Harris

Magna International Inc.

May 28, 2010

• There are no assets that provide significant unique advantage;

• There are no barriers to entry for market participants except for the customer contracts and significant investment typically required;

• The market for HEVs and EVs is at an early stage and the technology existing today is not expected to be the technology that will be commercially successful in the future;

• Management’s best current estimates on projected cash flows do not anticipate an economic return on assets;

• The assets as a group only have the potential for economic return in the future with significant financial investment. It is typical that an investor would not pay a vendor for future economic value that derives from that investor’s capital investment;

• There is a lack of good market data on precedent transactions; and

• There is limited indication of additional value of intangible assets beyond cost.

145. Based on our review of the Draft Proxy Circular for the Proposal, we understand that the legal name of the E-Car Partnership will be “Magna E-Car Systems L.P.”. Given that the Magna name has been included in the name, we assessed whether this represents an implicit transfer of value into the E-Car Partnership. We considered that the value of using the Magna name in the E-Car Partnership is nominal and would not have changed our concluded values, based on the following factors:

• There are fewer market players in the EV/HEV market than that of conventional automotive components (e.g. seats, doors, and so forth) and as such, the market players in the EV/HEV industry generally know their customers better;

• EV/HEV contracts have been won and are expected to continue to be won based on a competitive bidding process;

• There is no profitability in the projected cash flows that would suggest an economic advantage to the Magna name for the E-Car Partnership;

• It is expected that it will be the ownership position that Magna International has in the E-Car Partnership that will provide support to the business as opposed to the fact that it has the Magna name on it (i.e. the affiliation with Magna International is the key consideration rather than the Magna name);

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PricewaterhouseCoopers

Mr. Michael D. Harris

Magna International Inc.

May 28, 2010

• The E-Car Partnership will effectively be directed by Mr. Frank Stronach. His personal goodwill as a business leader in the automotive industry mitigates against value being ascribed to the Magna name;

• The key protected assets associated with the Magna name that Magna International owns are the trademarks related to the logo and these are not available to the E-Car Partnership;

• The capabilities and owned IP of market players in the EV/HEV industry are crucial to the ability of market players to win contracts. For instance, Magna E-Car Systems won the Ford Contract as a result of demonstrating its capabilities through a working Ford Focus EV prototype. This means that customers principally purchase based on technical factors and not necessarily reputational factors;

• The Magna brand is not retail consumer-based, as Magna’s products and services are marketed to businesses in the automotive industry rather than end-users. Also, the Magna name is currently not used on any parts, components, systems, or complete vehicles;

• We understand that there are automotive companies in other parts of the world that currently use the Magna name without the consent of Magna, which may suggest that the Magna name rights are difficult to defend globally; and

• As included in our Major Assumptions section, the E-Car Partnership has no legal or contractual right to use the Magna logo and related trademarks.

We have assumed based on representation from Management that the Magna logo will not be transferred to the E-Car Partnership and as such have not considered any transfer of value in this respect to the Magna name within this Report.

146. We considered that there may be some value in the workforce for Magna E-Car Systems and Magna Electronics EV/HEV given the large number and nature of the employees being transferred into the E-Car Partnership. A discussion of the valuation of such workforce is included later in this Report.

147. We have not ascribed any value to the E-Car Partnership’s non-exclusive and royalty-free rights to use any intellectual property (owned by Magna) that is not being transferred into the E-Car Partnership and which is limited to vehicle electrification technologies owned by Magna Powertrain. Factors that were considered include the following:

• Based on representation from Management, the E-Car Partnership has no intent on using such IP Rights being retained by Magna indicating there is no perceived value;

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PricewaterhouseCoopers

Mr. Michael D. Harris

Magna International Inc.

May 28, 2010

• There are no positive cash flows expected in the foreseeable future in the E-Car Partnership projections that are related to EV/HEV-related IP Rights owned by Magna Powertrain;

• The nature of the IP Rights being a small group of patents related to powertrains and our understanding from Management that they are not significant;

• The changing technological environment for electric vehicles; and

• We have also not ascribed any value reduction in Magna E-Car’s IP Rights for Magna’s right to use all IP rights transferred to the E-Car Partnership for the same reason as there is no intent to use.

148. We considered that Magna E-Car may have built some know-how based on its R&D efforts up to the Valuation Date. However, at the Valuation Date, it is not expected that the value will be at full invested cost due to the:

• Short time from the Business’ inception to the Valuation Date and the early stage of the Business;

• Evolving state of the EV technology and industry;

• Employee turnover;

• Limited patent protection;

• Know-how being tied to specific contracts that may make it difficult to transfer; and

• No current expectation or future positive cash flows that utilize the know-how.

149. Also, as noted earlier in our Background section, the grants and loans from various governments can be re-applied for by third parties with little cost and have not been approved as at the Valuation Date. It was also considered that because there are still uncertainties on whether the various grants and loans will be approved and whether Magna E-Car (and other Magna operating groups) will accept the loans based on the terms, there is no advantage to Magna E-Car as a result of this application. For the grants relating to the Ford Contract, they are also of no advantage to Magna E-Car as they would flow through Magna to Ford under the contract terms. We also note that any grants related to assets being transferred should not be included in the consideration of value as the assets are being transferred at cost, that is, not at an amount reduced by any grants. As such, it is considered that there is no material value to these applications for grants and loans.

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PricewaterhouseCoopers

Mr. Michael D. Harris

Magna International Inc.

May 28, 2010

150. As a result, for our primary valuation approach, we have selected the cost approach which focuses on the enduring economic benefits of costs which were incurred by Magna to build Magna E-Car into its current state and form.

Valuation Methodology

151. Set out below is a summary of the procedures carried out to value the Business under a Cost Approach:

a) Analyzed the composition of the invested capital balance of Magna E-Car to understand the costs and assets (tangible and intangible) transferred from Magna to Magna E-Car; and

b) Ascertained the costs included in the invested capital balance and reduced the balance by costs which are considered not to be of added value to a potential investor. This involved discussion with Management over the nature of significant accounts on Magna E-Car’s combined balance sheet as at the Valuation Date to understand their expectation over future economic benefits to be had from the incurred costs. In arriving at our valuation conclusion, we performed the following:

1. Identify costs incurred by Magna E-Car since its inception to the Valuation Date that may not have value at the invested cost, based on discussions with Management.

2. Determine appropriate multiples to be applied to the costs identified above, based on research into and analysis of trading multiples for somewhat comparable companies operating in the HEV/EV industry, as well as consideration of any applicable precedent transactions in the HEV/EV industry; and

3. Select appropriate multiples and apply them to the identified costs such that the resulting figure can be considered in arriving at the value conclusion under the Cost Approach.

Valuation of Magna E-Car

152. Set out in Schedules 2 and 3 is our valuation of Magna E-Car. Included below is a summary of the components utilized in the valuation.

153. Based on our understanding of Magna E-Car, we considered that one measure of value for the Business is the accumulated amount of investment (that is, invested capital) that has been made since its inception.

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PricewaterhouseCoopers

Mr. Michael D. Harris

Magna International Inc.

May 28, 2010

154. Generally, invested capital refers to the total cash investment that has been made by shareholders and debtholders. In the context of this Reorganization and for the purposes of this Report, we considered that:

• There is no debt in Magna E-Car Systems given that this was an internally funded operation since inception, neither is there any debt being transferred to the E-Car Partnership along with Magna Electronics EV/HEV; and

• Given that the “Magna Funding” line item in the balance sheet provided to us (refer to Schedules 2 and 3) is calculated as the sum of the book value of net assets and the retained deficit, this line item is essentially the total invested capital that we use as the starting point for this calculation.

155. Based on our discussion with Management, we have made adjustments to the invested capital as follows:

Magna E-Car Systems:

• Certain product development and overhead costs in Magna E-Car Systems’ European operations do not have enduring economic future benefit and therefore have been eliminated.

• We have adjusted the historical losses related to the program as we understand from Management that these costs will not be recovered from the negotiations with .

• Certain costs in North America and Europe, being fixed costs, start up costs, and North American and European general research and development costs do not relate to, or are not recoverable from certain contracts. Some of the spending was made several years ago and as noted technological changes have taken place that would obsolete the value of the spending. However, some of these costs do relate to employee expenses and the filing for and awarding of patents, which we consider would have some value in terms of know how and assembling the group of assets, accordingly we have reduced the multiple to the low end of the BluWav acquisition range. Accordingly, we have reduced these costs through the application of a multiple of 0.17 times, consistent with the purchase price to invested capital ratio of the BluWav acquisition.

Magna Electronics EV/HEV:

• The Magna Electronics EV/HEV balance sheet provided in Schedule 3 includes the net book value of the BluWav intangible asset. As discussed earlier, in order to arrive

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PricewaterhouseCoopers

Mr. Michael D. Harris

Magna International Inc.

May 28, 2010

at a total cost that reflects the total investment made in the business, we have made an adjustment to effectively capture the full investment made to acquire BluWav.

• Similar to our approach for Magna E-Car Systems, we considered that all of the spending that has been made to date in Magna Electronics EV/HEV will not necessarily result in recoverable value. Therefore, we have applied a multiple to reduce the costs that have incurred while differentiating between direct spending and overheads as follows:

– Direct Spending: We have considered engineering-related and selling, general, and administrative costs to be direct spending and have reduced these costs by applying a multiple to reflect our understanding that Magna Electronics EV/HEV’s spending has been more focused on commercialization efforts (as opposed to experimental projects) since the time of the BluWav acquisition. For instance, Magna NA EV/HEV’s involvement with building the Ford Focus EV prototype appeared to have helped Magna E-Car to win the Ford Contract. As well, we understand that while Magna Electronics EV/HEV has been expensing prototype components (where there are no purchase orders associated with them), these prototype components were developed with the intention of using them to win future contracts. Therefore, we considered that the application of a multiple that is higher than the BluWav acquisition multiple of 0.17 times would better reflect this progress and focus towards commercialization efforts. We have selected a multiple of 0.6 times which represents the high end of the observed multiples of invested capital among the more comparable public companies on Schedule 6.

– Depreciation and amortization: Under this approach, we considered that there is no value to amounts that have been expensed for depreciation and amortization. Therefore, a multiple of 0 times has been applied to the depreciation and amortization expense.

156. The workforce for Magna E-Car Systems and Magna Electronics EV/HEV that is intended to be transferred to the E-Car Partnership is considered to have value because there is effectively knowledge being transferred due to the assembled workforce having accumulated know-how, established processes-in-place, and demonstrated ongoing developments as a team. Based on our understanding of information of headcount, compensation, training and recruiting costs, and ramp-up periods for each entity, we performed valuations of the workforce for the three operations in Schedule 5.

157. Based on the above analysis and as shown on Schedule 1, we have determined the fair market value range for Magna E-Car under a Cost Approach to be $66 million to $80 million, with a midpoint of $73 million.

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PricewaterhouseCoopers

Mr. Michael D. Harris

Magna International Inc.

May 28, 2010

SECONDARY VALUATION APPROACH

158. We have employed a secondary valuation method as a reasonableness check of our results arrived at using our primary valuation method. This secondary method involves the application of enterprise value to invested capital (“EVIC”) and enterprise value to tangible assets (“EVTA”) multiples observed using somewhat comparable public companies operating in the HEV/EV industry. What follows is a summary of the major factors considered in applying this method.

159. We reviewed certain available data regarding selected public companies operating in the HEV/EV industry, which may be considered somewhat comparable to Magna E-Car. There are no exact comparables as a result of differences in public versus private ownership, size, financial composition, market coverage, product offerings, etc. Trading statistics of companies, which are broadly considered somewhat comparable, are summarized and described in Schedule 6.

Valuation Methodology

160. Set out below is a summary of the procedures carried out to value the Business under a Market Approach:

a) Calculate Magna E-Car’s invested capital and tangible assets balances as at the Valuation Date:

¡ Invested capital: The adjusted invested capital balance described earlier under the Selected Primary Valuation Method section, but adjusted for BluWav’s invested capital to allow for comparison, is used to compare with that of the somewhat comparable public companies; and

¡ Tangible assets: Tangible assets can be calculated by summing the total shareholders’ equity and the total interest-bearing debt figures from a balance sheet. For the purposes of this Report, given that no debt was noted as at the Valuation Date, tangible assets was taken to be $36 million, which is calculated as the “Magna Funding” line item on Schedules 2 and 3, less the retained deficit figure and the BluWav intangible asset net book value.

b) Determine appropriate multiples to be applied to Magna E-Car’s invested capital and tangible assets balances, based on research into and analysis of trading multiples for somewhat comparable companies operating in the HEV/EV industry; and

c) Select appropriate multiples and apply them to the invested capital and tangible assets of Magna E-Car as at the Valuation Date to estimate its fair market value range before adjustments.

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PricewaterhouseCoopers

Mr. Michael D. Harris

Magna International Inc.

May 28, 2010

Selected Multiples

161. As shown in Schedule 6, the overall mean of EVIC and EVTA multiples were 0.4 times and 2.5 times respectively for the directly comparable companies (as identified below), and 1.1 times and 2.2 times respectively for the less comparable companies.

162. Our selection of appropriate multiples were influenced by our consideration of factors that a potential investor may look at in attaching a value to the Magna E-Car business, such as, but not limited to:

• Two of the identified somewhat comparable companies, namely Azure Dynamics Corp., and Enova Systems Inc. are considered to be more directly comparable to Magna E-Car, and as such were given additional weight in our selection of multiples. As the other companies listed in Schedule 6 are assessed to be less comparable than the two afore-mentioned companies, they have been given less weight;

• Many of the somewhat comparable companies are more diversified and have more than a few contracts with automakers and other major customers;

• Many of the somewhat comparable companies are noted to be at a more advanced stage of the R&D life-cycle and some are currently in the commercial stage whereby their technology and know-how are applied to production vehicles at notable volumes. In contrast, Magna E-Car is still in a very early stage of its R&D life-cycle;

• Some of the somewhat comparable companies have greater tangible asset backing than Magna E-Car;

• Many of the somewhat comparable companies are more leveraged than Magna E-Car which has no debt;

• Some of the somewhat comparable companies are involved in both the HEV/EV space as well as other sectors, which suggest that the level of risk associated with such companies are lower than that of Magna E-Car as they are more diversified;

• Whether the accounting policies with respect to research and development costs for each of the somewhat comparable companies were similar to that of Magna E-Car; and

• Magna E-Car asset values are based on relatively current expenditures

163. In addition to the above, we considered that Magna Electronics Inc.’s acquisition of BluWav had an EVIC multiple in the range of 0.17 to 0.3 times given that the purchase

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PricewaterhouseCoopers

Mr. Michael D. Harris

Magna International Inc.

May 28,2010

price was $ while the invested capital was in the range of $ to $.

164. After consideration of the above factors, we have selected a multiple range of 2.00 times to 3.10 times to apply to the book value of tangible assets, and a multiple range of 0.17 times to 0.60 times to apply to the book value of invested capital.

Conclusion - Market Approach

165. Set out in Schedule 4 is the summary of the Market Approach results for Magna E-Car where we calculate its fair market value range based on applying selected market multiples to the Business’ invested capital and tangible assets balances at the Valuation Date. The calculated fair market value range for Magna E-Car under a Market Approach was:

• Using the selected EVTA multiple range: Between $72 million to $112 million, with the midpoint of $92 million; and

• Using the selected EVIC multiple range: Between $30 million to $107 million, with the midpoint of $68 million.

CONCLUSION

166. As valuation is not a precise science and the conclusions arrived at, in many cases, will, of necessity, be subjective and dependent on the exercise of individual judgment. There is, therefore, no indisputable single value and we normally express valuation conclusions as falling within a range.

167. Based on the scope of our review, our assumptions, and subject to our restrictions and qualifications, our estimate of the fair market value of Magna E-Car as at March 31, 2010 is in a range of $65 million to $85 million, with a midpoint of $75 million, as noted in Schedule 1 and below.

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PRICEWATERHOUSECOOPERS

Mr. Michael D. Harris
Magna International Inc.
May 28, 2010

(US$, 000's)		**FAIR MARKET VALUE**		
	Reference	**LOW**	**MIDPOINT**	**HIGH**
Primary Cost Approach				
Magna E-Car Systems	Schedule 2	35,000	39,000	43,000
Magna Electronics EV/HEV	Schedule 3	28,000	31,000	34,000
Magna E-Car Workforce	Schedule 5	3,000	3,000	3,000
		66,000	73,000	80,000
Secondary Market Approach				
Total Assets	Schedule 3	72,000	92,000	112,000
Invested Capital	Schedule 3	30,000	68,000	107,000
Estimate of fair market value as at March 31, 2010		**65,000**	**75,000**	**85,000**
Add: Magna E-Car spending from April 1, 2010 to the Effective Date (dollar for dollar)		**XX**	**XX**	**XX**
Estimate of fair market value at the Effective Date		**XX**	**XX**	**XX**

168. We note that as this Report has been prepared as at the Valuation Date, and therefore will neither reflect the fair market value at the Effective Date nor consider any additional spending made by Magna E-Car between the Valuation Date and the Effective Date. We note that if these amounts were to be considered, they should be on a dollar-for-dollar basis consistent with our understanding in the Draft Proxy Circular, and should be reduced for any tax benefit to Magna prior to the Effective Date. Further unanticipated events may occur that would impact value.

169. Should you have any questions with respect to the contents of this Report, please do not hesitate to call us.

Yours truly,

PricewaterhouseCoopers LLP

Kristian Knibutat, FCA, CA·CBV / Helen Mallovy Hicks, FCA, CA·CBV /
Sean Rowe, CA, CBV / Aaron Au, CA, CBV

Valuations
Advisory Services

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D-53

PricewaterhouseCoopers

APPENDIX A

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

SCOPE OF OUR WORK

1. Appendix A forms an integral part of and must be read in conjunction with PricewaterhouseCoopers LLP’s report dated May 28, 2010 (the “Report”). In particular, detailed discussions with respect to assignment background, limiting conditions, scope of review, major assumptions and Management representations, which are integral to this valuation, are contained within the Report.

2. In preparing our Report, we reviewed the following:

(a) Management’s forecast operating results (for booked business only) for the fiscal years ending December 31, 2010 to December 31, 2014, received from Pat McCann on May 26, 2010;

(b) Various industry analyst reports provided by Management;

(c) Various other financial and non-financial information provided by Management including but not limited to:

• Draft Share Purchase Agreement, E-Car USA, dated May 15, 2010;

• Draft Asset Purchase Agreement, Canadian, May 15, 2010;

• Draft Interest Purchase Agreement dated May 15, 2010;

• Proposed Restructuring of E-Car Business presentation, draft for discussion, dated May 27, 2010;

• Draft Limited Partnership Agreement dated May 28, 2010;

• Draft Cooperation Agreement dated May 28, 2010;

• Draft Management Information Circular/Proxy Statement dated May 28, 2010 (the “Draft Proxy Circular”);

• Executed Transaction Agreement dated May 6, 2010;

• Magna E-Car Systems Business Plan, 2010 – 2014, dated December 9, 2009;

• Proposed E-Car Reorganization draft, dated April 21, 2010 with accompanying draft Proposed E-Car JV Terms document;

• Management-prepared presentation of E-Car Systems (not dated) provided to us on April 22, 2010;

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX A

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

SCOPE OF OUR WORK

• Magna International Inc. E-Car Systems Balance Sheets as at December 31, 2009 and March 31, 2010, including funding analysis;

• 2010 Q1 review PowerPoint presentation;

• BluWav M&A Transaction Summary (not dated) attached in an email received from Pat McCann on April 23, 2010;

• BluWav offering document (not dated) and August 31, 2008 internal statements attached in an email received from Pat McCann on May 1, 2010;

• Summary of Ford-Magna Development and Supply Agreement attached in an email received from Jason Wolkove on March 1, 2010;

• Licensing and Technical Services Agreement with , dated June 10, 2009;

• Memorandum of Understanding between Magna E-Cars, dated January 22, 2010;

• Ford Focus BEV Volume - CSM data attached in an email received from Pat McCann on May 2, 2010;

• Magna E-Car EU patent list dated May 3, 2010 attached in an email received from Vince Galifi on May 3, 2010;

• Magna Electronics EV/HEV North America current patent list, and BluWav patent list as at October 2008, provided by John Simonetti on May 20, 2010;

• List of EV/HEV issued and pending patents owned by Magna Powertrain, attached in an email received from John Simonetti on May 27, 2010;

• Magna Electronics Capabilities & Facilities Overview presentation provided in hard copy by Brian Peaslee on May 21, 2010;

• Road Show Presentation dated May 2010 attached in an email received from Nancy Hansford on May 20, 2010;

• EV/HEV Balance Sheets and Income Statements for Magna NA EV/HEV as at December 2009 and March 2010 and engineering cost breakdown attached in an email received from Dave Turnbull on May 26, 2010;

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX A

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

SCOPE OF OUR WORK

• EV/HEV Balance Sheets and Income Statements for Magna EU EV/HEV as at December 2009 and March 2010 attached in an email received from Dave Turnbull on May 26, 2010;

• EV/HEV Business Plan and Sales Details for Magna NA EV/HEV dated May 21, 2010 and attached in an email received from Ken Wagner on May 21, 2010;

• EV/HEV Business Plan and Sales Details for Magna EU EV/HEV dated May 24, 2010 and attached in an email received from Dave Turnbull on May 24, 2010; and

• E-Car Ford Project M March 2010 Billable Costs file attached in an email received from Rick Voetberg on May 21, 2010.

(d) Meetings and discussions with Management, including but not limited to the following individuals:

(i) J.E. “Ted” Robertson – President for North America, Magna E-Car Systems

(ii) Vince Galifi – CFO, Magna International Inc.

(iii) John Simonetti – CFO, Magna E-Car Systems

(iv) Dave Turnbull – CFO, Magna Electronics Inc.

(v) Jeff Palmer – Executive Vice-President and Chief Legal Officer, Magna International Inc.

(vi) Patrick McCann – Vice-President Finance, Magna International Inc.

(vii) Hans Mueller – Vice-President Finance, Magna E-Car Systems

(viii) Peter Reif – President and Global Leader of Magna E-Car Systems

(ix) Bassem A. Shakeel – Vice-President and Secretary, Magna International Inc.

(x) Gary Meyers – Business Line Director EV/HEV, Magna Electronics

(xi) Ken Wagner – Vice-President Finance, Magna Electronics

(xii) Brian Peaslee – Product Manager, Propulsion Systems, Magna Electronics

(xiii) Rick Voetberg – Controller, Holly Division, Magna Electronics

(xiv) Cathy Kresnick – Manager, Financial Reporting, Magna Electronics

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX A

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

SCOPE OF OUR WORK

(e) Limited research on the industry and general economic conditions in which the Company operates;

(f) Certain publicly available financial and stock trading information regarding somewhat comparable public companies; and

(g) Certain publicly available transaction information regarding somewhat comparable companies in the Electric Vehicle industry.

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX B

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

INDUSTRY OVERVIEW

Introduction

1. Appendix B forms an integral part of and must be read in conjunction with PricewaterhouseCoopers LLP’s report dated May 28, 2010 (the “Report”). In particular, detailed discussions with respect to assignment background, limiting conditions, scope of review, major assumptions and Management representations, which are integral to this valuation, are contained within the Report.

Automobile Industry

2. In the five years to 2010, global automobile industry revenue declined by approximately 1.0% annually to $1.79 trillion in response to higher fuel prices, changing consumer preferences, and the global recession. In 2009, the car segment, which consists of small, medium, large, luxury, hybrid and electric cars, accounted for 67.6% of the market. Demand in the car segment has grown steadily due to consumers rising preferences for fuel efficient cars. The SUV and light truck accounted for 24.1% of the market, reflecting falling demand. Vans accounted for 8.3% of the global market, and have remained steady over the last five years.

3. Regionally, North Asia, which consists of Japan, China and South Korea, are the leading manufacturers of automobiles, with 39% of global production. Europe and North America are the next largest producers at 26.0% and 17.4%, respectively.

Electric and Hybrid Vehicles

4. Due to a combination of increased consumer environmental awareness and government regulations, and higher gasoline prices, hybrid and electric vehicles experienced significant growth in 2007 and early 2008. Fully electric cars run on an electric battery, whereas hybrid vehicles run on both an electric battery and an internal combustion engine. Instead of an internal combustion engine as used in many conventional automobiles, electrical vehicles use electric motors with power derived from a battery currently composed of either lead acid, nickel metal hydride (NiMH) or lithium-ion.

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

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APPENDIX B
Page 2 of 8

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR AS AT MARCH 31, 2010

INDUSTRY OVERVIEW

5. There are four types of electric vehicles differentiated by usage and functionality

Vehicle Name	Examples	Battery Solution	Characteristics
Neighbourhood Electric Vehicles (NEVs)	GEM e2/e4/e6, Reva G-Wiz i, Zenn, Zap	Lead Acid Battery	Weighs less than 3,000 lbs Maximum speed of 25 mph
City Electric Vehicles (CEVs)	Smart EV, BMW Mini	Lithium-ion Battery	Small/light vehicle for use in urban areas with city-highway mix
Extended-Range Electric Vehicles (eREVs)	Chevy Volt, Toyota Prius PHEV, Chrysler Sedan	Lithium-ion Battery	Drive range and speed are more advanced, comparable to IC engine vehicles
High-Performance Electric Vehicles (HPEVs)	Tesla, Fiskers - Karma, Venturi - Fetish, Lightning GT	Lithium-ion Battery	Speeds over 100mph Driving range over 100 miles Price expected to reach $100,000

Source: Frost & Sullivan: Strategic Analysis of North American Passenger EV Market, May 2009

6. The cost of electric and hybrid cars is higher than traditional vehicles, due to the cost of the batteries used to power the vehicle. One of the biggest impediments to owning a hybrid or a fully electric car is the energy storage system. Currently, batteries are used as the energy system for electric vehicles, but these have been criticized as being heavy, bulky, environmentally unsafe, and expensive. Batteries currently account for approximately a third of the cost of a plug-in hybrid electric vehicle. However, hybrid cars use a relatively smaller battery than the fully electric vehicle. They also come with a much smaller internal combustion engine.

7. According to Jacob Securities, successful promotion and adoption of fully electric vehicles will require that the new vehicles have the following attributes relative to the existing conventional vehicles :

    (a) Similar purchase price;

    (b) Lower operating cost, e.g. fuel, maintenance, etc;

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP's report dated May 28, 2010.

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APPENDIX B

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

INDUSTRY OVERVIEW

(c) Higher reliability, including reduced frequency of repairs; and

(d) A longer driving range, capable of frequent highway use.

8. Based on our understanding of the industry and discussions with Management, we understand that no participants are close to achieving the above.

9. Frost & Sullivan regard the primary drivers of electric vehicle adoption as being increased fuel prices, government incentive and subsidy programs for electric cars, contribution to the environment, exemption from emission certification, the absence of safety issues, the removal of constraints to battery supply, and some free parking incentives for electric vehicles in cities. However, in order to successfully penetrate the automobile market, Frost & Sullivan also note that the electric vehicle must be reliable, with reasonable purchase prices and fuel costs.

Trends

10. Environmental Concerns: Growing environmental concerns over pollution and global warming are expected to facilitate the adoption of hybrid and electric cars globally. Governments around the world are beginning to adopt stringent standards and regulations involving fuel economy and vehicle emissions. As a result, many vehicle manufacturers are offering more fuel efficient and environmentally friendly cars, such as hybrids and electric vehicles. In May 2009, the U.S. federal government updated the Corporate Average Fuel Economy (“CAFE”) standards which will require 2011 model year vehicles to achieve an average of 30.2 miles per gallon for passenger cars and 24.1 miles per gallon for trucks. Despite initially opposing the change due to higher production costs, GM, Chrysler, and Ford have agreed to shift their product line-ups to offer more green products.

11. Government Incentives and Subsidies: In addition to the regulations and new standards being introduced globally, many governments are also providing subsidies and incentives to manufacturers and consumers to promote alternate fuel, hybrid electric and fully electric vehicles as part of environmental goals. The U.S. federal government is providing a tax credit in the range of $2,500-$ 15,000 for the purchase of plug-in hybrid electric vehicles. The U.S. government has also pledged up to $25 billion for

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX B

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

INDUSTRY OVERVIEW

providing loan assistance to fund the manufacture and development of advanced technology vehicles. This fund was established to provide approximately 30% of the costs for re-equipping, expanding or establishing manufacturing facilities.

12. Rising Fuel Prices: Between 2003 and early 2008, gas and diesel prices rose significantly. This prompted consumers to shift from heavy fuel consuming vehicles such as pick-up trucks, vans and SUVs to smaller, more fuel efficient cars. Manufacturers in Japan tried to capitalize on consumer demand for fuel efficient vehicles by introducing new products, such as hybrid and electric cars. Other automakers, such as General Motors, Chrysler and Ford, were more reluctant to shift their production focus from big to small cars because they expected that fuel prices would eventually fall.1

13. Growth in the Number of Charging Stations: Inadequate charging infrastructure and long charging times are some of the market restraints to the electric vehicle industry. Currently, the charge time for City Electric Vehicles is approximately 6 hours with a driving range of about 100 miles. According to Frost & Sullivan, an estimated 2.0-2.5 charge stations per electric vehicle are needed to sustain the market due to the heavy reliance on battery power. Synergies and initiatives from several industries, such as utility companies, are expected to facilitate an increase in the number of charging stations in the future. By 2015, approximately 2.3 million charge stations are expected to be available, 15-20% of which will be fast charge stations.

14. Economic Recession: Motor vehicle sales declined significantly in 2008 due to the financial crisis that affected the global economy. The labour market deteriorated across many regions, leading to lower disposable income and a decline in the demand for motor vehicles. With consumer sentiment also declining, many consumers postponed purchases of big-ticket items such as cars and houses. Price reductions and other incentives to boost car sales had minimal effects in increasing sales. IBIS World expected total global revenue of automobile sales to fall by 15.7% in 2009.

1 IBIS World, Global Automotive and Light Duty Motor Vehicle Manufacturing, December 23, 2009, p. 10-11 and 21.

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX B

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

INDUSTRY OVERVIEW

15. Automobile Production Growth in Emerging Economies: Vehicle production in the emerging economies of Brazil, India and China are predicted by IBIS World to expand significantly in the next five years due to rising incomes and adoption of cars. In 1991, China accounted for only 1.5% of the global car production. However, following the opening of its economy to the world and increasing adoption of cars as a means of transportation by the population, production grew very rapidly. China is expected to account for approximately 20% of the global automobile production in 2010. Due to perceived safety and quality concerns, there has been a lack of acceptance of Chinese cars in North America, with China vehicle exports primarily to the low-cost nations of Africa, Asia and some European countries. Brazil’s car industry has also risen over the past five years due to its commitments to flex-fuel vehicles that operate on ethanol and gasoline.

16. Shift towards Electric Vehicle Production in China: The Chinese government is advocating for innovations in green energy technologies amidst rising concerns over worsening pollution and the increased reliance upon oil. By 2020, China is hoping sales of greener vehicles will account for 10-15% of their total automobile sales. Government subsidies are crucial in ensuring this goal towards green vehicles. China’s government and automakers have invested approximately 10 billion yuan in developing green vehicles since 2006. According to the EIU, automakers in China are expected to receive another major subsidy from the government stimulus package this year. Electric cars produced in China by domestic or multinational firms are expected to qualify for subsidies of up to 60,000 yuan per vehicle. Local governments of 10 major cities in China are also supporting the plan to develop electric vehicles. In addition, the Chinese government is planning to build charging stations in at least four major cities in 2010.

Regulation

17. Regulations have been established around the globe due to increasing environmental concerns over emissions from manufacturing plants and vehicles. In the United States, for example, the U.S. federal government administers regulations to improve emissions. One stringent regulation is the CAFE standards, which requires automakers to decrease emissions and to increase the fuel efficiencies of cars. CAFE imposes limits on the amount of regulated pollutants that new motor vehicles in the U.S. can emit. According

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX B

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

INDUSTRY OVERVIEW

to the most recent CAFE standards, U.S. automakers are expected to meet an average fuel consumption for their entire fleet of 35.5 miles per gallon (“mpg”), setting an approximate standard of 39 mpg for cars and 30 mpg for light trucks by 2016.

18. California, which accounts for 13% of the U.S. automobile market, implemented a plan to reduce car emissions by up to 34% for cars and light trucks and 25% for larger vehicles by 2016. In 2007, the Environmental Protection Agency was given the authority to regulate vehicle emissions that would contribute to global warming. Japan, the European Union, China, and India have begun to implement measures and regulations addressing the air quality issues of motor vehicles.

Outlook

19. Hybrid cars have been gaining market share over the last few years. Demand for these vehicles is expected to increase in the next five years due to improved fuel efficiency, lower emissions, environmental concerns and a limited supply of global oil. The success of hybrid cars pioneered by Toyota and Honda has already gained worldwide attention. U.S. hybrid sales rose from 9,350 in 2000 to 315,761 in 2008. As the popularity of hybrids continues to rise due to proven reliability and higher standards, more models are anticipated to enter the market. Mergent predicts there will be sales of at least 1.1 million hybrid cars by the end of the decade.

20. North Asia, Europe and North America are currently the largest manufacturers of vehicles in the world, yielding a total market share of 82.4%. However, IBIS World forecasts India, South Asia and Brazil will experience the greatest percentage growth in motor vehicle production. In these regions, car ownership is expected to rise significantly and more multinational manufacturers will begin to expand into those regions to take advantage of the lower labour costs and growing market of consumers.

21. The world economy is forecast to recover in 2010. Western Europe, Japan and the U.S. are expected to expand by approximately 3.0% annually from 2010-2015, while emerging economies are expected to grow by double digits in the same period. With mild recovery expected in the near term, disposable income and consumer sentiment is also expected to recover and stimulate demand for vehicles. According to IBISWorld,

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

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APPENDIX B
Page 7 of 8

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR AS AT MARCH 31, 2010

INDUSTRY OVERVIEW

global automotive industry revenues are expected to increase by 5.9% annually over the next five years, reaching $2.38 trillion by 2015.

22. With the success of hybrids, more green initiatives and innovations are underway in the automotive industry. General Motors has embraced electric vehicles as the best solution for the future of vehicle manufacturing, with Toyota and Ford sharing in with this optimism. However, many automakers are delaying the commercial launches of their electric vehicles due to problems with developing their energy system for powering the vehicles. Currently, lithium-ion batteries are used to power electric cars. These batteries continue to pose a technological challenge involving the compromise of power for safety and durability. A second challenge is the development of an adequate infrastructure for charging the hybrid vehicles' battery. Other challenges include the high cost associated with developing cost effective and reliable drive trains.

23. The following table shows Frost & Sullivan's forecasts for electric vehicle sales in North America based on either lithium or non-lithium battery power:

Vehicle	2008	2009	2010	2011	2012	2013	2014	2015
Electric Vehicles with Non-Lithium-ion Batteries	3,113	3,080	1,410	1,455	1,300	1,380	1,200	1,050
Electric Vehicles with Lithium-ion Batteries	100	1,100	10,120	24,495	69,950	148,470	291,300	480,450
Total	3,213	4,180	11,530	25,950	71,250	149,850	292,500	481,500

Source: Frost & Sullivan: Strategic Analysis of North American Passenger EV Market, May 2009

24. The first electric hybrid, the GM Chevrolet Volt, is expected to launch in 2010. In bringing the Volt to market; GM has collaborated with more than 30 electric utility companies. According to Frost & Sullivan, City Electric Vehicles (CEVs) and Extended-Range Electric Vehicles (eREVs) are expected to account for 95% of the Electric Vehicle market by 2015.

25. The light duty motor vehicle sector, which includes hybrid and electric cars, is expected to expand by 5.4% annually over the next five years to 2015. Demand for automobiles in this segment will be primarily driven by green related factors with rising concerns over environmental issues and the need for more fuel efficient cars as fuel prices

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP's report dated May 28, 2010.

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APPENDIX B

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

INDUSTRY OVERVIEW

remain high. Almost all global manufacturers have engaged in R&D to develop environmentally friendly and fuel efficient vehicles. Earlier in 2009, U.S. President Barack Obama announced $2.4 billion in grants to U.S. companies for the manufacture and development of batteries and electric vehicles domestically. Many automakers are investing in the electric car technology in anticipation of high consumer adoption in the near future. IBISWorld predicts that major car manufacturers will begin launching electric cars as the technology and innovations improve over the next five years. JP Morgan estimates that by 2018, there will be a total of 9.6 million electric vehicles in the market globally. We note, however, that estimates such as the above are very much contingent upon the OEMs and suppliers cracking the technical, cost and performance challenges you highlight earlier, along with implementation of an adequate charging infrastructure,

SOURCES:

Economist Intelligence Unit: Automakers go ‘green’ in Beijing, April 2010

Economist Intelligence Unit: Chinese companies in great electric car race, April 2010

Frost & Sullivan, Passenger Electric Vehicle Market, January 29, 2009

Frost & Sullivan, Strategic Analysis of North American Passenger EV Market, May 2009

IBIS World, Global Automobile and Light Duty Motor Vehicle Manufacturing, March 24, 2010

Jacob Securities, Initiating Coverage: Zenn Motor Company, September 2, 2009

Mergent, Automotive Sectors, November 2009

The Future of Electric Vehicles: Setting the Record Straight on Lithium Availability, August 27, 2009

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX C

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

ECONOMIC OVERVIEW

Introduction

1. Appendix C forms an integral part of and must be read in conjunction with PricewaterhouseCoopers LLP’s report dated May 28, 2010 (the “Report”). In particular, detailed discussions with respect to assignment background, limiting conditions, scope of review, major assumptions and Management representations, which are integral to this valuation, are contained within the Report.

2. Gross Domestic Product: Global output and trade began to rebound in the second half of 2009, after experiencing the most pronounced economic downturn in recent history. World GDP growth rose to 4.5% in the second half of 2009, following a rise of 3.25% in the second quarter of 2009. Final domestic demand was strong in key emerging and developing economies, while the turn of the inventory cycle in advanced countries and the rise in global trade also helped support the recovery. In addition, there has been continued strengthening in both consumer and business confidence in most OECD countries.

3. Activity in the advanced economies has stabilized as a result of significant public intervention and modest growth in several economies. However, the recovery in the developed economies is expected to remain sluggish, challenged by weak domestic demand, high unemployment and public debt, as well as tight credit conditions. Real GDP in the advanced economies is expected to expand by 2.25% in 2010 and 2.5% in 2011, following a decline of more than 3.0% in 2009.

4. The recovery of emerging economies has generally been ahead of the developed economies, largely as a result of the rebound in commodity prices and supportive government policies for these regions. Real GDP growth for the emerging economies is forecast to be over 6.25% in both 2010 and 2011. This rebound is expected to be largely driven by China, India and other emerging Asian economies.

5. The IMF projects that global real GDP will accelerate by 4.25% in both 2010 and 2011, following a contraction of 0.8% in 2009. The Economic Intelligence Unit (“EIU”) however, is slightly less optimistic, projecting that the global economy will expand by 3.8% in 2010 and 3.5% in 2011.

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

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APPENDIX C
Page 2 of 5

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR
AS AT MARCH 31, 2010

ECONOMIC OVERVIEW

6. The table below shows projections from the EIU for real GDP growth and inflation for OECD countries and the world:

Indicator	2007	2008	2009	2010f	2011f	2012f	2013f	2014f
Real GDP Growth – OECD	2.7	0.5	-3.4	2.1	1.6	2.0	2.2	2.3
Real GDP Growth – World	5.0	2.9	-0.9	3.8	3.5	3.9	4.1	4.2
Inflation – OECD	2.1	3.2	0.0	1.1	1.3	1.7	2.1	2.2
Inflation – World	3.4	4.9	1.5	2.7	2.7	3.0	3.1	3.2

Source: Economist Intelligence Unit, World Economy: EIU's Latest Assumptions

7. **Inflation:** In the U.S., annual core inflation, which excludes food and energy prices, declined to 1.5% in February 2010, from around 2.0% in the previous period. Core inflation in the euro area has also fallen below 1.0%, down from its peak of just under 2.0% in 2008. The emerging markets have limited the declines in global inflationary pressures as a result of strong commodity prices in their regions. Inflation in developing markets has varied year-to-year, but remained at levels above advanced economies. Looking ahead, inflation is expected to remain relatively slow, due to the still-low levels of capacity utilization and well-anchored inflation expectations. In the advanced economies, headline inflation is expected to increase to approximately 1.3% in 2010, as wage settlements remain depressed and energy prices increase only modestly. In emerging and developing countries, inflation is expected to vary due to the price sensitivity of commodity prices. However, inflation is not expected to increase substantially in the region. The EIU forecasts global headline inflation to reach 2.7% in both 2010 and 2011.

8. **Bank Rate:** In order to prevent the economic crisis from worsening, central banks in most advanced and many emerging economies aggressively cut their policy rates to historical lows. Policy rates are between 0.25% and 1.0% in Canada, Sweden, the U.S. and some European countries. Over the near term, many central banks are expected to maintain low interest rates, as underlying inflation is expected to remain depressed and unemployment high given the still fragile nature of the recovery. However, as the world economy is recovering from the global recession, many global central banks are expected to start tightening early in the second half of 2010. The EIU predicts that the Federal Reserve will leave interest rates unchanged until the third quarter of 2011, with the euro area and Japan leaving rates unchanged till the fourth quarter of 2011.

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP's report dated May 28, 2010.

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APPENDIX C

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

ECONOMIC OVERVIEW

9. Employment: Unemployment in the developed economies are expected to remain high at around 8.5% through 2011 due to slow recovery in output and lingering effects of the financial crisis. However, employment growth is expected to become positive for many advanced economies in 2010. Unemployment increases have generally been more subdued in the emerging and developing economies. After declining for four consecutive years, the global unemployment rate started to climb in 2008. Despite signs of recovery in the global economy in 2009, labour markets showed little signs of improvement. It is estimated that the global unemployment rate increased to 6.6% in 2009, up from 5.8% in 2008. The largest increases by region were in the developed economies and the European Union, which rose by 2.3%, followed by 2.0% in central and south-eastern Europe. The International Labour Office projects that the high unemployment rates will continue into 2010. The unemployment rate in developed economies and the European Union is forecast to increase from 8.4% in 2009 to 8.9% in 2010, while the rate is expected to remain relatively steady in other regions.

10. Oil: The price of oil increased dramatically in 2007-2008, with a peak of US$140/barrel in mid-2008. However, the global economic crisis resulted in lower demand and rising inventory levels of oil. Prices began to stabilize with an average of US$45/barrel in the first quarter of 2009. The large decline in oil prices is expected to reduce investment in oil exploration and production in 2009 and 2010. The EIU anticipates global demand for oil will rebound in 2010 after two straight years of declining consumption, with the average cost of oil expected at $US77.0/barrel. However, as the impact of economic stimulus packages begin to fade this year, the demand for oil is expected to decline again. In mature economics, the consumption of oil is expected to weaken from 2011 onwards due to the rise in vehicles that use biofuels as a result in the higher fuel-efficiency standards implemented by the government. Demand is expected to remain high in emerging economies such as China, India and the Middle East, as a result of economic growth, rising incomes and fuel subsidies. The EIU predicts global demand for oil will recover in the near term, forecasting prices of oil of US$77.0/barrel in 2010, and US$73.0/barrel in 2011.

Indicator

2007

2008

2009

2010f

2011f

2012f

2013f

2014f

Oil Prices ($US/barrel)

72.7

97.7

61.9

77.0

73.0

80.0

84.5

83.5

Source: Economist Intelligence Unit, World Economy: A Recovery, but Challenges Loom

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

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APPENDIX C
Page 4 of 5

MAGNA INTERNATIONAL INC.

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AS AT MARCH 31, 2010

ECONOMIC OVERVIEW

11. **Fiscal Environmental Outlooks:** The world is increasingly moving towards more efficient use of energy, conservation of energy resources and lower emissions as Government regulations are being implemented to enforce higher environmental standards. According to the International Energy Agency, carbon-dioxide emissions rose 38% globally from 1990 to 2007. Governments around the world have three main initiatives for encouraging companies and households to reduce carbon emissions: carbon trading, taxes on carbon or energy and enforcing regulations. Mature economies have been more successful with regulating markets for more efficient use of energy in the transportation, construction and domestic appliance sectors. However, emerging economies are also beginning to enforce some regulations in an effort to enforce higher environmental standards.

12. In the United Nations climate-change conference in December 2009, 190 of the countries attending were unable to resolve differences over emission targets and financing for the emerging economies. As a result of the meeting, the Copenhagen Accord tentative agreement was produced, which has no legal force and omits mandatory targets for the countries involved. The next United Nations climate-change meeting is scheduled in Germany in mid-2010, which is set to reach a global agreement on emissions regulations and targets.

SOURCES:

Economist Intelligence Unit, *World Economy: Carbon Trading,* December 8, 2009
Economist Intelligence Unit, *World Economy: Cop-Out,* December 21, 2009
Economist Intelligence Unit, *World Economy: EIU's Latest Assumptions,* February 1, 2010
Economist Intelligence Unit, *World Economy: EIU's Latest Assumptions,* April 1, 2010
Economist Intelligence Unit, *World Economy: Oil Won't Stay at Current Highs*, June 1, 2009
Economist Intelligence Unit, *World Economy: Unsustainable Recovery*, January 20, 2010
Economist Intelligence Unit, *World Economy: World Economy: A Recovery, but Challenges Loom,* March 17, 2010
European Central Bank, *Monthly Bulletin*, January 2010
IMF, *World Economic Outlook Update*, January 26, 2010
IMF, *World Economic Outlook*, October 15, 2009

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP's report dated May 28, 2010.

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APPENDIX C

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

ECONOMIC OVERVIEW

IMF, World Economic Outlook - Rebalancing Growth, April 2010

International Labour Office, Global Employment Trends, January 2010

Scotiabank Group, International Views, Fourth Quarter 2009

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX D

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

OVERVIEW OF VALUATION METHODOLOGIES

INTRODUCTION

1. Appendix D forms an integral part of and must be read in conjunction with PricewaterhouseCoopers LLP’s report dated May 28, 2010 (the “Report”). In particular, detailed discussions with respect to assignment background, limiting conditions, scope of review, major assumptions and Management representations, which are integral to this valuation, are contained within the Report.

Overview

2. There are three basic, generally-accepted approaches for valuing a business, business ownership interest or security:

(a) The Asset-Based Approach;

(b) The Income/Cash Flow Approach; and

(c) The Market Approach.

3. In certain cases, a combination of two or three of the foregoing approaches may be appropriate.

Asset-Based Approach

4. The Asset-Based Approach is adopted where either:

(a) Liquidation is contemplated because the business is not viable as an ongoing operation;

(b) The nature of the business is such that asset values constitute the prime determinant of corporate worth (e.g., vacant land, a portfolio of real estate, marketable securities or investment holding company, etc.); or

(c) There are no indicated earnings/cash flows to be capitalized.

(d) If consideration of all relevant facts establishes that the Asset-Based Approach is applicable, the method to be employed will be either a going-concern scenario

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PricewaterhouseCoopers

APPENDIX D

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

OVERVIEW OF VALUATION METHODOLOGIES

(“Adjusted Net Asset Method”) or a liquidation scenario (on either a forced or an orderly basis), depending on the facts.

5. In applying the Adjusted Net Asset Method, each asset and liability appearing on the balance sheet is written up or down, as the case may be, to its respective current or fair market value as of the valuation date, on a going-concern (as opposed to a liquidation) basis. Corporate income taxes relating to the above adjustments are notionally deducted (or added), depending on the circumstances, to arrive at adjusted shareholders’ equity on a net basis.

Income/Cash Flow Approach

6. The Income/Cash Flow Approach is a general way of determining a value indication of a business (or its underlying assets), using one or more methods wherein a value is determined by capitalizing or discounting anticipated future benefits. This approach contemplates the continuation of the business operations, if the business is a “going concern”.

7. The Income/Cash Flow Approach is adopted where the business being valued is earning a fair return on its capital employed and the notional purchaser wishes to acquire the future indicated earnings/cash flow stream generated by the enterprise. That is, the earnings value of a going concern is based upon the yield to an investor, at the desired rate of return on the investment, having regard to a number of “internal” and “external” factors relating to the future prospects of the business, the rates of return on alternative investments, the degree of risk involved, the liquidity of the investment, etc.

8. Anticipated benefits are converted to value using procedures that consider the expected growth and timing, the risk profile of the benefits stream and the time value of money. The conversion of the benefits stream to value normally requires the determination of a capitalization rate or discount rate (rate of return). In determining the appropriate rate, consideration is given to such factors as interest rates, rates of return anticipated by investors on alternative investments, the risk characteristics of the anticipated benefits of the subject entity, etc. Typically, the rate of return or discount rate used is consistent with the anticipated benefits.

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

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APPENDIX D
Page 3 of 7

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ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR AS AT MARCH 31, 2010

OVERVIEW OF VALUATION METHODOLOGIES

9. The earning power of a viable going concern is usually greater than the aggregate values of its individual tangible assets because of the value-in-use of both the intangibles and the tangible assets viewed together.

10. The more common methodologies, or techniques, applied under the Income/Cash Flow Approach are:

    (a) Capitalizing operating earnings or cash flow, applying either the Capitalized Earnings Method or the Capitalized Cash Flow Method respectively (or variations thereof such as capitalized Earnings Before Tax ("EBT"), capitalized Earnings Before Interest and Taxes ("EBIT"), capitalized Earnings Before Interest ("EBI") or capitalized Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EarningsAfter Tax ("EAT")); and

    (b) Discounting the future stream of benefits, applying either the Discounted Cash Flow ("DCF") Method.

<u>Capitalized Earnings Method</u>

11. To determine the value of a business applying the Capitalized Earnings Method, the reported earnings, usually for a representative period of preceding years (which should generally serve as a guide to future trends), are adjusted in respect of:

    (a) Extraordinary, non-recurring and unusual items that would otherwise distort the estimate of future profits;

    (b) Non-arm's length transactions that may be of an uneconomic or discretionary nature);

    (c) Consistency with the operating conditions that are expected to prevail; and

    (d) Additions to, or reductions in, capital employed.

12. Where there is a definite trend in the sales patterns and adjusted earnings, the normalized earnings may be weighted (in order to place more emphasis on the most recent or indicative years) to arrive at a likely trend of annual, future earnings. These adjusted results are then multiplied (capitalized) by a price/earnings multiple (capitalization factor)

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP's report dated May 28, 2010.

D-73

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APPENDIX D

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

OVERVIEW OF VALUATION METHODOLOGIES

in order to arrive at the capitalized earnings value, or going-concern value of the operations. To this amount, the net realizable value of any redundant assets or liabilities is added (or deducted) to arrive at the en bloc value of all of its issued and outstanding shares (and other forms of equity capital, as appropriate).

Capitalized Cash Flow Method

13. To determine the value of a business applying the Capitalized Cash Flow Method, operating cash flow, derived from the elimination of non-cash items such as depreciation, amortization and deferred taxes, is substituted for earnings from operations and then further refined into “discretionary”, “net”, or “free” cash flow, which is then capitalized. This approach also assumes a level of recurring (annual) capital reinvestment, or ongoing capital maintenance, to sustain operations at existing volume levels (referred to as sustaining capital reinvestment). Since a notional purchaser in the marketplace would be concerned with the cash in-flows and out-flows of the business, the Cash Flow Method can often be more reliable than the Capitalization of Earnings Method in valuing a going concern under the Income/Cash Flow Approach, particularly when there are substantial non-cash expenses such as depreciation, amortization and deferred income taxes.

14. Bases, such as EBIT or EBITDA, may be used in the capitalized earnings/cash flow method. These variations on earnings or cash flow can eliminate some of the subjectivity that necessarily occurs when assessing the financial structure of a business concern as a component of going concern value.

Discounted Cash Flow Method

15. The DCF Method is generally appropriate in situations where the entity’s cash flows can be reasonably estimated and are expected to differ significantly from the current situation (due to for example, expansion of capacity, significant change of management and/or financial structure, cessation or sale of a portion of a business, or where the subject of the valuation has a finite life).

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX D

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

OVERVIEW OF VALUATION METHODOLOGIES

16. Under the DCF Method, projected future earnings or cash flows are discounted by the desired rate of return, which considers a number of internal and external factors relating to the business being valued, as well as the time-value of money. In effect, the rate of return has regard to the various risks attached to, and the opportunity costs of, acquiring the business.

17. In addition, if appropriate, the residual, or “terminal”, value of the business/assets at the end of the projection period is included in the calculation, as there is an assumption that the assets purchased will ultimately be disposed of (converted to cash). To the extent that the sales proceeds of such assets form all or part of the return of the initial purchase price, such proceeds are considered in the same manner as other income/cash in-flows received during the period and would be discounted back to the valuation date accordingly.

Market Approach

18. The Market Approach to valuation is a general way of determining a value indication of a business or an equity interest therein using one or more methods that compare the subject entity to similar businesses, business ownership interests and securities (investments) that have been sold. Examples of methods applied under this approach include, as appropriate:

(a) The “Guideline Public Company Method”,

(b) The “Merger and Acquisition Method”; and

(c) Analyses of prior transactions of ownership interests in the subject entity.

The Guideline Public Company Method

19. The Guideline Public Company Method is a method whereby market multiples are derived from market prices of actively traded stocks of companies that are engaged in the same or similar line of business. Under this method, guideline company data is gathered in order to develop value measures that can be applied to the subject company’s financial

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX D

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

OVERVIEW OF VALUATION METHODOLOGIES

data, in order to reach an indication of value for the issued shares of the subject entity. To the extent that the risk associated with an investment in the subject entity is different from that of the guideline companies, subjective adjustments are made to the market-based ratios to reflect such differences.

Merger and Acquisition Method

20. Under the Merger and Acquisition Method, valuation ratios are derived from open-market transactions of significant interests in entities engaged in the same or similar line of business as the subject entity.

21. The factors considered in judging a reasonable basis for comparing the subject to similar businesses, business ownership interests, or securities that have been sold in the open market include:

(a) Sufficient similarity of qualitative and quantitative investment characteristics;

(b) Extent and verifiability of data known about the similar investment;

(c) Whether or not the price of the similar investment was obtained in an arm’s length transaction, as a result of a forced or distressed sale, or other fact situation that may not provide evidence of fair market value; and

(d) The relevance of market conditions existing at the transaction date and those at or proximate to the valuation date for purposes of the subject valuation.

Prior Transactions of Shares of the Subject Entity

22. When relevant, this method includes the analysis of any prior transactions in the ownership of the subject entity within a meaningful timeframe. In this regard, a review is performed to determine, among other things, whether:

(a) The transaction was at arm’s length;

(b) It was the result of a forced or distressed sale (or purchase);

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX D

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR AS AT MARCH 31, 2010

OVERVIEW OF VALUATION METHODOLOGIES

(c) It represented a minority or control position;

(d) It was pursuant to the terms of a buy/sell agreement or put option; and

(e) The market conditions at the time of the transaction were consistent with those at the effective valuation date.

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX E

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31,2010

GLOSSARY OF TERMS

INTRODUCTION

1. Appendix E forms an integral part of and must be read in conjunction with PricewaterhouseCoopers LLP’s report dated May 28, 2010 (the “Report”). In particular, detailed discussions with respect to assignment background, limiting conditions, scope of review, major assumptions and Management representations, which are integral to this valuation, are contained within the Report.

2. What follows is an excerpt from the Draft Proxy Circular dated May 28, 2010 and does not contain all definitions and interpretations transcribed in the original document;

“445” means 445327 Ontario Limited, a corporation existing under the laws of the Province of Ontario, and a direct subsidiary of the Stronach Trust;

“446” means 446 Holdings Inc., a corporation existing under the laws of the Province of Ontario, and an indirect subsidiary of the Stronach Trust;

“447” means 447 Holdings Inc., a corporation existing under the laws of the Province of Ontario, and an indirect subsidiary of the Stronach Trust;

“affiliate” has the meaning given to it in National Instrument 45-106 – Prospectus and Registration Exemptions;

“Amended Consulting Agreements” means the Consulting Agreements, as amended in accordance with the amendments contemplated by the Transaction Agreement;

“Arrangement” means the arrangement under Section 182 of the OBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the Transaction Agreement or the Plan of Arrangement;

“Arrangement Resolution” means the special resolution approving the Plan of Arrangement to be considered at the Meeting, substantially in the form of Appendix A to this Circular;

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX E

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

GLOSSARY OF TERMS

“Articles of Arrangement” means the articles of arrangement of Magna in respect of the Arrangement that are required by the OBCA to be filed with the Director after the Final Order is made in order for the Arrangement to become effective;

“Austrian DPSP” means the Magna International Austrian Employees’ Share Award Plan;

“Broadridge” means Broadridge Financial Solutions, Inc.;

“Business Day” means any day on which commercial banks are generally open for business in Toronto, Ontario, other than a Saturday, a Sunday or a day observed as a statutory holiday in Toronto, Ontario;

“Canadian DPSP” means the Deferred Profit Sharing Plan for Canadian Employees of Magna International;

“Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to Subsection 183(2) of the OBCA in respect of the Articles of Arrangement;

“CD3C” means CIBC World Markets Inc.;

“Circular” means this Management information Circular/Proxy Statement of Magna, including the Notice of Meeting and all schedules and appendices and all documents incorporated by reference in this Circular;

“Class A Subordinate Voting Share” means a Class A subordinate voting share in the capital of Magna;

“Class B Share” means a Class B share in the capital of Magna;

“Consulting Agreements” means, collectively, the Magna International Europe Consulting Agreement, the New Magna Investments Consulting Agreement, the Magna Investments Business Development Agreement and the Magna Business Services Agreement;

“Corporate Constitution” means the corporate constitution contained in Magna’s Restated Articles of Incorporation dated August 28, 2008, a copy of which was previously filed with

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX E

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

GLOSSARY OF TERMS

the Canadian securities regulatory authorities on SEDAR at www.sedar.com and with the SEC on EDGAR at www.sec.gov;

“Court” means the Superior Court of Justice (Ontario);

“Director” means the Director appointed under Section 278 of the OBCA;

“DPSPs” means, collectively, the Canadian DPSP, U.S. DPSP, U.K. DPSP, U.K. SIP, Austrian DPSP and German DPSP;

“EBITDA” means earnings before interest, taxes, depreciation and amortization;

“E-Car” means Magna’s E-Car Systems operating group;

“E-Car Limited Partnership Agreement” means the limited partnership agreement to be entered into between Stronach GP, Magna GP and Magna LP;

“E-Car Partnership” means Magna E-Car Systems L.P., a limited partnership formed pursuant to the laws of the Province of Ontario and governed by the E-Car Limited Partnership Agreement;

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System maintained by the SEC;

“Effective Date” means the date shown on the Certificate of Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

“enterprise value” is a measure of an issuer’s market value, often used as an alternative to market capitalization, and means the issuer’s market capitalization plus debt, minority interest and preference shares, minus total cash and cash equivalents;

“Final Order” means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Time or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX E

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

GLOSSARY OF TERMS

“German DPSP” means the Deferred Profit Sharing Plan for German Employees of Magna;

“Governmental Entity” means any: (i) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitrator or arbitral body, commission, board, bureau or agency, domestic or foreign; (ii) self-regulatory organization or stock exchange, including the TSX and the NYSE; (iii) subdivision, agent, commission, board or authority of any of the foregoing; or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“Interim Order” means the interim order of the Court in respect of the Arrangement, a copy of which is attached as Appendix C to this Circular, providing for, among other things, the calling and holding of the Meeting, as the same may be amended by the Court;

“Intermediary” means an intermediary with which a non-registered holder may deal, including banks, trust companies, securities dealers or brokers and trustees or administrators of self-directed trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans (in each case, as defined in the ITA) and similar plans, and their nominees;

“ITA” means the Income Tax Act (Canada), as amended;

“Laurel Hill” means Laurel Hill Advisory Group, Magna’s proxy solicitation agent for the Meeting;

“Magna” means Magna International Inc., a corporation existing under the OBCA, and its successors;

“Magna Board” or “Board” means the board of directors of Magna;

“Magna Business Services Agreement” means the business services agreement dated January 1, 2004 between Magna and Stronach Consulting Corp., as amended;

“Magna Electronics” means Magna’s electronic systems operating group;

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX E

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

GLOSSARY OF TERMS

“Magna GP” means Magna E-Car Systems GP Holdings Inc., an indirect wholly-owned subsidiary of Magna existing under the laws of the Province of Ontario that will be a general partner of the E-Car Partnership;

“Magna Group” means Magna and its subsidiaries, taken as a whole;

“Magna International Europe Consulting Agreement” means the consulting agreement dated August 1, 1997 between Mr. Stronach and Magna International Europe AG (a successor to Magna Holding AG), as amended;

“Magna Investments Business Development Agreement” means the business development agreement dated August 1, 1997 between Stronach & Co. (formerly Frank Stronach & Co.) and Magna International Investments S.A. (as successor to Magna Investments N.V.), as amended;

“Magna LP” means Magna E-Car Systems LP Holdings Inc., an indirect wholly-owned subsidiary of Magna existing under the laws of the Province of Ontario that will be a limited partner of the E-Car Partnership;

“Magna Powertrain” means Magna’s powertrain operating group;

“Magna Steyr” means Magna’s complete vehicle engineering and assembly group;

“Material Adverse Change” means any change, effect, event, development, occurrence or state of facts that: (i) has materially adversely affected or would reasonably be expected to materially adversely affect the business, financial condition or prospects of the Magna Group; or (ii) has materially impaired or would reasonably be expected to materially impair the ability of Magna to conduct its business in the ordinary course;

“Meeting” means the special meeting of Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Minority Class A Subordinate Voting Shareholders” means the holders of Class A Subordinate Voting Shares, other than: (i) Mr. Stronach; (ii) the Stronach Trust; (iii) 445; (iv) 446; (v) 447; (vi) any related party of any of the foregoing within the meaning of MI

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

Pricewaterhousecoopers

APPENDIX E

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR

AS AT MARCH 31, 2010

GLOSSARY OF TERMS

61-101, subject to the exceptions set out therein; (vii) any other interested party to the Arrangement within the meaning of Ml 61-101; and (viii) any person that is a joint actor with any of the foregoing for the purposes of MI 61-101; for greater certainty, the Minority Class A Subordinate Voting Shareholders includes the participants in the DPSPs;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

“New Magna Investments Consulting Agreement” means the consulting agreement dated August 1, 1994 between Stronach & Co. (formerly Frank Stronach & Co.) and New Magna Investments N.V. (as successor to Magna Investments N.V.), as amended;

“Notice of Meeting” means the Notice of Special Meeting of Shareholders accompanying this Circular;

“NYSE” means the New York Stock Exchange;

“OBCA” means the Business Corporations Act (Ontario), as now in effect and as it may be amended from time to time prior to the Effective Time;

“OEM” means original equipment manufacturer;

“person” includes any individual, firm, partnership, limited partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, heir, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement substantially in the form of Appendix B to this Circular, subject to any amendments or variations thereto made in accordance with the terms of the Transaction Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Preference Share” means a preference share in the capital of Magna;

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX E

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR AS AT MARCH 31, 2010

GLOSSARY OF TERMS

“Pre-Tax Profits Before Profit Sharing” has the meaning given to it in the Corporate Constitution;

“Proposal” means the proposal made by certain members of executive management of Magna and subsequently presented to, reviewed and considered by, the Special Committee under which, among other things, the share capital structure of Magna would be reorganized to eliminate the Class B Shares thereby leaving Magna with a single class of voting equity shares;

“PwC” means PricewaterhouseCoopers LLP;

“SEC” means the United States Securities and Exchange Commission;

“SEDAR” means the System for Electronic Document Analysis and Retrieval maintained by the Canadian securities regulatory authorities;

“Shareholders” means, collectively, the holders of Class A Subordinate Voting Shares and Class B Shares;

“Special Committee” means the special committee of independent directors of the Magna Board constituted to consider, and make recommendations to the Magna Board regarding, the transactions contemplated by the Proposal;

“Stronach GP” means Magna Vita Inc., an indirect, wholly-owned subsidiary of 446 that will enter into the E-Car Limited Partnership Agreement, as a general partner of the E-Car Partnership, pursuant to the Plan of Arrangement;

“Stronach Trust” means certain trusts existing under the laws of the Province of Ontario, and their successors, of which Mr. Frank Stronach and certain members of his immediate family are trustees and members of the class of potential beneficiaries;

“subsidiaries” has the meaning given to it in National Instrument 45-106 – Prospectus and Registration Exemptions;

“Transaction Agreement” means the transaction agreement dated May 6, 2010 among Magna, 446 and the Stronach Trust, a copy of which was previously filed with the

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

PricewaterhouseCoopers

APPENDIX E

MAGNA INTERNATIONAL INC.

ESTIMATE OF FAIR MARKET VALUE OF MAGNA E-CAR AS AT MARCH 31, 2010

GLOSSARY OF TERMS

Canadian securities regulatory authorities on SEDAR at www.sedar.com and with the SEC on EDGAR at www.sec.gov, and any amendments thereto;

“Transfer Agent” means Computershare Trust Company of Canada;

“TSX” means the Toronto Stock Exchange;

“U.K. DPSP” means the Magna International U.K. General Employee Benefit Trust;

“U.K. SIP” means, collectively, the Magna International UK Share Incentive Plan, Decoma International Share Incentive Plan and Intier Automotive UK Share Incentive Plan; and

“U.S. DPSP” means The Magna Group of Companies Retirement Savings Plan (U.S.).

This Appendix should only be read in conjunction with the PricewaterhouseCoopers LLP’s report dated May 28, 2010.

Magna International Inc.
Valuation of Magna E-Car
Valuation Date: March 31, 2010
Valuation Summary
US $ (000's)

Schedule 1

		Reference	FAIR MARKET VALUE LOW	MIDPOINT	HIGH
Estimate of Fair Market Value:					
Primary Approach:	Cost Approach				
	Magna E-Car Systems	Schedule 2	35,000	39,000	43,000
	Magna Electronics EV/HEV	Schedule 3	28,000	31,000	34,000
	Magna E-Car Workforce	Schedule 5	3,000	3,000	3,000
			66,000	73,000	80,000
Secondary Approach:	Market Approach				
	Tangible Assets	Schedule 4	72,000	92,000	112,000
	Invested Capital	Schedule 4	30,000	68,000	107,000
Magna E-Car Conclusion			**65,000**	**75,000**	**85,000**

Notes

1. This Schedule should be read in conjunction with the PricewaterhouseCoopers LLP report dated May 28, 2010.

D-86

Magna International Inc. Schedule 2

Valuation of Magna E-Car

Valuation Date: March 31,2010

Cost Approach: Magna E-Car Systems

US $ (000’s)

GLOBAL NORTH AMERICA EUROPE

Notes E-Car Systems Cells and Packs Battery and Testing Core Product Development Group Offices Cells and Packs

Customer Programs Product Development Group Offices

Building 5,000 - - - - 5,000 - - - -

Leasehold improvements 500 - - - - 500 - - - -

Heavy machinery and equipment 16,200 12,900 1,300 - 200 - 1,800 - - -

Other machinery and equipment 2,700 - - - - - 2,700 - - -

Office equipment 100 - - - - 100 - - - -

Computer hardware and software 1,100 - 500 200 - - 400 - - -

Fixed asset - net book value 25,600 12,900 1,800 200 200 5,600 4,900 - - -

Other assets 9,200 - - - - - 6,600 2,600 - -

Non-cash working capital (4,100) (100) (100) (100) (600) (900) (1,900) (400) - - -

Future tax 1,300 900 - - - 400 - - - -

Retained (earnings)/deficit 3 44,300 4,900 - 4,200 600 300 31,700 - 2,000 600

Magna Funding 76,300 18,600 1,700 4,300 200 5,400 41,300 2,200 2,000 600

Building – net book value 5,000 - - - - 5,000 - - - -

Adjustments1

North America: Deferred Taxes 4 (1,300) (900) (400)

Europe: Cells and Packs 5 (5,500) (5,500)

Europe: Program Costs 6 (4,300) (4,300)

Reduction in Intangible Costs 7 (26,145) (1,577) (3,486) (747) (18,177) (1,660) (498)

Magna E-Car Systems – Adjusted Cost 39,055 16,123 1,700 814 (547) 5,000 13,323 2,200 340 102

Magna E-Car Systems – Adjusted Cost, Rounded 39,000

Notes

1. This Schedule should be read in conjunction with the PricewaterhouseCoopers LLP report dated May 28, 2010.

2. This internal unaudited balance sheet for the North America and Europe E-Car Systems operations had been provided to us by Management.

3. We understand from discussion with Management that approximately $9 million was spent prior to the inception of Magna E-Car Systems in Europe. We have included this amount in the balance in Europe - Cells and Packs.

4. It is assumed that the tax losses would not be transferred to the E-Car Partnership, therefore no value has been ascribed to the tax asset.

5. We understand from discission with Management that these costs relate to legacy Magna E-Car Systems costs in Europe relating primarily to senior executive time.

6. These costs relate to the contract which we understand will be renegotiated to break-even and will not include the recovery of these costs.

7. The following costs have been reduced, as described in the Report. We note that the total reduction in intangible costs have been allocated to the various business units on a pro-rata basis as calculated below:

From Schedule 2.1 % of Total

North America - Cells and Packs - Fixed (Period) Costs 1,900 6%

North America - Core - Start-up Costs 4,200 13%

North America - Other - Fixed (Period) Costs 300 1%

North America - Other - General R&D 600 2%

Europe - Product Development - General R&D 2,000 6%

Europe - Group Office - Fixed (Period) Costs 600 2%

Europe - Cells and Packs - General R&D 21,900 70%

Total A 31,500 100%

Capitalization 0.17

Capitalized total B 5,355

Reduction in intangible costs B - A (26,145)

Magna International Inc. Schedule 2.1

Valuation of Magna E-Car

Valuation Date: March 31, 2010

Cost Approach: Magna E-Car Systems Funding Analysis(2)

US $ (000’s)

North America Total Total Fixed Assets Other Assets Working Capital Expensed Costs Total Start-up Costs Fixed (Period) Costs Program Costs General R&D(3) Deferred Taxes

Cells and Packs 18,600 15,800 12,900 - (100) 3,000 2,800 - 1,900 - - 900

Battery Testing 1,700 1,700 1,800 - (100) - - - - - - -

Core 4,300 100 200 - (100) - 4,200 4.200 - - - -

Other 5,600 4,300 5,800 - (1,500) - 1,300 - 300 - 600 400

Total 30,200 21,900 20,700 - (1,800) 3,000 8,300 4,200 2,200 - 600 1,300

Europe

Cells and Packs 41,300 9,600 4,900 6,600 (1,900) - 31,700 - 5,500 4,300 21,900 -

Customer Programs 2,200 2,200 - 2,600 (400) - - - - - - -

Product Development 2,000 - - - - - 2,000 - - - 2,000 -

Group Office 600 - - - - - 600 - 600- - -

46,100 11,800 4,900 9,200 (2,300) - 34,300 - 6,100 4,300 23,900 -

Total 76,300 33,700 25,600 9,200 (4,100) 3,000 42,600 4,200 8,300 4,300 24,500 1,300

North America(2)

Cells and Packs: Future Battery facility; fixed assets related agreement (total commitment approx. $20M); cumulative loss related to training and technology transfer (approx $3M); consulting, and employee costs. The employee costs are non-recoverable.

Battery Testing: Funding relates to acquisition of battery testing equipment.

Core: Primarily costs related to acquiring new business and/or technology, and reviewing potential applications of new technologies. Other: General R&D and group offices. Costs associated with acquiring new programs and group office costs (primarily employee costs)

Product Development: Primarily employee costs (T. Robertson’s group) related to acquiring new programs. Nothing awarded in addition to Ford.

Group Office: Fixed assets relate primarily to building acquired in Michigan. Costs related to sales, marketing, human resources and finance - primarily employee costs.

Europe(2)

Cells and Packs: battery program; other asset represents guaranteed reimbursable engineering costs from; cumulative loss relates primarily to unfunded R&D, launch costs, and fixed costs which consist of historical group office costs (primarily employee costs). Also includes program costs. Program costs relate to unrecoverable program costs - program is cash flow break-even in the plan (based on revised volumes) General R&D relates to development costs for future battery programs (similar to program). No further program awards to date.

Customer Programs: program; other asset represents guaranteed reimbursable engineering costs (total approx. €$20M) to be paid before SOP in 2010 and 2011.

Product Development: General R&D - not customer specific; most significant cost relates to development of rolling chassis concept.

Group Office: Costs related to sales, marketing, human resources and finance - primarily employee costs.

Notes

1. This Schedule should be read in conjunction with the PricewaterhouseCoopers LLP report dated May 28, 2010.

2. This internal unaudited funding analysis of the North America and Europe Magna E-Car Systems operations has been provided to us by Management.

3. We understand from discussion with Management that approximately $9 million was spent prior to the inception of Magna E-Car Systems in Europe. We have included this amount in the balance in Europe - Cells and Packs.

Magna International Inc. Schedule 3

Valuation of Magna E-Car

Valuation Date: March 31, 2010

Cost Approach: Magna Electronics EV/HEV

US $ (000’s)

GLOBAL NORTH AMERICA EUROPE(3)

Notes Magna Electronics EV/HEV Advanced Engineering Group Motors Facility EV/HEV

Net Fixed Assets 4 3,546 2,657 - 889

Construction In Progress 4 3,448 1,880 1.568 -

Total Fixed Assets 6,994 4,537 1,568 889

Other Assets 5 10,858 9,790 57 1,011

Non Cash Working Capital

Accounts Receivable 3,182 584 1,285

Accounts Payable(2,527) (1,769) (2,602)

Other Current Liabilities (890)

Total Net Working Capital 4 (2,737) 656 (1,185) (2,207)

Retained (earnings)/deficit 4 24,788 6,080 11,835 6,873

Magna Funding 39,903 21,063 12,275 6,565

Adjustments1 6 3,326 3,326

Reduction in Intangible Costs 7 (11,907) (3,108) (6,050) (2,749)

Magna Electronics EV/HEV - Adjusted Cost 31,322 218 (6,050) (2,749)

Magna Electronics EV/HEV- Adjusted Cost, Rounded 31,000

Notes

1. This Schedule should be read in conjunction with the PricewaterhouseCoopers LLP report dated May 28, 2010.

2. The internal unaudited balance sheets for the North America and Europe operations have been provided to us by Management.

3. Translated into US$ at the March 31,2010 Bank of Canada exchange rate: 1.3526.

4. See Report for discussion of these balances.

5.

6.

7. The following costs have been reduced, as described in the Report. We note that the total reduction in intangible costs have been allocated to the various business units on a pro-rata basis as calculated below:

% of Total

North America: Direct Spend Europe: 14,595 68%

Europe: Direct Spend 6,873 32%

Total A 21,468 100%

Capitalization multiple 0.60

Capitalized total B 12,881

Reduction in intangible costs C=B-A (8,587)

A 3,320 100%

Capitalization multiple -

Capitalized total B -

Reduction in intangible costs D=B-A (3,320)

C+D (11,907)

Magna International Inc. Schedule 4

Valuation of Magna E-Car

Valuation Date: March 31, 2010

Market Approach

US $ (000’s)

Reference 31-Mar-10

Magna E-Car Systems

Invested Capital Schedule 2 76,300

Less: Retained (Earnings)/Deficit Schedule 2 (44,300)

Less: Deferred Tax Asset Note 2 (1,300)

Magna Electronics EV/HEV

Invested Capital Schedule 3 39,903

Schedule 3/Note 3 (9,750)

Less: Retained (Earnings)/Deficit Schedule 3 (24,788)

Shareholder’s Equity - NBV 36,065

Add: Interest-Bearing Debt -

Total Tangible Assets 36,065

Low Midpoint High

EV/Tangible Assets Multiple Note 4 2.00 2.55 3.10

Estimate based on multiple of Tangible Assets 72,130 91,966 111,802

Estimate based on multiple of Tangible Assets, Rounded 72,000 92,000 112,000

Invested Capital:

Magna E-Car Systems Schedule 2 76,300

Magna Electronics EV/HEV Schedule 3 39,903

Note 5 61,624

177,827

Low Midpoint High

EV/Invested Capital Multiple Note 4 0.17 0.39 0.60

Estimated based on multiple of Invested Capital 30,231 68,463 106,696

Estimated based on multiple of Invested Capital, Rounded 30,000 68,000 107,000

Notes

1. This Schedule should be read in conjunction with the PricewaterhouseCoopers LLP report dated May 28, 2010.

2. Given the selected comparable companies and their lack of profitability, the tax asset was eliminated.

3.

4. Selected multiple based on review of comparable public companies as well as qualitative considerations. See Report for further factors considered in the determination of the selected multiple.

5.

6. There may be slight differences due to rounding.

Magna International Inc.
Valuation of Magna E-Car
Valuation Date: March 31, 2010
Workforce Valuation
US $ (000's)

Schedule 5

	Notes	North America	Europe	Total
Headcount (number of people)	2	115	45	160
Average base salary	3	162	108	
Bonus / Benefits	4		32	
Total Compensation		**18,630**	**6,330**	**24,960**
Number of months	5	1.0	1.0	
Average inefficiency (%)	6	50%	50%	
Cost of Inefficiency	7	**776**	**264**	**1,040**
Average Recruiting Costs	8	10	27	
Total Recruiting		**1,150**	**1,217**	**2,367**
Total Training Costs	9	**50**	**0**	**50**
Total Costs		**1,976**	**1,481**	**3,458**
Total Workforce Replacement Costs, Rounded				**3,000**

Notes

1. This Schedule should be read in conjunction with the PricewaterhouseCoopers LLP report dated May 28, 2010.
2. Headcount information provided by Management. The North America headcount consist of 45 employees from Magna Steyr and 70 employees from Magna Electronics which Management has identified as being key to the EV/HEV business. In Europe, the number is 35 employees from Magna Steyr and 10 employees from Magna Electronics.
3. Based on discussions with Management, we understand that in North America, average salary is $75 per hour for a 180-hour work month, and average salary in Europe is €70,000 to €90,000 per person.
4. We understand from Management that salary rates provided for North America are fully burdened and already include benefits while benefits in Europe are approximately 30% of salary.
5. Based on discussions with Management, engineers who are hired are already technically proficient and only need to learn the Magna product delivery process. Therefore, it is not expected that there would be significant ramp up time. Management estimate that a new employee would be up and running in 1 month.
6. Based on our discussions with Management, we consider that it is reasonable to assume that newly hired engineers will be 50% efficient during the ramp up period.
7. It is assumed that for 1 year, Magna E-Car will provide/share workforce with Magna. Therefore, the time to hire of 6 - 8 months would not be factored into the Workfoce cost.
8. Based on discussions with Management, recruiting costs in North America are approximately $10,000 per person, and 25% of average salary in Europe.
9. Management informed us that training costs in North America is expected to be approximately $50,000 per year. Based on discussion, we understand that training costs in Europe are minimal.
10. There may be slight differences due to rounding.

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Magna International Inc.
Estimate of Fair Market Value of Magna E-Car
Valuation Date: March 31, 2010
Electric Vehicle and Sustainable Transportation Manufacturers
Somewhat Comparable Public Companies - Trading Multiples

Schedule 6

Company	Latest Quarter	Share Price [9] 31-Mar-10	Reported Currency	Market Capitalization (Mill)	TTM [3] EPS [4]	TTM Revenue (Mill)	TTM EBITDA (Mill)	TTM EBIT (Mill)	TTM Net Income [5] (Mill)	Enterprise Value [7]: TTM Revenue	TTM EBITDA	TTM EBIT	Tangible Assets [15][16]	Book [15]	Invested Capital [15]
Azure Dynamics Corp.	12/09 Q4	0.25	CAD	148.2	-0.07	9.4	-25.8	-28.3	-27.8	12.4	neg.	neg.	3.1	2.6	0.6
Enova Systems Inc.	12/09 Q4	1.57	USD	49.3	-0.34	5.6	-6.2	-6.8	-7.0	6.9	neg.	neg.	2.0	2.3	0.3
Overall Mean:										**9.7**			**2.5**	**2.4**	**0.4**
Median:										**9.7**			**2.5**	**2.4**	**0.4**
High:										**12.4**			**3.1**	**2.6**	**0.6**
Low:										**6.9**			**2.0**	**2.3**	**0.3**

Company	Latest Quarter	Share Price [9] 31-Mar-10	Reported Currency	Market Capitalization (Mill)	TTM [3] EPS [4]	TTM Revenue (Mill)	TTM EBITDA (Mill)	TTM EBIT (Mill)	TTM Net Income [5] (Mill)	Enterprise Value [7]: TTM Revenue	TTM EBITDA	TTM EBIT	Tangible Assets [15][16]	Book [15]	Invested Capital [15]
A123 Systems Inc.	12/09 Q4	13.74	USD	1,426.3	-2.55	91.0	-72.2	-85.4	-86.6	10.9	neg.	neg.	1.7	1.9	1.3
Aerovironment Inc.	01/10 Q3	26.11	USD	565.3	0.50	226.2	23.6	15.4	11.0	2.0	18.9	28.9	2.0	2.1	3.9
Exide Technologies	12/10 Q3	5.76	USD	435.4	-1.54	2,625.4	169.2	79.6	-116.6	0.4	5.9	12.6	0.9	3.0	0.6
Hy-Drive Technologies Ltd.	09/09 Q3	0.40	CAD	24.5	-0.05	0.0	-2.4	-2.8	-3.1	nmf.	neg.	neg.	4.3	2.0	0.3
Pininfarina SpA	12/09 Q4	2.69	EUR	81.1	-1.00	186.2	2.9	-35.9	-30.7	1.2	nmf.	neg.	0.6	4.5	1.8
Remy International Inc.	09/09 Q3	13.50	USD	141.6	0.04	892.7	98.4	65.6	12.0	0.6	5.1	7.7	1.7	2.4	0.8
Tanfield Group PLC	06/09 Q2	0.32	GBP	23.7	-14.53	82.9	-19.3	-22.6	-31.0	0.2	neg.	neg.	0.2	0.2	0.1
Westport Innovations Inc.	12/10 Q3	16.49	USD	631.2	-1.21	121.3	-20.6	-22.7	-38.2	4.5	neg.	neg.	3.9	5.6	1.3
Zenn Motor Co., Inc.	12/10 Q1	2.07	CAD	77.0	-0.29	1.5	-8.7	-8.8	-10.1	nmf.	neg.	neg.	4.0	3.5	1.2
Overall Mean:										**4.3**	**10.0**	**16.4**	**2.2**	**2.7**	**1.1**
Median:										**2.0**	**5.9**	**12.6**	**2.0**	**2.4**	**0.8**
Harmonic Mean										**1.0**	**7.2**	**12.3**	**1.3**	**1.4**	**0.4**
High:										**12.4**	**18.9**	**28.9**	**4.3**	**5.6**	**3.9**
Low:										**0.2**	**5.1**	**7.7**	**0.2**	**0.2**	**0.1**

Notes:

1. This Schedule should be read in conjunction with the PricewaterhouseCoopers LLP report dated May 28, 2010.
2. See company descriptions on Schedule 7.
3. TTM is trailing twelve months.
4. EPS is basic EPS before extraordinary items/from continuing operations.
5. Net Income is after net non-operating gains/losses, and after extraordinary items.
6. All figures are in the respective currencies indicated.
7. Enterprise Value = Market Capitalization + Short-term debt + Long-term debt + Preferred Equity - Cash - Marketable Securities.
8. Return on Equity is defined as trailing 12 month EPS/ book value per share.
9. The share prices are on or before March 31, 2010.
10. Where companies have multiple common share classes, all classes were considered in the above calculations.
11. "nmf." indicates that the multiple is greater than 50x and is deemed not meaningful.
12. "n/a" indicates information was not available from the sources used.
13. Mean is the arithmetic average, calculated as the sum of a list of values, divided by the total number of values in the list.
    If the number of values in the list is equal to or less than 4, the median is used.
14. Median is the middle value of a list. If the list has an odd number of values, the median is the middle value in the list after sorting the list into increasing order. If the list has an even number of values, the median is equal to the sum of the two middle (after sorting) values divided by two.
15. We note that where March 31, 2010 financial statements were available as at the date of the Report, they were used in arriving at these multiples.
16. Current liabilities (excluding short term portions of debt) have been deducted from tangible assets to compare with Magna E-Car.

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Magna International Inc.
Estimate of Fair Market Value of Magna E-Car
Valuation Date: March 31, 2010
Electric Vehicle and Sustainable Transportation Manufacturers
Somewhat Public Comparable Companies - Descriptions

Schedule 7
Page 1 of 3

Company	Industry Classification SIC	Description
A123 Systems Inc.	3691 - Storage Batteries	A123 Systems, Inc. designs, develops, manufactures and sells rechargeable lithium-ion batteries and battery systems, and provides research and development services to government agencies and commercial customers. In the transportation industry market, the Company works with global automotive manufacturers and tier 1 suppliers to develop batteries and battery systems for hybrid electric vehicles (HEVs), plug-in hybrid electric vehicles (PHEVs) and electric vehicles, (EVs). The Company's cylindrical batteries are available for use in automotive and heavy duty vehicles. Its product offerings include batteries in a number of sizes and forms, as well as packaged modules and fully-tested battery systems. The platform for battery and battery system development is the Company's Nanophosphate material. The Company's energy solutions group offers a range of packaged systems, as well as sub-module building blocks for battery system development.
Aerovironment Inc.	3721 - Aircraft	AeroVironment, Inc. designs, develops, produces and supports a portfolio of unmanned aircraft systems (UAS), that it supplies primarily to organizations within the United States Department of Defense (DoD), charging systems for electric industrial vehicle batteries and electric vehicle test systems devices that it supplies to commercial and government customers. The Company derives the majority of its revenue from these business areas. The Company's core technological capabilities include lightweight aerostructures, electric propulsion systems, electric energy generation and storage systems, energy packaging, miniaturization, controls integration and systems engineering optimization. The Company is organized into two segments: UAS and Efficient Energy Systems.
Azure Dynamics Corp.	3714 - Motor Vehicle Parts and Accessories	Azure Dynamics Corporation (ADC) is engaged in the supply of hybrid electric vehicle (HEV) and electric vehicle (EV) control and powertrain systems. The Company has expertise in the areas of vehicle controls software, power electronics, electric machine design, vehicle systems engineering and vehicle integration. The Company has developed electric and hybrid electric technology principally for the light to heavy duty commercial vehicle category (the Technology). Azure has identified three primary target markets, which includes general delivery, shuttle-bus and electric solutions.
Enova Systems Inc.	3679 - Electronic Components, Not Elsewhere Classified	Enova Systems, Inc. (Enova) is engaged in the development and production of commercial digital power management systems for transportation vehicles and stationary power generation systems. The Company develops, designs and produces drive systems and related components for electric, hybrid-electric, fuel cell and microturbine-powered vehicles. It also develops, designs and produces power management and power conversion components for stationary distributed power generation systems. In addition, it performs research and development to augment and support others' and its own related product development efforts

D-93

Magna International Inc.
Estimate of Fair Market Value of Magna E-Car
Valuation Date: March 31, 2010
Electric Vehicle and Sustainable Transportation Manufacturers
Somewhat Public Comparable Companies - Descriptions

Schedule 7
Page 2 of 3

Company	Industry Classification SIC	Description
Exide Technologies	3692 - Primary Batteries, Dry and Wet	Exide Technologies (Exide) is a provider of stored electrical energy solutions. The Company is also a manufacturer and suppliers of lead acid batteries for transportation and industrial applications. Exide has four business segments: Transportation America, Transportation Europe and ROW, Industrial Energy Americas, and Industrial Energy Europe and ROW. Exide's transportation batteries include ignition and lighting batteries for cars, trucks, off-road vehicles, agricultural and construction vehicles, motorcycles, recreational vehicles, marine and other applications. The Industrial Energy segments supply both motive power and network power applications. The battery technologies for the motive power markets include flooded flat plate products and tubular plate products. In November 2009, the Company announced that it has introduced ReStore Energy Systems, a new division focused on the development and pursuit of new markets for renewable energy storage and lithium ion energy systems.
Hy-Drive Technologies Ltd.	3511 - Steam, Gas, and Hydraulic Turbines, and Turbine Generator Set Units	Hy-Drive Technologies Ltd. (Hy Drive) is engaged in the business of development and sale of hydrogen generating systems (HGS). The Company's initial development efforts have largely been dedicated to applications for diesel engines and commercial transportation fleets. Hy Drive's technology consists of an on-board system that generates hydrogen and oxygen from distilled water. These gases are delivered to the air intake of an internal combustion engine, resulting in reduction of the emissions, as well as enhanced engine performance and fuel consumption efficiency.
Pininfarina SpA	3711 - Motor Vehicles and Passenger Car Bodies	Pininfarina SpA is an Italy-based company, operating in the automotive industry. The Company offers design, engineering and manufacturing of vehicles. It cooperates with such brands as: Alfa Romeo, Chevrolet, Fiat, Ferrari, Jaguar, Honda, Peugeot and Volvo, among others. Pininfarina SpA operates as afull-cycle turnkey partner, or a provider of specific services. The Company provides its services through its direct subsidiaries: Pininfarina Deutschland GmbH, a designing company; Pininfarina Sverige AB, manufacturing retractable hard tops for the Volvo convertibles; Matra Automobile Engineering SAS, offering engineering services, Pininfarina Maroc SAS and Pininfarina Extra Srl, designing interiors, furniture, sport equipment and involved in designing of planes and boats, among others.
Remy International Inc.	3714 - Motor Vehicle Parts and Accessories	Remy International, Inc. is a vehicular parts designer, manufacturer, remanufacturer, marketer, and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks, and other vehicles. It also provides core exchange services for aftermarket products. It sells its products under the Delco Remy, Remy and World Wide Automotive brand names, and its customers' private label brand names. Its products include light duty and heavy-duty starters, and alternators for both the original equipment and the remanufactured markets, and hybrid transmission components. These products are sold or distributed to original equipment manufacturers for both original equipment manufacture and aftermarket operations, as well as to warehouse distributors. In February 2010, the Company announced the launch of a new business unit to provide high-output electric drive motors for the electric and hybrid-electric vehicles and equipment markets.

D-94

Magna International Inc.
Estimate of Fair Market Value of Magna E-Car
Valuation Date: March 31, 2010
Electric Vehicle and Sustainable Transportation Manufacturers
Somewhat Public Comparable Companies - Descriptions

Schedule 7
Page 3 of 3

Company	Industry Classification SIC	Description
Tanfield Group PLC	3559 - Special Industry Machinery, Not Elsewhere Classified	Tanfield Group Plc is a holding company. The Company's subsidiaries are engaged in the powered access, zero emission vehicle industries and engineering. It has three divisions: Powered Access Platforms, Zero Emission Vehicles and other operations. Powered Access Platforms is engaged in the design and manufacture of powered access equipment. Zero Emission Vehicles is engaged in the design, manufacture, service and maintenance of electric vehicles. Other is engaged in the design and manufacture of engineering parts. The Company is an aerial lift manufacturer. It offers products under two brand names, UpRight and Snorkel, which manufactures a common portfolio of electric and diesel-powered aerial lifts, offering working heights from 4 meters to 40 meters (12 feet to 120 feet). It manufactures zero emission vans and trucks. Sold under the Smith Electric Vehicles brand, the division produces a range of commercial electric vehicles, with gross vehicle weights of 2,300 - 13,000 kilograms.
Westport Innovations Inc.	3714 - Motor Vehicle Parts and Accessories	Westport Innovations Inc. is involved in the research and development of environmental technologies, including high-pressure direct injection combustion technology that allows diesel engines to operate on cleaner burning gaseous fuels, such as natural gas without sacrificing performance or fuel economy. It also has a joint venture interest in Cummins Westport Inc. (CWI), which is a joint venture with Cummins Inc. (Cummins). CWI develops, supports and markets a product line of low-emission, high performance engines and ancillary products using intellectual property developed by the Company and Cummins. It has four business units: CWI, which is focused on natural gas engine applications for urban fleets ranging from 5.9 liters to 8.9 liters; Westport Heavy Duty, focused on liquid natural gas systems for heavy-duty trucks; Juniper Engines Inc., which is focused on two liters and 2.4 liters industrial engines, and Weichai Westport Inc., focused on developing heavy-duty engines in China.
Zenn Motor Co., Inc.	3711 - Motor Vehicles and Passenger Car Bodies	ZENN Motor Company Inc. (ZMC) is engaged in development of electric drive train systems, the integration of the systems with host vehicles and the distribution of the resultant electric vehicles. The Company's initial commercial offering was a fully-electric low-speed vehicle (LSV) called the ZENN (ZENN) assembled using the Microcar MC-2 host vehicle as the platform with a drive train system consisted primarily of electrical components using lead acid batteries. The Company, through its wholly owned subsidiary ZENN Motor Company Limited, holds certain marketing rights upon payment of predetermined amounts, to a power storage technology, which is under development. Its commercial products are ZENN LSV and related accessories. Its subsidiaries include ZENN Motor Company Limited, ZENN Capital Inc., ZENN Véhicules Electriques Inc., ZENNergy Inc., 2186025 Ontario Inc. and ZMC America, Inc.

Note:

1. This Schedule should be read in conjunction with the PricewaterhouseCoopers LLP report dated May 28, 2010.

Source: OneSource Information Services
Date: April 26, 2010

D-95